As filed with the Securities and Exchange Commission on September 16, 2005
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

FARMERS CAPITAL BANK CORPORATION
(Exact name of registrant as specified in its charter)

Kentucky	6022	61-1017851
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

P.O. Box 309
202 W. Main St.
Frankfort, KY 40602
(502) 227-1668
(Address, including zip code, and telephone number, including area code, of
Registrant’s principal executive offices)

G. Anthony Busseni, President and CEO
Farmers Capital Bank Corporation
P.O. Box 309
202 W. Main St.
Frankfort, KY 40602
(502) 227-1614
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
J. David Smith, Jr., Esq.	Elizabeth A. Horwitz, Esq.
Stoll, Keenon & Park, LLP	Cors & Bassett, LLC
300 West Vine Street, Suite 2100 and	537 E. Pete Rose Way
Lexington, Kentucky 40507	Suite 400
(859) 231-3062	Cincinnati, Ohio 45202
(513) 852-8200

Approximate Date of Commencement of Proposed Sale of the Securities to the Public: Fifteen days following submission of the Plan of Merger described in this Registration Statement for the vote of shareholders of Citizens Bancorp, Inc.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, please check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common stock, $0.125 par value	577,328 shares	$0.01	$5,773.28	$1.00

(1)	This amount is based upon the maximum number of shares of the registrant’s common stock that may be issued upon the consummation of the merger described in this Registration Statement.

(2)
This amount is estimated solely for purposes of calculating the registration fee. It is calculated pursuant to paragraphs (f)(2) and (f)(3) of Rule 457 under the Securities Act of 1933, as amended, and is equal to (1) the product of (a) $29.90, the per share book value of Citizens Bancorp, Inc. common stock (for which there is no market) as of August 31, 2005, and (b) the 554,494 shares of Citizens common stock outstanding on August 31, 2005, resulting in a total of $16,579,371; less (2) the minimum cash portion of the merger consideration based on such book value to be paid by the Registrant in the transaction, which is estimated to be $21,926,520. This calculation results in a deemed transaction value under Rule 457(f) of -$5,313,520, or less than $0. Consequently, no filing fee is owed.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement-prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement-prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated September 16, 2005

PROXY STATEMENT OF CITIZENS BANCORP, INC.	PROSPECTUS OF FARMERS CAPITAL BANK CORPORATION IN CONNECTION WITH AN OFFER OF UP TO ______ SHARES OF ITS COMMON STOCK

PROPOSED MERGER –YOUR VOTE IS VERY IMPORTANT

The boards of directors of Citizens Bancorp, Inc. and Farmers Capital Bank Corporation have each agreed to the acquisition of Citizens by Farmers Capital. Citizens will be merged with and into Citizens Acquisition Subsidiary Corp., a wholly-owned subsidiary of Farmers Capital that will survive the merger. Shareholders of Citizens are being asked to approve the merger at a special meeting of shareholders to be held at ________________, on November ___, 2005, at ___.m. local Newport, Kentucky time. Farmers Capital shareholders are not required to approve the merger. At the special meeting, you will be asked to approve the plan of merger between Farmers Capital, Citizens Acquisition and Citizens.

The total merger consideration, which will be composed of a combination of cash and Farmers Capital common stock, $.125 par value per share, will equal the stockholders’ equity of Citizens on the 19th day prior to the anticipated closing of the merger multiplied by 2.4. As of June 30, 2005, the stockholders’ equity of Citizens was approximately $16,304,000, which would have resulted in total merger consideration of approximately $39,130,000. The total merger consideration may not fall below $38,000,000, even if the stockholders’ equity decreases to less than $15,833,333.

Each share of Citizens common stock outstanding at the effective time of the merger will be exchanged in the merger, at the election of each Citizens shareholder and subject to adjustment as described below, for cash, shares of Farmers Capital common stock, or a combination of each, representing its pro rata share of the merger consideration less the net amount of cash payable to holders of certain outstanding stock options. Holders of certain unexercised options to purchase shares of Citizens common stock will be entitled to exchange their unexercised options for a portion of the cash component of the merger consideration equal to the difference between the amount each outstanding share of Citizens stock will receive and the exercise price of such options. Farmers Capital common stock is quoted on The NASDAQ SmallCap Market under the symbol “FFKT.”

Based on total merger consideration of $39,130,000, each outstanding share of Citizens common stock would represent the right to receive either $69.69 cash or 2.06 shares of Farmers Capital common stock, or a combination of some of each totaling $69.69, assuming the following: (1) 555,444 shares of Citizens are outstanding at the time of the merger, (2) the holders of Citizens stock options will be entitled to $420,000 of the cash component of the merger consideration, (3) Farmers Capital common stock has an average closing price of $33.88 per share for the 45 trading days leading up to the 18th day before the anticipated closing of the merger, and (4) holders of 45% of the shares of Citizens common stock elect to receive stock consideration. Based on the same assumptions, each unexercised option would receive, on average, $36.28 per share.

You should read this entire proxy statement-prospectus carefully because it contains important information about the merger. In particular, you should read carefully the information under the section entitled “Risk Factors,” beginning on page 23.

Neither the Securities and Exchange Commission nor any state securities regulators have approved or disapproved of the securities to be issued in the merger or determined if this document is truthful or complete. Any representation to the contrary is a criminal offense. The shares of Farmers Capital common stock to be issued in the merger are not deposits nor savings accounts or other obligations of any bank or savings association, and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

This proxy statement-prospectus is dated                           , 2005 and is first being mailed to Citizens shareholders on or about                         , 2005.

PLEASE NOTE

We have not authorized anyone to provide you with any information other than the information included in this proxy statement-prospectus and the documents we refer you to herein. If someone provides you with other information, please do not rely on it.

This proxy statement-prospectus has been prepared as of the date on the cover page. There may be changes in the affairs of Farmers Capital or Citizens since that date that are not reflected in this document.

As used in this proxy statement-prospectus, the terms “Farmers Capital”, “Citizens” and “Citizens Acquisition” refer to Farmers Capital Bank Corporation, Citizens Bancorp, Inc. and Citizens Acquisition Subsidiary Corp. Where the context requires, “Farmers Capital” may refer to Farmers Capital Bank Corporation and its subsidiaries, which includes, Citizens Acquisition, the entity formed and owned entirely by Farmers Capital for the sole purpose of effectuating the merger, and its other operating subsidiaries which include six banks, an insurance agency, a mortgage brokerage company, a data processing company and a subsidiary holding a 50% interest in a life insurance company. Where the context requires, “Citizens” may refer to Citizens Bancorp, Inc. and its subsidiaries, Citizens Bank of Northern Kentucky, Inc. and Citizens Financial Services, Inc.

HOW TO OBTAIN ADDITIONAL INFORMATION

This proxy statement-prospectus incorporates important business and financial information about Farmers Capital that is not included in, or delivered with, this document. This information is described on page 59 under “Information About Farmers Capital —Incorporation of Documents by Reference” and may be obtained through the Securities and Exchange Commission website at http://www.sec.gov. This information is also available to you without charge upon written or verbal request. To obtain this information, Citizens shareholders should contact:

Farmers Capital Bank Corporation
Attn: C. Douglas Carpenter, CFO
P.O. Box 309
202 W. Main St.
Frankfort, KY 40602
(502) 227-1686

In order to obtain timely copies of such information you must request the information no later than                                , 2005.

CITIZENS BANCORP, INC.
103 Churchill Drive
Newport, Kentucky 41071

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON NOVEMBER                               , 2005

Citizens Bancorp, Inc. will hold a special meeting of shareholders at                      , on November                   , 2005 at       m., local time, for the following purposes:

Merger. To approve and adopt a plan of merger included in an agreement and plan of merger, dated July 1, 2005, by and among Citizens Bancorp, Inc., Farmers Capital Bank Corporation and Citizens Acquisition Subsidiary Corp. This plan of merger contemplates that Farmers Capital will acquire Citizens pursuant to the merger of Citizens with and into Citizens Acquisition, a subsidiary of Farmers Capital. A copy of the merger agreement which includes the plan of merger is attached to the accompanying proxy statement-prospectus as Appendix A.

Other business. To transact such other business as may properly come before the meeting or any adjournments or postponements of the meeting.

Only shareholders of record at the close of business on                             , 2005, the record date, are entitled to notice of and to vote at the special meeting or any adjournments or postponements of the special meeting. The approval of the plan of merger requires the affirmative vote of at least 66-2/3 % of the outstanding shares of Citizens common stock.

AFTER CAREFUL CONSIDERATION, YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE MERGER AGREEMENT.

YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the special meeting, please take the time to vote by completing, signing and mailing the enclosed proxy card in the accompanying postage-paid envelope. You may revoke your proxy at any time before it is voted by giving written notice of revocation to Citizens’ corporate secretary, or by filing a properly executed proxy of a later date with Citizens’ corporate secretary, at or before the meeting. You may also revoke your proxy by attending and voting your shares in person at the meeting.

Citizens shareholders have dissenters’ rights with respect to the merger under the Kentucky Business Corporation Act. Shareholders who wish to assert their dissenters’ rights and comply with the procedural requirements of Subtitle 13 of the Kentucky Business Corporation Act will be entitled to receive payment of the fair value of their shares in cash in accordance with Kentucky law. A copy of Subtitle 13 of the Kentucky Business Corporation Act is attached as Appendix B to the accompanying proxy statement-prospectus.

The board is unaware of any other matters to be presented at the special meeting, but if other matters are properly presented, the persons named as proxies will vote on such matters at their discretion.

By Order of the Citizens Bancorp, Inc. Board of Directors

David R. Van Horn                                                                                                                                          , 2005
President and Chief Executive Officer

APPENDIX A	AGREEMENT AND PLAN OF MERGER, DATED JULY 1, 2005, BY AND AMONG CITIZENS BANCORP, INC., CITIZENS ACQUISITION SUBSIDIARY CORP. AND FARMERS CAPITAL BANK CORPORATION

APPENDIX B	FULL TEXT OF SUBTITLE 13 OF THE KENTUCKY BUSINESS CORPORATION ACT

QUESTIONS AND ANSWERS

Q:	What am I being asked to vote on?

A:
You are being asked to approve the plan of merger, which provides for the acquisition of Citizens, which includes its subsidiaries, Citizens Bank of Northern Kentucky, Inc. and Citizens Financial Services, Inc., by Farmers Capital.

Q:	How does my board of directors recommend I vote on the merger?

A:	The Citizens board of directors unanimously recommends that you vote “FOR” approval of the plan of merger.

Q:	Why is my board of directors recommending that I vote for approval of the plan of merger?

A:
Your board of directors believes the merger is a unique strategic opportunity for Citizens to combine with Farmers Capital, which is expected to create greater short- and long-term growth and shareholder value.

Q:	What will I receive in the merger?

A:
The total merger consideration, which will be composed of a combination of cash and Farmers Capital common stock, will equal the stockholders’ equity of Citizens on the 19th day prior to the anticipated closing of the merger multiplied by 2.4 (the “merger consideration”). As of June 30, 2005, the stockholders’ equity of Citizens was approximately $16,304,000, which would have resulted in total merger consideration of approximately $39,130,000. The total merger consideration may not fall below $38,000,000, even if the stockholders’ equity decreases to less than $15,833,333. Consequently, the total merger consideration will vary between now and the 19th day prior to the anticipated closing date, but will not be less than $38,000,000.

Each share of Citizens common stock outstanding at the effective time of the merger will be exchanged in the merger, at the election of each Citizens shareholder and subject to adjustment as described below, for cash, shares of Farmers Capital common stock, or a combination of each, representing its pro rata share of the merger consideration less the net amount of cash payable to holders of certain outstanding stock options. Holders of certain unexercised options to purchase shares of Citizens common stock will be entitled to exchange their unexercised options for a portion of the cash component of the merger consideration equal to the difference between the amount each outstanding share of Citizens stock will receive and the exercise price of such options.

Based on total merger consideration of $39,130,000, each outstanding share of Citizens common stock would represent the right to receive either $69.69 cash or 2.06 shares of Farmers Capital common stock, or a combination of some of each totaling $69.69, assuming the following: (1) 555,444 shares of Citizens are outstanding at the time of the merger; (2) the holders of Citizens stock options will be entitled to $420,000 of the cash component of the merger consideration; (3) Farmers Capital common stock has an average closing price of $33.88 per share for the 45 trading days leading up to the 18th day before the anticipated closing of the merger, and (4) holders of 45% of the shares of Citizens common stock elect to receive stock consideration. Based on the same assumptions, each unexercised option would receive, on average, $36.28 per share.

The cash component of the merger consideration will fluctuate based on the elections of Citizens shareholders, but it will never be less than 55% nor more than 60% of the total merger consideration. The number of shares and value of the stock component of the merger consideration will be determined by the elections of Citizens shareholders and the market price of Farmers Capital common stock prior to the closing of the merger, but the total value of the shares of Farmers Capital common stock, as determined by the valuation mechanism described in this proxy statement-prospectus, will never be less than 40% nor more than 45% of the total merger consideration. If the average per share closing price of Farmers Capital common stock for the 45 trading days leading up to the 18th day before the anticipated merger closing date is less than $30.50, Farmers Capital may renegotiate the merger consideration or terminate the merger agreement. Citizens will have a similar right in the event such average Farmers Capital common stock price exceeds $38.75.

Because you may elect to exchange your shares of Citizens common stock for cash, Farmers Capital common stock, or a combination of cash and stock, and the value of Farmers Capital common stock will fluctuate between now and the closing of the merger, the form of the consideration you receive could vary from the amounts shown above. You may not, moreover, receive the type(s) of consideration that you elect because the type of consideration elected is subject to adjustment to the extent necessary to ensure the issuance of cash and stock within the ranges described above.

Q:	When do you expect the merger to be completed?

A:	We currently expect to complete the merger approximately 15 days after the special shareholders’ meeting, assuming Citizens’ shareholders approve the merger.

Q:	What should I do now?

A:
After carefully reading and considering the information in this proxy statement-prospectus, please indicate on your proxy card how you want to vote, sign the card and mail it in the enclosed pre-addressed postage-paid envelope as soon as possible, so that your shares will be represented at the special meeting. You should also include in such envelope your election form by which you select the form of merger consideration you desire.

NOTE: If you sign and send in your proxy card and do not indicate how you want to vote, your proxy will be voted “FOR” the proposal to approve the merger agreement.

Q:	What if I do not vote?

A:	If you do not vote, by either signing and sending in your proxy card or attending and voting at the special meeting, it will have the same effect as voting your shares against the merger.

Q:	If my shares are held in “street name” by my broker, will my broker automatically vote my shares for me?

A:
No. Your broker will vote your shares of stock on the plan of merger only if you provide instructions on how to vote. You should instruct your broker on how to vote your shares, following the directions your broker provides. If you do not provide instructions to your broker, and your broker submits an unvoted proxy, the resulting broker nonvote will not be counted toward a quorum and your shares will not be voted at the special meeting, which will have the same effect as voting your shares against the merger.

Q:	Can I change my vote after I deliver my proxy?

A:
Yes. You can change your vote at any time before your proxy is voted at the special meeting. You can do this in three ways. First, you can revoke your proxy by giving written notice of revocation to Citizens’ corporate secretary. Second, you can submit a new properly executed proxy with a later date to Citizens’ corporate secretary, at or before the meeting. The latest proxy actually received before the meeting will be counted, and any earlier proxies will be revoked. Third, you can attend the special meeting and vote your shares in person. Any earlier proxy will be thereby revoked. However, simply attending the meeting without voting will not revoke your proxy.

Q:	Should I send in my Citizens stock certificates now?

A:
If you wish to elect to receive all or a portion of the consideration for your shares in stock of Farmers Capital, you should send your Citizens stock certificates with the separately enclosed election form but not with your proxy. If the merger is completed and you have not already submitted your certificates, Farmers Capital’s exchange agent will send all of Citizens shareholders written instructions for exchanging Citizens common stock certificates for the merger consideration.

Q:	If I am a Citizens shareholder, will I necessarily receive the form of consideration I elect to receive?

A:
No. You will find included with this proxy statement-prospectus an election form which you may use to indicate your preference as to whether you want your merger consideration to be cash or shares of Farmers Capital common stock or a combination of both. Citizens’ and Farmers Capital’s boards of directors, however, have agreed to fixed ranges of total cash consideration and stock consideration. Consequently, there is no assurance that you will receive the form of consideration that you elect on the election form with respect to all shares of Citizens common stock you hold. If the elections result in an oversubscription of the pool of cash or Farmers Capital common stock, the exchange agent appointed by Farmers Capital to pay the appropriate merger consideration in exchange for Citizens stock certificates will allocate between cash and Farmers Capital common stock following the proration procedures described in the merger agreement. See “The Merger Agreement - Allocation and Proration Procedures.”

Q:	What happens if I don’t make an election for cash or shares of Farmers Capital common stock?

A:
If you fail to make an election prior to the election deadline, you will be deemed to have elected to receive cash consideration subject to an adjustment as described on page 36 of this proxy statement-prospectus. For more information concerning the merger consideration and election procedures, see “The Merger Agreement - Shareholder Elections for Stock Consideration”.

Q:	Am I entitled to dissenters’ rights in connection with the merger?

A:
Yes. If you wish, you may exercise dissenters’ rights arising out of the transactions contemplated by the merger agreement and obtain a cash payment for the “fair value” of your shares under Kentucky law. To exercise dissenters’ rights, you must not vote in favor of the adoption and approval of the plan of merger, and you must strictly comply with all of the applicable requirements of the Kentucky Business Corporation Act summarized under the heading “Dissenters’ Rights”, page 56, in this proxy statement-prospectus. The “fair value” of your shares may be more or less than the consideration to be paid in the merger. We have included a copy of the applicable provisions of the Kentucky Business Corporation Act as Appendix B to this proxy statement-prospectus.

Q:	Who can help answer my questions?

A:
If you would like additional copies of this document, or if you would like to ask any questions about the merger and related matters, you should contact: David R. Van Horn, President and CEO, Citizens Bancorp, Inc., 103 Churchill Drive, Newport, Kentucky 41071, telephone: (859) 572-2660.

SUMMARY

We have prepared this summary to assist you in your review of this proxy statement-prospectus. It is necessarily general and abbreviated, and it is not intended to be a complete explanation of all of the matters covered in this proxy statement-prospectus. To understand the merger and the issuance of cash and shares of Farmers Capital common stock in the merger, please see the more complete and detailed information in the sections that follow this summary, as well as the appendices and the documents incorporated into this proxy statement-prospectus by reference. You may obtain the information about Farmers Capital that is incorporated by reference in this document, without charge, by following the instructions in the section entitled “Where You Can Find Additional Information.” We urge you to read all of these documents in their entirety prior to returning your proxy or voting at the special meeting of Citizens shareholders.

Each item in this summary refers to the page of this document on which that subject is discussed in more detail.

The Companies (See page 58 for Farmers Capital and page 61 for Citizens)

Farmers Capital Bank Corporation
P.O. Box 309
202 W. Main St.
Frankfort, KY 40602
(502)-227-1668

Farmers Capital is a Kentucky corporation and a registered financial holding company headquartered in Frankfort, Kentucky. Farmers Capital’s operating subsidiaries provide a wide range of banking and bank-related services to customers throughout Kentucky. The bank subsidiaries owned by Farmers Capital include Farmers Bank & Capital Trust Company (Frankfort, Kentucky), United Bank & Trust Company, Versailles, Ky., Lawrenceburg National Bank (Harrodsburg, Kentucky), First Citizens Bank (Elizabethtown, Kentucky), Farmers Bank & Trust Company (Georgetown, Ky.) and Kentucky Banking Centers, Inc. (Glasgow, Kentucky). Farmers Capital also owns FCB Services, Inc., a nonbank data processing subsidiary located in Frankfort, Kentucky, which provides services to Farmers Capital’s bank subsidiaries as well as unaffiliated banks, Kentucky General Life Insurance Company, Inc., a nonbank insurance agency subsidiary located in Frankfort, Kentucky, and Kentucky General Holdings, LLC, in Frankfort, Kentucky. Kentucky General holds a 50% voting interest in KHL Holdings, LLC, which acquired the Kentucky Home Life Insurance Company effective January 1, 2005.

Farmers Capital’s bank subsidiaries provide a broad range of financial services to individuals, corporations and others through their combined 27 banking locations in 16 communities throughout Central Kentucky. These services primarily include the activities of lending and leasing, receiving deposits, providing cash management services, safe deposit box rental and trust activities.

As of June 30, 2005, Farmers Capital had consolidated total assets of approximately $1.42 billion, consolidated total loans of approximately $899 million, consolidated total deposits of approximately $1.15 billion and consolidated shareholders’ equity of approximately $134 million.

Citizens Bancorp, Inc.
103 Churchill Drive
Newport, Kentucky 41071
(859) 572-2660

Citizens is a Kentucky corporation and registered bank holding company headquartered in Newport, Kentucky. Citizens has two wholly-owned, operating subsidiaries, Citizens Bank of Northern Kentucky, Inc., a traditional full service bank headquartered in Newport, and Citizens Financial Services, Inc., an investment brokerage company headquartered in Newport.

As of June 30, 2005, Citizens had consolidated total assets of approximately $186 million, consolidated total gross loans of approximately $150 million, consolidated total deposits of approximately $163 million and consolidated shareholders’ equity of approximately $16 million.

The Merger (See page 33)

Under the terms of the merger agreement, Farmers Capital will acquire Citizens pursuant to the merger of Citizens with and into Citizens Acquisition, a wholly-owned subsidiary of Farmers Capital formed for the sole purpose of completing the merger. After the merger, Citizens Acquisition will be the surviving corporation and will continue its corporate existence under Kentucky law and Citizens will cease to exist. The merger agreement is attached to this document as Appendix A and is incorporated into this proxy statement-prospectus by reference. We encourage you to read carefully the entire merger agreement, including the plan of merger to be voted upon at the special meeting, as it is the legal document that governs the merger.

What You Will Receive in the Merger (See page 33)

The total merger consideration, which will be composed of a combination of cash and Farmers Capital common stock, will equal the stockholders’ equity of Citizens on the 19th day prior to the anticipated closing of the merger multiplied by 2.4 (the “merger consideration”). As of June 30, 2005, the stockholders’ equity of Citizens was approximately $16,304,000, which would have resulted in total merger consideration of approximately $39,130,000. The total merger consideration may not fall below $38,000,000, even if the stockholders’ equity decreases to less than $15,833,333. Consequently, the total merger consideration will vary between now and the 19th day prior to the anticipated closing date, but will not be less than $38,000,000.

Each share of Citizens common stock outstanding at the effective time of the merger will be exchanged in the merger, at the election of each Citizens shareholder and subject to adjustment as described below, for cash, shares of Farmers Capital common stock or a combination of both, representing its pro rata share of the merger consideration less the net amount of cash payable to holders of Citizens stock options. Holders of unexercised options to purchase shares of Citizens common stock will receive from the cash component of the merger consideration, an amount equal to the amount by which the value of the shares into which their options are exercisable (determined by dividing the total merger consideration and the aggregate exercise prices of the Citizens options by the number of outstanding shares of Citizens common stock and unexercised options) exceeds the exercise prices of such options.

The cash component of the merger consideration will fluctuate based on the elections of Citizens shareholders, but it will never be less than 55% nor more than 60% of the total merger consideration. The number of shares and value of the stock component of the merger consideration will be determined by the elections of Citizens shareholders and the market price of Farmers Capital common stock prior to the closing of the merger, but the total value of the shares of Farmers Capital common stock, as determined by the valuation mechanism described in this proxy statement-prospectus, will never be less than 40% nor more than 45% of the total merger consideration. If the average per share closing price of Farmers Capital common stock for the 45 trading days leading up to the 18th day prior to the anticipated merger closing date is less than $30.50, Farmers Capital may renegotiate the merger consideration or terminate the merger agreement. Citizens will have a similar right in the event such average Farmers Capital common stock price exceeds $38.75.

Assuming 555,444 shares of Citizens common stock are outstanding at the time of the merger, the holders of Citizens stock options are entitled to $420,000 of the cash component of the merger consideration, Farmers Capital common stock has had an average closing price of $33.88 during the relevant trading days and the holders of 45% of the shares of Citizens common stock elect to receive stock consideration, each outstanding share of Citizens common stock would represent the right to receive either $69.69 cash or 2.06 shares of Farmers Capital common stock, or a combination of both.

Because you may elect to exchange your shares of Citizens common stock for cash, Farmers Capital common stock, or a combination of cash and stock, and the value of Farmers Capital common stock will fluctuate between now and the closing of the merger, the form of the consideration you receive could vary from the amounts shown above. You may not, moreover, receive the type(s) of consideration that you elect because the type of consideration elected is subject to adjustment to the extent necessary to ensure the issuance of cash and stock within the ranges described above.

You will not receive any fractional shares of Farmers Capital common stock. Instead, you will be paid cash in an amount equal to the fraction of a share of Farmers Capital common stock otherwise issuable, based on the average closing price of Farmers Capital common stock on The NASDAQ SmallCap Market for the 45 trading days leading up to the 18th day before the anticipated merger closing date.

Effect of the Merger on Citizens Options (See page 37 )

Prior to the execution of the merger agreement, there were unexercised options to purchase 18,679 shares of Citizens common stock, with a weighted average exercise price of $34.81 per share. Pursuant to the terms of the merger agreement, holders of unexercised options to purchase shares of Citizens common stock will receive, from the cash component of the merger consideration, the amount by which the value of the shares into which their options are exercisable (determined by dividing the sum of the total merger consideration and the aggregate exercise prices of the Citizens options by the number of outstanding shares of Citizens common stock and unexercised options) exceeds the exercise prices of such options.

Your Expected Tax Treatment as a Result of the Merger (See page 51 )

Unless you receive all cash consideration in the merger, you will recognize gain (but not loss) equal to the lesser of (1) the cash and the fair market value of the Farmers Capital common stock received, less your tax basis in Citizens common stock, or (2) the amount of cash received. In connection with the merger, Cors & Bassett, LLC, counsel to Citizens, will deliver to Farmers Capital and Citizens a tax opinion that the merger qualifies as a tax-free reorganization under Section 368(a) of the Internal Revenue Code and that Citizens shareholders will not recognize a gain or loss in connection with the exchange of their shares (except with respect to any cash received) for Farmers Capital common stock.

If you receive all cash in the merger, as a result of not electing stock consideration or perfecting dissenters’ rights under Kentucky law, you will recognize gain to the extent the cash received exceeds your tax basis in your Citizens common stock. See “Material Federal Income Tax Consequences of the Merger” beginning on page 51 for a more detailed discussion of the tax consequences of the merger.

Tax laws are complex, and the tax consequences of the merger may vary depending upon your individual circumstances or tax status. For these reasons, we recommend that you consult your tax advisor concerning the federal, state, local or other tax consequences of the merger to you.

You Will Have Dissenters’ Rights as a Result of the Merger (See page 56 )

If the merger is completed, those shareholders of Citizens who do not vote for the merger and who follow certain procedures as required by Kentucky law and described in this proxy statement-prospectus will be entitled to exercise dissenters’ rights and receive the “fair value” of their shares in cash under the Kentucky Business Corporation Act. If you assert and perfect your dissenters’ rights, you will not receive the merger consideration but will be entitled to receive the “fair value” of your shares of Citizens stock in cash as determined in accordance with the Kentucky Business Corporation Act. Appendix B includes the relevant provisions of the Kentucky Business Corporation Act regarding these rights. See “Dissenters’ Rights” beginning on page 56 of this proxy statement-prospectus.

Comparative Stock Prices (See pages 59 and 62 )

On July 1, 2005, the last trading day prior to the public announcement of execution of the merger agreement, the last sale price of Farmers Capital common stock on The NASDAQ SmallCap Market was $34.30, and on                       , 2005, the last practicable date before mailing this proxy statement-prospectus, the last sale price of Farmers Capital common stock was $                         .

There is no established public trading market for shares of Citizens common stock. The last known sales price for a share of Citizens common stock prior to the public announcement of the execution of the merger agreement was

$39.22 on June 26, 2005 pursuant to a redemption by Citizens based on a price pre-determined by the Citizens board of directors. The last known privately negotiated trade of Citizens common stock not involving a purchase by Citizens of which management is aware occurred on March 28, 2005 at a price of $38.03 per share.

Reasons for the Merger (See page 30 )

Citizens’ directors considered a number of factors in approving the terms of the merger, including:

•	the value of the consideration to be received by Citizens shareholders relative to the book value and profits per share of Citizens common stock;

•	the financial condition, results of operations and business prospects of Farmers Capital;

•
the financial terms of recent business combinations in the financial services industry and a comparison of the multiples of selected combinations with the terms of the proposed merger with Farmers Capital;

•
the fact that the merger will enable Citizens shareholders to exchange (on a tax free basis) all or a portion of their relatively illiquid shares of Citizens common stock for shares of a more widely-held and actively-traded stock such as Farmers Capital common stock;

•	the alternatives to the merger, including remaining an independent institution; and

•	the competitive and regulatory environment for financial institutions generally.

Your Board of Directors Recommends Shareholder Approval of the Merger (See page 29 )

The board of directors of Citizens has unanimously approved the merger agreement and plan of merger and believes that the merger is in the best interests of Citizens’ shareholders. The board unanimously recommends that you vote FOR approval of the plan of merger.

Information About the Shareholders’ Meeting (See page 7 )

A special meeting of the shareholders of Citizens will be held on November ____, 2005, at         .m., local time. The meeting will be held at                         . At the special meeting, the shareholders of Citizens will vote on the plan of merger described above and in the notice for the meeting. If Citizens shareholders approve the plan of merger and the other conditions to completing the merger are satisfied, we expect to complete the merger shortly after the special meeting, if all regulatory approvals are received and the other conditions to the merger are satisfied.

Quorum and Vote Required at the Meeting (See page 7 )

Shareholders who own Citizens common stock at the close of business on                      , 2005 will be entitled to vote at the special meeting. A majority of the issued and outstanding shares of Citizens common stock as of the record date for the special meeting must be present in person or by proxy at the special meeting in order for a quorum to be present. If a quorum is not present at the special meeting, the special meeting will be adjourned, and no vote will be taken until and unless a quorum is present.

Approval of the plan of merger requires the affirmative vote of at least 66-2/3% of the shares of Citizens common stock outstanding on the record date.

Share Ownership of Management (See pages 44 and 63)

As of the record date for the special meeting, directors and executive officers of Citizens had or shared voting or dispositive power over approximately _____% of the issued and outstanding shares of Citizens common stock. These individuals have indicated to us that they will vote the stock over which they have voting power in favor of the merger agreement.

As of the record date for the special meeting and now, none of Farmers Capital or any Farmers Capital subsidiary owns any shares of Citizens common stock. As of the record date for the special meeting and now, directors and executive officers of Farmers Capital had or shared no voting or dispositive power over any of the issued and outstanding Citizens common stock.

Shareholders of Farmers Capital are not required to vote on approval of the plan of merger. Farmers Capital’s directors and executive officers, as of March 1, 2005, had or shared voting or dispositive power over approximately 10.2% of the issued and outstanding shares of Farmers Capital common stock. The merger, while having somewhat of a dilutive effect on this 10.2% of ownership by the Farmers Capital directors and executive officers, will not cause a material change to this ownership percentage.

Management and Operations after the Merger (See page 37 )

Citizens will cease to exist after the merger and Citizens Acquisition as the surviving corporation under the merger will continue. The current directors and officers of Citizens Acquisition, Frank W. Sower, Jr., Chairman of Farmers Capital, G. Anthony Busseni, President and Chief Executive Officer of Farmers Capital, and C. Douglas Carpenter, Chief Financial Officer of Farmers Capital, will remain as the only Citizens Acquisition directors and officers following the merger.

Farmers Capital intends to merge Citizens Acquisition into Farmers Capital at some as yet undetermined point following the merger, which will result in Citizens Bank of Northern Kentucky, Inc. and Citizens Financial Services, Inc. becoming wholly-owned subsidiaries of Farmers Capital.

Farmers Capital anticipates that the current officers of Citizens Bank of Northern Kentucky and Citizens Financial Services will remain unchanged immediately following the merger. Following the merger, the directors of the Citizens Bank of Northern Kentucky and Citizens Financial Services will be composed of a mixture of a majority of current directors, approximately two new directors that are current directors of Farmers Capital and approximately two new directors from the Northern Kentucky community. These director determinations have not been finalized.

We Must Obtain Regulatory Approval to Complete the Merger (See page 109 )

We cannot complete the merger unless we receive the approval of the Board of Governors of the Federal Reserve System and other applicable governmental authorities. The merger may not be consummated until at least 30 days after approval of the merger by the Federal Reserve Board. The merger also requires approval from the Kentucky Office of Financial Institutions. All regulatory applications and notices required to be filed prior to the merger have been filed. Although we do not know of any reason why we could not obtain these regulatory approvals in a timely manner, we cannot be certain when or if we will obtain them.

We Must Meet Several Conditions to Complete the Merger (See page 39 )

In addition to the required regulatory approvals, the merger will only be completed if certain conditions, including the following, are met:

•	Citizens shareholders must approve of the plan of merger by the required vote;

•	receipt of the consents of any third parties to contracts required for closing the merger, which if not obtained would have a material adverse effect on any party to the merger;

•	the Farmers Capital common stock component of the merger consideration will have been approved for listing on The NASDAQ SmallCap Market;

•	receipt of a written opinion from Cors & Bassett, LLC to Farmers Capital and Citizens that the merger qualifies as a tax-free reorganization;

•
each of the directors and executive officers of Citizens and Citizens Bank of Northern Kentucky executes an agreement regarding voting his or her shares of Citizens common stock in favor of the merger and setting forth undertakings and acknowledgments regarding the ownership and transfer of the shares of Farmers Capital common stock he or she receives in the merger;

•	Citizens terminates its directors fee compensation plan and directors retirement plan and the rights of directors under those plans;

•	there are no events since the date the merger agreement was entered into that have a material adverse effect on Citizens or Farmers Capital;

•
the representations and warranties of the parties to the merger agreement must be true and correct, except as to such inaccuracies as would not reasonably be expected to have a material adverse effect in the aggregate;

•	the parties must have performed in all material respects all of their obligations under the merger agreement; and

•	additional conditions customary in transactions of this type.

The party in whose favor any of the above conditions runs, may waive an unsatisfied condition. If all regulatory approvals are received and the other conditions to completion are satisfied, Farmers Capital and Citizens contemplate that they will complete the merger soon after the special shareholders’ meeting.

Termination and Termination Fee (See page 42 )

The merger agreement may be terminated, either before or after shareholder approval, under certain circumstances described in detail later in this proxy statement-prospectus. If Farmers Capital or Citizens terminates the merger agreement because a proposed acquisition transaction involving Citizens has been publicly announced, Farmers Capital is not then in material breach of the representations, warranties or covenants in the merger agreement and Citizens closes on an acquisition transaction on or before March 31, 2006, Citizens must pay Farmers Capital a termination fee of $1.5 million.

Citizens’ Directors and Executive Officers Have Interests in the Merger that Differ from Your Interests (See page 44 )

The executive officers and directors of Citizens have interests in the merger in addition to their interests as shareholders of Citizens generally. The members of Citizens’ board of directors know about these additional interests and considered them when they adopted the merger agreement. These interests include, among others:

•	the continued employment of Citizens Bank of Northern Kentucky’s executive officers after the merger;

•	the continuation of employee benefits;

•	the retention of a majority of the directors of Citizens as directors of Citizens Bank of Northern Kentucky after the merger;

•	provisions in the merger agreement relating to director and officer liability insurance and the indemnification of officers and directors of Citizens for certain liabilities; and

•	the accelerated vesting of stock options.

These interests are more fully described in this proxy statement-prospectus under the heading “The Merger Agreement—Interests of Certain Persons in the Merger.”

Employee Benefits of Citizens and its Subsidiaries after the Merger (See page 42 )

Farmers Capital has agreed to offer to all current employees of Citizens, Citizens Bank of Northern Kentucky and Citizens Financial Services who remain employees following the merger substantially similar employee benefits to those offered by Farmers Capital and its subsidiaries to their employees in similar positions.

Differences in Rights of Citizens Shareholders after the Merger (See page 51 )

Citizens shareholders who receive Farmers Capital common stock in the merger will become Farmers Capital shareholders as a result of the merger. Their rights as shareholders after the merger will be governed by Kentucky law and by Farmers Capital’s articles of incorporation and bylaws. The rights of Farmers Capital shareholders are different in certain respects from the rights of Citizens shareholders. Some of the principal differences are described later in this proxy statement-prospectus, in the section entitled “Certain Differences in Rights of Shareholders.”

Accounting Treatment (See page 47 )

Farmers Capital is required to account for the merger as a purchase transaction for accounting and financial reporting purposes under accounting principles generally accepted in the United States of America (“GAAP”).

SELECTED HISTORICAL FINANCIAL DATA FOR FARMERS CAPITAL AND CITIZENS

Selected Financial Information of Farmers Capital

The following table sets forth selected historical consolidated financial information of Farmers Capital for the periods and dates indicated. This information is based on, and should be read in conjunction with, the consolidated financial statements and related notes of Farmers Capital contained in its annual report on Form 10-K for the year ended December 31, 2004 and the consolidated financial statements and related notes of Farmers Capital contained in its quarterly report on Form 10-Q for the quarterly period ended June 30, 2005, both of which are incorporated by reference in this proxy statement-prospectus.

(In thousands, except per share data)	At or for the Six Months Ended June 30,		At or for the Year Ended December 31,
	2005	2004	2004	2003	2002	2001	2000
Income Statement Data
Interest income	$34,810	$29,632	$61,902	$58,413	$66,291	$77,039	$75,481
Interest expense	12,408	8,738	19,176	19,883	25,746	34,357	32,536
Net interest income	22,402	20,894	42,726	38,530	40,545	42,682	42,945
Provision for loan losses	(64)	813	2,129	2,592	4,748	2,448	2,472
Net income	7,944	7,249	13,392	12,963	12,561	14,671	14,380
Per Share Data
Net income
Basic	$1.17	$1.08	$1.99	$1.93	$1.83	$2.10	$1.97
Diluted	1.16	1.07	1.98	1.92	1.82	2.09	1.97
Cash dividends declared	0.66	0.66	1.32	1.29	1.25	1.21	1.17
Book value	19.84	18.63	19.38	18.83	18.52	17.89	17.49
Selected Ratios
Percentage of net income to:
Average shareholders’ equity (ROE) (1)	12.16%	11.51%	10.46%	10.39%	10.04%	11.93%	11.61%
Average total assets (ROA) (1)	1.11%	1.12%	0.99%	1.04%	1.04%	1.28%	1.40%
Percentage of dividends declared to net income	56.36%	61.26%	66.43%	66.91%	68.38%	57.70%	59.33%
Percentage of average shareholders’ equity to average total assets	9.16%	9.76%	9.50%	9.98%	10.37%	10.75%	12.06%
Balance Sheet Data
Total shareholders’ equity	$134,473	$125,383	$131,450	$126,471	$125,773	$123,560	$125,461
Total assets	1,418,526	1,294,169	1,397,144	1,318,565	1,275,602	1,183,530	1,204,752
Long-term debt	52,245	53,601	53,158	56,413	57,152	10,913	10,501
Weighted Average Shares Outstanding
Basic	6,786	6,727	6,737	6,727	6,870	6,982	7,304
Diluted	6,829	6,780	6,780	6,770	6,910	7,025	7,307

(1) Percentages for the six months ended June 30, 2005 and 2004 are annualized.

Selected Financial Information of Citizens

The following table sets forth selected historical consolidated financial information of Citizens for the periods and dates indicated. This information is based on, and should be read in conjunction with, the consolidated financial statements and related notes of Citizens contained in its audited financial statements for the year ended December 31, 2004 beginning on page 88 and its unaudited quarterly financial statements for the six months ended June 30, 2005 beginning on page 83.

(In thousands, except per share data)
	At or for the Six Months Ended June 30,		At or for the Year Ended December 31,
	2005	2004	2004	2003	2002	2001	2000
Income Statement Data
Interest income	$5,084	$4,489	$9,169	$8,896	$9,682	$10,742	$10,929
Interest expense	1,700	1,307	2,771	2,865	3,336	5,061	5,974
Net interest income	3,384	3,182	6,398	6,031	6,346	5,681	4,955
Provision for loan losses	135	135	319	330	778	312	188
Net income	993	781	1,560	1,714	1,796	1,464	1,033
Per Share Data
Net income
Basic	$1.82	$1.46	$2.90	$3.30	$3.56	$2.93	$2.08
Diluted	1.81	1.45	2.88	3.22	3.43	2.82	2.90
Cash dividends declared	0.00	1.00	1.30	0.30	0.26	0.26	0.25
Book value	29.40	26.23	27.63	25.99	23.76	20.58	17.51
Selected Ratios
Percentage of net income to:
Average shareholders’ equity (ROE) (1)	12.88%	11.02%	10.81%	13.13%	15.91%	15.28%	12.86%
Average total assets (ROA) (1)	1.08%	0.91%	0.89%	1.04%	1.14%	0.99%	0.73%
Percentage of dividends declared to net income	0.00%	68.50%	44.72%	9.07%	7.35%	9.00%	12.08%
Percentage of average shareholders’ equity to average total assets	8.35%	8.27%	8.13%	7.79%	7.19%	6.50%	5.58%
Balance Sheet Data
Total shareholders’equity	$16,304	$14,090	$14,956	$13,824	$12,158	$10,422	$8,739
Total assets	185,816	176,163	184,773	169,041	164,481	149,398	145,430
Long-term debt	4,014	4,027	4,020	4,030	39	347	8,400
Weighted Average Shares Outstanding
Basic	544	535	537	519	504	500	497
Diluted	549	540	542	532	524	519	513

(1) Percentages for the six months ended June 30, 2005 and 2004 are annualized.

PRO FORMA MERGER DATA

Unaudited Pro Forma Condensed Combined Financial Information

The following unaudited pro forma condensed combined balance sheet at June 30, 2005 and unaudited pro forma condensed combined statements of income for the year ended December 31, 2004 and the six months ended June 30, 2005, give effect to the proposed merger. The unaudited pro forma condensed combined financial statements are based on the audited consolidated financial statements of Farmers Capital and Citizens for the year ended December 31, 2004 and the unaudited consolidated financial statements of Farmers Capital and Citizens as of, and for the six months ended, June 30, 2005.

The unaudited pro forma condensed combined financial statements give effect to the merger using the purchase method of accounting under GAAP. These adjustments are preliminary and are subject to change. The final adjustments will be calculated when the merger is effective and may be materially different from those presented.

The unaudited pro forma information is provided for information purposes only. The pro forma financial information presented is not necessarily indicative of the actual results that would have been achieved had the merger been consummated on the dates or at the beginning of the periods presented, and is not necessarily indicative of future results. The unaudited pro forma financial information should be read in conjunction with the audited and unaudited consolidated financial statements and the notes thereto of Farmers Capital incorporated by reference in this proxy statement-prospectus and the audited and unaudited financial statements of Citizens beginning on page 83.

The unaudited pro forma stockholders’ equity and net income derived from the above assumptions are qualified by the statements set forth under this caption and should not be considered indicative of the market value of Farmers Capital common stock or the actual or future results of operations of Farmers Capital for any periods. Actual results may be materially different than the pro forma data presented.

Unaudited Pro Forma Condensed Combined Balance Sheet as of June 30, 2005(A)
(In thousands)				Adjustments
	Farmers Capital	Citizens	Subtotal	Debits		Credits		Pro Forma
Assets
Cash & due from banks	$82,261	$7,441	$89,702			$200	(D)	$89,502
Interest bearing deposits in other banks	1,718	72	1,790					1,790
Fed funds sold & securities purchased under agreements to resell	28,133	278	28,411	$25,000	(B)	21,521	(B)	31,890
Total cash & cash equivalents	112,112	7,791	119,903	25,000		21,721		123,182

Total investment securities	327,453	18,464	345,917					345,917

Loans, net of unearned income	899,385	149,598	1,048,983					1,048,983
Allowance	(11,775)	(1,652)	(13,427)					(13,427)
Loans, net	887,610	147,946	1,035,556					1,035,556
Premises & equipment	27,878	5,875	33,753					33,753
Cash surrender value of life insurance	27,524	3,324	30,848					30,848
Investment in unconsolidated subsidiaries	3,423		3,423					3,423
Mortgage servicing asset		673	673					673
Core deposit intangible	1,729		1,729	6,000	(C)			7,729
Customer list intangible	2,039		2,039					2,039
Goodwill	8,927		8,927	19,126	(D)			28,053
Other real estate owned	9,648	169	9,817					9,817
Other assets	10,183	1,574	11,757					11,757
Total assets	$1,418,526	$185,816	$1,604,342	$50,126		$21,721		$1,632,747

Liabilities
Noninterest bearing deposits	$196,871	$17,220	$214,091					$214,091
Interest bearing deposits	954,722	145,642	1,100,364					1,100,364
Total deposits	1,151,593	162,862	1,314,455					1,314,455
Fed funds purchased & securities sold under agreements to repurchase	67,091	273	67,364					67,364
Other borrowed funds	52,638	5,014	57,652					57,652
Subordinated notes payable to unconsolidated trusts						25,000	(B)	25,000
Other liabilities	10,495	1,363	11,858			2,100	(L)	13,958
Dividends payable	2,236		2,236					2,236
Total liabilities	1,284,053	169,512	1,453,565			27,100		1,480,665
Shareholders' equity
Common stock	1,031	2,768	3,799	$2,768	(E)	65	(G)	1,096
Capital surplus	21,024	3,235	24,259	3,235	(E)	17,544	(G)	38,568
Retained earnings	153,452	10,362	163,814	10,362	(E)			153,452
Treasury stock	(41,527)		(41,527)					(41,527)
Accumulated other comprehensive income (loss)	493	(61)	432	(61)	(E)			493
Total shareholders’ equity	134,473	16,304	150,777	16,304		17,609		152,082
Total liabilities & shareholders’ equity	$1,418,526	$185,816	$1,604,342	$16,304		$44,709		$1,632,747

Unaudited Pro Forma Condensed Combined Statement of Income for the Six Months Ended June 30, 2005 (A)

(In thousands, except per share data)				Adjustments
Statement of Income	Farmers Capital	Citizens	Subtotal	Debits		Credits		Pro Forma
Interest Income
Interest and fees on loans	$27,992	$4,633	$32,625					$32,625
Interest on investment securities:
Taxable	3,957	370	4,327					4,327
Nontaxable	1,944	4	1,948					1,948
Interest on deposits in other banks and other	34	17	51					51
Interest on fed funds sold and securities purchased under agreements to resell	883	60	943			$61	(B)	1,004
Total interest income	34,810	5,084	39,894			61		39,955
Interest Expense
Interest on deposits	10,250	1,627	11,877					11,877
Interest on fed funds purchased and securities sold under agreements to repurchase	1,105		1,105					1,105
Interest on other borrowed funds	1,053	73	1,126					1,126
Interest on subordinated notes payable to unconsolidated trusts				$679	(F)			679
Total interest expense	12,408	1,700	14,108	679				14,787
Net interest income	22,402	3,384	25,786	679		61		25,168
Provision for loan losses	(64)	135	71					71
Net interest income after provision for loan losses	22,466	3,249	25,715	679		61		25,097
Noninterest Income
Service charges and fees on deposits	4,783	452	5,235					5,235
Allotment processing fees	1,298		1,298					1,298
Other service charges, commissions, and fees	1,235		1,235					1,235
Data processing income	734		734					734
Trust income	823	31	854					854
Investment securities gains, net	(3)		(3)					(3)
Gains on sale of mortgage loans, net	409	107	516					516
Income from company-owned life insurance	571	53	624					624
Other	834	360	1,114					1,114
Total noninterest income	10,684	1,003	11,607					11,607

(continued on page 16)

Unaudited Pro Forma Condensed Combined Statement of Income for the Six Months Ended June 30, 2005 (continued)

Noninterest Expense
Salaries and employee benefits	12,114	1,353	13,467					13,467
Occupancy expenses, net	1,489	362	1,851					1,851
Equipment expenses	1,364		1,364					1,364
Data processing and communications expense	2,133	326	2,459					2,459
Bank franchise tax	723	120	843					843
Correspondent bank fees	498		498					498
Other	4,537	643	5,100	600	(C)			5,700
Total noninterest expense	22,858	2,804	25,582	600				26,182
Income before income taxes	10,292	1,448	11,740	1,279		61		10,522
Income tax expense	2,348	455	2,803	21	(H)	448	(H)	2,376
Net income	$7,944	$993	$8,937	$1,300		$509		$8,146

Net Income Per Common Share:
Basic	$1.17	$1.82						$1.12
Diluted	1.16	1.81						1.11
Weighted Average Shares Outstanding:
Basic	6,786	544		1	(K)	520	(I)	7,305
Diluted	6,829	549				520	(I)	7,349

Unaudited Pro Forma Condensed Combined Statement of Income for the Twelve Months Ended December 31, 2004 (A)

(In thousands, except per share data)				Adjustments
	Farmers Capital	Citizens	Subtotal	Debits		Credits		Pro Forma
Interest Income
Interest and fees on loans	$49,439	$8,421	$57,860					$57,860
Interest on investment securities:
Taxable	7,934	672	8,606					8,606
Nontaxable	3,927	9	3,936					3,936
Interest on deposits in other banks and other	39	31	70					70
Interest on federal funds sold and securities purchased under agreements to resell	563	36	599			$122	(B)	721
Total interest income	61,902	9,169	71,071			122		71,193
Interest Expense
Interest on deposits	15,855	2,597	18,452					18,452
Interest on federal funds purchased and securities sold under agreements to repurchase	1,191		1,191					1,191
Interest on other borrowed funds	2,130	174	2,304					2,304
Interest on subordinated notes payable to unconsolidated trusts				$1,358	(F)			1,358
Total interest expense	19,176	2,771	21,947	1,358				23,305
Net interest income	42,726	6,398	49,124	1,358		122		47,888
Provision for loan losses	2,129	319	2,448					2,448
Net interest income after provision for loan losses	40,597	6,079	46,676	1,358		122		45,440
Noninterest Income
Service charges and fees on deposits	8,467	1,046	9,513					9,513
Allotment processing fees	1,124		1,124					1,124
Other service charges, commissions, and fees	2,726		2,726					2,726
Data processing income	1,374		1,374					1,374
Trust income	1,583	89	1,672					1,672
Investment securities gains, net	391		391					391
Gains on sale of mortgage loans, net	370	260	630					630
Income from company-owned life insurance	1,478	156	1,634					1,634
Other	238	216	454					454
Total noninterest income	17,751	1,767	19,518					19,518

(continued on page 18)

Unaudited Pro Forma Condensed Combined Statement of Income for the Twelve Months Ended December 31, 2004 (continued)

Noninterest Expense
Salaries and employee benefits	22,826	2,663	25,489					25,489
Occupancy expenses, net	2,803	756	3,559					3,559
Equipment expenses	2,480		2,480					2,480
Data processing and communications expense	4,121	630	4,751					4,751
Bank franchise tax	1,468	188	1,656					1,656
Correspondent bank fees	824		824					824
Other	7,411	1,321	8,732	1,200	(C)			9,932
Total noninterest expense	41,933	5,558	47,491	1,200				48,691
Income before income taxes	16,415	2,288	18,703	2,558		122		16,267
Income tax expense	3,023	728	3,751	43	(H)	895	(H)	2,899
Net income	$13,392	$1,560	$14,952	$2,601		$1,017		$13,368

Net Income Per Common Share:
Basic	$1.99	$2.90						$1.84
Diluted	1.98	2.88						1.83
Weighted Average Shares Outstanding:
Basic	6,737	537		1	(K)	520	(I)	7,257
Diluted	6,780	542				520	(I)	7,299

Notes to Unaudited Pro Forma Condensed Combined Balance Sheets and Statements of Income

(A)  The unaudited pro forma condensed combined balance sheet of Farmers Capital and Citizens at June 30, 2005 has been prepared as if the merger had been consummated on that date. The unaudited pro forma condensed combined statements of income for the six months ended June 30, 2005 and twelve months ended December 31, 2004 were prepared as if the merger had been consummated at the beginning of the period presented. The unaudited pro forma condensed combined financial statements are based on the historical financial statements of Farmers Capital and the historical financial statements of Citizens and give effect to the merger under the purchase method of accounting and the assumptions and adjustments in the notes that follow.

Farmers Capital has engaged an independent third party to perform fair value estimates for the purpose of determining the fair value adjustments for loans, real estate, time deposits and other borrowings. Farmers Capital’s management believes the fair values approximate the book values shown. A final measurement will be made at closing.

Certain reclassifications have been made to Citizens’ financial information in order to conform to the presentation of Farmers Capital’s financial information.

(B)  The cash portion of the acquisition assumes funding from the proceeds received by the issuance of trust preferred securities. The funds obtained through issuance of the securities exceeded the cash portion of the purchase price. Accordingly, a pro forma adjustment for interest earned on excess proceeds is required. Interest income is estimated based on current market rates of federal funds applied to the net increase in estimated balances outstanding.

Proceeds from trust preferred securities issued	$25,000
Cash portion of Citizens purchase price	(21,521)
Net increase in cash balance	3,479
Federal funds rate	3.50%
Estimated interest income-twelve months	122
1/2 year	50%
Estimated interest income-six months	$61

(C)  Estimated core deposit intangible at acquisition, which equals approximately 3.7% of Citizens’ deposit base at June 30, 2005. Farmers Capital has engaged an independent third party to perform a valuation of this intangible asset. This valuation has not been completed as of the date of this document. A final measurement will be made at closing. For purposes of this analysis, the core deposit intangible is being amortized on a level yield basis over a period of 5 years.

(D) Goodwill estimated at the purchase price in excess of the fair market value of Citizens’ net assets and other identifiable intangibles assets calculated as follows:

Purchase price	$39,130
Deferred tax liability on core deposit intangible	2,100
Direct transaction costs	200
Net assets of Citizens	(16,304)
Identifiable intangible assets	(6,000)
$19,126

(E)  Elimination of Citizens’ equity.

(F)  Reflects interest payable by Farmers Capital on subordinate debentures issued in connection with two issuances of trust preferred securities. Interest expense is calculated at current 3-month LIBOR (3.84%) plus 150 basis points on an outstanding balance of $10,000 (Trust I) and current 3-month LIBOR plus 165 basis points on an outstanding balance of $15,000 (Trust II).

(G)  To record common stock issued (45% of purchase price) in connection with the acquisition of Citizens calculated as follows:

Purchase price	$39,130
Stock portion	45%
Value of stock consideration	17,609
Estimated value of stock per share	$33.88
Estimated shares issued	520

(H)  Income tax expense is calculated at 35% of pretax income.

(I)  Basic and diluted weighted average number of shares outstanding utilized for the calculation of earnings per share for the periods presented were calculated using Farmers Capital’s historical weighted average basic and diluted shares outstanding plus 520 shares estimated to be issued to Citizens’ shareholders under the terms of the merger agreement. The shares to be issued were assumed to be issued at the beginning of the period presented.

(J)  The financial information presented in the unaudited pro forma statements of income assume that 45% of the total merger consideration is paid in Farmers Capital stock. In the event that only 40% of the total merger consideration is paid in Farmers Capital stock, pro forma basic and diluted weighted average shares outstanding would be 7,199 and 7,242, and basic and diluted earnings per share would be $1.85 and $1.84 for the twelve months ended December 31, 2004. For the six months ended June 30, 2005, basic and diluted weighted average shares outstanding would be 7,248 and 7,291, and basic and diluted earnings per share would be $1.12 and $1.11.

(K)  Rounding.

(L)  Deferred tax liability established at a rate of 35% on the core deposit intangible.

Unaudited Comparative Historical and Pro Forma Per Share Data

The table below summarizes selected per share information about Farmers Capital and Citizens. The per share information is presented both historically and on a pro forma basis to reflect the merger.

The data in the tables should be read together with the financial information and the financial statements of Farmers Capital incorporated by reference in this proxy statement-prospectus and the financial information and the financial statements of Citizens beginning on page 83. The pro forma per share common stock data is presented as an illustration only. The data does not necessarily indicate the combined financial position per share or combined results of operations per share that would have been reported if the merger had occurred when indicated, nor is the data a forecast of the combined financial position or combined results of operations for any future period. No pro forma adjustments have been included herein which reflect the potential effects of cost savings or synergies, which may be obtained by integrating the operations of Citizens Bank of Northern Kentucky with the other bank subsidiaries of Farmers Capital.

The data in the tables assumes that at the time of closing of the merger the Farmers Capital common stock is valued under the merger agreement at $33.88 per share and 45% of Citizens’ shares elect stock consideration, resulting in 519,746 shares of Farmers Capital common stock being issued in the merger.

At and for the six months ended June 30, 2005

	Farmers Capital Historical	Citizens Historical	Unaudited Combined Pro Forma Amounts for Farmers Capital and Citizens	Unaudited Pro Forma Equivalent Citizens
Book value per share at June 30, 2005	$19.84	$29.40	$20.84	$42.93
Shares (thousands) outstanding at June 30, 2005	6,779	554	7,299	1,141
Cash dividends paid per common share for the six months ended June 30, 2005	$0.66	$0	$0.66	$1.36
Basic earnings per share from continuing operations for the six months ended June 30, 2005	$1.17	$1.82	$1.12	$2.31
Diluted earnings per share from continuing operations for the six months ended June 30, 2005	$1.16	$1.81	$1.11	$2.29

At and for the year ended December 31, 2004

	Farmers Capital Historical	Citizens Historical	Unaudited Combined Pro Forma Amounts for Farmers Capital and Citizens	Unaudited Pro Forma Equivalent Citizens
Book value per share at December 31, 2004	$19.38	$27.63	$20.38	$41.98
Shares (thousands) outstanding at December 31, 2004	6,784	541	7,289	1,114
Cash dividends paid per common share for the year ended December 31, 2004	$1.32	$1.30	$1.32	$2.72
Basic earnings per share from continuing operations for the year ended December 31, 2004	$1.99	$2.90	$1.84	$3.79
Diluted earnings per share from continuing operations for the year ended December 31, 2004	$1.98	$2.88	$1.83	$3.77

RISK FACTORS

In addition to the other information included in this proxy statement-prospectus, you should carefully consider the matters described below in determining whether to adopt and approve the merger agreement.

Risks Related to the Merger

The form of merger consideration you ultimately receive in the merger could be different from the form you elect based on the form of consideration elected by other shareholders.

You and all other Citizens shareholders will be permitted to make an election as to the form of consideration you would like to receive: cash, Farmers Capital common stock, or a combination of both. Because the total amounts of cash and Farmers Capital common stock to be issued in the merger are limited within ranges (i.e., the stock component may range from 40 - 45% of the total merger consideration), the exchange agent will be allowed to adjust the form of consideration that you receive in order to make the total cash and stock consideration issued in the merger fall within such ranges if Citizens shareholders in the aggregate elect too little or too much Farmers Capital common stock. Consequently, you could receive a different form of consideration from the form you elect. If you elect all stock consideration, but as a result of oversubscription of stock receive some cash consideration, this will likely result in some taxable gain to you. See “The Merger Agreement—Allocation and Proration Procedures.”

Because the market price of Farmers Capital common stock will fluctuate, you cannot be sure of the number of shares or market value of the common stock that you will receive in the merger.

Upon completion of the merger, the issued and outstanding shares of Citizens common stock will be converted into the right to receive cash, shares of Farmers Capital common stock, or a combination of both pursuant to the terms of the merger agreement. The number of shares making up the portion of the merger consideration that will be paid in shares of Farmers Capital common stock will fluctuate based upon the value of Farmers Capital common stock. The value of the Farmers Capital common stock for purposes of determining the number of shares to be paid as part of the merger consideration will be determined by the average closing value of a share of Farmers Capital common stock on The NASDAQ SmallCap Market for the 45 trading days leading up to the 18th day prior to the anticipated closing date of the merger. The value assigned by this formula will most likely differ from the value of the Farmers Capital common stock on the actual closing date of the merger. Any change in the price of Farmers Capital common stock prior to completion of the merger will affect the composition of the total consideration that you will receive upon completion of the merger.

Stock price changes may result from a variety of factors, including general market and economic conditions, changes in Farmers Capital’s business, operations and prospects and regulatory considerations. Many of these factors are beyond Farmers Capital’s control. Accordingly, at the time of the special meeting, you will not necessarily know or be able to calculate the number of shares or exact value of the shares of Farmers Capital common stock you may receive upon completion of the merger.

Future results of the combined companies may materially differ from the pro forma financial information presented in this proxy statement-prospectus.

Future results of the combined operations of Farmers Capital and Citizens may be materially different from those shown in the pro forma financial statements that show only a combination of their historical results. The costs Farmers Capital will incur in connection with the merger may be higher or lower than we have estimated, depending upon how costly or difficult it is to integrate Citizens Bank into the Farmers Capital network of banks. Furthermore, these changes may decrease the capital of Farmers Capital after the merger that could have otherwise been used for profitable, income-earning investments in the future.

Combining Citizens Bank with the Farmers Capital network of banks may be more difficult, costly or time-consuming than we expect.

Citizens Bank has operated, and, following the merger will continue to operate, as an independent bank, albeit within the network of Farmers Capital’s existing banking subsidiaries. Bringing Citizens Bank within this network will involve converting its data processing function from its current third-party provider (and terminating the contract of Citizens Bank with such third-party provider) to Farmers Capital’s subsidiary, FCB Services, Inc., that provides data processing services, changing some of the policies and procedures in place at Citizens Bank and other integration issues. It is possible that the integration process could result in the loss of key employees or disruption of each company’s ongoing business or inconsistencies in standards, procedures and policies that would adversely affect our ability to maintain relationships with clients and employees or to achieve the anticipated benefits of the merger. If we have difficulties with the integration process, we might not achieve the economic benefits we expect to result from the acquisition. As with any merger of banking institutions, there also may be business disruptions that cause Citizens Bank to lose customers or cause customers to take their deposits out of the bank and move their business to other financial institutions.

Regulatory approvals may not be received, may take longer than expected or impose conditions that are not presently anticipated.

The merger must be approved by The Federal Reserve Board and the Kentucky Office of Financial Institutions (the “Kentucky Office”). The Federal Reserve Board and the Kentucky Office will consider, among other factors, the competitive impact of the merger, our financial and managerial resources and the convenience and needs of the communities to be served. As part of that consideration, we expect that the Federal Reserve Board and the Kentucky Office will review capital position, safety and soundness, and legal and regulatory compliance matters and Community Reinvestment Act matters. There can be no assurance as to whether these and other regulatory approvals will be received, the timing of those approvals, or whether any conditions will be imposed.

The merger agreement limits Citizens’ ability to pursue alternatives to the merger.

The merger agreement contains provisions that limit Citizens’ ability to discuss competing third-party proposals to acquire all or a significant part of Citizens. In addition, in the merger agreement Citizens agreed to have discussions or negotiations with any third-party about proposed acquisition transactions involving Citizens only under limited circumstances. If Farmers Capital or Citizens terminates the merger agreement because a proposed acquisition transaction involving Citizens has been publicly announced, Farmers Capital is not then in material breach of the representations, warranties or covenants in the Merger Agreement and Citizens closes on an acquisition transaction on or before March 31, 2006, Citizens must pay Farmers Capital a termination fee of $1.5 million. These provisions might discourage a potential competing acquiror that might have an interest in acquiring all or a significant part of Citizens or its subsidiaries from considering or proposing that acquisition even if it were prepared to pay consideration with a higher per share market price than that proposed in the merger, or might result in a potential competing acquiror proposing to pay a lower per share price to acquire Citizens than it might otherwise have proposed to pay.

Certain directors and executive officers of Citizens have interests in the merger other than their interests as shareholders.

Certain directors and executive officers of Citizens have interests in the merger other than their interests as shareholders. The board of directors of Citizens was aware of these interests at the time it approved the merger. These interests may cause Citizens’ directors and executive officers to view the merger proposal differently than you may view it. See “The Merger Agreement—Interests of Certain Persons in the Merger.”

Risks Related to Ownership of Farmers Capital Common Stock

Risks associated with unpredictable economic and political conditions may be amplified as a result of our limited market area.

Commercial banks and other financial institutions are affected by economic and political conditions, both domestic and international, and by governmental monetary policies. Conditions such as inflation, value of the dollar, recession, unemployment, high interest rates, short money supply, scarce natural resources, international disorders, terrorism and other factors beyond our control may adversely affect profitability. In addition, almost all of Farmers Capital’s primary business area is located in Central Kentucky. A significant downturn in this regional economy may result in, among other things, a deterioration in Farmers Capital’s credit quality or a reduced demand for credit and may harm the financial stability of Farmers Capital’s customers. Due to Farmers Capital’s regional market area, these negative conditions may have a more noticeable effect on Farmers Capital than would be experienced by an institution with a larger, more diverse market area.

Farmers Capital’s status as a holding company makes it dependent on dividends from its subsidiaries to meet its obligations.

Farmers Capital is a holding company and conducts almost all of its operations through its subsidiaries. Farmers Capital does not have any significant assets other than cash, company-owned life insurance and the stock of its subsidiaries. Accordingly, Farmers Capital depends on dividends from its subsidiaries to meet its obligations and obtain revenue. Farmers Capital’s right to participate in any distribution of earnings or assets of its subsidiaries is subject to the prior claims of creditors of such subsidiaries. Under federal and state law, Farmers Capital’s bank subsidiaries are limited in the amount of dividends they may pay to Farmers Capital without prior regulatory approval. Also, bank regulators have the authority to prohibit the subsidiary banks from paying dividends if the bank regulators determine the payment would be an unsafe and unsound banking practice.

Interest rate volatility could significantly harm Farmers Capital’s business.

Farmers Capital’s results of operations are affected by the monetary and fiscal policies of the federal government and the regulatory policies of governmental authorities. A significant component of Farmers Capital’s earnings is its net interest income, which is the difference between the income from interest-earning assets, such as loans, and the expense of interest-bearing liabilities, such as deposits. A change in market interest rates could adversely affect Farmers Capital’s earnings if market interest rates change such that the interest Farmers Capital’s subsidiaries pay on deposits and borrowings increases faster than the interest they collect on loans and investments. Consequently, Farmers Capital, along with other financial institutions generally, is sensitive to interest rate fluctuations.

Farmers Capital’s results of operations are significantly affected by the ability of its borrowers to repay their loans.

Lending money is an essential part of the banking business. However, borrowers do not always repay their loans. The risk of non-payment is affected by:

•	credit risks of a particular borrower;

•	changes in economic and industry conditions;

•	the duration of the loan; and

•	in the case of a collateralized loan, uncertainties as to the future value of the collateral.

Due to the fact that the outstanding principal balances are larger for commercial loans than other types of loans, such loans present a greater risk to Farmers Capital than other types of loans when non-payment by a borrower occurs.

In addition, consumer loans typically have shorter terms and lower balances with higher yields compared to real estate mortgage loans, but generally carry higher risks of frequency of default than real estate mortgage and commercial loans. Consumer loan collections are dependent on the borrower’s continuing financial stability, and thus are more likely to be affected by adverse personal circumstances. Furthermore, the application of various federal and state laws, including bankruptcy and insolvency laws, may limit the amount that can be recovered on these loans.

Farmers Capital’s financial condition and results of operations would be adversely affected if its allowance for loan losses were not sufficient to absorb actual losses.

There is no precise method of predicting loan losses. Farmers Capital can give no assurance that the allowances for loan losses of its subsidiaries is or will be sufficient to absorb actual loan losses. Excess loan losses could have a material adverse effect on Farmers Capital’s financial condition and results of operations. Each of Farmers Capital’s subsidiary banks attempts to maintain an appropriate allowance for loan losses to provide for estimated losses in its loan portfolio, but there are no guaranties actual future loan losses will not exceed these estimates and allowances. Each Farmers Capital subsidiary bank periodically determines the amount of its allowance for loan losses based upon consideration of several factors, including:

•	a regular review of the quality, mix and size of the overall loan portfolio;

•	historical loan loss experience;

•	evaluation of non-performing loans;

•	assessment of economic conditions and their effects on the bank’s existing portfolio; and

•	the amount and quality of collateral, including guarantees, securing loans.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS

This proxy statement-prospectus includes “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements discuss future expectations, describe future plans and strategies, contain projections of results of operations or of financial condition or state other forward-looking information. Forward-looking statements are generally identifiable by the use of forward-looking terminology such as  “anticipate,”  “believe,”  “continue,”  “could,”  “endeavor,”  “estimate,”  “expect,”  “forecast,”  “goal,”  “intend,”
“may,”  “objective,”  “potential,”  “predict,”  “pro-forma,”  “project,”  “seek,”  “should,”  “will” and other similar words and expressions of future intent.

Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, actual results and performance could differ materially from those set forth in the forward-looking statements. Factors that could cause actual results and performance to differ from those expressed in our forward-looking statements include, but are not limited to:

•	The costs of integrating Citizens Bank into the Farmers Capital network of subsidiary banks, which may be greater than Farmers Capital expects.

•	Potential customer loss and deposit attrition from Citizens Bank as a result of the merger and the failure to achieve expected gains, revenue growth and/or expense savings from such transactions.

•	Farmers Capital’s ability to effectively manage interest rate risk and other market risk, credit risk and operational risk.

•
Farmers Capital’s ability to manage fluctuations in the value of assets and liabilities and off-balance sheet exposure so as to maintain sufficient capital and liquidity to support Farmer Capital’s business.

•	Farmers Capital’s ability to keep pace with technological changes.

•	Farmers Capital’s ability to develop competitive new products and services in a timely manner and the acceptance of such products and services by its customers and potential customers.

•	Farmers Capital’s ability to expand into new markets.

•	The cost and other effects of material contingencies, including litigation contingencies.

•
Further easing of restrictions on participants in the financial services industry, such as banks, securities brokers and dealers, investment companies and finance companies, may increase competitive pressures and affect our ability to preserve our customer relationships and margins.

•
Possible changes in general economic and business conditions in the United States in general and in the Kentucky communities we serve in particular may lead to a deterioration in credit quality, thereby requiring increases in our provision for loan losses, or a reduced demand for credit, thereby reducing earning assets.

•	The threat or occurrence of war or acts of terrorism and the existence or expansion of general geopolitical instability and uncertainty.

•	Possible changes in trade, monetary and fiscal policies, laws and regulations, and other activities of governments, agencies and similar organizations, including changes in accounting standards.

The cautionary statements in the “Risk Factors” section and elsewhere in this proxy statement-prospectus also identify important factors and possible events that involve risk and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements. We do not intend, and undertake no obligation, to update or revise any forward-looking statements, whether as a result of differences in actual results, changes in assumptions or changes in other factors affecting such statements.

SPECIAL SHAREHOLDERS MEETING OF CITIZENS BANCORP, INC.

Purpose

You have received this proxy statement-prospectus because the board of directors of Citizens is soliciting your proxy for the special meeting of shareholders to be held on November ___, 2005 at       m., local time, at                                       . Each copy of this proxy statement-prospectus mailed to holders of Citizens common stock is accompanied by a proxy card for use at the meeting and at any adjournments of the meeting, as well as an election form for selection of the consideration desired by a shareholder under the merger. At the meeting, Citizens shareholders will consider and vote upon:

•	Approval and adoption of the plan of merger; and

•	Such other business as may properly come before the meeting or any adjournments or postponements of the meeting.

If you have not already done so, please complete, date and sign the accompanying proxy card and return it promptly in the enclosed, postage paid envelope. If you do not return your properly executed card, or if you do not attend and cast your vote at the special meeting, the effect will be a vote against the merger.

Record Date; Quorum and Vote Required

The record date for the special meeting is                       , 2005. Citizens shareholders of record as of the close of business on that day will receive notice of the meeting and will be entitled to vote at the meeting. As of                         , 2005, there were                      shares of Citizens common stock issued and outstanding and entitled to vote at the meeting, held by approximately                 holders of record.

The presence, in person or by proxy, of a majority of the outstanding shares of Citizens common stock entitled to vote at the special meeting is necessary to constitute a quorum at the special meeting. However, since the affirmative vote necessary for the Citizens shareholders to approve the merger agreement is 66-2/3% or more of the outstanding shares of Citizens common stock, the effective quorum requirement is 66-2/3% of the outstanding shares. To determine the presence of a quorum at the special meeting, Citizens will count as present at the special meeting the shares of Citizens common stock present in person but not voting and the shares of common stock for which Citizens has received proxies but with respect to the matters to be considered which the holders of such shares have abstained for voting.

Each share of Citizens common stock outstanding on                    , 2005 entitles its holder to one vote on the plan of merger and any other proposal that may properly come before the special meeting.

Approval of the plan of merger requires the affirmative vote of the holders of 66-2/3% or more of the issued and outstanding shares of Citizens common stock as of the record date for the special meeting.

As of the record date for the meeting, Citizens directors and executive officers beneficially owned a total of ____________ shares, or approximately       %, of the outstanding shares of Citizens common stock. These individuals have indicated their agreement to vote their stock in favor of the plan of merger.

Solicitation and Revocation of Proxies

If you have delivered a proxy for the special meeting, you may revoke it at any time before it is voted by:

•	attending the special meeting and voting in person;

•	giving written notice of revocation of your proxy to Citizens’ corporate secretary prior to the special meeting; or

•	submitting to Citizens’ corporate secretary a signed proxy card dated later than your initial proxy.

The proxy holders will vote as directed on all proxy cards that are received at or prior to the special meeting and that are not subsequently revoked. If you complete, date and sign your proxy card but do not provide instructions as to your vote, the proxy holders will vote your shares FOR approval of the plan of merger. If any other matters are properly presented at the special meeting for consideration, the persons named in the proxy card will have discretionary authority to vote your shares on those matters. Citizens’ board of directors is not aware of any matter to be presented at the special meeting other than the proposal to approve the plan of merger.

If you hold shares of Citizens common stock in a broker’s name (sometimes called “street name” or “nominee name”), then you must provide voting instructions to the broker. If you do not provide instructions to the broker, the shares will not be voted on any matter on which the broker does not have discretionary authority to vote, which includes the vote on the plan of merger. A vote that is not cast for this reason is called a “broker nonvote.” Broker nonvotes will not be treated as shares present for the purpose of determining whether a quorum is present at the special meeting. For purposes of the vote on the plan of merger, however, a broker nonvote is the same as a vote against the plan of merger. For purposes of the vote on other matters properly brought before the special meeting, broker nonvotes will not be counted.

Citizens will bear the cost of soliciting proxies from its shareholders. Citizens will solicit shareholder votes by mail, and perhaps by telephone or other means of telecommunication. Directors, officers and employees of Citizens may also solicit shareholder votes in person. If these individuals solicit your vote in person, they will receive no additional compensation for doing so. Citizens will reimburse brokerage firms and other persons representing beneficial owners of shares for their reasonable expenses in forwarding solicitation material to those beneficial owners.

You should not send any stock certificates with your proxy card. If you desire to elect to receive some or all of your merger consideration in Farmers Capital common stock, you should send in your stock certificates with the enclosed form of election. If the plan of merger is approved and you have not elected stock consideration, you will receive instructions for exchanging your stock certificates after the merger has been completed.

Dissenters’ Rights

Citizens’ shareholders have dissenters’ rights with respect to the merger under Kentucky law. Shareholders who wish to assert their dissenters’ rights and comply with the procedural requirements of Subtitle 13 of the Kentucky Business Corporation Act (the “Kentucky Act”) will be entitled to receive payment of the fair value of their shares in cash in accordance with the Kentucky Act. For more information regarding the exercise of these rights, see “Dissenters’ Rights” page 56.

Recommendation of the Board of Directors of Citizens

Citizens’ board of directors has unanimously approved the merger agreement (including the plan of merger), believes that the merger is in the best interests of Citizens and its shareholders and recommends that you vote “FOR” approval of the plan of merger.

For a discussion of the factors considered by the board of directors in reaching its conclusion, see “Background of and Reasons for the Merger—Background of the Merger” and “—Reasons for the Merger” page 30.

Shareholders should note that Citizens’ directors have certain interests in, and may derive benefits as a result of, the merger that are in addition to their interests as shareholders of Citizens. See “The Merger Agreement—Interest of Certain Persons in the Merger” page 42.

BACKGROUND OF AND REASONS FOR THE MERGER

Background of the Merger

Historical Relationship of Farmers Capital and Citizens

Some of Farmers Capital’s subsidiary banks and Citizens and its subsidiary bank, Citizens Bank, have since 1997 maintained various business relationships with one another. Since 1997, Farmers Bank & Trust Co., Georgetown, Ky. has provided correspondent bank services for Citizens Bank, including providing it with a Federal funds line of credit. In February 2000, Farmers Bank & Trust Co. extended a $4,800,000 line of credit to Citizens. The maximum amount drawn on this line of credit was $700,000 and the line of credit was repaid in July 2002. Further, Citizens Bank and various subsidiary banks of Farmers Capital have, since 1997, sold to and purchased from one another participations in various loans to bank customers. These business relationships have lead both to familiarity of Farmers Capital with Citizens and its subsidiary as well as business relationships between the executive officers of each of the companies.

Merger Discussions

The past decade has been a period of rapid change in the banking industry throughout the United States and in Kentucky. This period has been characterized by intensified competition from domestic and foreign banks and from non-bank financial services organizations. This period has been characterized by increasing requirements for investment in technology in order to meet customer needs on an efficient and competitive basis. Competitive pressure is especially severe from consolidation in the banking industry resulting in large national and regional banks having a significant presence in both the Northern Kentucky and Central Kentucky markets.

Farmers Capital, a regional financial holding company with operations primarily in Central Kentucky, has been and remains interested in adding to its network of banks to expand its geographic market and increase its profitability and competitiveness in its markets.

Citizens’ management has been interested in combining with a larger banking organization if such combination had the likelihood of increasing value to Citizens shareholders.

On March 30, 2005, G. Anthony “Tony” Busseni, President and Chief Executive Officer of Farmers Capital, and David Van Horn, President and Chief Executive Officer of Citizens, met to discuss the possibility of a merger between the companies. Following this meeting, Mr. Busseni provided Mr. Van Horn with a summary of Farmers Capital’s operations and how its network of independent subsidiary banks were managed. On April 29, 2005, Messrs. Busseni and Van Horn met again and had further discussions regarding the specifics of a merger transaction. Following this meeting, Messrs. Busseni and Van Horn had additional discussions which culminated, following approval of the respective boards of directors of the companies, in Farmers Capital and Citizens entering a non-binding letter of intent on May 9, 2005. This letter of intent outlined the principal terms of the proposed merger.

The companies, with assistance of counsel, then negotiated the final form of the merger agreement. The merger agreement was approved by the Farmers Capital board of directors at a meeting held on June 17, 2005, and by the Citizens board of directors at a meeting held on June 20, 2005. Farmers Capital and Citizens executed the merger agreement on July 1, 2005.

Reasons for the Merger

General

The financial and other terms of the merger agreement resulted from arm’s-length negotiations between Farmers Capital and Citizens executive officers. Farmers Capital’s and Citizens’ boards of directors also considered many factors in determining the consideration Citizens’ shareholders would receive in the merger. Those factors included:

•	the comparative financial condition, results of operations, current business and future prospects of each of Farmers Capital and Citizens; and

•	the market price and historical earnings per share of Farmers Capital common stock and Citizens common stock.

Farmers Capital

In deciding to pursue an acquisition of Citizens, Farmers Capital’s management and board of directors noted, among other things, the following:

•	the information presented by Citizens’ management concerning Citizens’ business, operations, earnings, asset quality and financial condition, including the composition of its earning assets portfolio;

•
the financial terms of the merger, including the relationship of the value of the cash and stock consideration payable in the merger to the market value, tangible book value and earnings per share of Citizens common stock;

•	the opportunity for Farmers Capital to enter the Northern Kentucky banking market, where to date none of its banking subsidiaries have had a material market presence;

•	the ability of the operations of Citizens Bank after the merger to contribute to Farmers Capital’s earnings;

•	comparable prices, as a multiple of book value and earnings, being paid within the past twelve months in unrelated bank business combinations both regionally and throughout the United States;

•	the compatibility of Citizens’ management team with the management team of Farmers Capital and its subsidiaries;

•
the opportunity to leverage Farmers Capital’s infrastructure, including savings that it believes can be realized by providing the services of its data processing subsidiary to Citizens Bank as opposed to that of a third party;

•	the nonfinancial terms of the merger, including the treatment of the merger as a tax-free reorganization for federal income tax purposes; and

•	the likelihood of the merger being approved by applicable regulatory authorities without undue conditions or delay.

Citizens

In determining Citizens should enter the merger agreement and recommending its approval to the Citizens shareholders, Citizens’ management and board of directors noted, among other things, the following:

•	the value of the consideration to be received by Citizens shareholders relative to the book value and earnings per share of Citizens common stock;

•	information concerning Farmers Capital’s financial condition, results of operations and business prospects;

•
the treatment of the merger as a tax-free reorganization for federal income tax purposes and the fact that Citizens shareholders receiving Farmers Capital common stock will not recognize a taxable gain for that portion of the merger consideration;

•
the fact that Farmers Capital common stock issued as part of the merger consideration is listed for trading on The NASDAQ SmallCap Market, giving more liquidity to Citizens shareholders’ investment following the merger;

•
the increased diversity of risk to Citizens shareholders who receive Farmers Capital stock in the merger as Farmers Capital is not dependent on the viability of just one Kentucky banking market as is Citizens;

•	the compatibility of Citizens’ management team with the management team of Farmers Capital and its subsidiaries;

•	comparable prices, as a multiple of book value and earnings, being paid within the past twelve months in unrelated bank business combinations both regionally and throughout the United States;

•	the fact that many Citizens directors, who are currently serving as directors of Citizens Bank, are anticipated to continue as directors of Citizens Bank following the merger;

•
the fact that while Farmers Capital will not be obligated to continue the employment of the current employees of Citizens Bank following the merger, Farmers Capital’s management has expressed its intent to continue the employment of current employees and executive officers generally in their current positions;

•	the alternatives to the merger, including remaining an independent institution;

•	the expanded range of banking services that the merger will allow Citizens to provide its customers; and

•	the competitive and regulatory environment for financial institutions generally.
Citizens’ board of directors unanimously recommends that Citizens’ shareholders vote FOR the proposal to approve the plan of merger.

THE MERGER AGREEMENT

This section of the proxy statement-prospectus describes certain terms of the merger agreement. It is not intended to include every term of the merger, but rather addresses only the significant aspects of the merger. This discussion is qualified in its entirety by reference to the merger agreement, which is attached as Appendix A to this proxy statement-prospectus and is incorporated herein by reference. We urge you to read the merger agreement as well as the discussion in this document carefully.

General

If the shareholders of Citizens approve the plan of merger and the other conditions to the consummation of the merger are satisfied, Farmers Capital will acquire Citizens pursuant to the merger of Citizens with and into Farmers Capital’s subsidiary, Citizens Acquisition. Farmers Capital will exchange cash or shares of Farmers Capital common stock, or a combination of both, plus cash instead of any fractional share, for each outstanding share of Citizens common stock as to which dissenters’ rights have not been exercised and perfected. Holders of options in shares of Citizens that are exercisable (by their terms or by acceleration of vesting due to the merger) will exchange their options only for cash as described below. Each share of Farmers Capital common stock and Citizens Acquisition common stock issued and outstanding immediately prior to the effective date of the merger will remain issued and outstanding and unchanged as a result of the merger. At an as yet determined time subsequent to the merger, Farmers Capital will merge Citizens Acquisition with and into Farmers Capital and each of Citizens’ current subsidiaries, Citizens Bank and Citizens Financial Services, will remain wholly-owned subsidiaries of Farmers Capital.

What Citizens’ Shareholders Will Receive in the Merger

The total merger consideration will equal the stockholders’ equity of Citizens on the 19th day prior to the anticipated closing of the merger multiplied by 2.4. As of June 30, 2005, the stockholders’ equity of Citizens was approximately $16,304,000, which if maintained would result in total merger consideration of approximately $39,130,000. The total merger consideration will not be less than $38,000,000, even if the stockholders’ equity of Citizens decreases below $15,833,333.

Each share of Citizens common stock outstanding at the effective time of the merger will be exchanged in the merger, at the election of each Citizens shareholder and subject to adjustment as described below, for cash, shares of Farmers Capital common stock, or a combination of both, representing its pro rata share of the merger consideration. The number of shares and value of the stock component of the merger consideration will be determined by the elections’ of Citizens shareholders and the market price of Farmers Capital common stock prior to the closing of the merger, but the total value of the shares of Farmers Capital common stock (as determined by the valuation mechanism described in this proxy statement-prospectus) will never be less than 40% nor more than 45% of the total merger consideration.

If the average per share closing price of the Farmers Capital common stock for the 45 trading days leading up to the 18th day prior to the anticipated merger closing date is less than $30.50, Farmers Capital may renegotiate the merger consideration or terminate the merger agreement. Citizens will have a similar right in the event such average Farmers Capital common stock price exceeds $38.75.

Because you may elect to exchange your shares of Citizens common stock for cash, Farmers Capital common stock, or a combination of cash and stock, and the value of Farmers Capital common stock will fluctuate between now and the time of the merger, the form of the consideration you receive and the total merger consideration could vary from the amount shown above. You may not, moreover, receive the type(s) of consideration that you elect because the type of consideration elected is subject to adjustment to the extent necessary to ensure the issuance of cash and Farmers Capital common stock within the ranges described above.

As indicated above, because the amount of total consideration composed of cash and stock is fixed within pre-determined ranges, you should review the most recent closing price of Farmers Capital common stock prior to making the election. The Citizens board of directors makes no recommendation as to whether you should choose cash, Farmers Capital common stock, or both in exchange for your shares of Citizens common stock. You should consult your financial advisor prior to making your election.

The following tables show alternative examples of the number of shares of Farmers Capital common stock, the amount of cash and the total value of the consideration into which a share of Citizens common stock would be converted in the merger (with total merger consideration of $39,130,000), assuming that the average closing price of Farmers Capital common stock for the 45 trading days leading up to the 18th prior to the anticipated closing of the merger is as set forth below. The tables assume 555,444 shares of Citizens common stock are outstanding, the unexercised options are entitled to $420,000 of the cash consideration, no shareholder exercises dissenters’ rights and ignore cash issued in lieu of fractional shares of Farmers Capital common stock. The tables also assume that the shareholder elects, in the first instance, to receive 100% stock consideration and in the second instance, to receive 30% cash consideration and 70% stock consideration and, finally, to receive 100% cash consideration. The tables assume shareholders elect total stock consideration within the range of 40 - 45% of the total merger consideration so the exchange agent is not required to make any allocations or adjustments because the shareholder elections result in the forms of merger consideration being outside of the agreed to ranges.

Assuming 100% Stock Election:
	Merger Consideration Exchanged for One Share of Citizens Common Stock
Assumed Average Closing Price of Farmers Capital Common Stock	Number of Shares of Farmers Capital Common Stock	Value of Shares of Farmers Capital Common Stock	Cash Consideration	Total Value of Consideration Received
$38.75	1.80	$69.69	—	$69.69
36.00	1.94	69.69	—	69.69
33.88	2.06	69.69	—	69.69
30.50	2.28	69.69	—	69.69

Assuming 30% Cash and 70% Stock Election:
	Merger Consideration Exchanged for One Share of Citizens Common Stock
Assumed Average Closing Price of Farmers Capital Common Stock	Number of Shares of Farmers Capital Common Stock	Value of Shares of Farmers Capital Common Stock	Cash Consideration	Total Value of Consideration Received
$38.75	1.26	$48.78	$20.91	$69.69
36.00	1.36	48.78	20.91	69.69
33.88	1.44	48.78	20.91	69.69
30.50	1.60	48.78	20.91	69.69

Assuming 100% Cash:
	Merger Consideration Exchanged for One Share of Citizens Common Stock
Assumed Average Closing Price of Farmers Capital Common Stock	Number of Shares of Farmers Capital Common Stock	Value of Shares of Farmers Capital Common Stock	Cash Consideration	Total Value of Consideration Received
$38.75	—	—	$69.69	$69.69
36.00	—	—	69.69	69.69
33.88	—	—	69.69	69.69
30.50	—	—	69.69	69.69

Options to Receive Cash Consideration

All unexercised options for Citizens common stock outstanding at the time of closing will be exchanged for the right to receive a portion of the cash consideration equal to the amount by which the value of the shares into which their options are exercisable (determined by dividing the total merger consideration and the aggregate exercise prices of the Citizens options by the number of outstanding shares of Citizens common stock and unexercised options, less the portion of the directors options that are terminated prior to closing) exceeds the exercise prices of such options.

In connection with the merger, the board of directors accelerated the vesting of options to purchase 11,579 shares of Citizens common stock.

Shareholder Elections for Stock Consideration

Each shareholder of record of Citizens common stock on or before 5:00 p.m., eastern time, on the business day immediately before the day the merger closes (the “election day”) is entitled to make an unconditional election to receive some or all of the merger consideration for his or her shares of Citizens Common stock in the form of Farmers Capital common stock. Farmers Capital has, with the approval of Citizens, prepared the form of election, which is included with this proxy statement-prospectus and has been sent to all record holders of Citizens common stock as of the record date for the meeting. Each record holder desiring to receive stock consideration must use the form of election. Citizens has agreed to use all reasonable efforts to make available the form of election and this proxy statement-prospectus to everyone who becomes a record holder of Citizens common stock between the record date of the special meeting and the election date. To be effective, a record holder’s form of election to receive stock consideration must be received by Farmers Capital’s exchange agent, Farmers Capital Bank & Trust Company, by the election date. The form of election must be properly completed and signed and accompanied by certificates for the shares of Citizens common stock to which that form of election relates, duly endorsed in blank or otherwise in form acceptable for transfer on the books of Citizens (or accompanied by an appropriate guarantee of delivery of the stock certificates as set forth in the form of election from a firm which is a member of a registered national securities exchange or of the National Association of Securities Dealers or a commercial bank or trust company having an office or correspondent in the United States, provided such certificates are in fact delivered to the exchange agent within three NASDAQ SmallCap Market trading days after the date of execution of such guarantee of delivery). Failure to deliver stock certificates covered by any guarantee of delivery within three NASDAQ SmallCap Market trading days after the date of execution of such guarantee of delivery shall be deemed to invalidate any otherwise properly made election to receive stock consideration.

Since the number of shares of Farmers Capital common stock to which a Citizens shareholder making a stock election would be entitled is determined by a valuation made on the 18th day before the anticipated closing date of the merger, Citizens will send each record holder of its common stock a letter identifying that valuation at least two weeks before the anticipated closing date.

The form of election may be revoked by the stockholder who submitted such form of election only by written notice received by the Exchange Agent prior to 5:00 p.m., eastern time, on the election date. In addition, all forms of election shall automatically be revoked if the exchange agent is notified in writing by Farmers Capital that the merger agreement has been terminated. If a form of election is revoked, the certificates (or guarantees of delivery, as appropriate) for the shares of Citizens common stock to which such form of election relates will be returned to the shareholder who submitted those certificates (or guarantees) and the related shares will be deemed not to have elected to receive stock consideration (unless and until another duly completed form of election and the other required certificates or guarantees have been property submitted).

The determination of the exchange agent is binding as to whether or not elections to receive stock consideration have been properly made or revoked pursuant to the merger agreement.

If no form of election is received with respect to shares of Citizens common stock, or if the exchange agent determines that any election to receive the stock consideration was not properly made with respect to shares of Citizens common stock, those shares will be treated as having not elected stock consideration and, in effect, having elected to receive cash consideration, subject to the allocation and proration procedures discussed below.

Allocation and Proration Procedures

To the extent the total elections for stock consideration would result in the issuance of Farmers Capital common stock valued, based on the value assigned the stock by the merger agreement, at less than 40% or more than 45% of the total merger consideration, then the exchange agent will allocate between cash and Farmers Capital common stock following allocation formulas agreed to by Citizens and Farmers Capital that are set forth in the merger agreement. The general effect of these procedures is described below.

Underelection for Stock Consideration. In the event that the aggregate amount of elections for stock consideration are such that the value of the Farmers Capital common stock to be issued will be less than 40% of the total merger consideration ($15,652,000 assuming a total merger consideration of $39,130,000), then:

•	all shares of Citizens common stock that elected stock consideration (“electing shares”) will be converted into the right to receive stock consideration as elected; and

•
the holders of shares with respect to which an election for stock consideration was not made (“non-electing shares”) will receive, with respect to their non-electing shares, a pro-rata portion (based on the total number of non-electing shares) of stock consideration to the extent necessary to cause the value of all stock consideration paid in the merger to equal 40.10% of the total merger consideration, and the balance in cash consideration. The allocation is determined by the exchange agent pursuant to a formula set forth in the merger agreement.

Overelection for Stock Consideration. In the event that the aggregate amount of elections for stock consideration are such that the value of the Farmers Capital common stock to be issued will be more than 45% of the total merger consideration ($17,608,500 assuming a total merger consideration of $39,130,000), then:

•	all non-electing shares will be converted into the right to receive cash consideration; and

•
the holders of electing shares will receive, with respect to the electing shares, a pro rata portion (based on the total number of electing shares) of cash consideration to the extent necessary to cause the value of all stock consideration paid in the merger to equal 45% of the total merger consideration, and the balance in stock consideration. The allocation is determined by the exchange agent pursuant to a formula set forth in the merger agreement.

The merger agreement provides that in all events, if the value of the stock consideration is less than 40% of the total merger consideration, the exchange agent will increase the amount of stock consideration paid to holders of non-electing shares (and likewise decrease the cash consideration paid to them by the same amount) until the value of the stock consideration equals at least 40% of the total merger consideration. Moreover, the merger agreement provides that it is the intent of Farmers Capital and Citizens that the stock consideration value will always be equal to or greater than 40%, but not more than 45%, of the merger consideration.

No Fractional Shares

No fractional shares of Farmers Capital common stock will be issued in connection with the merger. Instead, Farmers Capital will make a cash payment without interest to each shareholder of Citizens who would otherwise receive a fractional share. The amount of such cash payment will be determined by multiplying the fraction of a share of Farmers Capital common stock otherwise issuable to such shareholder by the average closing price of the Farmers Capital common stock on The NASDAQ SmallCap Market for the 45 trading days leading up to the 18th day prior to the anticipated closing date.

Dissenters’ Rights

Holders of shares of Citizens common stock who properly elect to exercise the dissenters’ rights provided for in Subtitle 13 of the Kentucky Act will not have their shares of Citizens common stock converted into the right to receive the merger consideration. If a holder’s dissenters’ rights are lost or withdrawn, such holder will receive his or her pro rata portion of the merger consideration as if such shares had not elected stock consideration. For more information, see “Dissenters’ Rights” on page 56.

Closing and Effective Time of the Merger

The closing is to take place at 9:00 a.m., Frankfort, Kentucky time, on the date which the merger becomes effective. The merger will become effective at the time articles of merger that are filed in the Kentucky Secretary of State’s office become effective. Farmers Capital and Citizens have agreed to use reasonable efforts to cause the merger to become effective as soon as is reasonably practicable on the date (the “anticipated closing date”) that is 30 days following the last to occur of:

•	the effective date of the last required regulatory approval;
•	the date on which the shareholders of Citizens approve the plan of merger; and
•	the date on which all other conditions precedent to each party’s obligations under the merger agreement are either satisfied or waived.

The chief executive officers of each of Farmers Capital and Citizens may agree to a different closing and effective time.

Legal Effect of Merger

At the time the merger is effective, Citizens will be merged with and into Citizens Acquisition, the wholly-owned subsidiary of Farmers Capital, and Citizens’ separate existence will cease while Citizens Acquisition’s existence will continue. At the effective time, all outstanding shares of Citizens common stock will be converted into the right to receive the merger consideration as described above or the consideration required by Subtitle 13 of the Kentucky Act to be paid to Citizens shareholders who properly perfect their dissenters’ rights. All outstanding shares of Farmers Capital common stock will remain outstanding and all outstanding shares of Citizens Acquisition common stock will remain outstanding immediately following the merger.

Each of the shares of Citizens common stock held by Citizens, Citizens Bank or Citizens Financial Services prior to the effective time of the merger, other than in a fiduciary capacity or as a result of debts previously contracted, will be canceled and retired and no merger consideration will be issued in exchange for such shares.

The articles of incorporation and bylaws of Citizens Acquisition immediately prior to the merger will remain in effect following the merger. The directors and officers of Citizens Acquisition, which is currently composed of the Chairman of the Board, the President and Chief Executive Officer and the Chief Financial Officer of Farmers Capital, will remain unchanged following the merger.

Exchange of Shares

Farmers Capital has appointed its subsidiary, Farmers Bank & Capital Trust Company, as the exchange agent. Promptly following the effective time of the merger, Farmers Capital will deposit with the exchange agent (1) certificates representing the number of shares of Farmers Capital common stock issuable and (2) the amount of cash consideration payable in exchange for outstanding shares of Citizens common stock and unexercised Citizens stock options.  The deposited certificates and cash are known as the “exchange fund.” The exchange agent will, pursuant to irrevocable instructions of Farmers Capital, deliver merger consideration out of the exchange fund. The exchange fund may not be used for any other purpose.

As soon as reasonably practicable after the merger becomes effective, the exchange agent will mail, to each holder of non-electing shares of Citizens common stock immediately prior to the merger and outstanding options immediately prior to the merger, a letter of transmittal and instructions for use in effecting the surrender of Citizens stock certificates or option agreements in exchange for such person’s pro rata portion of the merger consideration. Upon surrender of a certificate or option agreement for cancellation to the exchange agent, together with the properly executed letter of transmittal and such other documents as may reasonably be required by the exchange agent, the exchange agent will deliver to the holder of such certificate or option agreement the amount of cash, if any, and the number of whole shares of Farmers Capital common stock, if any, to which such person is entitled under the merger agreement. The surrendered certificates and option agreements will be canceled. In the event of a transfer of ownership of Citizens common stock that is not registered in the transfer records of Citizens, payment may be made to a person other than the person in whose name the stock certificate so surrendered is registered, if such certificate is properly endorsed or otherwise in proper form for transfer and the person requesting such payment pays any transfer or other taxes required by reason of the payment to a person other than the registered holder of such certificate.

Until surrendered as contemplated by the merger agreement, each certificate of Citizens common stock and option agreement will be deemed after the merger to represent only the right to receive upon surrender the portion of the merger consideration into which the shares of Citizens common stock or options have been converted.

No interest will be paid or accrued on any cash payable upon surrender of any certificate or option agreement.

No dividends or other distributions with respect to Farmers Capital common stock with a record date on or after the effective time of the merger will be paid to the holder of any certificate formerly representing Citizens common stock with respect to the shares of Farmers Capital common stock issuable upon surrender thereof, and no cash payment in lieu of fractional shares will be paid, until the surrender of such certificate as required above.  Subject to applicable law, following surrender of any Citizens stock certificate, there will be paid to the holder of the certificate representing whole shares of Farmers Capital common stock issued in exchange for shares of Citizens common stock, without interest, (1) at the time of such surrender, the amount of any cash payable in lieu of a fractional shares to which such holder is entitled pursuant to the merger agreement and the amount of dividends or other distributions with a record date after the effective time of the merger paid with respect to whole shares of Farmers Capital common stock after the merger, and (2) at the appropriate payment date, the amount of dividends or other distributions with a record date after the effective time of the merger but prior to surrender of the Citizens stock certificate, but with a payment date after such surrender, payable with respect to such whole shares of Farmers Capital common stock.

Any portion of the exchange fund that remains undistributed to the holders of Citizens common stock for six months after the merger will be returned to Farmers Capital, upon its demand, and any holder of Citizens common stock or Citizens stock options who has not then complied with the exchange requirements may thereafter look only to Farmers Capital and Citizens Acquisition for payment of its claim for a portion of the merger consideration and any applicable dividends or distributions with respect to any Farmers Capital common stock with a record date after the merger, without any interest thereon.

The exchange agent will invest any cash included in the exchange fund, as directed by Farmers Capital, in direct obligations of the U.S. Treasury or otherwise with the consent of Citizens, on a daily basis. Any interest and other income resulting from such investments will be paid to Farmers Capital.

Farmers Capital and the exchange agent will be entitled to deduct and withhold from the consideration otherwise payable to any holder of Citizens common stock such amounts as may be required to be deducted and withheld with respect to the making of such payment under U.S., state, local or foreign tax law.

Representations and Warranties in the Merger Agreement

Farmers Capital and Citizens have made representations and warranties to each other as part of the merger agreement. Citizens’ representations and warranties are contained in Article 6 of the merger agreement and relate to, among other things:

•	its organization and authority to enter the merger agreement;
•	its capitalization, subsidiaries, properties and financial statements;
•	its regulatory reports and corporate records;
•	its loans, investment portfolios, reserves and deposits;
•	absence of material changes affecting Citizens since December 31, 2004, unless otherwise disclosed;
•	its compliance with laws;
•	environmental compliance of real estate it owns or leases;
•	its relations with its employees and the status of its employee benefit plans;
•	its material contracts;
•	pending and threatened litigation; and
•	its technology systems.

Farmers Capital’s representations and warranties are contained in Article 7 of the merger agreement and relate to, among other things:

•	its organization and authority to enter the merger agreement;
•	its capitalization, subsidiaries, and financial statements;
•	absence of material changes affecting Farmers Capital since December 31, 2004, unless otherwise disclosed;
•	its compliance with laws, expressly including securities laws; and
•	pending and threatened litigation.

Conditions to the Merger

The merger agreement contains a number of conditions that must be satisfied or waived (if they are waivable) to complete the merger. The conditions include, among other things:

•	approval of the merger agreement and the transactions contemplated by the merger agreement by Citizens shareholders;

•
obtaining all consents and approvals of, and filing all registrations and notifications with, all regulatory agencies required for closing the merger, including approval of the Federal Reserve Board and the Kentucky Office (see “The Merger Agreement—Regulatory and Other Required Approvals”);

•
each party will have obtained all non-regulatory consents required for closing the merger, such as consents of third parties under contracts, where if the consent is not obtained it would be reasonably likely to have, individually or collectively, a material adverse effect on the party;

•
continued accuracy as of the closing date of the representations and warranties set forth in the merger agreement and fulfillment in all material respects of the parties’ covenants set forth in the merger agreement;

•	issuance of legal opinions by counsel for Citizens and Farmers Capital related to the capitalization of their respective clients and the enforceability of the merger agreement against their clients;

•	no governmental agency or court will have taken any action which prohibits, restricts or makes illegal the closing of the merger;

•	the registration statement of which this proxy statement-prospectus is a part becomes effective and no stop orders are issued with respect to it;

•	the shares of Farmers Capital common stock issuable in the merger are approved for listing on The NASDAQ SmallCap Market;

•
Farmers Capital and Citizens have received a written opinion of Cors & Bassett LLC that the merger constitutes a tax-free reorganization under the Internal Revenue Code and the exchange in the merger of Citizens common stock for Farmers Capital common stock will not give rise to a gain or loss to the Citizens shareholder with respect to such exchange (a portion of any cash received);

•
each of the directors of Citizens has delivered a letter agreement in which, among other things, he agrees to vote his shares of Citizens common stock in favor of the plan of merger, agrees not to transfer his shares of Citizens common stock, acknowledges certain restrictions on transfer of the Farmers Capital common stock he receives in the merger and agrees to terminate certain of his unvested stock options;

•	all rights under the Citizens directors fee compensation plan will have been converted to Citizens common stock and the directors fee compensation plan will have been terminated;

•	the Citizens directors retirement plan and the rights of directors under it will have been terminated; and

•	no events, changes or occurrences will arise after July 1, 2005, that individually or collectively, have a material adverse effect on Citizens or Farmers Capital.

The conditions to the merger are set forth in Article 10 of the merger agreement.

Waiver and Amendment

Nearly all of the conditions to completing the merger may be waived at any time by the party for whose benefit they were created; however, the merger agreement provides that the parties may not waive any condition that would result in the violation of any law or regulation. Also, the parties may amend or supplement the merger agreement at any time by written agreement. The parties’ boards of directors must approve any amendments. Any material change in the terms of the merger agreement after the meeting may require a re-solicitation of votes from Citizens’ shareholders with respect to the amendment.

Business of Citizens Pending the Merger

The merger agreement requires Citizens to continue to operate its business as usual pending the merger. Among other things, each of Citizens and its subsidiaries may not, without Farmers Capital’s consent, take or agree to take any of the following actions:

•	amend its articles of incorporation or bylaws or other governing instruments;

•	incur any additional debt or allow any lien or encumbrance to be placed on any asset;

•	redeem, repurchase, or otherwise acquire any shares of its common stock or pay any distribution or dividend on its common stock;

•
except for issuances under its already outstanding stock options and its directors fee compensation plan for rights granted for the period ending June 30, 2005, issue, sell, pledge, encumber, authorize the issuance of, or otherwise permit to become outstanding, any additional shares of common stock or any right to acquire any common stock or any security convertible into common stock;

•	adjust, split, combine or reclassify any capital stock or authorize the issuance of any other securities in respect of or in substitution of shares of its capital stock;

•	sell, lease or transfer any asset having a book value in excess of $5,000 other than in the ordinary course of business;

•	make any change in any of its tax or accounting methods, except as required by law or applicable accounting principles;

•	except for investments in securities acquired in its usual business, purchase any securities or make any investment in any person;

•	grant any increase in compensation or benefits to any employees, directors or officer or pay any bonus other than pursuant to written policies or contracts that were in effect on July 1, 2005;

•	voluntarily accelerate the vesting of any employee benefits;

•	enter any employment contract with any person;

•
adopt any new employee benefit plan or terminate or withdraw from or materially change any existing employee benefit plan, unless required by law or necessary to maintain the tax qualified status of a plan;

•	commence any litigation or other proceeding other than in its usual business or settle any litigation or other proceeding for material money damages or restrictions upon its operations;

•	experience any change in control;

•	encourage or solicit any Citizens Bank customer or depositor to replace or diminish his relationship with Citizens Bank; and

•	except in the ordinary course of its business, enter into, amend or terminate any material contract.

The restrictions on Citizens’ business activities are set forth in Section 8.2 of the merger agreement.

Business of Farmers Capital Pending the Merger

Under the merger agreement, Farmers Capital agrees, pending the merger, to continue to conduct its business and the business of its subsidiaries in a manner designed in its judgment to enhance the long-term value of Farmers Capital common stock and its business prospects.

No Solicitation of Alternative Transactions

Citizens and its subsidiaries were required upon Citizens signing the merger agreement to immediately cease any negotiations with any person regarding any acquisition transaction of Citizens or its subsidiaries. In addition, Citizens and its subsidiaries may not

•	solicit, initiate or knowingly encourage any acquisition proposal;

•	except in limited circumstances where Citizens has paid a required $1.5 million termination fee, enter into any contract or letter of intent with respect to any acquisition proposal; or

•
participate in any discussions or negotiations regarding, or furnish or disclose to any person any non-public information with respect to Citizens or Citizens Bank in connection with, any inquiries or the making of any proposal that constitutes, or is reasonably likely to lead to, an acquisition proposal.

Regardless of the above restrictions, if at any time prior to the special meeting, in response to an unsolicited acquisition proposal that the Citizens board of directors determines in good faith is reasonably likely to lead to an acquisition proposal more favorable to Citizens than the merger, Citizens may (1) furnish information with respect to Citizens and its subsidiaries to the person making such acquisition proposal and (2) participate in discussions or negotiations with the person making such acquisition proposal. Under similarly limited circumstances, Citizens may pursue a more favorable acquisition proposal than the merger and after terminating the merger agreement as required below and paying Farmers Capital a $1.5 million termination fee, Citizens may enter a contract with respect to the more favorable acquisition proposal.

Termination of the Merger Agreement; Termination Fee

The merger agreement specifies the circumstances under which the parties may terminate the agreement and abandon the merger. Those circumstances include:

•	by mutual consent of Citizens’ board of directors and Farmers Capital’s board of directors;

•
by any party if another party has an inaccuracy in its representations and warranties and such inaccuracy is not cured within 30 days after written notice and the inaccuracy would provide the terminating party the ability to refuse to close the merger;

•	by any party if another party materially breaches any covenant, and such material breach cannot be, or is not, cured within 30 days after written notice;

•
by the board of directors of Farmers Capital if the average closing price of Farmers Capital common stock on the 45 trading days leading up to the 18th day prior to the anticipated closing of the merger is less than $30.50;

•	by the board of directors of Citizens if such average closing price of the Farmers Capital common stock is more than $38.75;

•	by the board of directors of Citizens or Farmers Capital if the merger is not closed by November 30, 2005, except in limited circumstances; and

•
by the board of directors of Citizens, prior to approval of the plan of merger at the special meeting, in order to concurrently enter a contract respecting an acquisition proposal more favorable to Citizens than the merger, where the following conditions are satisfied:

♦	the acquisition proposal has been received by Citizens in compliance with the restrictions set forth in the merger agreement;
♦	the Citizens board of directors has concluded in good faith the acquisition proposal is a superior acquisition proposal;
♦
Citizens has negotiated with Farmers Capital in good faith for a 15 day period to amend the terms of the merger to make it as favorable as the new alternative proposal but the Citizens board of directors determines in good faith the alternative proposal remains more favorable; and

♦	Citizens pays Farmers Capital a termination fee of $1.5 million.

If another acquisition proposal for Citizens is publicly announced and not withdrawn, and after that announcement the merger agreement is terminated by either Citizens or Farmers Capital in connection with another acquisition proposal for Citizens and Citizens enters a contract or closes on another acquisition proposal on or before March 31, 2006, then Citizens must pay Farmers Capital a termination fee of $1.5 million.

Payment of Expenses Relating to the Merger

The parties will pay all of their own expenses related to negotiating and completing the merger.

Interests of Certain Persons in the Merger

Some of Citizens’ directors and executive officers have interests in the transaction in addition to their interests generally as shareholders of Citizens. These interests are described below. Each of Farmers Capital’s and Citizens’ boards of directors was aware of these interests and considered them, in addition to other matters, in approving the merger agreement.

Salary Continuation Agreements

Each of David Van Horn, Richard Barto, William Hagedorn and Michael Hill has a salary continuation agreement with Citizens Bank, as executive officers of Citizens Bank. These agreements provide that in certain circumstances following the termination of the executive officer’s employment with Citizens Bank, he will receive compensation for a number of years thereafter pursuant to a formula set forth in his agreement. The amounts payable differ based on the reasons for termination of employment and increase on an annual basis pursuant to a vesting schedule. Under the terms of the salary continuation agreements, the merger arguably constitutes a change of control which accelerates vesting under the agreements and entitles the officer to certain increased annual payments if his employment is terminated any time prior to 12 months after the merger for reasons other than death, disability or retirement.

Messrs. Van Horn and Barto have in connection with the merger agreement and at the request of Farmers Capital entered into amendments to their salary continuation agreements which reduce the acceleration of vesting under the salary continuation agreements previously called for in the event of a transaction such as the merger. Their amendments instead accelerate vesting in all termination events to the level that would not be obtained until December 2005 and if the officer is terminated for any reason other than cause or voluntary termination within 3 years of the merger, the officer will receive benefits as if vested through 2008 under his salary continuation agreement. The parties anticipate Messrs. Hagedorn and Hill will enter similar amendments to their salary continuation agreements.

Citizens Stock Options

As of September 6, 2005, there were outstanding options to purchase a total of 18,729 shares of Citizens common stock that are currently exercisable or the vesting of which will be accelerated prior to the merger, with an average exercise price of $33.41. Of the total outstanding options, options to purchase 11,440 shares were held by directors of Citizens, of which vesting is being accelerated for 4,290 of these options in connection with the merger and 7,150 of the options will be terminated immediately prior to the merger. Further, options to purchase 1,220 shares were held by executive officers of Citizens who are not directors, the vesting of all of which is being accelerated in connection with this merger. The remaining options are held by employees who are neither directors nor executive officers.

Director Retirement Program and Compensation Plans

Citizens has a directors’ retirement program providing for the payment to directors of a one-time payment equal to 3 times their annual pay as a director upon their retirement from the board, decreased by 11 ½% for each year after age 62 that they retire (subject to adjustment for founding directors). The program also provides for the acceleration of vesting of all options held by a director who retires under the program. A condition to Farmers Capital closing of the merger is that Citizens terminate the director retirement program and the rights of directors as of July 1, 2005 under the program prior to the closing.

Citizens has a directors’ fee compensation plan pursuant to which directors are paid a monthly fee of $750 per month, reduced to $400 per month for certain absences from board meetings. Under the directors’ fee compensation plan, directors may elect to receive Citizens common stock in lieu of cash that is equivalent to the value of the Citizens common stock, with the fair market value of the stock determined by the board of directors on a monthly basis. The directors generally receive the stock accrued under this plan annually. Under the terms of the merger agreement, Citizens may not issue stock under the directors’ fee compensation plan for periods ending after June 30, 2005. A condition to Farmers Capital's closing of the merger is that Citizens terminate the directors’ compensation plan prior to the closing.

Employee Benefits

Farmers Capital will give Citizens’ employees full vesting and eligibility credit for their years of service with Citizens, for purposes of benefit accrual under Farmers Capital’s fringe benefit programs.

Continuation of Service

Following the merger Farmers Capital, as the sole shareholder of Citizens Acquisition, will have the power to determine who are directors of Citizens Bank and those directors will, in turn, choose who will serve as executive officers of the bank. The directors of Citizens are currently the same as the directors of Citizens Bank. While Farmers Capital is not obligated to continue the service of any current directors or executive officers of Citizens

Bank, Farmers Capital’s management has indicated to Citizens’ directors and executive officers that following the merger it intends to seek to retain the services of a majority of the current directors of Citizens Bank and all of the bank’s executive officers. Consequently, these individuals are interested in the transaction as they have received some assurance they will continue to serve in their current bank management roles.

Indemnification

Under the merger agreement, Farmers Capital agrees for a period of three years after the merger, with respect to current and former directors, officers, employees and agents of Citizens and its subsidiaries, to (1) honor any indemnification obligation of Citizens as of the time of the merger under the Citizens articles of incorporation or bylaws and (2) indemnify and defend any such person against all losses and expenses based on, or arising out of:

•
the fact that the person is or was a director, officer, employee or agent of Citizens or any of its subsidiaries or is or was serving at the request of Citizens or any of its subsidiaries as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise; and

•	the merger agreement or the merger.

This obligation may be limited by legal restrictions imposed by federal or state laws or regulations, the Citizens articles of incorporation or bylaws and any indemnification agreement in effect on the date the merger agreement was entered into. Consequently, directors and executive officers have additional interests in the transaction to the extent Farmers Capital has agreed to indemnify them for future claims related to certain past acts while a director or officer of Citizens or its subsidiaries.

Ownership of Farmers Capital Stock

No director or executive officer of Citizens owns any Farmers Capital common stock.

Interests of Farmers Capital and Its Directors and Executive Officers

No director or executive officer of Farmers Capital has any personal interest in the merger other than as a Farmers Capital shareholder. No Farmers Capital director or executive officer owns any shares of Citizens common stock. None of Farmers Capital or any of its subsidiaries owns any shares of Citizens common stock.

Public Trading Market

Farmers Capital common stock is traded on The NASDAQ SmallCap Market under the trading symbol “FFKT.” The shares of Farmers Capital common stock issuable pursuant to the merger will be traded on the same market under the same symbol. The shares of Farmers Capital common stock to be issued in the merger will be freely transferable under applicable securities laws, except to the extent of any limitations or restrictions applicable to any shares received by any shareholder who may be deemed an affiliate of Citizens on the date of the special meeting of Citizens shareholders or an affiliate of Farmers Capital following completion of the merger. See “—Resale of Farmers Capital Common Stock.”

Farmers Capital Dividends

The holders of Farmers Capital common stock receive dividends if and when declared by the Farmers Capital board of directors out of legally available funds. Farmers Capital declared a dividend of $0.33 per share of common stock for each quarter of 2004 and declared a dividend of $0.33 per share in the first and second quarters of 2005. Following the completion of the merger, Farmers Capital expects to continue paying quarterly cash dividends on a basis consistent with past practice. However, the declaration and payment of dividends will depend upon business conditions, operating results, capital and reserve requirements and consideration by the Farmers Capital board of directors of other relevant factors.

Surrender and Exchange of Stock Certificates

At the effective time of the merger, Citizens’ shareholders or holders of Citizens stock options will no longer have any rights as shareholders or optionholders of Citizens but will be entitled to receive the merger consideration payable to them under the terms of the merger agreement. Those Citizens shareholders who are to receive Farmers Capital common stock as part of their merger consideration will automatically at the effective time of the merger become entitled to all of the rights and privileges afforded to Farmers Capital shareholders at that time.

Farmers Bank & Capital Trust Company, a subsidiary of Farmers Capital, will serve as exchange agent for the merger. Promptly after the effective date of the merger, Farmers Capital will send or cause to be sent to all Citizens shareholders (who have not already submitted their stock certificates in connection with their election for stock or who have exercised their dissenters’ rights) and stock option holders a letter of transmittal with instructions for exchanging Citizens common stock certificates or Citizens stock options for the merger consideration. Each Citizens stock certificate or stock option issued and outstanding immediately prior to the effective time of the merger will be deemed for all purposes to evidence the right to receive the merger consideration to which such holder is entitled, regardless of when they are actually exchanged.

Farmers Capital, at its option, may delay paying former shareholders of Citizens who become holders of Farmers Capital common stock pursuant to the merger any dividends or other distributions that may become payable to holders of record of Farmers Capital common stock following the effective time of the merger until they have surrendered their certificates evidencing their Citizens common stock, at which time Farmers Capital will pay any such dividends or other distributions without interest.

If you have not elected to receive stock consideration, you should not send in your Citizens stock certificate(s) until you have received a letter of transmittal and further written instructions after the effective date of the merger. Please do NOT send in your stock certificates with your proxy. Either send it with your form electing stock consideration or await further instruction from Farmers Capital following the merger.

After the exchange agent receives your certificates of Citizens common stock or documents representing your stock options, together with a properly completed letter of transmittal, it will deliver to you the merger consideration to which you are entitled, consisting of any Farmers Capital common stock certificates (together with all withheld dividends or other distributions, but without interest thereon) and cash payments due (including any cash payment for a fractional share, without interest). The merger consideration delivered by the exchange agent is subject to adjustment to ensure that the total cash consideration issued in the merger does not constitute less than 55% or more than 60% of the total merger consideration. See “—Allocation and Proration Procedures.”

Shareholders who cannot locate their stock certificates are urged to contact promptly:

Cynthia Goforth
Citizens Bank of Northern Kentucky
103 Churchill Drive
Newport, Kentucky 41071
(859) 572-2660

Citizens will issue a new stock certificate to replace the lost certificate(s) only if the shareholder of Citizens signs an affidavit certifying that his or her certificate(s) cannot be located and containing an agreement to indemnify Citizens and Farmers Capital against any claim that may be made against Citizens or Farmers Capital by the owner of the certificate(s) alleged to have been lost or destroyed. Citizens or Farmers Capital may also require the shareholder to post a bond in an amount sufficient to support the shareholder’s agreement to indemnify Citizens and Farmers Capital.

Resale of Farmers Capital Common Stock

The shares of Farmers Capital common stock to be issued in the merger have been registered under the Securities Act of 1933, as amended (the “Securities Act”). Citizens shareholders who are not affiliates of Citizens or Farmers Capital may freely trade their Farmers Capital common stock upon completion of the merger. The term “affiliate” generally means each person who was an executive officer, director or 10% shareholder of Citizens prior to the merger or who is an executive officer, director or 10% shareholder of Farmers Capital after the merger.

Those shareholders who are deemed to be affiliates of Citizens may only sell their Farmers Capital common stock as provided by Rule 145 of the Securities Act, or as otherwise permitted under the Securities Act.

If you are or may be an affiliate of Citizens, you should carefully consider the resale restrictions imposed by Rule 145 before you attempt to transfer any shares of Farmers Capital common stock after the merger. Persons assumed to be affiliates of Citizens have entered into agreements with Farmers Capital not to sell shares of Farmers Capital common stock they receive in the merger in violation of the Securities Act.

Regulatory and Other Required Approvals

Federal Reserve Board

The Federal Reserve Board must approve the merger before it can be completed. Farmers Capital and Citizens must then wait at least 30 days after the date of Federal Reserve Board approval before they may complete the merger. During this waiting period, the U.S. Department of Justice may object to the merger on antitrust grounds. Farmers Capital filed an application for approval of the merger with the Federal Reserve Board on                       , 2005. In reviewing that application, the Federal Reserve Board is required to consider the following:

•
competitive factors, such as whether the merger will result in a monopoly or whether the benefits of the merger to the public in meeting the needs and convenience of the community clearly outweigh the merger’s anticompetitive effects or restraints on trade; and

•	banking and community factors, which includes an evaluation of:

♦	the financial and managerial resources of Farmers Capital, including its subsidiaries, and of Citizens, and the effect of the proposed transaction on these resources;

♦	management expertise;

♦	internal control and risk management systems;

♦	the capital of Farmers Capital;

♦	the convenience and needs of the communities to be served; and

♦	the effectiveness of Farmers Capital and Citizens in combating money laundering activities.

The application process includes publication and opportunity for comment by the public. The Federal Reserve Board may receive, and must consider, properly filed comments and protests from community groups and others regarding (among other issues) each institution’s performance under the Community Reinvestment Act of 1977, as amended. The Federal Reserve Board is also required to ensure that the proposed transaction would not violate Kentucky law regarding the number of years a bank must be in operation before it can be acquired, deposit concentration limits, Kentucky community reinvestment laws and any Kentucky antitrust statutes.

Other Regulatory Approvals

The merger requires the approval of the Kentucky Office. Farmers Capital filed applications for approval of the merger with the Kentucky Office on                 , 2005. In evaluating the merger, the Kentucky Office must consider:

•	if the terms of the merger are in accordance with Kentucky law;

•	if the financial condition, competence, experience and integrity of Farmers Capital will jeopardize the financial stability of Citizens Bank;

•	whether the public convenience and advantage will not be served by the acquisition; and

•	whether a federal regulatory agency whose approval is required has disapproved the transaction because it would result in a monopoly or substantially lessen competition.

In connection with or as a result of the merger, Farmers Capital or Citizens may be required, pursuant to other laws and regulations, either to notify or obtain the consent of other regulatory authorities and organizations to which such companies or subsidiaries of either or both of them may be subject. The Farmers Capital common stock to be issued in exchange for Citizens common stock in the merger has been registered with the SEC and will be listed on The NASDAQ SmallCap Market. The transaction also will be registered with such state securities regulators as may be required.

Status and Effect of Approvals

All regulatory applications and notices required to be filed prior to the merger have been filed. Farmers Capital and Citizens contemplate that they will complete the merger approximately fifteen days after the special shareholders’ meeting, assuming all required approvals are received.

Farmers Capital and Citizens believe that the proposed merger is compatible with the regulatory requirements described in the preceding paragraphs; however, we cannot assure you that we will be able to comply with any required conditions or that compliance or noncompliance with any such conditions would not have adverse consequences for the combined company after the merger.

While Farmers Capital and Citizens believe that the requisite regulatory approvals for the merger will be obtained, we can give you no assurance regarding the timing of the approvals, our ability to obtain the approvals on satisfactory terms or the absence of litigation challenging those approvals or otherwise. Similarly, we cannot assure you that the Kentucky attorney general or other regulatory authority will not attempt to challenge the merger on antitrust grounds or for other reasons, or, if such a challenge is made, project the result thereof. The merger is conditioned upon the receipt of all consents, approvals and actions of governmental authorities and the filing of all other notices with such authorities in respect of the merger.

We are not aware of any regulatory approvals that would be required for completion of the transactions contemplated by the merger agreement other than as described above. Should any other approvals be required, those approvals would be sought, but we cannot assure you that they will be obtained.

Accounting Treatment of the Merger

Farmers Capital is required to account for the merger as a purchase transaction under GAAP. Under the purchase method of accounting, the assets (including identifiable intangible assets) and liabilities (including executory contracts and other commitments) of Citizens will be recorded, as of completion of the merger, at their respective fair values and added to those of Farmers Capital. Any excess of purchase price over the net fair value of Citizens’ assets and liabilities is recorded as goodwill (excess purchase price). Financial statements and reported results of operations of Farmers Capital issued after completion of the merger will reflect these values, but will not be restated retroactively to reflect the historical financial position or results of operations of Citizens. The results of operations of Citizens will be included in the results of operations of Farmers Capital following the effective time of the merger.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following is a summary description of the material United States federal income tax consequences of the merger to the shareholders of Citizens who hold common stock as capital assets. We do not intend it to be a complete description of the federal income tax consequences of the merger to all shareholders of Citizens. For example, it may not apply to shareholders who received their stock upon the exercise of employee stock options or as compensation. It also may not apply to shareholders who hold the common stock as part of a “hedge,”  “straddle,”  “constructive sale,” or “conversion transaction,” as these terms are used in the Internal Revenue Code of 1986, as amended. It also may not apply to insurance companies, securities dealers, financial institutions, tax-exempt entities or foreign persons. In addition, this summary description deals only with the federal income tax consequences of the merger. No information is provided on the tax consequences of the merger under state, local, gift, estate, foreign or other tax laws.

This discussion is based upon the tax laws, regulations, rulings and judicial decisions now in effect, all of which are subject to change. Tax laws are complex, and your individual circumstances may affect the tax consequences to you. We urge you to consult a tax advisor regarding the tax consequences of the merger to you.

Farmers Capital and Citizens must receive a tax opinion from Cors & Bassett, LLC in order to complete the merger. The tax opinion must conclude that the consequences of the merger are as follows:

•	that the merger will constitute a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code;

•	that Farmers Capital, Citizens and Citizens Acquisition will each be a party to the reorganization as that term is defined in Section 368(b) of the Internal Revenue Code; and

•
that the exchange in the merger of Citizens common stock for Farmers Capital common stock will not give rise to gain or loss to the shareholders of Citizens with respect to such exchange (except to the extent of any cash received).

The tax opinion will be based upon law existing on the date of the opinion and upon certain facts, assumptions (including but not limited to the assumption that the merger will be completed in accordance with the terms of the merger agreement), limitations, representations and covenants that, if incorrect in certain material respects, would jeopardize the conclusions reached by Cors & Bassett, LLC in its opinion. The tax opinion will not bind the Internal Revenue Service or prevent the Internal Revenue Service from successfully asserting a contrary opinion. No ruling will be requested from the Internal Revenue Service in connection with the merger or on any matter relating to the tax consequences of the merger.

The United States federal income tax consequences of the merger are as follows:

•	Classification as a “Reorganization.” The merger will be treated as a reorganization qualifying under the provisions of Section 368(a) of the Internal Revenue Code.

•	Federal Income Tax Consequences to Farmers Capital and Citizens. Neither Farmers Capital nor Citizens will recognize taxable gain or loss as a result of the merger.

•
Federal Income Tax Consequences to Farmers Capital Shareholders Who do not Hold any Citizens Common Stock. Because shareholders of Farmers Capital common stock will retain their common stock in the merger, holders of Farmers Capital common stock will not recognize gain or loss upon the merger.

•
Federal Income Tax Consequences to the Citizens Shareholders. The United States federal income tax consequences of the merger to a Citizens shareholder, generally, will depend on whether the shareholder exchanges his Citizens common stock for cash, Farmers Capital common stock or a combination of cash and Farmers Capital common stock.

•
Exchange Solely for Farmers Capital Common Stock. A Citizens shareholder will not recognize taxable gain or loss upon the exchange of Citizens common stock solely for Farmers Capital common stock, except in respect of cash received instead of a fractional share of Farmers Capital common stock (as discussed below).

•
Exchange for Part Cash and Part Farmers Capital Common Stock. A Citizens shareholder who receives part cash (not including cash received instead of a fractional share of Farmers Capital common stock) and part Farmers Capital common stock in exchange for Citizens common stock will recognize taxable gain (but not loss) in an amount, if any, equal to the lesser of: (i) the excess of the sum of the amount of cash (excluding any cash received in lieu of fractional shares) and the fair market value of Farmers Capital common stock received in the merger over the holder’s adjusted tax basis in the shares of Citizens common stock (not including any tax basis allocable to any fractional shares of Farmers Capital common stock for which a Citizens shareholder is paid in cash) surrendered by the holder, or (ii) the amount of cash received by the holder in the merger (excluding any cash received in lieu of fractional shares). Any taxable gain to a Citizens shareholder on the exchange of Citizens common stock generally will be treated as capital gain (either long-term or short-term capital gain depending on the shareholder’s holding period for the Citizens common stock). If, however, the cash received has the effect of the distribution of a dividend (as discussed below), the gain will be treated as a dividend to the extent of the holder’s ratable share of accumulated earnings and profits as calculated for United States federal income tax purposes.

•	Exchange of Cash in Lieu of Fractional Share. A Citizens shareholder who receives cash instead of a fractional share of Farmers Capital common stock will generally be treated as having received such factional share and then having received such cash in redemption of the fractional share. Gain or loss generally will be recognized based on the difference between the amount of cash received instead of the fractional share and the portion of the Citizens shareholder’s aggregate adjusted tax basis of the Citizens shares exchanged in the merger which is allocable to the fractional share of Farmers Capital common stock. Such gain or loss to a Citizens shareholder on the exchange of Citizens common stock will generally be treated as capital gain or loss (either long-term or short-term capital gain or loss depending on the shareholder’s holding period for the Citizens common stock).

•
Tax Basis of Farmers Capital Common Stock Received in the Merger. The tax basis of any Farmers Capital common stock (including fractional shares deemed received and redeemed as described above) exchanged for Citizens common stock in the merger will equal the tax basis of the Citizens common stock surrendered in the exchange, reduced by the amount of cash received, if any, in the exchange (excluding any cash received instead of a fractional share of Farmers Capital common stock), and increased by the amount, if any, of gain (including any portion of the gain that is treated as a dividend but not including any gain resulting from the deemed receipt and redemption of fractional shares described above) recognized in the exchange.

•
Holding Period of Farmers Capital Common Stock Received in the Merger. The holding period for any Farmers Capital common stock exchanged for Citizens common stock in the merger will include the period during which Citizens common stock surrendered in the exchange was held.

•	Possible Treatment of Cash as a Dividend.

♦
In general, the determination of whether the gain recognized in the exchange will be treated as capital gain or has the effect of a distribution of a dividend depends upon whether and to what extent the exchange reduces the Citizens shareholder’s deemed percentage stock ownership in Farmers Capital. For purposes of this determination, the Citizens shareholder is treated as if he first exchanged all of his shares of Citizens common stock solely for Farmers Capital common stock and then Farmers Capital immediately redeemed, which we refer to in this document as the “Deemed Redemption”, a portion of the Farmers Capital common stock in exchange for the cash the holder actually received. The gain recognized in the deemed redemption will be treated as a capital gain if the deemed redemption is (1) “substantially disproportionate” with respect to the Citizens shareholder or (2) “not essentially equivalent to a dividend.”

♦
The Deemed Redemption will generally be “substantially disproportionate” with respect to a holder if the percentage described in (2) below is less than 80% of the percentage described in (1) below. Whether a Deemed Redemption is “not essentially equivalent to a dividend” with respect to a Citizens shareholder will depend upon the Citizens shareholder’s particular circumstances. At a minimum, however, in order for the Deemed Redemption to be “not essentially equivalent to a dividend,”  the Deemed Redemption must result in a “meaningful reduction” in the Citizens shareholder’s deemed percentage stock ownership of Farmers Capital. In general, that determination requires a comparison of: (1) the percentage of the outstanding stock of Farmers Capital that the Citizens shareholder is deemed actually and constructively to have owned immediately before the Deemed Redemption and (2) the percentage of the outstanding stock of Farmers Capital that is actually and constructively owned by the Citizens shareholder immediately after the Deemed Redemption. In applying the above tests, a holder may, under the constructive ownership rules, be deemed to own stock that is owned by other persons or stock underlying a holder’s option to purchase such stock in addition to the stock actually owned by the holder.

♦
The Internal Revenue Service has ruled that a stockholder in a publicly held corporation whose relative stock interest is minimal (e.g., less than 1%) and who exercises no control with respect to corporate affairs is generally considered to have a “meaningful reduction” if that stockholder has a relatively minor (e.g., approximately 3%) reduction in its percentage stock ownership under the above analysis; accordingly, the gain recognized in the exchange by such a stockholder would be treated as capital gain.

♦
These rules are complex and dependent upon the specific factual circumstances particular to each holder. Consequently, each holder that may be subject to these rules should consult his tax advisor as to the application of these rules to the particular facts relevant to such holder.

•
Exchange Solely for Cash. A Citizens shareholder who receives solely cash in exchange for Citizens common stock, whether as a result of exercising dissenters’ rights or otherwise, will recognize taxable gain or loss in an amount, if any, equal to the difference between the cash received and the holder’s adjusted tax basis in the shares of Citizens common stock surrendered by the holder. Such gain or loss to a Citizens shareholder on the exchange of Citizens common stock will generally be treated as capital gain or loss (either long-term or short-term capital gain or loss depending on the shareholder’s holding period for the Citizens common stock).

•
Backup Withholding. Backup withholding may apply with respect to the cash consideration received by a holder of Citizens common stock in the merger unless the holder: (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact; or (ii) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and that such holder is a U.S. person (including a U.S. resident alien) and otherwise complies with applicable requirements of the backup withholding rules.

A holder of Citizens common stock who does not provide Farmers Capital (or the exchange agent) with its correct taxpayer identification number may be subject to penalties imposed by the Internal Revenue Service. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against the holder’s federal income tax liability, provided that the holder furnishes certain required information to the Internal Revenue Service.

•
Reporting Requirements. U.S. holders of Citizens common stock receiving Farmers Capital common stock in the merger will be required to attach to their federal income tax returns for the taxable year in which the merger occurs a complete statement, and maintain a permanent record, of all the facts relating to the exchange of stock in connection with the merger. The facts to be disclosed by a U.S. holder include the holder’s basis in the Citizens common stock transferred to Farmers Capital and the number of shares of Farmers Capital common stock received by the holder in the merger.

THE FOREGOING DISCUSSION OF UNITED STATES FEDERAL INCOME TAX CONSEQUENCES IS NOT INTENDED TO CONSTITUTE A COMPLETE DESCRIPTION OF ALL TAX CONSEQUENCES RELATING TO THE MERGER. TAX MATTERS ARE VERY COMPLICATED, AND THE TAX CONSEQUENCES OF THE MERGER TO YOU WILL DEPEND UPON THE FACTS OF YOUR PARTICULAR SITUATION. BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, WE URGE YOU TO CONSULT WITH YOUR TAX ADVISOR REGARDING THE APPLICABILITY TO YOU OF THE RULES DISCUSSED ABOVE AND THE PARTICULAR TAX EFFECTS TO YOU OF THE MERGER, INCLUDING THE APPLICATION OF STATE, LOCAL AND FOREIGN TAX LAWS.

CERTAIN DIFFERENCES IN RIGHTS OF SHAREHOLDERS

If the merger is completed, many Citizens’ shareholders (other than those exercising dissenters’ rights) may elect to exchange their shares of Citizens (in whole or in part) for shares of Farmers Capital or may be issued shares of Farmers Capital to maintain the ratio of stock to cash merger consideration. Their rights as shareholders will then be governed by Farmers Capital’s articles of incorporation and bylaws rather than by Citizens’ articles of incorporation and bylaws. Citizens and Farmers Capital are both Kentucky corporations governed by Kentucky law and their respective articles of incorporation and bylaws.

The following is a summary of the principal differences between the current rights of Citizens shareholders and Farmers Capital shareholders. The summary is necessarily general, and it is not intended to be a complete statement of all differences affecting the rights of shareholders. It is qualified in its entirety by reference to the Kentucky Revised Statutes as well as the articles of incorporation and bylaws of each corporation.

Authorized Capital Stock

Farmers Capital. Farmers Capital’s articles of incorporation authorize it to issue 9,608,000 shares of common stock, with a $0.125 per share par value. As of                 , there were                 shares of Farmers Capital stock issued and outstanding. Farmers Capital is not authorized to issue any shares of preferred stock.

The authority to issue additional shares of common stock provides Farmers Capital with the flexibility necessary to meet its future needs without the delay resulting from seeking shareholder approval. The authorized but unissued shares of common stock may be issued from time to time for any corporate purpose, including stock splits, stock dividends, employee benefit and compensation plans, acquisitions and public or private sales for cash as a means of raising capital. The shares could be used to dilute the stock ownership of persons seeking to obtain control of Farmers Capital. The sale of a substantial number of shares of voting stock to persons who have an understanding with Farmers Capital concerning the voting of such shares, or the distribution or declaration of a dividend of shares of voting stock (or the right to receive voting stock) to its shareholders, may have the effect of discouraging or increasing the cost of unsolicited attempts to acquire control of Farmers Capital.

Citizens. Citizens’ articles of incorporation authorize it to issue 1,000,000 shares of common stock, consisting of 900,000 shares of no par value common stock, and 100,000 shares of no par value preferred stock. As of                   , there were                shares of Citizens common stock issued and outstanding and no shares of Citizens preferred stock issued and outstanding.

Preferences, Limitations and Relative Rights

The Kentucky Business Corporation Act provides that if the articles of incorporation so provide, the board of directors may determine, in whole or in part, the preferences, limitations, and relative rights, with certain limitations, of any class or series within a class of shares before its issuance.

Farmers Capital. Farmers Capital only has one class of stock, its common stock. Farmers Capital’s articles of incorporation provide that all shares of common stock have full and unlimited voting power and are entitled to vote on all matters properly presented to the shareholders. No shareholder has any preferential right to subscribe for, purchase or receive any additional shares of stock or rights or options to purchase additional shares of stock or securities convertible into carrying rights or options to purchase additional shares of stock.

Citizens. Citizens’ articles of incorporation provide that all shares of common stock have unlimited voting rights and are entitled, in the aggregate, to receive the net assets of Citizens upon dissolution. With respect to preferred stock, the board of directors has the authority to determine, with certain restrictions, the preferences, limitations and relative rights of any class or series within a class before its issuance.

Amendment of Articles of Incorporation and Bylaws

Farmers Capital. The Kentucky Act provides that a corporation’s charter may be amended by the directors in certain limited circumstances or by the shareholders by a majority of votes entitled to be cast on an amendment, subject to any condition the board of directors may place on its submission of the amendment to the shareholders. In addition, Farmers Capital’s articles of incorporation generally require a vote of eighty percent (80%) or more of the shares of common stock to amend, alter or repeal the provisions of the articles of incorporation governing the shares of Farmers Capital common stock, directors, certain business combinations (i.e., a merger or consolidation, a sale or lease of all or a substantial part of its assets, or a dissolution or liquidation), or the removal or liability of directors.

Farmers Capital’s board of directors may adopt, amend or repeal Farmers Capital’s bylaws by a majority vote of the entire board of directors. The bylaws may also be amended or repealed by action of Farmers Capital’s shareholders.

Citizens. Citizens’ articles of incorporation require a vote of a majority or more by those shareholders entitled to vote on any amendment to amend or repeal the articles of incorporation, except where a particular article requires a greater percentage.

Citizens board of directors may adopt, amend, restate or repeal Citizens’ bylaws by a majority vote.

Board of Directors

Farmers Capital. Management of Farmers Capital is vested in its board of directors. Farmers Capital’s articles of incorporation provide for a board of directors consisting of not fewer than 9 nor more than 15 members divided into three classes. Each class of directors serves a three-year term, and directors of each class are elected by majority vote at successive annual meetings of shareholders. Farmers Capital’s bylaws provide that Farmers Capital have twelve directors.

Citizens. Management of Citizens is vested in its board of directors. Citizens’ articles of incorporation do not require a certain number of directors. It provides that if the number of directors is fewer than nine, then all directors are to be elected annually. If the number of directors is nine or more, then the directors are to be classified into three classes where each class of director serves a three-year term, and directors of each class are elected at successive annual meetings of shareholders. Citizens’ bylaws provide for a board of directors consisting of not fewer than five nor more than twenty-five. Citizens currently has thirteen directors.

The purpose of dividing the board of directors into classes is to facilitate continuity and stability of leadership by ensuring that experienced personnel familiar with Farmers Capital or Citizens (as applicable), will be represented on the board of directors at all times, and to permit management to plan for the future. However, the effect of having a classified board of directors is that only approximately one-third of the members of the board of directors in question are elected each year. As a result, two annual meetings are required to change a majority of the members of the Farmers Capital or Citizens board of directors. By potentially delaying the time within which an acquirer could obtain working control of the Farmers Capital or Citizens board of directors, such provisions may discourage some potential mergers, tender offers and takeover attempts.

Farmers Capital’s articles do not permit the cumulation of votes in the election of directors. Citizens’ articles of incorporation provide for cumulative voting for directors that permits a group of shareholders representing a minority of the outstanding shares to cumulate their votes and elect a director. Such cumulation of voting is not permitted by Farmers Capital’s articles of incorporation and, thus, a minority group of Farmers Capital shareholders is not guaranteed the ability to elect a director.

Limitations on Director Liability

Section 271B.8-300 of the Kentucky Act provides that a director will not be liable for any action, if he discharges his duties: (a) in good faith, (b) on an informed basis, and (c) in a manner the director honestly believes to be in the best interests of the corporation. In discharging his duties, a director may rely on the information, opinions, reports or statements, including financial statements, prepared or presented by officers or employees of the corporation whom the director honestly believes to be reliable. The director may also rely on such information prepared or presented by legal counsel, public accountants or other persons as to matters the director honestly believes are within the person’s competence.

Farmers Capital and Citizens. Farmers Capital’s and Citizens’ articles of incorporation limit the liability of their respective directors to the greatest extent permitted by law and provide that no director will be personally liable to their respective entities or their respective shareholders for monetary damages for a breach of his or her duties as a director, except for liability:

•	for any transaction in which the director’s personal financial interest is in conflict with the financial interest of the corporation or its shareholders;
•	for acts or omissions not in good faith or which involve intentional misconduct or are known to the director to be a violation of law;
•	for voting for or assenting to any distributions made in violation of the law; or
•	for any transaction from which the director derived an improper personal benefit.

Indemnification

Under the Kentucky Act, a corporation may indemnify any director against liability if the director:

•	conducted himself or herself in good faith;
•	reasonably believed, in the case of conduct in his or her official capacity with the corporation, that his or her conduct was in the best interests of the corporation;
•	reasonably believed, in all other civil cases, that his or her conduct was at least not opposed to the corporation’s best interests; and
•	in the case of any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Unless limited by its articles of incorporation, a Kentucky corporation must indemnify, against reasonable expenses incurred by him or her, a director who was wholly successful, on the merits or otherwise, in defending any proceeding to which he or she was a party because he or she is or was a director of the corporation. Expenses incurred by a director in defending a proceeding may be paid by the corporation in advance of the final disposition of the proceeding if three conditions are met: (a) the director furnishes the corporation a written affirmation of the director’s good faith belief that he or she has met the standard of conduct as set forth above; (b) the director furnishes the corporation a written undertaking, executed personally or on his or her behalf, to repay such amount if it is ultimately determined that he or she is not entitled to be indemnified by the corporation against such expenses; and (c) a determination is made that the facts then known to those making the determination would not preclude indemnification. A director may apply for court-ordered indemnification under certain circumstances.

Unless a corporation's articles of incorporation provide otherwise, an officer of a corporation is entitled to mandatory indemnification and is entitled to apply for court-ordered indemnification to the same extent as a director. The corporation may indemnify and advance expenses to an officer, employee or agent of the corporation to the same extent as to a director, and a corporation may also indemnify and advance expenses to an officer, employee or agent who is not a director to the extent, consistent with public policy, that may be provided by its articles of incorporation, bylaws, general or specific action of its board of directors or contract.

Farmers Capital. Farmers Capital’s bylaws require the indemnification of its directors and officers generally to the same extent as permitted by Kentucky law. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling Farmers Capital pursuant to the foregoing provisions, Farmers Capital has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

Citizens. Citizens articles of incorporation require the indemnification of its directors and officers to the fullest extent permitted by Kentucky law.

Actions that Require a Supermajority Vote; Business Combinations

Farmers Capital. Farmers Capital’s articles of incorporation require a vote of eighty percent (80%) or more of the shares of common stock to change the number of directors, approve a business combination, or remove a director without cause. A “business combination” may include:

•	a merger or consolidation with a related person;
•	the sale, lease, exchange, transfer or other disposition of all or a substantial part of the Farmers Capital’s assets with a related person;
•	the issuance of securities to a related person;

•	a recapitalization that would increase the voting power of a related person; or
•	a dissolution or liquidation of Farmers Capital when there is a related person to Farmers Capital.

A “related person” is one who either owns ten percent (10%) or more of Farmers Capital’s stock or controls, is controlled by, or is under common control of a person who controls ten percent (10%) or more of Farmers Capital’s stock.

However, a vote of eighty percent (80%) is not required for the approval of a change in the number of directors or a business combination if such transaction is approved by a majority of   “continuing directors”.  “Continuing director” means a Farmers Capital director that:

•	is a director at the time the board votes with respect to the business combination; and
•	meets one of the following criteria:
— was a director on March 1, 1986;
— was a director immediately before any 10% or greater shareholder involved in the business combination became a 10% shareholder; or
— is designated a continuing director by a majority of the then continuing directors within 90 days after he or she is first elected to the board.

As a Kentucky corporation, Farmers Capital is or could be subject to certain restrictions on business combinations under Kentucky law, including, but not limited to, combinations with interested shareholders.

The requirement of a supermajority vote of shareholders to approve certain business transactions may discourage a change in control of Farmers Capital by allowing a minority of Farmer Capital’s shareholders to prevent a transaction favored by the majority of the shareholders. The primary purpose of the supermajority vote requirement is to encourage negotiations with Farmers Capital by groups or corporations interested in acquiring control of Farmers Capital and to reduce the danger of a forced merger or sale of assets.

Citizens. Citizens’ articles of incorporation requires a vote of at least 66-2/3% of those shares entitled to vote to approve a merger, other than with a 90% owned subsidiary, or consolidation, a dissolution, the sale, lease or exchange of all or substantially all of its assets, or a share exchange. Citizens’ bylaws also require a vote of at least 66-2/3% of those shares entitled to vote to remove a director without cause.

Citizens’ articles of incorporation require a vote of 66-2/3% or more of those shares entitled to vote to amend any article of Citizens’ articles of incorporation requiring a 66-2/3% vote to take action.

Actions by Shareholders Without a Meeting

Farmers Capital. Farmers Capital’s bylaws provide that any action that is required or permitted by law to be taken at a meeting of shareholders may be taken without a meeting if a consent in writing, setting forth the action so taken, is signed by all of the shareholders entitled to vote on such matter. Given the large number of holders of Farmers Capital common stock, it is unlikely shareholder action could ever be taken without a meeting.

Citizens. Citizens’ bylaws provide that any action that is required or permitted by law to be taken at a meeting of shareholders, other than election of directors, may be taken without a meeting if a consent in writing, setting forth the action so taken, is signed by not less than eighty percent (80%) of the shareholders entitled to vote on such matter. Notice of the taking of any action by shareholders without a meeting by less than unanimous written consent must be given to those shareholders entitled to vote on the action but who have not consented in writing.

Distributions

The Kentucky Act allows a corporation to make distributions to its shareholders so long as the corporation would be able to pay its debts as they become due in the usual course of business and the corporation’s total assets would not be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution to shareholders whose preferential rights are superior to those receiving the distribution.

Farmers Capital. Farmers Capital’s board of directors may declare dividends on shares of common stock out of funds legally available therefor. The payment of dividends on common stock is subject to certain limitations imposed by law. Under Federal Reserve policy, a financial holding company such as Farmers Capital generally should not declare a cash dividend unless the available net income of the financial holding company is sufficient to fully fund the dividend. Further, the prospective rate of earnings retention should appear to be consistent with its capital needs, asset quality and overall financial condition. In addition, Farmers Capital may not pay dividends that would render it insolvent.

Citizens. Citizens’ board of directors may declare dividends on shares of common stock and preferred stock, if applicable, out of funds legally available therefor. The payment of dividends is subject to certain limitations imposed by law. Under Federal Reserve policy, a bank holding company such as Citizens generally should not declare a cash dividend unless the available net income of the bank holding company is sufficient to fully fund the dividend. Further, the prospective rate of earnings retention should appear to be consistent with its capital needs, asset quality and overall financial condition. In addition, Citizens may not pay dividends that would render it insolvent.

Reporting Requirements

Farmers Capital. Farmers Capital is a reporting company under the Exchange Act and files periodic reports with the SEC. Farmers Capital and its subsidiary banks also file reports with the Federal Reserve Board, the FDIC, the Kentucky Office and the Office of the Comptroller of the Currency, as applicable.

Citizens. Citizens and its subsidiary bank file reports with the Federal Reserve Board, the FDIC and Kentucky Office.

Purchase of Own Stock

Farmers Capital and Citizens. The Kentucky Act provides that corporations such as Farmers Capital and Citizens may purchase, take, receive or otherwise acquire its own shares so long as such action will not (a) render the corporation unable to pay its debts as they become due in the normal course of business or (b) render the corporation’s total assets less than the sum of its total liabilities plus amounts needed (if the corporation were to be dissolved at such time) to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those whose shares are being purchased. However, in some circumstances a financial or bank holding company may not purchase or redeem its own shares without prior notice to and approval of the Federal Reserve Board.

DISSENTERS’ RIGHTS

Under Kentucky law, a Citizens shareholder entitled to vote on the merger may dissent and obtain payment of the fair value of his or her shares if the merger is approved by the shareholders of Citizens and the merger is consummated. Generally, dissenters’ rights are a shareholder’s sole remedy for objecting to the merger. The following summary is not intended to and does not constitute a complete statement or summary of each provision of the Kentucky Revised Statutes relating to the rights of dissenting shareholders and is qualified in its entirety by reference to Subtitle 13 of the Kentucky Act, which is attached as Appendix B hereto. Accordingly, any holder of Citizens common stock intending to exercise dissenters’ rights is urged to review Appendix B carefully and to consult with his or her own legal counsel. Each step must be taken in strict compliance with the applicable provisions of the statutes in order for a holder of Citizens common stock to perfect dissenters’ rights.

Notice of Dissent. A shareholder wishing to exercise dissenters’ rights must deliver to Citizens, prior to the vote on the plan of merger at the special meeting, a written notice of intent to demand payment for his or her shares if the merger is consummated and must refrain from voting in favor of the plan of merger. The written notice of intent must be given in addition to and separate from any vote, in person or by proxy, against approval of the plan of merger; a vote, in person or by proxy, against approval of the plan of merger will not constitute such a written notice. The written notice of intent must be sent to David Van Horn, President and CEO, Citizens Bancorp, Inc., 103 Churchill Drive, Newport, Kentucky 41071.

Voting at the Special Meeting. Citizens shareholders electing to exercise their dissenters’ rights under Subtitle 13 of the Kentucky Act must not vote for approval of the plan of merger. A vote by a shareholder against approval of the plan of merger is not required in order for that shareholder to exercise dissenters’ rights.

Dissenters’ Notice. If the plan of merger is approved, within ten days after the special meeting (or any adjournment thereof), Citizens Acquisition, as the surviving entity under the merger, will send to all shareholders who notified Citizens of their intent to demand payment for their shares and who did not vote any of their shares in favor of the plan of merger, a dissenters’ notice which will (i) state where the shareholder must send a demand for payment and where and when his or her share certificates must be deposited; (ii) enclose a form for demanding payment to be completed by the dissenter and returned to Citizens Acquisition, which form will require the shareholder to certify whether or not he or she beneficially owned the shares prior to July 1, 2005 (the date of the first announcement to the public of the merger); (iii) establish the date (not less than 30 nor more than 60 days after the delivery of the dissenters’ notice) by which Citizens Acquisition must receive the demand for payment from the shareholder; and (iv) enclose a copy of Subtitle 13 of the Kentucky Act. After a shareholder receives the dissenters’ notice, he or she must deliver the demand for payment to Citizens Acquisition and deposit his or her shares in accordance with the dissenters’ notice or he or she will not be entitled to payment under Subtitle 13 and will instead receive the appropriate merger consideration.

Payment by Citizens Acquisition. Upon its receipt of a properly executed and completed demand for payment, accompanied by such shareholder’s share certificates, Citizens Acquisition will send payment to each dissenting shareholder of the amount Citizens Acquisition estimates to be the fair value of the dissenter’s shares as of the day before the date of the special meeting, excluding any appreciation or depreciation in anticipation of the merger (unless exclusion would be inequitable), and accrued interest as required by the Kentucky Act. The payment will be accompanied by a statement of Citizens Acquisition’s estimate of the fair value of the shares, an explanation of how interest was calculated along with the balance sheet of Citizens as of the end of the most recent fiscal year, an income statement for that year, a statement of changes in shareholders’ equity for that year and the latest available interim financial statements. In addition, the dissenter will be informed of his or her right to demand payment according to the dissenter’s own estimate of the fair value of such shares.

Citizens Acquisition is not required to send payment as described above to a dissenter who was not a beneficial owner of the shares prior to July 1, 2005 (the time of the first public announcement of the merger), but rather may offer to purchase the shares based on Citizens Acquisition’s estimate of their fair value. Any such owner must either accept that amount in full satisfaction or proceed with the exercise of his dissenters’ rights.

Procedure if Shareholder Is Dissatisfied with Payment. Within 30 days after Citizens Acquisition has delivered payment based upon its estimate of fair value, a dissenting shareholder may notify Citizens Acquisition of his or her own estimate of the fair value of the shares and demand payment of the balance due under such shareholder’s estimate.

If an agreement is not reached as to the fair value of the shares, Citizens Acquisition must file a petition in the Circuit Court of Franklin County, Kentucky, within 60 days after receiving the dissenter’s payment demand for the balance due such shareholder under his or her estimate of fair value. Such petition must request the court to determine the fair value of the shares and the accrued interest. If Citizens Acquisition fails to institute such a proceeding, it will be required to pay each dissenter whose demand remains unsettled the amount demanded.

Litigation. Each dissenting shareholder who is a party to the proceeding is entitled to the amount, if any, by which the court finds the fair value of his or her shares, plus interest, exceeds any amount paid by Citizens Acquisition. In an appraisal proceeding, the Franklin Circuit Court will determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court will assess costs against Citizens Acquisition, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment. The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable, as follows: (i) against Citizens Acquisition and in favor of any of the dissenters if the court finds Citizens Acquisition did not substantially comply with the statutory requirements set forth in Subtitle 13 of the Kentucky Act; or (ii) against Citizens Acquisition or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by Subtitle 13 of the Kentucky Act. If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against Citizens Acquisition, the court may award to such counsel reasonable fees to be paid out of the amounts awarded the dissenters who benefited.

If Merger Is Not Consummated. If for whatever reason the merger is not consummated within 60 days after the deadline for demanding payment and depositing certificates, Citizens must return all deposited shares. If Citizens fails to do so, a dissenter may nevertheless proceed with the exercise of his or hers dissenters’ rights, and Citizens will have no further right to terminate dissenters’ rights by returning deposited shares.

Dissent by Nominees and Beneficial Owners. A record shareholder may dissent as to less than all of the shares registered in his name only if he dissents with respect to all of the shares beneficially owned by any one person and notifies Citizens in writing of the name and address of each person on whose behalf the shareholder is asserting dissenters’ rights. In that event, such dissenters’ rights shall be determined as if the shares as to which the shareholder has dissented and the shareholder’s other shares were registered in the names of different shareholders.

A beneficial shareholder may assert dissenters’ rights as to shares held on his behalf only if he submits to Citizens the record shareholder’s written consent to the dissent no later than the time such beneficial shareholder asserts his dissenters’ rights, and he dissents as to all shares of which he is the beneficial owner or over which he has the power to direct the vote.

YOU SHOULD BE AWARE THAT FAILURE TO PROCEED IN ACCORDANCE WITH THE PROVISIONS OF SUBCHAPTER 13 OF THE KENTUCKY ACT WILL RESULT IN A LOSS OF ALL DISSENTERS’ RIGHTS AND RESULT IN YOUR BEING BOUND BY THE PLAN OF MERGER AND THE MERGER AGREEMENT.

INFORMATION ABOUT FARMERS CAPITAL

General

Farmers Capital is a Kentucky corporation and a registered financial holding company headquartered in Frankfort, Kentucky. Farmers Capital’s operating subsidiaries provide a wide range of banking and bank-related services to customers throughout Kentucky. The bank subsidiaries owned by Farmers Capital include Farmers Bank & Capital Trust Company (Frankfort, Kentucky), United Bank & Trust Company, Versailles, Ky., Lawrenceburg National Bank (Harrodsburg, Kentucky), First Citizens Bank (Elizabethtown, Kentucky), Farmers Bank and Trust Company (Georgetown, Ky.) and Kentucky Banking Centers, Inc. (Glasgow, Kentucky). Farmers Capital also owns FCB Services, Inc., a nonbank data processing subsidiary located in Frankfort, Kentucky, which provides services to Farmers Capital’s bank subsidiaries as well as unaffiliated banks, Kentucky General Life Insurance Company, Inc., an insurance agency subsidiary located in Frankfort, Kentucky, and Kentucky General Holdings, LLC, in Frankfort, Kentucky. Kentucky General holds a 50% voting interest in KHL Holdings, LLC, which acquired the Kentucky Home Life Insurance Company effective January 1, 2005.

Farmers Capital’s bank subsidiaries provide a broad range of financial services to individuals, corporations and others through their combined 27 banking locations in 16 communities throughout Central Kentucky. These services primarily include the activities of lending and leasing, receiving deposits, providing cash management services, safe deposit box rental and trust activities. Operations are managed and financial performance is evaluated at the subsidiary level. Farmers Capital’s chief decisionmakers monitor the results of the various banking products and services of its subsidiaries. Accordingly, all of Farmer’s Capital’s operations are considered by management to be aggregated in one reportable operating segment: commercial and retail banking.

As of June 30, 2005, Farmers Capital had consolidated total assets of approximately $1.42 billion, consolidated total gross loans of approximately $899 million, consolidated total deposits of approximately $1.15 billion and consolidated shareholders’ equity of approximately $134 million.

Subsequent Events

On July 21, 2005, Farmers Capital closed a trust preferred financing of approximately $10,000,000 with Credit Suisse First Boston LLC. Under this trust preferred financing, Farmers Capital formed a Delaware statutory trust of which it is the sole owner of the common securities. The trust issued preferred securities with a liquidation amount of $10,000,000. The trust’s obligations with respect to the preferred securities are guaranteed by Farmers Capital. The trust used the proceeds of the sale of its preferred securities and $310,000 Farmers Capital paid to the trust for its common securities to purchase 30-year junior subordinated deferrable interest notes issued by Farmers Capital. Farmers Capital will use the proceeds from this trust preferred financing to fund part of the merger consideration. The interest rate payable by Farmers Capital under the financing is three-month LIBOR plus 150 basis points and Farmers Capital may, at its option, repay the financing after an initial term of five years. The proceeds from this financing are deemed Tier 1 capital (up to 25% of total Tier 1 capital) for purposes of determining Farmers Capital’s capitalization for regulatory purposes. Also, Farmers Capital and the trust may defer interest and dividend payments under the financing for up to five consecutive years without resulting in a default, although interest will cumulate during this period.

On July 26, 2005, Farmers Capital closed a trust preferred financing of approximately $15,000,000 with SunTrust Capital Markets, Inc. Under this trust preferred financing, Farmers Capital formed a Delaware statutory trust of which it is the sole owner of the common securities. The trust issued preferred securities with a liquidation amount of $15,000,000. The trust’s obligations with respect to the preferred securities are guaranteed by Farmers Capital. The trust used the proceeds of the sale of its preferred securities and $464,000 Farmers Capital paid to the trust for its common securities to purchase 30-year junior subordinated deferrable interest notes issued by Farmers Capital. Farmers Capital will use the proceeds from this trust preferred financing to fund part of the merger consideration. The interest rate payable by Farmers Capital under the financing is the three-month LIBOR plus 165 basis points and Farmers Capital may, at its option, repay the financing after an initial term of five years. The proceeds from this financing are deemed Tier 1 capital (up to 25% of total Tier 1 capital) for purposes of determining Farmers Capital’s capitalization for regulatory purposes. Also, Farmers Capital and the trust may defer interest and dividend payments under the financing for up to five consecutive years without resulting in a default, although interest will cumulate during this period.

In Willmott Hardwoods, Inc. v. Farmers Bank and Trust Company (Georgetown, Kentucky), filed on July 30, 1998, plaintiffs sought compensatory damages in the amount of $8,505,000 and punitive damages in the amount of $30,000,000 against Farmers Bank and Trust Company, a subsidiary of Farmers Capital. The lawsuit was based on allegations that the subsidiary bank failed and refused to perform its obligations under a written July 11, 1996 commitment to lend $780,000 to Wilmott Hardwoods, Inc., failed to provide “interim financing” in the amount of $200,000 pursuant to an alleged commitment of August 20, 1996 and other lender liability theories. On August 21, 2001, the Scott Circuit Court entered Summary Judgment in favor of Farmers Bank and Trust Company on all counts of the complaint, and dismissed the complaint in its entirety. Plaintiffs subsequently filed an appeal with the Court of Appeals of Kentucky, which reversed the Scott Circuit Court ruling. However, on August 25, 2005, the Kentucky Supreme Court reversed the Court of Appeals in full and reinstated the summary judgment from the Scott Circuit Court in favor of Farmers Bank and Trust Company. Under the appellate rules, the plaintiffs may move for reconsideration of the Supreme Court’s ruling but, if they fail to do so or if the Supreme Court denies such motion, the Supreme Court ruling will become final and the complaint will be dismissed.

Market Prices of and Dividends Declared on Farmers Capital Common Stock

Farmers Capital common stock is traded on The NASDAQ SmallCap Market under the symbol “FFKT.” The following table sets forth for the periods indicated the high and low sale prices per share of Farmers Capital common stock as reported on The NASDAQ SmallCap Market and the quarterly dividends declared for each such period.

Price Range of Common Stock and Quarterly Dividends

	High	Low	Dividend
2005
Second Quarter	$34.64	$31.75	$0.33
First Quarter	41.25	32.90	0.33

2004
Fourth Quarter	41.20	33.54	0.33
Third Quarter	36.00	32.00	0.33
Second Quarter	35.75	31.15	0.33
First Quarter	37.99	32.50	0.33

2003
Fourth Quarter	36.50	33.11	0.33
Third Quarter	34.89	31.67	0.32
Second Quarter	33.03	30.88	0.32
First Quarter	33.54	30.00	0.32

The holders of Farmers Capital common stock receive dividends if and when declared by the Farmers Capital board of directors out of legally available funds. Following the completion of the merger, Farmers Capital expects to continue paying quarterly cash dividends on a basis consistent with past practice. However, the declaration and payment of dividends will depend upon business conditions, operating results, capital and reserve requirements and consideration by the Farmers Capital board of directors of other relevant factors.

Incorporation of Documents by Reference

The SEC allows Farmers Capital to “incorporate by reference” the information it files with the SEC. This permits Farmers Capital to disclose important information to you by referring to these filed documents. The information incorporated by reference is an important part of this proxy statement-prospectus. The following documents that Farmers Capital has filed or will file with the SEC (File No. 000-14412) are incorporated by reference in this proxy statement-prospectus:

•	its Annual Report on Form 10-K for the year ended December 31, 2004;

•	its Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2005;

•	its Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2005;

•	each of its Current Reports on Form 8-K filed on January 7, 2005, January 24, 2005, April 19, 2005, July 6, 2005 and July 21, 2005;

•
those portions of the Company’s 2004 Annual Report to Shareholders (filed along with and as Exhibit 13 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004) that are incorporated by reference into Items 5, 7, 7A, 8 and 15 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004;

•
those portions of Farmers Capital’s definitive Proxy Statement for its Annual Meeting of Shareholders held on May 10, 2005 that are incorporated by reference into Items 11, 12, 13 and 14 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004;

•
the description of the Company’s common stock contained in the Company’s registration statement filed under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including all amendments or reports filed for the purpose of updating such description; and

•
all documents filed by Farmers Capital with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this proxy statement-prospectus and prior to the earlier of the date of the Citizens shareholders’ meeting and the date the merger agreement is terminated (specifically excluding any portions thereof that are furnished to, as opposed to filed with, the SEC) will be deemed to be incorporated by reference in this proxy statement-prospectus from the date they are filed.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this proxy statement-prospectus to the extent that a statement contained herein or in any other subsequently filed document that is also or is deemed to be incorporated by reference herein modifies or supersedes such statement.

If you are a beneficial owner of Citizens common stock and would like a copy of any of the information incorporated by reference in this proxy statement-prospectus other than exhibits to such information (unless such exhibits are specifically incorporated by reference into such information), Farmers Capital will provide it to you without charge. If you would like to receive any of this information, please call or write Farmers Capital at:

Farmers Capital Bank Corporation
Attn: C. Douglas Carpenter, Chief Financial Officer
P.O. Box 309
202 W. Main St.
Frankfort, KY 40602
(502) 227-1686

You should make your request before November __, 2005 in order to receive the information prior to the special meeting.

INFORMATION ABOUT CITIZENS

General

Citizens is a Kentucky corporation and registered bank holding company headquartered in Newport, Kentucky. Citizens has two wholly-owned, operating subsidiaries, Citizens Bank of Northern Kentucky, Inc. (the “Bank” or “Citizens Bank”), a traditional full service bank headquartered in Newport, and Citizens Financial Services, Inc., an investment brokerage company headquartered in Newport.

As of June 30, 2005, Citizens had consolidated total assets of approximately $186 million, consolidated total loans of approximately $150 million, consolidated total deposits of approximately $163 million and consolidated shareholders’ equity of approximately $16 million.

Business and Properties

The Holding Company

Citizens’ main office is located at 103 Churchill Drive, Newport, Kentucky. Citizens is a holding company and has no operations other than the ownership of its two subsidiaries.

The Bank

Citizens Bank of Northern Kentucky, Inc. is a Kentucky corporation and a Kentucky chartered commercial bank. Citizens Bank’s main office is at 103 Churchill Drive, Newport, Kentucky and it operates six (6) branch offices located in the following locations:

•	103 Churchill Drive, Newport, Kentucky
•	164 Fairfield Avenue, Bellevue, Kentucky
•	7300 Alexandria Pike, Alexandria, Kentucky
•	2911 Alexandria Pike, Highland Heights, Kentucky
•	34 North Fort Thomas Avenue, Fort Thomas, Kentucky
•	8730 US Highway 42, Florence, Kentucky

In addition Citizens Bank operates six (6) automated teller machines located throughout its Northern Kentucky market area.

Citizens Bank is a full-service commercial bank. With an emphasis on responsive and customized service, the Bank offers a range of commercial and retail banking products and services including checking, savings and time deposits, individual retirement accounts, merchant bankcard processing, residential and commercial mortgages, home equity loans, consumer loans, investment loans, small business loans, commercial lines of credit and letters of credit. The Bank focuses on providing individual service and attention to its target customers, which include individuals and small- to medium-sized businesses. As a community bank focused on providing banking services to customers located in Northern Kentucky, Citizens Bank is familiar with its customers and local banking and financial market. As a result, the Bank believes it responds to its customers’ credit requests more quickly and is more flexible in approving complex loans based on the bank’s personal knowledge of the customer.

The Bank’s principal business is to accept deposits from the public and to make loans and other investments. The principal sources of funds for the bank’s loans and investments are demand, time, savings and other deposits, repayment of loans and borrowings. The principal source of income for the bank is interest collected on loans and other investments. The principal expenses of the bank are interest paid on savings and other deposits, employee compensation, office expenses and other overhead expenses.

Citizens Financial Services

Citizens Financial Services is a Kentucky corporation and is a wholly-owned non-bank subsidiary of Citizens. Citizens Financial Services’ main office is located at 103 Churchill Drive, Newport, Kentucky. Citizens Financial Services is an investment brokerage company that is able to offer non-deposit investment products as an alternative to traditional bank deposit products.

Competition

Citizens Bank competes with national and state banks, financial institutions, brokerage firms and credit unions for loans and deposits. Citizens Bank promotes the economic development of Boone, Kenton and Campbell Counties, the cities within them and the greater Northern Kentucky area. These three counties compose the southern part of the metropolitan area of Cincinnati.

Citizens Bank encounters competition in its market area from approximately 20 other commercial banks with 131 branches. These competitors offer a full range of banking services and vigorously compete for all types of services, especially deposits. In addition, in certain aspects of its banking business, the Bank also competes with credit unions, small loan companies, consumer finance companies, brokerage firms, insurance companies, money market funds and other financial institutions which have recently been invading traditional banking markets. The competition has increased significantly within the past few years as a result of federal and state legislation deregulating financial institutions. Many of Citizens Bank’s competitors enjoy competitive advantages, including greater financial resources, a wider geographic presence, more accessible branch office locations, the ability to offer additional services, more favorable pricing alternatives and lower origination and operating costs. Some of the competitors have been in business for a long time and have an established customer base and name recognition. Citizens’ competitors include larger national, super-regional and regional banks such as USBank, Chase, PNC and Fifth Third Bank. In addition, the Bank’s competitors that are not depository institutions are generally not subject to the extensive regulations that apply to Citizens and Citizens Bank.

Employees

Citizens, through its subsidiaries, currently employs 52 persons on a full-time basis and 17 persons on a part-time basis, including 20 officers.

Legal Proceedings

From time to time, Citizens and its subsidiaries are involved in litigation relating to claims arising out of operations in the normal course of business. As of the date hereof, neither Citizens nor any of its subsidiaries is engaged in any legal proceedings that are expected, individually or in the aggregate, to have a material effect on the bank. A potential class action allegation has been threatened against Citizens Bank whereby the plaintiffs who are creditors of a former customer of Citizens Bank claim damages exceeding $4,000,000, together with punitive and statutory damages, due to, among other things, the alleged participation by a Citizens Bank employee in an alleged fraud scheme and civil conspiracy of the former customer of the bank. Management of Citizens Bank does not believe there is any basis to support the allegations. No amount of loss, if any, can be reasonably estimated at this time. No lawsuit (class action or otherwise) has yet been filed; however, if filed, Citizens Bank intends to vigorously defend itself against these allegations.

Market Prices of and Dividends Declared on Citizens Common Stock

As of September 7, 2005, there were 464 record holders of Citizens common stock. The actual number of shareholders is greater than this number of record holders and includes shareholders who are beneficial owners but whose shares are held in street name.

There is no established public trading market for shares of Citizens common stock. As a result, any market in Citizens common stock prior to the merger should be characterized as illiquid and irregular. The last known sales price for a share of Citizens common stock was $39.97 on September 6, 2005 pursuant to a redemption by Citizens based on a price pre-determined by the Citizens board of directors. The last known privately negotiated trade of Citizens common stock not involving a purchase by Citizens of which management is aware occurred on March 28, 2005 at a price of $38.03 per share. The following table sets forth the high and low sales prices known to Citizens and the dividends declared by Citizens with respect to its common stock for the quarterly periods indicated.

	High	Low	Dividend
2005
Second Quarter	$39.70	$38.03	$0.00
First Quarter	38.03	37.32	0.00

2004
Fourth Quarter	37.58	36.90	0.30
Third Quarter	36.90	35.42	0.00
Second Quarter	36.44	35.06	1.00
First Quarter	36.43	35.57	0.00

2003
Fourth Quarter	35.65	34.40	0.28
Third Quarter	34.46	34.23	0.00
Second Quarter	34.26	33.17	0.00
First Quarter	33.17	32.37	0.00

Citizens’ board of directors may declare dividends on shares of common stock and preferred stock, if applicable, out of funds legally available therefor. The payment of dividends is subject to certain limitations imposed by law. Under Federal Reserve policy, a bank holding company such as Citizens generally should not maintain a rate of cash dividends unless the available net income of the bank holding company is sufficient to fully fund the dividends. Further, the prospective rate of earnings retention should appear to be consistent with its capital needs, asset quality and overall financial condition. In addition, Citizens may not pay dividends that would render it insolvent.

Share Ownership of Principal Shareholders, Management and Directors of Citizens

The following table sets forth information with respect to the beneficial ownership, as of September 7, 2005, of shares of Citizens common stock held by (i) each of Citizens’ directors and executive officers and (ii) all directors and executive officers as a group. Citizens does not know of any person that is the beneficial owner of more than 5% of Citizens’ issued and outstanding common stock. Except as noted below, Citizens believes that each person listed below has sole investment and voting power with respect to the shares included in the table.

Name	Number of Shares(1)	Number of Options Exercisable within 60 days(2)	Percent of Outstanding
David Van Horn(3)	22,880	330	4.12%
James R. Simpson(4)	15,061	330	2.71%
Richard L. Barto(5)	4,839	610	0.87%
William R. Hagedorn(6)	4,211	610	0.76%
Michael J. Crawford(7)	23,001	330	4.14%
Wilbert J. Enzweiler(8)	14,865	330	2.67%
Ronnie Keene(9)	7,917	330	1.42%
Fred A. Macke, Jr.(10)	16,743	330	3.01%
Andrew R. Modrall(11)	12,083	330	2.17%
David K. Noran(12)	16,589	330	2.98%
Fares J. Radel(13)	14,358	330	2.58%
Donald A. Saelinger(14)	21,332	330	3.84%
Gregory J. Schneider(15)	27,239	330	4.90%
Daniel M. Vinson(16)	5,119	330	0.92%
Edward A. Wilbers(17)	13,863	330	2.49%
Directors and Officers as a group (15 persons)	220,100	5,510	39.24%

(1)
The information set forth in this table with respect to Citizens common stock ownership reflects “beneficial ownership” as determined in accordance with Rule 13d-3 under the Exchange Act. “Beneficial ownership” includes shares for which an individual, directly or indirectly, has or shares voting or investment power or both and also includes options which are exercisable within 60 days of the date hereof. The percentages are based upon 555,444 shares outstanding. The percentages for each of those parties who hold presently exercisable options and warrants are based upon the sum of 555,444 shares plus the number of shares subject to presently exercisable options held by each such party, as indicated in the following notes.

(2)	In connection with the merger, the vesting of the listed options has been accelerated and the options holders will receive cash in exchange for their options on the closing date of the merger.
(3)	Includes 18,276 shares owned jointly with Mr. Van Horn’s spouse, 4,100 shares held by CEDE & Co. of which Mr. Van Horn is the beneficial owner and 330 shares subject to options.
(4)
Includes 9,872 shares held by Paine Webber as custodian of Mr. Simpson’s IRA account, 1,939 shares held by Mr. Simpson’s spouse’s revocable trust, 680 shares owned by The James R. Simpson IRA account dated August 19, 2003, 2,000 shares held by UBS Paine Webber as custodian for Mr. Simpson’s IRA account, 90 shares held by CEDE & Co. of which Mr. Simpson is the beneficial owner and 330 shares subject to options.

(5)	Includes 1,629 shares held jointly with Mr. Barto’s spouse, 2,600 shares held by RBC Dain Rauscher as custodian for Mr. Barto’s IRA account and 610 shares subject to options.
(6)	Includes 610 shares subject to options.
(7)
Includes 8,475 shares owned jointly with Mr. Crawford’s spouse, 9,306 shares owned by Mr. Crawford’s spouse, 2,230 shares held in Mr. Crawford’s 401(k) account, 64 shares held by RBC Dain Rauscher as custodian of Mr. Crawford’s IRA account, 49 shares held by RBC Dain Rauscher as custodian of Mr. Crawford’s spouse’s IRA account, 1,268 shares held by CEDE & Co. of which Mr. Crawford is the beneficial owner, 1,105 shares held by CEDE & Co. of which Mr. Crawford’s spouse is the beneficial owner and 330 shares subject to options.

(8)
Includes 10,123 shares held with Mr. Enzweiler’s spouse as to which either Mr. Enzweiler or his spouse have voting and dispositive power, 3,733 shares held in street name by UBS Paine Webber as custodian of Mr. Enzweiler’s 401(k) account and 330 shares subject to options.

(9)
Includes 200 shares held jointly with Mr. Keene’s spouse, 425 shares held by RBC Dain Rauscher as custodian of Mr. Keene’s IRA account, 325 shares held by RBC Dain Rauscher as custodian of Mr. Keene’s spouse's IRA account, 3,156 shares held by CEDE & Co. of which Mr. Keene is the beneficial owner, 783 shares held by CEDE & Co. of which Mr. Keene’s spouse is the beneficial owner and 330 shares subject to options.

(10)	Includes 14,000 shares held by CEDE & Co. of which Mr. Macke is the beneficial owner and 330 shares subject to options.
(11)	Includes 233 shares owned by Mr. Modrall’s spouse and 330 shares subject to options.
(12)	Includes 20 shares held by Mr. Noran as custodian for his minor child and 330 shares subject to options.
(13)	Includes 5,291 shares held by Paine Webber as custodian of Mr. Radel’s IRA accounts, 250 shares held by Mr. Radel’s spouse and 330 shares subject to options.
(14)	Includes 330 shares subject to options.
(15)
Includes 1,000 shares owned by Mr. Schneider’s minor children, 250 shares held by RBC Dain Rauscher as custodian of Mr. Schneider’s IRA account, 2,250 held by CEDE & Co. of which Mr. Schneider is the beneficial owner and 330 shares subject to options.

(16)	Includes 330 shares subject to options.
(17)	Includes 60 shares held jointly with Mr. Wilbers’ spouse, 5,000 shares owned by Mr. Wilbers’ spouse and 330 shares subject to options.

CITIZENS’ MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Forward-Looking Statements

This discussion contains forward-looking statements under the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. Although Citizens believes that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore, there can be no assurance that the forward-looking statements included herein will prove to be accurate. Factors that could cause actual results to differ from the results discussed in the forward-looking statements include, but are not limited to: economic conditions (both generally and more specifically in the markets in which Citizens and its subsidiaries operate); competition for Citizens’ customers from other providers of financial services; government legislation and regulation (which changes from time to time and over which the Citizens has no control); changes in interest rates; material unforeseen changes in the liquidity, results of operations, or financial condition of Citizens’ customers; and other risks, all of which are difficult to predict and many of which are beyond the control of Citizens. Citizens expressly disclaims any intent or obligation to update any forward-looking statements after the date hereof to conform such statements to actual results or to changes in our opinions or expectations.

Citizens’ Management’s Discussion and Analysis of Financial Condition and Results of Operations for the Six Months Ended June 30, 2005

Results of Operations

Net income for the six months ended June 30, 2005 was $993 thousand compared to net income of $781 thousand for the same period in 2004, an increase of $212 thousand or 27.1%. Basic and diluted net income per share were $1.82 and $1.81 for the current six months, an increase of $.36 on both a basic and diluted per share basis compared to $1.46 and $1.45 for the prior year. This represents an increase of 24.7% and 24.8% on a basic and diluted per share basis, respectively.

The increase in net income for the six months ended June 30, 2005 is primarily attributed to an increase in net interest income and gains recognized on the sale of other real estate owned partially offset by an increase in noninterest expenses and income taxes. Net interest income for the current six months was $3.4 million, an increase of $202 thousand or 6.3% compared to $3.2 million during the same period a year earlier. The increase in net interest income can be attributed to an improved net interest margin resulting from a greater increase in interest income, primarily on loans, than the increase in interest expense, mainly on deposits.

The provision for loans losses was $135 thousand for both the six months ended June 30, 2005 and 2004. Nonperforming loans have decreased $728 thousand from $1.1 million at December 31, 2004 to $407 thousand at June 30, 2005. Nonperforming loans include nonaccrual loans, restructured loans, and loans past due 90 days or more in which interest is still accruing.

Noninterest income increased $147 thousand or 17.2% in the six-month comparison. The increase in noninterest income was due to a $201 thousand increase in the gain on the sale of certain other real estate owned properties partially offset by a $13 thousand decrease in gain on sale of loans and a $53 thousand reduction in service charges and fees.

Noninterest expenses increased $45 thousand or 1.6% in the current six months compared to the same period a year ago. The increase in noninterest expenses occurred primarily in the other operating expense category, but was offset by slight decreases in salaries and benefits and occupancy expenses.

The effective income tax rate remained substantially the same at approximately 31.5%. However due to the higher net income before taxes, income tax expense increased $92 thousand or 25.3% in 2005 over the same period a year ago.

ROA was 1.08% for the current six-month period, an increase of 16 basis points compared to .91% reported for the same period in 2004. Significant factors that positively impacted ROA include the improved net interest margin and the increase in the gain on the sale of other real estate owned. ROE was 12.88% for the first six month of 2005 compared to 11.02% for the same period of 2004. This represents an increase of 186 basis points or 16.9%.

Net Interest Income

The trend of the general interest rate environment in the current six months ended June 30, 2005 compared to the same period a year earlier has been upward primarily as a result of short-term interest rate increases by the Federal Reserve Board. The Federal Reserve Board has increased short-term interest rates by 225 basis points in nine equal increments of 25 basis points since June 30, 2004. The effects of these rate increases by the Federal Reserve Board has generally led to higher average rates earned and paid on interest earning assets and interest bearing liabilities with a faster increase in the average rates earned than the increase in average rates paid on interest bearing liabilities due to their repricing characteristics.

Net interest income is the most significant component of Citizens’ earnings. Net interest income is the excess of the interest income earned on earning assets over the interest paid for funds to support those assets. The two most common metrics used to analyze net interest income are net interest spread and net interest margin. Net interest spread represents the difference between the yields on earning assets and the rates paid on interest bearing liabilities. Net interest margin represents the percentage of net interest income to average earning assets. Net interest margin will exceed net interest spread because of the existence of noninterest bearing sources of funds, principally demand deposits and shareholders’ equity, which are also available to fund earning assets. Changes in net interest income and margin result from the interaction between the volume and the composition of earning assets, their related yields, and the associated cost and composition of the interest bearing liabilities. Accordingly, portfolio size, composition, and the related yields earned and the average rates paid can have a significant impact on net interest spread and margin. The table on the following page represents the major components of interest earning assets and interest bearing liabilities on a tax equivalent basis. To compare the tax-exempt asset yields to taxable yields, amounts are adjusted to pretax equivalents based on the marginal corporate Federal tax rate of 34%.

Citizens’ tax equivalent yield on earning assets for the current six months was 6.03%, an increase of 37 basis points from 5.66% in the same period a year ago. The cost of funds for the current six months was 2.25%, an increase of 40 basis points compared to 1.85% in the same period a year earlier. A goal of Citizens in the current interest rate environment is to increase earning assets while maintaining the current relatively low interest rates paid on interest bearing liabilities. Citizens strives to accomplish this goal while providing excellent service to its customers and maintaining its core deposit base. Maintaining the relatively low cost of funds is becoming more difficult due to the recent rise in general interest rates and competitive market forces. Average earning assets increased $10.6 million or 6.7% to $169.5 million in the six month comparison. As a percentage of total average assets, earning assets decreased slightly from 92.69% to 91.75%.

Interest income results from interest earned on earning assets, which primarily include loans and investment securities. Interest income is affected by volume (average balance), composition of earning assets, and the related rates earned on those assets. Total interest income for the first six months of 2005 was $5.1 million, an increase of $595 thousand or 13.3% from the same period in the previous year. The growth in interest income was attributed to both higher average balances of earning assets and also due to higher average rates earned on those assets.

Interest expense results from incurring interest on interest bearing liabilities, which include interest bearing deposits, federal funds purchased, Federal Home Loan Bank advances and other borrowed funds. Interest expense is affected by volume, composition of interest bearing liabilities, and the related rates paid on those liabilities. Total interest expense was $1.7 million for first six months of 2005, an increase of $393 thousand or 30.0% from the same period in the prior year. Interest expense increased primarily as a result of higher average rates paid throughout the entire deposit portfolio, with an increase in average balances outstanding of certain deposit categories, particularly interest bearing deposits, contributing to a lesser degree. Citizens’ cost of funds was 2.25% for the six months ending June 30, 2005, an increase of 40 basis points from 1.85% for the prior year.

The net interest margin (TE) increased 2 basis points to 4.03% during the first six months of 2005 compared to 4.01% in the same period of 2004. However the net interest spread (TE) decreased 3 basis points to 3.78% from 3.81% the prior year. Therefore the increase in net interest margin is solely attributable to the effect of the increase in noninterest bearing sources of funds. The effect of noninterest bearing sources of funds on net interest margin typically increases in a rising rate environment.

The following tables present an analysis of net interest income for the six months ended June 30.

Distribution of Assets, Liabilities and Shareholders’ Equity: Interest Rates and Interest Differential
Six Months Ended June 30,	2005			2004
(In thousands)	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate
Earning Assets
Investment securities
Taxable	$18,734	$370	3.95%	$21,550	$358	3.32%
Nontaxable[1]	240	6	5.00	294	8	5.44

Federal funds sold and other	5,607	77	2.75	2,006	20	2.00
Loans[1,2,3]	144,894	4,658	6.43	135,057	4,110	6.09
Total earning assets	169,475	5,111	6.03%	158,907	4,496	5.66%
Allowance for loan losses	(1,540)			(1,468)
Total earning assets, net of allowance for loan losses	167,935			157,439
Nonearning Assets
Cash and due from banks	5,677			4,324
Premises and equipment, net	5,614			4,404
Other assets	5,483			5,270
Total assets	$184,709			$171,437
Interest Bearing Liabilities
Deposits
Interest bearing demand	$51,744	$452	1.75%	$38,327	$180.94%
Savings	23,132	86.74		25,459	71.56
Time	72,212	1,089	3.02	70,635	964	2.73

Borrowed funds	4,090	73	3.57	6,930	92	2.66
Total interest bearing liabilities	151,178	1,700	2.25%	141,351	1,307	1.85%
Noninterest Bearing Liabilities

Demand deposits	17,284			15,260
Other liabilities	829			653
Total liabilities	169,291			157,264
Shareholders’ equity	15,418			14,173
Total liabilities and shareholders’ equity	$184,709			$171,437
Net interest income		3,411			3,189
TE basis adjustment		(27)			(7)
Net interest income		$3,384			$3,182
Net interest spread			3.78%			3.81%
Impact of noninterest bearning sources of funds			.25			.20
Net interest margin			4.03%			4.01%

[1]	Income and yield stated at a fully tax equivalent basis using the marginal corporate Federal tax rate of 34%.
[2]	Loan balances include principal balances on nonaccrual loans.
[3]	Loan fees included in interest income amounted to $126 thousand and $129 thousand in each of the periods presented.

Analysis of Changes in Net Interest Income (tax equivalent basis)
(In thousands) Six Months Ended June 30,	Variance 2005/2004[1]	Variance Attributed to Volume Rate

Interest Income
Taxable investment securities	$12	$(56)	$68
Nontaxable investment securities[2]	(2)	(1)	(1)
Federal funds sold and other	57	45	12
Loans[2]	548	316	232
Total interest income	615	304	311
Interest Expense
Interest bearing demand deposits	272	79	193
Savings deposits	15	(5)	20
Time deposits	125	22	103

Borrowed funds	(19)	(42)	23
Total interest expense	393	54	339
Net interest income	$222	$250	$(28)

[1]	The changes that are not solely due to rate or volume are allocated on a percentage basis using the absolute values of rate and volume variances as a basis for allocation.
[2]	Income stated at fully tax equivalent basis using the marginal corporate Federal tax rate of 34%.

Noninterest Income

Noninterest income totaled $1.0 million for the first six months of 2005, an increase of $147 thousand or 17.2% compared to $856 thousand for the same period in the prior year. The increase in noninterest income was due to a $201 thousand increase in the gain on the sale of certain other real estate owned properties partially offset by a $13 thousand decrease in gain on sale of loans and a $53 thousand reduction in service charges and fees.

Gains on the sale of other real estate owned increased $201 thousand from $2 thousand last year to $203 thousand for the six months ended June 30, 2005. Service charges and fees declined $53 thousand or 10.5% to $452 thousand from $505 thousand in the six-month comparison and gain on sale of loans decreased $13 thousand or 10.8% from $120 thousand down to $107 thousand.

Noninterest Expense

Total noninterest expenses remained relatively stable by only increasing a net of $45 thousand to $ 2.8 million for the six months ended June 30, 2005, an increase of 1.6% compared to the same period in 2004. There were no significant changes in any of the expense categories included in noninterest expenses. Salaries and benefits, the largest component of noninterest expense, decreased $6 thousand to $1.4 million as compared to the prior year. Occupancy expenses also decreased slightly to $362 thousand from $369 thousand. The only categories to increase were data processing and the other operating expenses category, which increased $17 thousand and $41 thousand, respectively.

Income Taxes

Income tax expense for the first six months of 2005 was $455 thousand, an increase of $92 thousand or 25.3% from the same period a year earlier. The effective income tax rate remained substantially the same at approximately 31.5%, however due to the higher net income before taxes, income tax expense was also higher in 2005 over the same period a year ago.

Financial Condition

Total assets were $186 million on June 30, 2005, an increase of slightly more than $1.0 million or 0.6% from the prior year-end. There were no significant changes in the balance sheet line items from December 31, 2004 and June 30, 2005 except for the $4.3 million reduction in cash and cash equivalents and the $6.2 million increase in loans from $143.4 million at year-end to $149.6 million at June 30, 2005. Securities remained relatively constant decreasing only 3.6 % and deposits decreased $2.0 million or 1.2%. Other short term borrowings of $1.3 million were acquired to help replace the reduction in deposits.

Loans

Loans, including loans held for sale, totaled $149.6 million at June 30, 2005, an increase of $6.2 million or 4.3% from year-end 2004. The composition of the loan portfolio is summarized in the table below.

	June 30, 2005		December 31, 2004
(Dollars in thousands)	Amount	%	Amount	%

Commercial, financial, and agriculture	$46,802	31.3%	$40,540	28.3%
Real estate - construction	6,482	4.3	9,125	6.4
Real estate mortgage - residential	53,137	35.5	54,218	37.8
Real estate mortgage farmland and
Other commercial enterprises	38,852	26.0	35,405	24.6
Consumer	4,326	2.9	4,149	2.9

Total	$149,599	100.0%	$143,437	100.0%

On average, loans represented 85.5% of earning assets during the current six month period compared to 85.0% for 2004. As loan demand fluctuates, the available funds are reallocated between loans and lower earning temporary investments or investment securities, which typically involve a decrease in credit risk and lower yields.

Allowance for Loan Losses

The allowance for loan losses was $1.65 million at June 30, 2005, an increase of $224 thousand or 15.7% from the prior year-end. The allowance for loan losses was 1.10% of total loans at June 30, 2005, compared to 1.00% at December 31, 2004. The provision for loan losses remained the same at $135 thousand for both six months periods ended June 30, 2005 and 2004. Although non-performing loans have improved since December 31, 2004, total loans, excluding loans held for sale, have increased $7.6 million and approximately $6.3 million of that loan growth was in commercial loans which generally carry more risk than loans secured by some type of real estate.

Citizens had net recoveries of $89 thousand for the six months of 2005, compared to net charge-offs of $66 thousand in the same period of 2004. The allowance for loan losses as a percentage of nonperforming loans totaled 405.9% and 125.8% at June 30, 2005 and December 31, 2004, respectively. Management continues to emphasize collection efforts and evaluation of risks within the loan portfolio.

An analysis of the allowance For loan losses follows:
(in thousands)	Six Months Ended June 30
	2005	2004
Balance - beginning of period	$1,428	$1,438

Provision charged to operations	135	135
Loans charged off	(31)	(75)
Recoveries of loans previously charged off	120	9
Balance - end of period	$1,652	$1,507

Nonperforming Assets

Nonperforming assets for Citizens include nonperforming loans, other real estate owned, and other foreclosed assets. Nonperforming assets totaled $576 thousand at June 30, 2005, a decrease of $1.3 million or 70.0% from the prior year-end. Nonperforming loans totaled $407 thousand at June 30, 2005 a decrease of $728 thousand compared to $1.1 million at year-end 2004. Nonperforming loans represent 0.3% of total loans at June 30, 2005, a decrease of 50 basis points from 0.8% compared to year-end 2004.

Other real estate owned was $169 thousand at June 30, 2005. This represents a decrease of $615 thousand or 78.4% compared to $784 thousand at year-end 2004. The decrease is attributable to the successful sale of certain properties of which Citizens recognized gains of $203 thousand in the six month period ended June 30, 2005.

Investment Securities

The investment securities portfolio is comprised primarily of U.S. Government agency securities and mortgage-backed securities, but also includes a few tax-exempt securities of states and political subdivisions. Total investment securities were $18.5 million on June 30, 2005, a decrease of $694 thousand or 3.6% from year-end 2004. No significant changes in the composition of the securities portfolio have occurred in the six month period.

Company-owned Life Insurance

Citizens’ company-owned life insurance totaled $3.32 million at June 30, 2005, an increase of $53 thousand or 1.6% from $3.27 million at year-end 2004.

Deposits

Citizens’ primary source of funding for its lending and investment activities results from its customer deposits, which consist of noninterest and interest bearing demand, savings, and time deposits. On June 30, 2005, deposits totaled $162.9 million, a decrease of $2.0 million or 1.2% from year-end 2004. No significant changes in the composition of the deposit mix have occurred in the six month period.

Borrowed Funds

Long term debt, consisting primarily of $4 million of Federal Home Loan Bank advances, remained unchanged at June 30, 2005 as compared to year-end 2004. Short term borrowings consisting of a $1 million overnight advance from the FHLB and $273 thousand of federal funds purchased were recorded at June 30, 2005, while no short term borrowings were present at December 31, 2004.

Contingent Liabilities

Citizens’ subsidiary, Citizens Bank is routinely a party to certain asserted and unasserted legal actions in the normal course of business, including a potential class action allegation that has been threatened against Citizens Bank whereby the plaintiffs who are creditors of a former customer of Citizens Bank claim damages exceeding $4,000,000, together with punitive and statutory damages, due to, among other things, the alleged participation by a Citizens Bank employee in an alleged fraud scheme and civil conspiracy of the former customer of the bank. Management of Citizens Bank does not believe there is any basis to support the allegations. No amount of loss, if any, can be reasonably estimated at this time, therefore, no liability has been recorded in the consolidated financial statements. No lawsuit (class action or otherwise) has yet been filed; however, if filed, Citizens Bank intends to vigorously defend itself against these allegations.

Liquidity

Citizens’ primary use of cash consists of dividend payments to its common shareholders, purchases of its common stock and other general operating purposes. Liquidity of Citizens depends primarily on the receipt of dividends from its subsidiary bank and cash balances maintained. As of June 30, 2005 retained earnings of the bank were $10.4 million, of which $3.2 million was available for the payment of dividends to Citizens without obtaining prior approval from bank regulatory agencies. As a practical matter, payment of future dividends is also subject to the maintenance of capital ratio requirements. Management expects that the bank will continue to have the ability to pay dividends in order to provide funds to Citizens during the remainder of 2005 sufficient to meet its liquidity needs. Citizens had cash balances of $40 thousand at June 30, 2005.

Liquid assets consist of cash, cash equivalents, and securities available for sale. At June 30, 2005, such assets totaled $26.3 million, a decrease of $5.0 million from year-end 2004. The decrease in liquid assets is attributed to the overall funding position of Citizens.

Citizens’ objective as it relates to liquidity is to ensure that the bank has funds available to meet deposit withdrawals and credit demands without unduly penalizing profitability. In order to maintain a proper level of liquidity, the bank has several sources of funds available on a daily basis that can be used for liquidity purposes. Those sources of funds include core deposits, consisting of both business and nonbusiness deposits; cash flow generated by repayment of principal and interest on loans and investment securities, FHLB borrowings, and federal funds purchased. While maturities and scheduled amortization of loans and investment securities are generally a predictable source of funds, deposit outflows and mortgage prepayments are influenced significantly by general interest rates, economic conditions, and competition in our local market. As of June 30, 2005, Citizens had approximately $27.5 million in additional borrowing capacity under various FHLB and federal funds borrowing agreements with unaffiliated entities. However, there is no guarantee that these sources of funds will continue to be available to Citizens, or that current borrowings can be refinanced upon maturity, although Citizens is not aware of any events or uncertainties that are likely to cause a decrease in our liquidity from these sources.

For the longer term, the liquidity position is managed by balancing the maturity structure of the balance sheet. This process allows for an orderly flow of funds over an extended period of time. Citizens’ Asset and Liability Management Committee meets regularly and monitors the composition of the balance sheet to ensure comprehensive management of interest rate risk and liquidity.

Commitments to extend credit are considered in addressing Citizens’ liquidity management. Citizens does not expect these commitments to significantly effect the liquidity position in future periods.

Capital Resources

Shareholders’ equity was $16.3 million on June 30, 2005. This represents an increase of $1.3 million from year-end 2004 due mainly to an increase in retained earnings of $993 thousand, which represented the net income of Citizens for the six months ended June 30, 2005, since no dividends have been declared in the time period. Citizens issued approximately 14 thousand shares of common stock during the first six months of 2005 pursuant to its stock option plan. The issuance of these shares increased shareholders’ equity by $408 thousand. Citizens also repurchased approximately one thousand shares of its outstanding common stock at a total cost of $27 thousand during 2005. There were no dividends declared in the six months ended June 30, 2005 compared to the payment of a special $1.00 per share dividend paid during the six months ended June 30, 2004.

Accumulated other comprehensive income, consisting of net unrealized holding losses on available for sale securities (net of tax), was $61 thousand at June 30, 2005 as compared to a loss of $35 thousand at year-end 2004. The decrease is due primarily to the impact of changing economic conditions, including an increase in short-term market interest rates that have generally lowered the value of the investment portfolio at the end of the current period. As overall market rates have drifted higher in the current period, the portfolio has declined in value. Market values of fixed rate investments are inversely related to changes in market interest rates.

Consistent with the objective of operating a sound financial organization, Citizens’ goal is to maintain capital ratios well above the regulatory minimum requirements. Citizens’ capital ratios as of June 30, 2005, the regulatory minimums and the regulatory standard for a “well capitalized” institution are as follows.

	Citizens	Regulatory Minimum	Well Capitalized
Tier 1 risk based	10.36%	4.00%	6.00%
Total risk based	11.40%	8.00%	10.00%
Leverage	8.83%	4.00%	5.00%

As of June 30, 2005, the bank was also in excess of the well-capitalized regulatory ratio requirements as calculated under guidelines established by federal banking agencies.

Citizens’ Management’s Discussion and Analysis of Financial Condition and Results of Operations for the Year Ended December 31, 2004.

Results of Operations

Consolidated net income for 2004 was $1.6 million, a decrease of $154 thousand or 9.0% compared to $1.7 million for 2003. Basic and diluted net income per share for 2004 was $2.90 and $2.88, respectively compared to $3.30 and $3.22 respectively for 2003. This represents a decrease of $0.34 or 10.6% on a diluted basis. Citizens reported a $367 thousand increase in net interest income attributed to a combination of higher interest income on loans and securities and lower interest expense, primarily on deposits. Noninterest income declined $527 thousand or 23.0% due to the reduction in the gain on the sale of loans while noninterest expenses grew $62 thousand or 1.1% mainly as a result of increased salaries and benefits. The provision for loan losses and income taxes decreased $11 thousand or 3.2% and $58 thousand or 7.3%, respectively.

The return on assets (“ROA”) was .89% in 2004, a decline of 15 basis points from the 1.04% in the prior year and the return on equity (“ROE”) decreased to 10.81% compared to the 13.13% earned in the prior year.

Interest Income

Interest income results from interest earned on earning assets, which primarily include loans and investment securities. Interest income is affected by volume (average balance), composition of earning assets, and the related rates earned on those assets. Total interest income for 2004 was $9.2 million, an increase of $273 thousand or 3.1% from the previous year. Interest income on earning assets increased primarily due to higher loan balances. Citizens’ tax equivalent yield on earning assets for the current year was 5.70%, a decrease of 20 basis points compared to the same period a year ago.

Interest and fees on loans was $8.4 million, an increase of $137 thousand or 1.7% compared to a year earlier. Average loans increased $12.6 million or 10.0% to $138.8 million in the comparison due to increased loan demand. Interest on taxable securities was $672 thousand, an increase of $155 thousand or 30.0% due to an increase in the average rate earned. The average rate earned on taxable securities increased 77 basis points to 3.50% from 2.73% as the average balance increased $241 thousand or 1.3% to $19.2 million.

Interest Expense

Interest expense results from incurring interest on interest bearing liabilities, which primarily include interest bearing deposits and Federal Home Loan Bank advances. Interest expense is affected by volume, composition of interest bearing liabilities, and the related rates paid on those liabilities. Total interest expense was $2.8 million for 2004, a decrease of $94 thousand or 3.3% from the prior year. Interest expense declined as a result of lower rates paid on time deposits. Citizens’ cost of funds was 1.93% for 2004, a decrease of 18 basis points from 2.11% for the prior year. The decline was led by a 49 basis point drop in the average rate paid on time deposits. This decline is the result of time deposits repricing to lower rates prior to the recent short term interest rate increases by the Federal Reserve Board.

Interest expense on time deposits, the largest component of total interest expense, decreased $299 thousand or 13.2% to $2.0 million. The decline in the average rate paid on time deposits was partially offset by an increase in the average balance outstanding and was the primary reason for the decrease in interest expense. The average rate paid decreased 49 basis points to 2.78% while the average balance increased $1.3 million or 1.8%.

Interest expense on Federal Home Loan Bank advances and other borrowings increased $107 thousand to $174 thousand due to an increase in the average balance outstanding.

Net Interest Income

Net interest income is the most significant component of Citizens’ earnings. Net interest income is the excess of the interest income earned on earning assets over the interest paid for funds to support those assets. The two most common metrics used to analyze net interest income are net interest spread and net interest margin. Net interest spread represents the difference between the yields on earning assets and the rates paid on interest bearing liabilities. Net interest margin represents the percentage of net interest income to average earning assets. Net interest margin will exceed net interest spread because of the existence of noninterest bearing sources of funds, principally demand deposits and shareholders’ equity, which are also available to fund earning assets. Changes in net interest income and margin result from the interaction between the volume and the composition of earning assets, their related yields, and the associated cost and composition of the interest bearing liabilities. Accordingly, portfolio size, composition, and the related yields earned and the average rates paid can have a significant impact on net interest spread and margin. The table on the following page represents the major components of interest earning assets and interest bearing liabilities on a tax equivalent basis. To compare the tax-exempt asset yields to taxable yields, amounts are adjusted to pretax equivalents based on the marginal corporate Federal tax rate of 34%.

Tax equivalent net interest income was $9.2 million for 2004, an increase of $269 thousand or 3.0% compared to $8.9 million in 2003. The net interest margin was 3.98%, a decrease of 3 basis points from 4.01% in the prior year. A decrease in net interest spread accounts for 2 basis points of the lower margin while the impact of noninterest bearing sources of funds declined by 1 basis point.

During 2004, the tax equivalent yield on total earning assets decreased 20 basis point to 5.70% while the cost of funds decreased by 18 basis points to 1.9%, resulting in the 2 basis point decline in spread noted above. The tax equivalent spread between rates earned on earning assets and rates paid on interest bearing liabilities totaled 3.77% for 2004 compared to 3.79% a year earlier.

Citizens remains proactive in management of the rate sensitive components of both its assets and liabilities. This task continues to be challenging due to the lasting effects of the falling interest rate environment that had carried over from previous periods. During 2004, the Federal Reserve Board increased the short-term federal funds rate five times, the first of which occurred on June 30, 2004, totaling 125 basis points. Predicting the movement of future interest rates is uncertain. During the past year, the average rates on the two most significant components of net interest income for Citizens, loans and time deposits, both declined. However, the average rate paid on time deposits have generally declined faster than the rates earned on the loan portfolio. Should interest rates continue to decline, Citizens’ cost of funds should also decline to some extent. However, since many of Citizens’ funding sources have neared their repricing floors, the yield on earning assets could potentially decline to a greater degree than has occurred in the current period. Should interest rates on Citizens’ earning assets and interest paying liabilities begin to move upward as reflected in recent short-term market interest rate increases, Citizens’ cost of funds could potentially increase faster than the yields on earning assets.

Distribution of Assets, Liabilities and Shareholders’ Equity: Interest Rates and Interest Differential
Years Ended December 31,	2004			2003			2002
(In thousands)	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate
Earning Assets
Investment securities
Taxable	$19,190	$672	3.50%	$18,949	$517	2.73%	$9,909	$333	3.36%
Nontaxable[1]	260	13	5.00	315	17	5.40	181	12	6.63
Federal funds sold and other	3,234	66	2.04	5,923	83	1.40	7,501	133	1.77
Loans	138,782	8,449	6.09	126,136	8,314	6.59	125,981	9,249	7.34
Total earning assets	161,466	9,200	5.70%	151,323	8,931	5.90%	143,572	9,727	6.78%
Allowance for loan losses	(1,486)			(1,391)			(1,390)
Total earning assets, net of allowance for loan losses	159,980			149,932			142,182
Nonearning Assets
Cash and due from banks	4,899			4,608			4,294
Premises and equipment, net	4,640			4,075			4,042
Other assets	5,272			5,552			1,734
Total assets	$174,791			$164,167			$152,252
Interest Bearing Liabilities
Deposits
Interest bearing demand	$42,076	$490	1.16%	$37,213	$355.95%		$34,370	$458	1.33%
Savings	25,186	145.57		27,201	177.65		27,597	316	1.15
Time	70,456	1,962	2.78	69,200	2,261	3.27	63,354	2,534	4.00
Borrowed funds	6,112	174	2.85	1,843	72	3.91	439	24	5.47
Total interest bearing liabilities	143,830	2,771	1.93%	135,457	2,865	2.11%	125,760	3,332	2.65%
Noninterest Bearing Liabilities
Demand deposits	15,848			15,048			14,416
Other liabilities	688			611			705
Total liabilities	160,366			151,116			140,881
Shareholders’ equity	14,425			13,051			11,371
Total liabilities and shareholders’ equity	$174,791			$164,167			$152,252
Net interest income		6,429			6,067			6,395
TE basis adjustment		(31)			(36)			(49)
Net interest income		$6,398			$6,031			$6,346
Net interest spread			3.77%			3.79%			4.13%
Effect of noninterest bearing sources of funds			.21			.22			.32
Net interest margin			3.98%			4.01%			4.45%

[1]	Income and yield stated at a fully tax equivalent basis using the marginal corporate Federal tax rate of 34%.
[2]	Loan balances include principal balances on nonaccrual loans.
[3]	Loan fees included in interest income amounted to $255 thousand, $293 thousand, and $281 thousand for 2004, 2003, and 2002, respectively.

The following table is an analysis of the change in net interest income.

Analysis of Changes in Net Interest Income (tax equivalent basis)
(In thousands)	Variance 2004/2003[1]	Variance Attributed to Volume Rate		Variance 2003/2002[1]	Variance Attributed to Volume Rate
Interest Income
Taxable investment securities	$155	$9	$146	$184	$246	$(62)
Nontaxable investment securities[2]	(4)	(3)	(1)	5	7	(2)
Federal funds sold and other	(17)	(55)	38	(50)	(22)	(28)
Loans[2]	135	767	(632)	(935)	12	(947)
Total interest income	269	718	(449)	(796)	243	(1039)
Interest Expense
Interest bearing demand deposits	134	56	78	(104)	27	(131)
Savings deposits	(33)	(11)	(22)	(139)	(2)	(137)
Time deposits	(299)	38	(337)	(273)	189	(462)
Borrowed funds	105	124	(19)	48	55	(7)
Total interest expense	(93)	207	(300)	(468)	269	(737)
Net interest income	$362	$511	$(149)	$(328)	$(26)	$(302)

[1]	The changes which are not solely due to rate or volume are allocated on a percentage basis using the absolute values of rate and volume variances as a basis for allocation.
[2]	Income stated at fully tax equivalent basis using the marginal corporate Federal tax rate of 34%.

Noninterest Income

Noninterest income totaled $1.8 million for 2004, a decrease of $527 thousand or 23.0% compared to $2.3 million in the prior year. The decrease in noninterest income is due primarily to lower service charges on deposit accounts of $114 thousand or 9.8% and lower net gains on the sale of mortgage loans of $537 thousand or 67.3%. The lower net gains on the sale of mortgage loans is attributed to a decline in mortgage loans originated for sale from $34.9 million in 2003 to $12.1 million in 2004. The comparison is reflective of lower refinancing activity in the current period. Consumer refinancing activity in the prior year was driven by historically low interest rates. Other noninterest income items were $124 thousand higher or 36.9% in the current year compared to a year earlier.

Noninterest Expense

Total noninterest expense was $5.6 million for 2004, an increase of $62 thousand or 1.1% compared to 2003. The largest increase in noninterest expense was salaries and employee benefits, which increased $113 thousand or 4.4% as a result of inflationary increases.

Occupancy expense increased $31 thousand or 4.3% and totaled $756 thousand in 2004, while other noninterest expenses actually decreased $82 thousand or 3.7% to $2.1 million

Income Tax

Income tax expense for 2004 was $728 thousand a decrease of $58 thousand or 7.3% from the previous year. The decrease in tax expense was a direct result of the decrease in income before taxes as the effective tax rate remained essentially unchanged at approximately 31.5%.

Loan Maturities

The following table presents commercial, financial, and agricultural loans and real estate construction loans outstanding at December 31, 2004 which, based on remaining scheduled repayments of principal, are due in the periods indicated.

(In thousands)	Within One Year	After One But Within Five Years	After Five Years	Total
Commercial, financial, and agricultural	$9,182	$11,798	$19,560	$40,540
Real estate - construction	4,807	3,362	956	9,125
Total	$13,989	$15,160	$20,516	$49,665

Interest Sensitivity

The table below presents commercial, financial, and agricultural loans and real estate construction loans outstanding at December 31, 2004 that are due after one year, classified according to sensitivity to changes in interest rates.

(In thousands)	Fixed Rate	Variable Rate
Due after one but within five years	$ 3,802	$ 11,358
Due after five years	492	20,024
Total	$ 4,294	$ 31,382

Asset Quality

Citizens’ loan portfolio is subject to varying degrees of credit risk. Credit risk is mitigated by diversification within the portfolio, limiting exposure to any single customer or industry, standard lending policies and underwriting criteria, and collateral requirements. Citizens maintains policies and procedures to ensure that the granting of credit is done in a sound and consistent manner. This includes policies that require certain minimum standards to be maintained. Loan reviews are performed periodically both internally and by third party providers and include an evaluation of loan administration, credit quality, documentation, compliance with Citizens’ loan standards, and the adequacy of the allowance for loan losses.

The provision for loan losses represents charges made to earnings to maintain an allowance for loan losses at an adequate level based on credit losses specifically identified in the loan portfolio, as well as management’s best estimate of probable loan losses in the remainder of the portfolio at the balance sheet date. The allowance for loan losses is a valuation allowance increased by the provision for loan losses and decreased by net charge-offs. Loan losses are charged against the allowance when management believes the uncollectibility of a loan is confirmed. Subsequent recoveries, if any, are credited to the allowance.

Management estimates the allowance balance required using a risk-rated methodology. Many factors are considered when estimating the allowance. These include, but are not limited to, past loan loss experience, an assessment of the financial condition of individual borrowers, a determination of the value and adequacy of underlying collateral, the condition of the local economy, an analysis of the levels and trends of the loan portfolio, and a review of delinquent and classified loans. The allowance for loan losses consists of specific and general components. The specific component relates to loans that are individually classified as impaired or loans otherwise classified as substandard or doubtful. The general component covers non-classified loans and is based on historical loss experience adjusted for current risk factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management’s judgment, should be charged off. Actual loan losses could differ significantly from the amounts estimated by management.

While management considers the allowance for loan losses to be adequate based on the information currently available, additional adjustments to the allowance may be necessary due to changes in the factors noted above. Borrowers may experience difficulty in periods of economic deterioration, and the level of nonperforming loans, charge-offs, and delinquencies could rise and require additional increases in the provision. Also, regulatory agencies, as an integral part of their examinations, periodically review the allowance for loan losses. These reviews could result in additional adjustments to the provision based upon their judgments about relevant information available during their examination.

The provision for loan losses totaled $319 thousand in 2004, a decrease of $11 thousand or 3.2% compared to the $ 330 thousand reported in 2003. Citizens had $329 thousand in net charge-offs in 2004,which approximated the $325 in net charge-offs incurred in 2003.

The table below summarizes the loan loss experience for the past five years.

Years Ended December 31, (In thousands)	2004	2003	2002	2001	2000
Balance of allowance for loan losses at beginning of year	$1,438	$1,433	$1,314	$1,171	$1,041

Loans charged off:
Commercial, financial, and agricultural	135	233	488	39	13
Real estate	112	8	68	11	0
Installment loans to individuals	103	121	148	130	70

Total loans charged off	350	362	704	180	83
Recoveries of loans previously charged off:
Commercial, financial, and agricultural	0	24	34	0	3
Real estate	0	0	0	0	0
Installment loans to individuals	21	13	12	12	22

Total recoveries	21	37	46	12	25
Net loans charged off	329	325	658	168	58
Additions to allowance charged to expense	319	330	777	311	188
Balance at end of year	$1,428	$1,438	$1,433	$1,314	$1,171

The following table presents an estimate of the allocation of the allowance for loan losses by type for the date indicated. Although specific allocations exist, the entire allowance is available to absorb losses in any particular category.

Allowance For Loan Losses
December 31, (In thousands)	2004	2003	2002	2001	2000
Commercial, financial, and agricultural	$771	$777	$774	$710	$632
Real estate	171	173	172	158	141
Installment loans to individuals	486	488	487	446	398
Total	$1,428	$1,438	$1,433	$1,314	$1,171

Nonperforming Assets

Nonperforming assets for Citizens include nonperforming loans, other real estate owned, and other foreclosed assets. Nonperforming loans consist of nonaccrual loans, loans past due 90 days on which interest is still accruing, and restructured loans. Generally, the accrual of interest on loans is discontinued when it is determined that the collection of interest or principal is doubtful, or when a default of interest or principal has existed 90 days or more, unless such loan is well secured and in the process of collection.

Nonperforming assets totaled $1.9 million at year-end 2004, an increase of $441 thousand or 29.8% compared to 2003. The increase is primarily due to a $366 thousand or 87.6% increase in other real estate owned and a $158 thousand increase in past due loans over 90 days. Nonperforming loans represented 0.8% of loans at both year-end 2004 and year-end 2003, Information pertaining to nonperforming loans and assets is presented in the table below.

December 31, (In thousands)	2004	2003	2002	2001	2000
Loans accounted for on nonaccrual basis	$977	$1,060	$523	$577	$407
Loans past due 90 days or more and still accruing	158	0	158	460	41
Total nonperforming loans	1,135	1,060	681	1,037	448
Other real estate owned	784	418	912	165	0
Total nonperforming assets	$1,919	$1,478	$1,593	$1,202	$448

Investment Securities

The investment securities portfolio is comprised primarily of U.S. Government agency securities and mortgage-backed securities. Total investment securities were $19.2 million on December 31, 2004, a decrease of $4.1 million or 17.6% from year-end 2003.

The funds made available from maturing or called bonds have been redirected as necessary to fund higher yielding loan growth, reinvested to purchase additional investment securities, or otherwise employed to improve the composition of the balance sheet.

Investment securities averaged $19.5 million in total for 2004, an increase of $186 thousand or 1.0%. Citizens had a net unrealized loss on available for sale investment securities of $53 thousand at December 31, 2004 compared to a net unrealized loss of $37 thousand at year-end 2003. Increases in market interest rates generally lower the value of the investment portfolio. As overall market rates have drifted higher toward the end of the current period, the portfolio has declined in value. Market values of fixed rate investments are inversely related to changes in market interest rates.

On December 31, 2004, all securities were classified as available for sale securities. U.S. Government agencies were $11.5 million and $11.6 million at year-end 2004 and 2003, respectively and represented 60.0% and 49.9% of the total securities portfolio at year-end 2004 and 2003. Mortgage-backed securities were $7.4 million at year-end 2004, a decrease of $3.9 million or 34.7% from year-end 2003.

During 2004 and 2003, prepayments of mortgage-backed investments increased due to the refinancing of home mortgages that serve as collateral for these investments. Generally, as market interest fell, many borrowers whose mortgage debt was included in these investments refinanced their debt at lower interest rates. This resulted in the related mortgage-backed investments being repaid faster than anticipated.

On December 31, 2004, shareholders’ equity included a $35 thousand unrealized loss, net of tax, related to the fair market value adjustment of the available for sale investment securities portfolio. This amount was $24 thousand at year-end 2003.

The following table summarizes the carrying values of investment securities on December 31, 2004, 2003, and 2002. All investment securities are classified as available for sale securities, which are carried at their estimated fair value.

December 31,	2004	2003	2002
(In thousands)	Available for Sale	Available for Sale	Available for Sale
Obligations of U.S. Government agencies	$11,497	$11,605	$6,050
Obligations of states and political subdivisions	242	303	355
Mortgage-backed securities	7,419	11,353	10,724
Total	$19,158	$23,261	$17,129

The following table presents an analysis of the contractual maturity and tax equivalent weighted average interest rates of investment securities at December 31, 2004. For purposes of this analysis, available for sale securities are stated at fair value.

Available for Sale
			After One But		After Five But
	Within One Year		Within Five Years		Within Ten Years		After Ten Years
(In thousands)	Amount	Rate	Amount	Rate	Amount	Rate	Amount	Rate
Obligations of U.S. Government agencies			$1,986	3.3%	$7,517	4.3%	$1,994	4.7%
Obligations of states and political subdivisions			205	4.7			37	7.4
Mortgage-backed securities			4,807	2.0	2,612	3.3
Total			$6,998	2.6%	$10,129	4.0%	$2,031	4.7%

The calculation of the weighted average interest rates for each category is based on the weighted average costs of the securities. The weighted average tax rates on exempt states and political subdivisions are computed based on the marginal corporate Federal tax rate of 34%.

Deposits

Citizens’ primary source of funding for its lending and investment activities results from its customer deposits, which consist of noninterest and interest bearing demand, savings, and time deposits. On December 31, 2004, deposits totaled $164.9 million, an increase of $14.6 million or 9.7% from year-end 2003. The increase in deposits was due to a $1.7 million or 11.3% increase in noninterest bearing deposits and an increase of $12.9 million in interest bearing deposits. The increase in interest bearing deposits include higher time deposits of $2.7 million or 3.8% and higher interest bearing demand deposits of $11.2 million or 29.1%. Average total deposits were $153.6 million for 2004, an increase of $4.9 million or 3.3% compared to 2003.

During 2004, total average interest bearing deposits were $137.7 million, an increase of $4.1 million or 3.1% from $133.6 million for 2003. Average noninterest bearing deposits were $15.8 million, an increase of $800 thousand or 5.3% from $15.0 million in the prior year.

A summary of average balances and rates paid on deposits follows.

Years Ended December 31,	2004		2003		2002
(In thousands)	Average Balance	Average Rate	Average Balance	Average Rate	Average Balance	Average Rate
Noninterest bearing demand	$15,848	0.00%	$15,048	0%	$14,416	0%
Interest bearing demand	42,076	1.16	37,213.95		34,370	1.33
Savings	25,186	0.57	27,201.65		27,597	1.15
Time	70,456	2.78	69,200	3.27	63,354	4.00
Total	$153,566	1.69%	$148,662	1.88%	$139,737	2.37%

Maturities of time deposits of $100,000 or more outstanding at December 31, 2004 are summarized as follows.

(In thousands)	Amount
3 months or less	$4,769
Over 3 through 6 months	6,468
Over 6 through 12 months	2,226
Over 12 months	8,803
Total	$22,266

Long-term Borrowings

Substantially all of Citizens’ long-term borrowings consist of a single Federal Home Loan Bank (FHLB) advance. These types of advances are secured by restricted holdings of FHLB stock that the bank is required to own as well as certain mortgage loans as required by the FHLB. Such advances are made pursuant to several different credit programs, which have their own interest rates and range of maturities. FHLB advances are generally used to increase Citizens’ lending activities and to aid the efforts of asset and liability management by utilizing various repayment options offered by the FHLB. The advance outstanding from the FHLB at December 31, 2004 and 2003 is a $4 million fixed rate advance at an interest rate of 3.49%, maturing June 2007.

Effects of Inflation

The majority of Citizens’ assets and liabilities are monetary in nature. Therefore, Citizens differs greatly from most commercial and industrial companies that have significant investments in nonmonetary assets, such as fixed assets and inventories. However, inflation does have an important impact on the growth of assets in the banking industry and on the resulting need to increase equity capital at higher than normal rates in order to maintain an appropriate equity to assets ratio. Inflation also affects other noninterest expense, which tends to rise during periods of general inflation.

Management believes the most significant impact on financial and operating results is Citizens’ ability to react to changes in interest rates. Management seeks to maintain an essentially balanced position between interest sensitive assets and liabilities in order to protect against the effects of wide interest rate fluctuations.

Market Risk Management

Market risk is the risk of loss arising from adverse changes in market prices and rates. Citizens’ market risk is comprised primarily of interest rate risk created by its core banking activities of extending loans and receiving deposits. Citizens’ success is largely dependent upon its ability to manage this risk. Interest rate risk is defined as the exposure of Citizens’ net interest income to adverse movements in interest rates. Although Citizens manages other risks, such as credit and liquidity risk, management considers interest rate risk to be its most significant risk, which could potentially have the largest and a material effect on Citizens’ financial condition and results of operations. A sudden and substantial change in interest rates may adversely impact Citizens’ earnings to the extent that the interest rates earned on assets and paid on liabilities do not change at the same speed, to the same extent, or on the same basis. Other events that could have an adverse impact on Citizens’ performance include changes in general economic and financial conditions, general movements in market interest rates, and changes in consumer preferences. Citizens’ primary purpose in managing interest rate risk is to effectively invest Citizens’ capital and to manage and preserve the value created by its core banking business.

Citizens has an Asset and Liability Management Committee (“ALCO”). ALCO monitors the composition of the balance sheet to ensure comprehensive management of interest rate risk and liquidity. ALCO has established minimum standards in its asset and liability management policy and monitors compliance on a continuous basis.

Citizens uses a simulation model as a tool to monitor and evaluate interest rate risk exposure. The model is designed to measure the sensitivity of net interest income and net income to changing interest rates during the next twelve months. Forecasting net interest income and its sensitivity to changes in interest rates requires Citizens to make assumptions about the volume and characteristics of many attributes, including assumptions relating to the replacement of maturing earning assets and liabilities. Other assumptions include, but are not limited to, projected prepayments, projected new volume, and the predicted relationship between changes in market interest rates and changes in customer account balances. These effects are combined with Citizens’ estimate of the most likely rate environment to produce a forecast for the next twelve months. The forecasted results are then compared to the effect of a 200 basis point increase and decrease in market interest rates on Citizens’ net interest income and net income. Because assumptions are inherently uncertain, the model cannot precisely estimate net interest income or net income or the effect of interest rate changes on net interest income and net income. Actual results could differ significantly from simulated results.

In the fourth quarter of 2004, the model indicated that if rates were to increase by 200 basis points, then over the next twelve months net interest income (TE) and net income would decrease 3.4% and 9.3%, respectively, compared to forecasted results. The model indicated that if rates were to decrease by 200 basis points, then net interest income (TE) and net income would decrease 6.3% and 17.5%, respectively, compared to forecasted results.

In the current low interest rate environment, it is not practical or possible to reduce certain deposit rates by the same magnitude as rates on earning assets. The average rate paid on some of Citizens’ deposits is well below 2%. This situation magnifies the model’s predicted results when modeling a decrease in interest rates, as earning assets with higher yields have more of an opportunity to reprice at lower rates than lower-rate deposits.

Liquidity

Citizens’ primary use of cash consists of dividend payments to its common shareholders, purchasers of its common stock and other general operating purposes. Liquidity of Citizens depends primarily on the receipt of dividends from its subsidiary bank and cash balances maintained. As of December 31, 2004, retained earnings of the bank were $9.4 million, of which $2.4 million was available for the payment of dividends to Citizens without obtaining prior approval from bank regulatory agencies. As a practical matter, payment of future dividends is also subject to the maintenance of capital ratio requirements. Management expects that the bank will continue to have the ability to pay dividends in order to provide funds to Citizens during the remainder of 2005 sufficient to meet its liquidity needs. Citizens had cash balances of $17 thousand on December 31, 2004.

Citizens’ objective as it relates to liquidity is to ensure that the bank has funds available to meet deposit withdrawals and credit demands without unduly penalizing profitability. In order to maintain a proper level of liquidity, the bank has several sources of funds available on a daily basis that can be used for liquidity purposes. Those sources of funds include the bank’s core deposits, consisting of both business and nonbusiness deposits; cash flow generated by repayment of principal and interest on loans and investment securities; FHLB borrowings; and federal funds purchased. While maturities and scheduled amortization of loans and investment securities are generally a predictable source of funds, deposit outflows and mortgage prepayments are influenced significantly by general interest rates, economic conditions, and competition in our local markets. As of December 31, 2004 Citizens had approximately $26 million in additional borrowing capacity under various FHLB, federal funds, and other borrowing agreements.

For the longer term, the liquidity position is managed by balancing the maturity structure of the balance sheet. This process allows for an orderly flow of funds over an extended period of time. Citizens’ ALCO meets regularly and monitors the composition of the balance sheet to ensure comprehensive management of interest rate risk and liquidity.

Liquid assets consist of cash, cash equivalents, and available for sale investment securities. At December 31, 2004, liquid assets totaled $31.2 million, a $815 thousand or 2.7% increase compared to the prior year-end.

Cash and cash equivalents increased $4.9 million while available for sale investment securities decreased $4.1 million. Lower balances of available for sale investment securities are reflective of the overall net funding position of Citizens, which changes as loan demand, deposit levels, and other sources and uses of funds fluctuate.

Net cash provided by operating activities was $4.7 million in 2004, an increase of $4.0 million over the $669 thousand provided in the prior year. The increase is due mainly to the timing of the sale of mortgage loans originated for sale. Net cash used in investing activities was $13.9 million during 2004 compared to net cash used of $15.1 million during 2003. The net cash used in 2004 is primarily attributable to an increase in net loans originated for investment of $16.9 million. Net cash provided by financing activities totaled $14.1 million for the year 2004. This compares to net cash provided by financing activities in 2003 of $3.0 million. The increase is due primarily to higher deposit activity during the current year as compared to a year earlier.

Information relating to off-balance sheet arrangements, which for Citizens comprise of commitments to extend credit and standby letters of credit, is disclosed in Note 10 of Citizens’ 2004 audited consolidated financial statements. These transactions are entered into in the ordinary course of providing traditional banking services and are considered in managing Citizens’ liquidity position. Citizens does not expect these commitments to significantly affect the liquidity position in future periods. Citizens has not entered into any contracts for financial derivative instruments such as futures, swaps, options, or similar instruments.

Capital Resources

Shareholders’ equity was $15.0 million on December 31, 2004. This represents an increase of $1.1 million or 8.2% from year-end 2003 due mainly to an increase in retained earnings of $862 thousand or 10.1%. Retained earnings increased as a result of $1.6 million in net income offset by $698 thousand, or $1.30 per share, in dividends declared during the year. Citizens issued approximately 12 thousand shares of common stock during 2004 pursuant to its stock option and directors’ fee plans. The issuance of these shares increased shareholders’ equity by $315 thousand. Citizens repurchased approximately one thousand shares of its outstanding common stock at a total cost of $35 thousand during 2004.

Accumulated other comprehensive income, consisting of net unrealized holding losses on available for sale securities (net of tax), was $35 thousand at December 31, 2004 as compared to a loss of $24 thousand at year-end 2003.

Consistent with the objective of operating a sound financial organization, Citizens’ goal is to maintain capital ratios well above the regulatory minimum requirements. Citizens’ capital ratios as of December 31, 2004, the regulatory minimums, and the regulatory standard for a well-capitalized institution are as follows.

	Citizens Bancorp, Inc.	Regulatory Minimum	Well Capitalized
Tier 1 risk-based	9.9%	4.00%	6.00%
Total risk-based	10.9	8.00	10.00
Leverage	8.3	4.00	5.00

The capital ratios of the bank were also in excess of the applicable minimum regulatory capital ratio requirements at December 31, 2004.

The table below is an analysis of dividend payout ratios and equity to asset ratios for the previous five years.

Years Ended December 31,	2004	2003	2002	2001	2000
Percentage of dividends declared to net income	44.72%	9.07%	7.35%	9.00%	12.08%
Percentage of average shareholders’ equity to average total assets	8.13%	7.79%	7.19%	6.50%	5.58%

UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS OF CITIZENS BANCORP, INC.
at and for the Six Months Ended June 30, 2005

CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	June 30, 2005	December 31, 2004

ASSETS
Cash and cash equivalents
Cash and due from banks	$7,513	$7,413
Federal funds sold	278	4,643
Total cash and cash equivalents	7,791	12,056
Securities available for sale	18,464	19,158
Loans, net	147,209	139,949
Loans held for sale	737	2,061
Premises and equipment, net	5,875	5,151
Interest receivable	718	715
Federal Home Loan Bank stock	746	738
Other real estate owned	169	784
Company owned life insurance	3,324	3,271
Other assets	783	890

Total assets	$185,816	$184,773

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits
Non-interest bearing	$17,220	$17,032
Interest bearing	145,642	147,863
Total deposits	162,862	164,895
Note payable	14	20
Federal Home Loan Bank advances	4,000	4,000
Other short term borrowings	1,273	—
Interest payable	152	149
Other liabilities	1,211	753
Total liabilities	169,512	169,817

Stockholders’ equity
Preferred stock	—	—
Common stock	2,768	2,706
Surplus	3,235	2,916
Retained earnings	10,362	9,369
Accumulated other comprehensive income (loss)	(61)	(35)
Total stockholders’ equity	16,304	14,956

Total liabilities and stockholders’ equity	$185,816	$184,773

CITIZENS BANCORP, INC.
CONSOLIDATED STATEMENTS OF INCOME
(in thousands)
(unaudited)

	Six Months Ended June 30,
	2005	2004

Interest income
Loans, including fees	$4,633	$4,107
Taxable securities	370	358
Tax exempt securities	4	5
Federal funds sold and other	77	19
	5,084	4,489

Interest expense
Deposits	1,627	1,220
Federal Home Loan Bank advances and other	73	87
	1,700	1,307

Net interest income	3,384	3,182
Provision for loan losses	135	135

Net interest income after provision for loan losses	3,249	3,047

Other income
Service charges and fees	452	505
Gain on sale of loans	107	120
Gain on sale of other real estate owned	203	2
Other income	241	229
	1,003	856

Other expenses
Salaries and benefits	1,353	1,359
Occupancy and equipment expense	362	369
Data processing	326	309
Other operating expenses	763	722
	2,804	2,759

Income before income taxes	1,448	1,144

Provision for income taxes	455	363

Net income	$993	$781

Basic earnings per share	$1.82	$1.46
Diluted earnings per share	$1.81	$1.45

CITIZENS BANCORP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Six Months Ended June 30,
	2005	2004

Cash flows from operating activities
Net income	$993	$781
Adjustments to reconcile net income to net
cash from operating activities
Depreciation and amortization	217	220
Net premium amortization or discount
accretion on investment securities	50	136
Provision for loan losses	135	135
Federal Home Loan Bank stock dividends	(8)	(7)
Mortgage loans originated for sale	(4,102)	(7,595)
Proceeds from sale of mortgage loans	5,533	6,403
Gain on sale of mortgage loans	(107)	(120)
Gain on sale of other real estate	(203)	(2)
Income from company owned life insurance	(53)	(69)
Net change in:
Interest receivable	(3)	(3)
Other assets	28	(186)
Interest payable	3	7
Other liabilities	470	315
Income taxes payable	—	—
Net cash from operating activities	2,953	15

Cash flows from investing activities
Purchases of securities available for sale	(2,998)	—
Proceeds from calls of securities available for sale	2,500	2,000
Proceeds from maturities of securities available for sale	—	55
Principal payments on asset-backed securities	1,104	2,267
Net change in loans	(7,395)	(10,578)
Proceeds from sale of other real estate owned	818	10
Purchase of premises and equipment	(862)	(585)
Net cash from investing activities	(6,833)	(6,831)

Cash flows from financing activities
Net change in deposits	(2,033)	(1,761)
Proceeds from Federal Home Loan Bank advances	1,000	8,500
Proceeds from federal funds purchased	273	—
Repayments of notes payable	(6)	(3)
Dividends paid	—	(530)
Payments to purchase common stock	(27)	(9)
Proceeds from issuance of common stock	408	177
Net cash from financing activities	(385)	6,374

Net change in cash and cash equivalents	$(4,265)	$(442)

Cash and cash equivalents at beginning of year	12,056	7,137

Cash and cash equivalents at end of period	$7,791	$6,695

NOTE 1 - BASIS OF PRESENTATION AND CONSOLIDATION

In the opinion of the management of Citizens, the accompanying unaudited consolidated financial statements include all normal recurring adjustments considered necessary to present fairly the financial position as of June 30, 2005, and the results of operations for the six months ended June 30, 2005 and 2004, and cash flows for the six months ended June 30, 2005 and 2004.

NOTE 2 - ALLOWANCE FOR LOAN LOSSES

An analysis of the allowance For loan losses follows:
(in thousands)	Six Months Ended June 30
	2005	2004
Balance - beginning of period	$1,428	$1,438

Provision charged to operation	135	135
Loans charged off	(31)	(75)
Recoveries of loans previously charged off	120	9

Balance - end of period	$1,652	$1,507
NOTE 3 - EARNINGS PER SHARE The following table sets forth the computation of basic and diluted earnings per share:	Six Months Ended June 30
	2005	2004
Net Income	$993,160	$781,362
Basic earnings per share:
Weighted average shares	544,331	535,071
Diluted earnings per share:
Effect of dilutive securities - stock options	4,192	5,128
Adjusted weighted average shares	548,523	540,199
Earnings per share:
Basic earnings per share	$1.82	$1.46
Diluted earnings per share	1.81	1.45

NOTE 4 - CONTINGENT LIABILITIES

Citizens’ subsidiary, Citizens Bank, is routinely a party to certain asserted and unasserted legal actions in the normal course of business, including a potential class action allegation that has been threatened against Citizens Bank whereby the plaintiffs who are creditors of a former customer of Citizens Bank claim damages exceeding $4,000,000, together with punitive and statutory damages, due to, among other things, the alleged participation by a Citizens Bank employee in an alleged fraud scheme and civil conspiracy of the former customer of the bank. Management of Citizens Bank does not believe there is any basis to support the allegations. No amount of loss, if any, can be reasonably estimated at this time, therefore, no liability has been recorded in the consolidated financial statements. No lawsuit (class action or otherwise) has yet been filed; however, if filed, Citizens Bank intends to vigorously defend itself against these allegations.

REPORT OF INDEPENDENT AUDITORS

Board of Directors
Citizens Bancorp, Inc.
Newport, Kentucky

We have audited the accompanying consolidated balance sheets of Citizens Bancorp, Inc. as of December 31, 2004 and 2003, and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for the years then ended. These financial statements are the responsibility of Citizens’ management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Citizens Bancorp, Inc. as of December 31, 2004 and 2003, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Crowe Chizek and Company LLC

Lexington, Kentucky
February 18, 2005

CITIZENS BANCORP, INC. AUDITED FINANCIAL STATEMENTS
CONSOLIDATED BALANCE SHEETS
December 31,

	2004	2003

ASSETS
Cash and cash equivalents
Cash and due from banks	$7,413,266	$5,779,380
Federal funds sold	4,642,466	1,357,743
Total cash and cash equivalents	12,055,732	7,137,123
Securities available for sale	19,157,695	23,260,903
Loans, net	139,948,880	124,053,446
Loans held for sale	2,060,697	4,443,197
Premises and equipment, net	5,151,244	4,249,750
Interest receivable	715,574	704,157
Federal Home Loan Bank stock	737,900	708,500
Other real estate owned	784,180	418,330
Company owned life insurance	3,270,903	3,132,827
Other assets	890,127	932,925

Total assets	$184,772,932	$169,041,158

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits
Non-interest bearing	$17,032,162	$15,304,037
Interest bearing	147,862,360	134,989,155
Total deposits	164,894,522	150,293,192
Notes payable	19,665	29,730
Federal Home Loan Bank advances	4,000,000	4,000,000
Interest payable	148,955	127,327
Dividends payable	162,242	148,953
Other liabilities	591,886	617,695
Total liabilities	169,817,270	155,216,897

Stockholders’ equity
Preferred stock, no par value; 100,000 shares authorized; no shares issued or outstanding	—	—
Common stock, no par value; 900,000 shares authorized; 541,258 and 529,966 shares issued and outstanding	2,706,290	2,649,830
Surplus	2,916,079	2,692,552
Retained earnings	9,368,550	8,506,372
Accumulated other comprehensive income (loss)	(35,257)	(24,493)
Total stockholders’ equity	14,955,662	13,824,261

Total liabilities and stockholders’ equity	$184,772,932	$169,041,158

See accompanying notes.

CITIZENS BANCORP, INC. AUDITED FINANCIAL STATEMENTS
CONSOLIDATED STATEMENTS OF INCOME
Years Ended December 31,

	2004	2003

Interest income
Loans, including fees	$8,421,114	$8,284,278
Taxable securities	672,037	516,845
Tax exempt securities	8,902	11,268
Federal funds sold	35,834	55,437
Federal Home Loan Bank stock and other	30,633	27,978
	9,168,520	8,895,806

Interest expense
Deposits	2,596,537	2,797,687
Federal Home Loan Bank advances and other	174,038	66,889
	2,770,575	2,864,576

Net interest income	6,397,945	6,031,230
Provision for loan losses	319,000	329,500

Net interest income after provision for loan losses	6,078,945	5,701,730

Other income
Service charges and fees	1,045,882	1,160,122
Gain on sale of loans	260,242	797,009
Income from company owned life insurance	156,224	152,629
Other income	304,736	183,990
	1,767,084	2,293,750

Other expenses
Salaries and benefits	2,662,672	2,549,660
Occupancy and equipment expense	755,603	724,521
Data processing	630,277	636,616
Taxes, other than payroll, property and income	187,968	154,094
Advertising	69,442	70,517
Other operating expenses	1,252,334	1,360,776
	5,558,296	5,496,184

Income before income taxes	2,287,733	2,499,296

Provision for income taxes	728,005	785,568

Net income	$1,559,728	$1,713,728

Basic earnings per share	$2.90	$3.30
Diluted earnings per share	$2.83	$3.22

See accompanying notes.

CITIZENS BANCORP, INC. AUDITED FINANCIAL STATEMENTS
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
Years Ended December 31, 2004 and 2003

	Common Stock	Surplus	Retained Earnings	Accumulated Other Comprehensive Income		Total Stockholders’ Equity

Balances, January 1, 2003	$2,559,030	$2,570,055	$6,948,043		$81,231	$12,158,359

Issuance of 21,960 shares of common stock, principally the exercise of stock options	99,750	172,617				272,367

Repurchase of 1,790 shares of common stock	(8,950)	(50,120)				(59,070)

Comprehensive income:
Net income			1,713,728			1,713,728
Change in net unrealized gain (loss) on securities available for sale, net of reclassification and tax effects					(105,724)	(105,724)
Total comprehensive income						1,608,004

Cash dividends declared			(155,399)			(155,399)

Balances, December 31, 2003	$2,649,830	$2,692,552	$8,506,372		$(24,493)	$13,824,261

Issuance of 12,297 shares of common stock, principally the exercise of stock options	61,485	253,930				315,415

Repurchase of 1,005 shares of common stock	(5,025)	(30,403)				(35,428)

Comprehensive income:
Net income			1,559,728			1,559,728
Change in net unrealized gain (loss) on securities available for sale, net of reclassification and tax effects					(10,764)	(10,764)
Total comprehensive income						1,548,964

Cash dividends declared			(697,550)			(697,550)

Balances, December 31, 2004	$2,706,290	$2,916,079	$9,368,550	$	(35,257)	$14,955,662

See accompanying notes.

CITIZENS BANCORP, INC. AUDITED FINANCIAL STATEMENTS
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended December 31,

	2004	2003

Cash flows from operating activities
Net income	$1,559,728	$1,713,728
Adjustments to reconcile net income to net cash from operating activities
Depreciation and amortization	452,119	588,605
Net premium amortization or discount accretion on investment securities	222,396	275,827
Provision for loan losses	319,000	329,500
Deferred income taxes	(26,607)	(21,595)
Directors’ stock compensation	72,258	62,953
Federal Home Loan Bank stock dividends	(29,400)	(27,550)
Mortgage loans originated for sale	(12,073,195)	(34,943,842)
Proceeds from sale of mortgage loans	14,715,937	34,015,522
Gain on sale of mortgage loans	(260,242)	(797,009)
Gain on sale of other real estate	(55,451)	(101,555)
Income from company owned life insurance	(138,076)	(132,827)
Net change in:
Interest receivable	(11,417)	(25,296)
Other assets	(103,990)	(210,164)
Interest payable	21,628	(12,164)
Other liabilities	6,730	(93,731)
Income taxes payable	(387)	48,163
Net cash from operating activities	4,671,031	668,565

Cash flows from investing activities
Purchases of securities available for sale	(4,016,357)	(18,438,130)
Proceeds from calls of securities available for sale	2,000,000	4,050,000
Proceeds from maturities of securities available for sale	2,055,000	1,000,000
Principal payments on asset-backed securities	3,825,860	6,796,909
Net change in loans	(16,867,597)	(5,554,225)
Proceeds from sale of other real estate owned	342,764	642,627
Purchase of bank owned life insurance	—	(3,000,000)
Purchase of premises and equipment	(1,206,825)	(566,364)
Net cash from investing activities	(13,867,155)	(15,069,183)

Cash flows from financing activities
Net change in deposits	14,601,330	(962,397)
Proceeds from Federal Home Loan Bank advances	15,500,000	4,000,000
Repayment of Federal Home Loan Bank advances	(15,500,000)	—
Repayments of notes payable	(10,065)	(9,115)
Dividends paid	(684,261)	(132,088)
Payments to purchase common stock	(35,428)	(59,070)
Proceeds from issuance of common stock	243,157	209,413
Net cash from financing activities	14,114,733	3,046,743

(Continued)

CITIZENS BANCORP, INC. AUDITED FINANCIAL STATEMENTS
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended December 31,

	2004	2003

Net change in cash and cash equivalents	$4,918,609	$(11,353,875)

Cash and cash equivalents at beginning of year	7,137,123	18,490,998

Cash and cash equivalents at end of year	$12,055,732	$7,137,123

Supplemental disclosures of cash flow information
Cash paid during the year for:
Interest expense	$2,748,947	$2,876,740
Income taxes	700,000	759,000

Transfer of loans to other real estate owned	$653,163	$34,934

See accompanying notes.

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation: The consolidated financial statements include the accounts of Citizens Bancorp, Inc. (the Company) and its wholly-owned subsidiaries, Citizens Bank of Northern Kentucky, Inc. (the Bank) and Citizens Financial Services, a non-deposit investment brokerage subsidiary. All significant intercompany accounts and transactions have been eliminated in consolidation.

Nature of Operations: The Bank operates under a state bank charter and provides full banking services. As a state bank, the Bank is subject to regulation by the Kentucky Department of Financial Institutions and the Federal Deposit Insurance Corporation. The Company, as a bank holding company, is subject to regulation by the Federal Reserve.

Use of Estimates: To prepare financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions based on available information. These estimates and assumptions affect the amounts reported in the financial statements and the disclosures provided, and actual results could differ. The allowance for loan losses and fair values of financial instruments are particularly subject to change.

Cash Flows: For purposes of reporting cash flows, cash and cash equivalents includes cash on hand, amounts due from banks and federal funds sold. Generally, federal funds are sold for one-day periods. Net cash flows are reported for loan and deposit transactions.

Securities: The Bank is required to classify its securities into one of three categories: trading securities, securities available for sale and securities held to maturity. The Bank has no investments classified as trading or held to maturity.

Securities available for sale are carried at fair value. Adjustments from amortized cost to fair value are recorded in stockholders’ equity under accumulated other comprehensive income. The adjustment is computed on the difference between fair value and cost, adjusted for amortization of premiums and accretion of discounts which are recorded as adjustments to interest income on a constant yield method. Other securities such as Federal Home Loan Bank stock are carried at cost.

Gains or losses on dispositions are based on the net proceeds and the adjusted carrying amount of securities sold, using the specific identification method. Securities are written down to fair value when a decline in fair value is not temporary.

Loans Held for Sale: Loans originated and intended for sale in the secondary market are carried at the lower of cost or market in the aggregate. Net unrealized losses, if any, are recorded as a valuation allowance and charged to earnings.

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Loans: Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are stated at the amount of unpaid principal, net of deferred loan fees and costs and an allowance for loan losses. Interest income is recognized on the accrual basis except for those loans on a nonaccrual of income status. Accrual of interest on impaired loans is discontinued when management believes, after considering economic and business conditions and collection efforts, that the borrower’s financial condition is such that collection of interest is doubtful. When interest accrual is discontinued, interest income is subsequently recognized only to the extent cash payments are received.

Loan origination fees and certain direct origination costs are capitalized and recognized as an adjustment of the yield on the related loan.

Allowance for Loan Losses: The allowance for loan losses is a valuation allowance for probable credit losses, increased by the provision for loan losses and decreased by charge-offs less recoveries. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance. Management estimates the allowance balance required using past loan loss experience, known and inherent risks in the nature and volume of the portfolio, information about specific borrower situations and estimated collateral values, economic conditions, and other factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management’s judgment, should be charged-off.

A loan is impaired when full payment under the loan terms is not expected. Impairment is evaluated in total for smaller-balance loans of similar nature such as residential mortgage, consumer, and credit card loans, and on an individual loan basis for other loans. If a loan is impaired, a portion of the allowance is allocated so that the loan is reported, net, at the present value of estimated future cash flows using the loan’s existing rate or at the fair value of collateral if repayment is expected solely from the collateral.

Foreclosed Assets: Assets acquired through or instead of loan foreclosure are initially recorded at fair value when acquired, establishing a new cost basis. If fair value declines subsequent to foreclosure, a valuation allowance is recorded through expense. Costs after acquisition are expensed.

Premises and Equipment: Land is carried at cost. Premises and equipment are stated at cost less accumulated depreciation computed principally on the straight-line method over the estimated useful lives of the assets.

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Servicing Rights: Servicing rights are recognized as assets for the allocated value of retained servicing rights on loans sold. Servicing rights are expensed in proportion to, and over the period of, estimated net servicing revenues. Impairment is evaluated based on the fair value of the rights, using groupings of the underlying loans as to interest rates. Any impairment of a grouping is reported as a valuation allowance.

Company Owned Life Insurance: The Company has purchased life insurance policies on certain key executives. Company owned life insurance is recorded at its cash surrender value, or the amount that can be realized.

Long-term Assets: Premises and equipment and other long-term assets are reviewed for impairment when events indicate their carrying amount may not be recoverable from future undiscounted cash flows. If impaired, the assets are recorded at fair value.

Comprehensive Income: Comprehensive income consists of net income and other comprehensive income. Other comprehensive income includes unrealized gains and losses on securities available for sale which are also recognized as separate components of equity.

Income Taxes: Income tax expense is the total of the current year income tax due or refundable and the change in deferred tax assets and liabilities. Deferred income taxes are recorded using the liability method. Under the liability method, deferred income taxes are based on the change from the beginning of the year in the deferred tax liability or asset established for the expected future tax consequences of differences in the financial and tax bases of assets and liabilities. The differences relate principally to depreciation of bank premises and equipment, FHLB stock dividends, servicing rights, unrealized gains and losses on securities available for sale and the allowance for loan losses. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

Benefit Plans: Profit sharing and 401(k) plan expense is the amount determined by Citizens’ matching contribution of 50% of the first 6% of employee compensation contributed. In addition, Bank directors have the option to receive shares of stock in lieu of cash director fees.

Stock Compensation: Employee compensation expense under stock options is reported using the intrinsic value method. No stock-based compensation cost is reflected in net income, as all options granted had an exercise price equal to or greater than the market price of the underlying common stock at date of grant. The following table illustrates the effect on net income if expense was measured using the fair value recognition provisions of FASB Statement No. 123, Accounting for Stock-Based Compensation.

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

		2004	2003
Net income as reported		$1,559,728	$1,713,728
Deduct: Stock-based compensation expense determined under fair value based method		(30,549)	(25,676)

Pro forma net income		$1,529,179	$1,688,052

Basic net income per share
	As reported	$2.90	$3.30
	Pro forma	$2.84	$3.25

Diluted net income per share
	As reported	$2.88	$3.22
	Pro forma	$2.82	$3.17

The pro forma effects are computed using option pricing models, using the following weighted-average assumptions as of the grant date.

	2004	2003

Risk-free interest rate	3.27%	3.05%
Expected option life	5 years	5 years
Dividend yield	.84%	.87%

Advertising: The Bank charges all marketing expenses to operations when incurred.

Loss Contingencies: Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated. Management does not believe there are now such matters that will have a material effect on the financial statements.

Fair Value of Financial Instruments: Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed in a separate note. Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect the estimates.

Earnings Per Share (“EPS”): Basic EPS is calculated by dividing net income available to common shareholders by the weighted average number of common shares outstanding.

Diluted EPS adjusts the number of weighted average shares of common stock outstanding under the treasury stock method, which includes the dilutive effect of stock options.

NOTE 2 - SECURITIES

The fair value of available for sale securities and the related gross unrealized gains and losses recognized in accumulated other comprehensive income (loss) were as follows:

	Fair Value	Gross Unrealized Gains	Gross Unrealized Losses
2004
U. S. government agencies	$11,496,909	$17,758	$(12,949)
State and municipal	241,563	7,071	—
Mortgage-backed	7,419,223	26,014	(91,314)

Total	$19,157,695	$50,843	$(104,263)

2003
U. S. government agencies	$11,605,069	$35,692	$(4,343)
State and municipal	302,433	9,876	—
Mortgage-backed	11,353,401	44,149	(122,484)

Total	$23,260,903	$89,717	$(126,827)

The fair value of securities at year-end 2004, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Securities not due at a single maturity, primarily mortgage-backed securities, are shown separately.

Fair Value
Available for sale
Due in one year or less	$—
Due after one year through five years	2,191,193
Due after five years through ten years	7,516,612
Due after ten years	2,030,667
Mortgage-backed	7,419,223

$19,157,695

Securities with a carrying value of approximately $17,733,264 and $23,103,205 at year-end 2004 and 2003 were pledged to secure public deposits and for other purposes as required or permitted by law. There were no sales of securities during 2004 or 2003.

NOTE 2 - SECURITIES (Continued)

Securities with unrealized losses at year-end 2004 and 2003, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, are as follows:

	Less than 12 months		12 Months or More		Total

2004 Description of Securities	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss

U.S. Government and federal agencies	$4,000,604	$(12,177)	$1,502,126	$(771)	$5,502,730	$(12,948)
Mortgage-backed securities	1,619,679	(12,798)	4,949,630	(78,517)	6,569,309	(91,315)

Total temporarily impaired	$5,620,823	$(24,975)	$6,451,756	$(79,288)	$12,072,039	$(104,263)

	Less than 12 months		12 Months or More		Total

2003 Description of Securities	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss

U.S. Government and federal agencies	$1,557,767	$(4,343)	$—	$—	$1,557,767	$(4,343)
Mortgage-backed securities	7,451,836	(103,856)	2,418,122	(18,628)	9,869,958	(122,484)

Total temporarily impaired	$9,009,603	$(108,199)	$2,418,122	$(18,628)	$11,427,725	$(126,827)

Unrealized losses on securities have not been recognized into income because the issuers are of high credit quality, management has the intent and ability to hold for the foreseeable future, and the decline in fair value is largely due to increased market interest rates. The fair value is expected to recover as the securities approach their maturity or market rates change.

NOTE 3 - LOANS

Loans at year-end were as follows:
	2004	2003

Commercial	$92,752,380	$79,684,926
Real estate	41,862,053	38,650,982
Installment	6,762,289	7,155,561
	141,376,722	125,491,469
Allowance for loan losses	(1,427,842)	(1,438,023)

	$139,948,880	$124,053,446

NOTE 3 - LOANS (Continued)

Changes in the allowance for loan losses were as follows:

	2004	2003

Balance, beginning of year	$1,483,023	$1,433,447
Provision for loan losses	319,000	329,500
Loans charged off	(350,361)	(361,733)
Recoveries	21,180	36,809

Balance, end of year	$1,472,842	$1,438,023

Impaired loans were as follows:

Year-end loans with allocated allowance for loan losses	$997,333	$1,060,000
Year-end loans with no allocated allowance for loan losses	—	—

Total	$997,333	$1,060,000

Amount of allowance for loan losses allocated	$146,600	$165,000

Average impaired loans during the year	1,018,500	791,500
Interest income recognized during impairment	—	—

Nonperforming loans were as follows:

Loans past due over 90 days still on accrual	$157,855	$—
Nonaccrual loans	977,333	1,060,000

At year-end 2004 and 2003, certain officers and directors, and companies in which they have a beneficial ownership, were indebted to the Bank in the aggregate amount of approximately $6,664,000 and $6,808,000.

NOTE 4 - SECONDARY MORTGAGE MARKET ACTIVITIES

Activity for capitalized mortgage servicing rights, included in other assets, was as follows:

	2004	2003

Servicing rights
Beginning of year	$748,796	$843,189
Additions	101,649	204,329
Amortized to expense	(146,788)	(298,722)

End of year	$703,657	$748,796

Mortgage loans serviced for others are not included in the accompanying consolidated financial statements. The unpaid principal balances of mortgage loans serviced for others were $62,241,193 and $57,234,177 at year-end 2004 and 2003.

Mortgage servicing rights are reported net of a valuation allowance; however, no valuation allowances were established for 2004 or 2003, as no impairment of the asset was determined to exist.

NOTE 5 - PREMISES AND EQUIPMENT

Year-end premises and equipment were as follows:

	2004	2003

Land and buildings	$5,145,931	$4,276,249
Furniture, fixtures and equipment	1,957,442	1,620,299
	7,103,373	5,896,548
Less accumulated depreciation	(1,952,129)	(1,646,798)

	$5,151,244	$4,249,750

Depreciation expense amounted to $305,332 and $289,883 in 2004 and 2003.

NOTE 6 - LEASES

Total rent expense under operating leases was approximately $104,000 and $109,000 for the years ended December 31, 2004 and 2003.

Rent commitments under noncancelable operating leases were as follows, before considering renewal options that generally are present.

Year ended December 31,
2005	$95,460
2006	56,605
2007	36,405
2008	36,951
2009	38,589
Thereafter	412,239

NOTE 7 - INCOME TAXES

The components of the provision for income taxes were as follows:

	2004	2003
Current	$639,333	$807,707
Deferred	88,672	(22,139)

	$728,005	$785,568

The difference between the recorded income tax expense and the amount computed by applying the effective federal income tax rate of 34 percent is primarily attributable to the earnings of cash surrender value of certain life insurance policies which are exempt for federal income tax purposes.

The deferred tax assets and liabilities at year-end 2004 and 2003 are shown below. No valuation allowance for the realization of deferred tax assets is considered necessary at December 31, 2004.

	2004	2003
Deferred tax assets	$450,408	$453,188
Deferred tax liabilities	(594,527)	(514,180)

Net deferred tax asset (liability)	$(144,119)	$(60,992)

NOTE 8 - DEPOSITS

The amount of time deposits of $100,000 and over was $22,265,871 and $22,302,972 at year-end 2004 and 2003. At December 31, 2004, the scheduled maturities of all time deposits were as follows:

2005	$39,705,801
2006	20,978,824
2007	8,673,176
2008	2,787,328
2009	2,055,941

$74,201,070

Certain directors and executive officers of the Bank and companies in which they have beneficial ownership were depositors of the Bank with a balance of approximately $3,234,000 and $3,198,000 at year-end 2004 and 2003.

NOTE 9 - FEDERAL HOME LOAN BANK ADVANCES

At year-end, advances from the Federal Home Loan Bank were as follows:
	2004	2003

Maturity June 2007, fixed rate of 3.49%	$4,000,000	$4,000,000

This advance is payable at maturity, and contains a prepayment penalty. The advance was collateralized by qualifying first mortgage loans totaling approximately $28,184,000 under a blanket lien agreement.

NOTE 10 - FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include standby letters of credit and commitments to extend credit in the form of unused lines of credit. The Bank uses the same credit policies in making conditional obligations as it does for on-balance sheet instruments.

NOTE 10 - FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK (Continued)

The contractual amount of financial instruments with off-balance sheet risk was as follows at year-end. Commitments to make loans consist primarily of variable rate notes.

	2004	2003

Standby letters of credit	$118,000	$156,000

Commitments to extend credit	$24,892,000	$22,114,000

Standby letters of credit represent conditional commitments issued by the Bank to guarantee the performance of a third party. The credit risk involved in issuing these letters of credit is essentially the same as the risk involved in extending loans to customers. Collateral held varies but primarily includes real estate and certificates of deposit. Some letters of credit are unsecured.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The Bank evaluates each customer's creditworthiness on a case-by-case basis. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Collateral held varies but primarily includes real estate.

The Bank has also obtained letters of credit in the amount of $5,500,000 at December 31, 2004 and 2003 from the Federal Home Loan Bank to secure public deposits. The letters of credit were collateralized by Federal Home Loan Bank stock and qualifying first mortgage loans.

NOTE 11 - CONCENTRATION OF CREDIT RISK

The Bank grants commercial, residential and consumer related loans to customers primarily located in Campbell and adjoining counties in Kentucky. Although the Bank has a diverse loan portfolio, the debtors' ability to perform is somewhat dependent upon the local economy.

NOTE 12 - STOCK OPTIONS

The Company has a stock option plan for its directors, officers, key employees and key consultants of the Bank. The total number of shares available for grant under the plan is 75,000. Under the plan, options to purchase a total of 38,850 have been granted at an exercise price equal to the fair market value of the shares at the date of the grant. These options vest at a rate of 20% each year with the initial 20% vested immediately at the date of the grant and expire if not exercised within 5 years of the date of the grant.

NOTE 12 - STOCK OPTIONS (Continued)

A summary of the activity in the plan is as follows:

	2004		2003
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price

Outstanding at beginning of year	23,060	$26.38	35,905	$17.18
Granted	9,500	35.65	7,450	32.28
Exercised	(9,345)	26.02	(20,095)	12.08
Forfeited or expired	(550)	24.20	(200)	27.02

Outstanding at end of year	22,665	$29.39	23,060	$26.38

Options exercisable at year-end	6,215		8,730

Weighted average fair value of each option granted during year	$3.91		$3.20

Options outstanding at year-end 2004 were as follows:

		Outstanding
Exercise Prices	Number	Contractual Life	Exercisable Number

$18.61	851	4.0	851
23.61	3,540	1.0	2,080
27.23	4,589	2.0	1,669
32.28	5,585	3.0	1,115
33.65	8,100	4.0	500

Outstanding at year-end	22,665	2.88	6,215

NOTE 13 - OTHER BENEFIT PLANS

A 401(k) benefit plan allows employee contributions up to 15% of their compensation, which are matched equal to 50% of the first 6% of the compensation contributed. Expense for 2004 and 2003 was $69,369 and $48,796.

NOTE 14 - LIMITATION ON BANK DIVIDENDS

Banking regulations limit the amount of dividends that may be paid without prior approval of regulatory agencies. Under these regulations, the amount of dividends that may be paid in any calendar year is limited to the current year's net profits, as defined, combined with the retained net profits of the preceding two years. During 2005, the Bank could, without prior approval, declare dividends of approximately $2,413,000 plus any 2005 net profits retained to the date of the dividend declaration subject to the capital adequacy requirements described below.

NOTE 15 - REGULATORY MATTERS

The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on Citizens’ and Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Company’s and the Bank’s capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the following table) of Total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 2004 and 2003, that the Company and the Bank meet all capital adequacy requirements to which they are subject.

As of December 31, 2004, the Company and the Bank were categorized as well capitalized under capital adequacy guidelines and the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Company and the Bank must maintain minimum Total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the institution’s category.

NOTE 15 - REGULATORY MATTERS (Continued)

The Company’s and the Bank’s actual and required capital amounts and ratios are presented below at year-end:

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio

2004
Consolidated
Total Capital (to Risk-Weighted Assets)	$16,458,919	10.9%	$12,135,200	8.0%	$15,169,000	10.0%
Tier I Capital (to Risk-Weighted Assets)	15,030,919	9.9	6,067,600	4.0	9,101,400	6.0
Tier I Capital (to Average Assets)	15,030,919	8.3	7,219,400	4.0	9,024,250	5.0

Bank
Total Capital (to Risk-Weighted Assets)	$16,503,000	10.9%	$12,135,200	8.0%	$15,169,000	10.0%
Tier I Capital (to Risk-Weighted Assets)	15,075,000	9.9	6,067,600	4.0	9,101,400	6.0
Tier I Capital (to Average Assets)	15,075,000	8.4	7,219,400	4.0	9,024,250	5.0

2003
Consolidated
Total Capital (to Risk-Weighted Assets)	$15,144,000	11.2%	$10,859,000	8.0%	$13,574,000	10.0%
Tier I Capital (to Risk-Weighted Assets)	13,706,000	10.1	5,430,000	4.0	8,144,000	6.0
Tier I Capital (to Average Assets)	13,706,000	8.1	6,772,000	4.0	8,466,000	5.0

Bank
Total Capital (to Risk-Weighted Assets)	$15,307,000	11.3%	$10,871,000	8.0%	$13,588,000	10.0%
Tier I Capital (to Risk-Weighted Assets)	13,869,000	10.2	5,435,000	4.0	8,153,000	6.0
Tier I Capital (to Average Assets)	13,869,000	8.2	6,772,000	4.0	8,466,000	5.0

NOTE 16 - DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

The estimated fair values of the Company’s financial instruments at year-end 2004 and 2003 were as follows:
	2004		2003
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets
Cash and cash equivalents	$12,056,000	$12,056,000	$7,137,000	$7,137,000
Investment securities	19,158,000	19,158,000	23,261,000	23,261,000
Federal Home Loan Bank stock	738,000	738,000	709,000	709,000
Loans, net	139,949,000	139,401,000	124,053,000	124,665,000
Accrued interest receivable	716,000	716,000	704,000	704,000

Financial liabilities
Deposits	$164,895,000	$164,976,000	$150,293,000	$151,447,000
Notes payable	20,000	20,000	30,000	30,000
Accrued interest payable	149,000	149,000	127,000	127,000
FHLB borrowing	4,000,000	3,886,000	4,000,000	4,037,000

Carrying amount is the estimated fair value for cash and cash equivalents, short-term borrowings, Federal Home Loan Bank stock, accrued interest receivable and payable, demand deposits, short-term debt, and variable rate loans or deposits that reprice frequently and fully. Security fair values are based on market prices or dealer quotes, and if no such information is available, on the rate and term of the security and information about the user. For fixed rate loans or deposits and for variable rate loans or deposits with infrequent repricing or repricing limits, fair value is based on discounted cash flows using current market rates applied to the estimated life and credit risk. Fair values for impaired loans are estimated using discounted cash flow analysis or underlying collateral values. Fair value of debt is based on current rates for similar financing. The fair value of off-balance sheet items is based on current fees or costs that would be charged to enter into or terminate such arrangements, and are not material.

NOTE 17 - OTHER COMPREHENSIVE INCOME

	2004	2003

Unrealized holding gains and losses on available for sale securities	$(16,309)	$(160,188)

Less reclassification adjustments for gains and losses later recognized as income	—	—

Net unrealized gains and losses	(16,309)	(160,188)

Tax effect	5,545	54,464

Other comprehensive income	$(10,764)	$(105,724)

NOTE 18 - EARNINGS PER SHARE

The following table sets forth the computation of basic and diluted earnings per share:

Year Ended December 31	2004	2003
Numerator
Net Income	$1,559,728	$1,713,728
Denominator:
Basic earnings per share:
Weighted average shares	537,162	519,307
Diluted earnings per share:
Effect of dilutive securities - stock options	4,844	12,604

Adjusted weighted average shares	542,006	531,911
Earnings per share:
Basic earnings per share	$2.90	$3.30
Diluted earnings per share	2.88	3.22

NOTE 19 - SUBSEQUENT EVENTS (UNAUDITED)

On July 1, 2005, the Company announced the signing of an Agreement and Plan of Merger with Farmers Capital Bank Corporation, Frankfort, Kentucky. Pending the required approvals of the Company’s shareholders and the appropriate regulatory authorities, the transaction is expected to close during the fourth quarter of 2005.

Citizens’ subsidiary, Citizens Bank, is routinely a party to certain asserted and unasserted legal actions in the normal course of business, including a potential class action allegation that has been threatened against Citizens Bank whereby the plaintiffs who are creditors of a former customer of Citizens Bank claim damages exceeding $4,000,000, together with punitive and statutory damages, due to, among other things, the alleged participation by a Citizens Bank employee in an alleged fraud scheme and civil conspiracy of the former customer of the bank. Management of Citizens Bank does not believe there is any basis to support the allegations. No amount of loss, if any, can be reasonably estimated at this time, therefore, no liability has been recorded in the consolidated financial statements. No lawsuit (class action or otherwise) has yet been filed; however, if filed, Citizens Bank intends to vigorously defend itself against these allegations.

SUPERVISION AND REGULATION

Farmers Capital, Citizens and their subsidiaries are subject to comprehensive supervision and regulation that affect virtually all aspects of their operations. The following summarizes certain of the more important aspects of the relevant statutory and regulatory provisions.

Supervisory Authorities

Farmers Capital is a financial holding company, registered with and regulated by the Federal Reserve Board. All but one of its subsidiary banks are Kentucky state banks, and as such are subject to supervision, regulation and examination by the FDIC and Kentucky Office. Farmers Capital’s one national bank subsidiary is subject to supervision, regulation and examination by the FDIC and the Office of the Comptroller of the Currency. The regulatory authorities routinely examine Farmers Capital and its subsidiary banks, to monitor their compliance with laws and regulations, financial condition, adequacy of capital and reserves, quality and documentation of loans, payment of dividends, adequacy of systems and controls, credit underwriting and asset liability management, and the establishment of branches. Farmers Capital and its subsidiary banks are required to file regular reports with the Federal Reserve Board, the FDIC and the Kentucky Office or Comptroller, as applicable.

Capital

The Federal Reserve Board, the FDIC, the Kentucky Office and the Comptroller require Farmers Capital and its subsidiary banks to meet certain ratios of capital to assets in order to conduct their activities. To be well-capitalized, the institutions must generally maintain a Total Capital ratio of 10% or greater, a Tier 1 Capital ratio of 6%
or greater, and a leverage ratio of 5% or better. For the purposes of these tests, Tier 1 Capital consists of common equity, retained earnings and a limited amount of qualifying preferred stock, less goodwill and certain core deposit intangibles. Tier 2 Capital consists of non-qualifying preferred stock, certain types of debt and a limited amount of other items. Total Capital is the sum of Tier 1 and Tier 2 Capital.

In measuring the adequacy of capital, assets are generally weighted for risk. Certain assets, such as cash and U.S. government securities, have a zero risk weighting. Others, such as commercial and consumer loans, have a 100% risk weighting. Risk weightings are also assigned for off-balance sheet items such as loan commitments. The various items are multiplied by the appropriate risk-weighting to determine risk-adjusted assets for the capital calculations. For the leverage ratio mentioned above, assets are not risk-weighted.

If the institution fails to remain well-capitalized, it will be subject to a series of restrictions that increase as the capital condition worsens. For instance, federal law generally prohibits a depository institution from making any capital distribution, including the payment of a dividend or paying any management fee to its holding company, if the depository institution would be undercapitalized as a result. Undercapitalized depository institutions may not accept brokered deposits absent a waiver from the FDIC, are subject to growth limitations and are required to submit a capital restoration plan for approval, which must be guaranteed by the institution’s parent holding company. Significantly undercapitalized depository institutions may be subject to a number of requirements and restrictions, including orders to sell sufficient voting stock to become adequately capitalized, requirements to reduce total assets, and cessation of receipt of deposits from correspondent banks. Critically undercapitalized institutions are subject to the appointment of a receiver or conservator.

Both Farmers Capital and its subsidiary banks exceed the minimum Tier 1, Total Capital and leverage ratios and qualify as “well-capitalized” under current regulatory criteria.

Expansion and Activity Limitations

With prior regulatory approval, Farmers Capital may acquire other banks or bank holding companies and its subsidiaries may merge with other banks. Acquisitions of banks located in other states may be subject to certain deposit-percentage, age or other restrictions. In addition, as a financial holding company, Farmers Capital and its subsidiaries are permitted to acquire or engage in activities that were not previously permitted for bank holding companies such as insurance underwriting, securities underwriting and distribution, travel agency activities, broad insurance agency activities, merchant banking, and other activities that the Federal Reserve Board determines to be financial in nature or complementary to these activities. Farmers Capital has subsidiaries that engage in some of these additional activities, including insurance underwriting and distribution and other activities that are financial in nature. The Federal Reserve Board normally requires some form of notice or application to engage in or acquire companies engaged in such activities. Under the Bank Holding Company Act and Gramm-Leach-Bliley Act, Farmers Capital is generally prohibited from engaging in or acquiring direct or indirect control of more than 5% of the voting shares of any company engaged in activities other than those referred to above.

Limitations on Acquisitions of Bank Holding Companies

As a general proposition, other companies seeking to acquire control of a financial holding company such as Farmers Capital would require the approval of the Federal Reserve Board under the Bank Holding Company Act. In addition, individuals or groups of individuals seeking to acquire control of a financial holding company such as Farmers Capital would need to file a prior notice with the Federal Reserve Board (which the Federal Reserve Board may disapprove under certain circumstances) under the Change in Bank Control Act. Control is conclusively presumed to exist if an individual or company acquires 25% or more of any class of voting securities of the bank holding company. Control may exist under the Change in Bank Control Act if the individual or company acquires 10% or more of any class of voting securities of the bank holding company and no shareholder holds a larger percentage of the subject class of voting securities.

Deposit Insurance

All of Farmers Capital’s subsidiary banks are members of the FDIC, and their deposits are insured by the FDIC’s Bank Insurance Fund up to the amount permitted by law. Farmers Capital’s subsidiary banks are thus subject to FDIC deposit insurance assessments. The FDIC utilizes a risk-based deposit insurance premium scheme to determine the assessment rates for insured depository institutions based primarily on the capital position of the institution. The deposit insurance assessment rates currently range from zero basis points on deposits (for a financial institution in the highest category) to 27 basis points on deposits (for an institution in the lowest category), but may rate as high as 31 basis points. In addition, the FDIC collects The Financing Corporation (FICO) deposit assessments on assessable deposits. FICO assessments are set quarterly, and in 2004 ranged from 1.46 to 1.54 basis points. Farmers Capital’s subsidiary banks pay no deposit insurance assessment and pays the quarterly FICO assessment.

Other Statutes and Regulations

Farmers Capital and its subsidiary banks are subject to a myriad of other statutes and regulations affecting their activities. Some of the more important are:

Anti-Money Laundering. Financial institutions are required to establish anti-money laundering programs that must include the development of internal policies, procedures, and controls; the designation of a compliance officer; an ongoing employee training program; and an independent audit function to test the performance of the programs. Farmers Capital and its subsidiary banks are also subject to prohibitions against specified financial transactions and account relationships as well as enhanced due diligence and “know your customer” standards in their dealings with foreign financial institutions and foreign customers. Financial institutions must take reasonable steps to conduct enhanced scrutiny of account relationships in order to guard against money laundering and to report any suspicious transactions. Recent laws provide the law enforcement authorities with increased access to financial information maintained by banks.

Sections 23A and 23B of the Federal Reserve Act. Farmers Capital’s subsidiary banks are limited in their ability to lend funds or engage in transactions with Farmers Capital or other non-bank affiliates of Farmers Capital, and all transactions must be on an arms’-length basis and on terms at least as favorable to the subsidiary bank as prevailing at the time for transactions with unaffiliated companies.

Dividends. Farmers Capital’s principal source of cash flow, including cash flow to pay dividends to its shareholders, is the dividends that it receives from its subsidiary banks. Statutory and regulatory limitations apply to the subsidiary banks’ payments of dividends to Farmers Capital as well as to Farmers Capital’s payment of dividends to its shareholders. A depository institution may not pay any dividend if payment would cause it to become undercapitalized or if it already is undercapitalized. The federal banking agencies may prevent the payment of a dividend if they determine that the payment would be an unsafe and unsound banking practice. Moreover, the federal agencies have issued policy statements that provide that financial holding companies and insured banks should generally only pay dividends out of current operating earnings.

Community Reinvestment Act. Farmers Capital’s subsidiary banks are subject to the provisions of the Community Reinvestment Act of 1977, as amended, and the federal banking agencies’ related regulations, stating that all banks have a continuing and affirmative obligation, consistent with safe and sound operations, to help meet the credit needs for their entire communities, including low- and moderate-income neighborhoods. The CRA requires a depository institution’s primary federal regulator, in connection with its examination of the institution or its evaluation of certain regulatory applications, to assess the institution’s record in assessing and meeting the credit needs of the community served by that institution, including low- and moderate-income neighborhoods. The regulatory agency’s assessment of the institution’s record is made available to the public.

Insurance Regulation. Farmers Capital’s subsidiaries that underwrite or sell insurance products are subject to regulation by the Kentucky Department of Insurance.

Consumer Regulation. The activities of Farmers Capital and its bank subsidiaries are subject to a variety of statutes and regulations designed to protect consumers. These laws and regulations:

•	limit the interest and other charges collected or contracted for by all of Farmers Capital’s subsidiary banks;

•	govern disclosures of credit terms to consumer borrowers;

•
require financial institutions to provide information to enable the public and public officials to determine whether a financial institution is fulfilling its obligation to help meet the housing needs of the community it serves;

•	prohibit discrimination on the basis of race, creed, or other prohibited factors in extending credit;

•
require all of Farmers Capital’s subsidiary banks to safeguard the personal non-public information of its customers, provide annual notices to consumers regarding the usage and sharing of such information and limit disclosure of such information to third parties except under specific circumstances; and

•	govern the manner in which consumer debts may be collected by collection agencies.

The deposit operations of Farmers Capital’s subsidiary banks are also subject to laws and regulations that:

•	require disclosure of the interest rate and other terms of consumer deposit accounts;

•	impose a duty to maintain the confidentiality of consumer financial records and prescribe procedures for complying with administrative subpoenas of financial records; and

•	govern automatic deposits to and withdrawals from deposit accounts and customers’ rights and liabilities arising from the use of automated teller machines and other electronic banking services.

OTHER MATTERS

Citizens’ management is not aware of any other matters to be brought before the special shareholders’ meeting. However, if any other matters are properly brought before the special meeting, the persons named in the enclosed forms of proxy will have discretionary authority to vote all proxies with respect to such matters in accordance with their judgment.

EXPERTS

The consolidated financial statements of Farmers Capital Bank Corporation as of and for the years ended December 31, 2004 and 2003, have been incorporated by reference herein and in the registration statement in reliance upon the report of Crowe Chizek and Company LLC, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated statements of income, comprehensive income, changes in shareholders equity and cash flows of Farmers Capital Bank Corporation for the year ended December 31, 2002 have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Citizens Bancorp, Inc as of and for the years ended December 31, 2004 and 2003, have been included herein and in the registration statement in reliance upon the report of Crowe Chizek and Company LLC, independent accountants, appearing elsewhere herein and upon the authority of said firm as experts in accounting and auditing.

LEGAL MATTERS

Stoll, Keenon & Park, LLP, counsel to Farmers Capital, has provided an opinion as to the validity of the shares of common stock that Farmers Capital will issue in the merger. The federal tax consequences of the merger have been passed upon by Cors & Bassett, LLC, counsel to Citizens. As of the date of this proxy statement-prospectus, one member of Cors & Bassett, LLC beneficially owned 250 shares of Citizens common stock.

IMPORTANT NOTICE FOR CITIZENS’ SHAREHOLDERS

If you cannot locate your Citizens common stock certificate(s), please contact Cynthia Goforth at Citizens Bank of Northern Kentucky, 103 Churchill Drive, Newport, Kentucky 41071 telephone number (859) 572-2660. If you have misplaced your stock certificates or if you hold certificates in names other than your own and wish to vote in person at the special meeting, we encourage you to resolve those matters before the meeting.

Please do not send your Citizens stock certificates at this time, unless you are making an election to receive stock consideration for your Citizens common stock, in which event you should send the affected stock certificates with your form of election and NOT your proxy.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

Farmers Capital is a publicly traded company and is required to file certain reports, proxy statements and other information with the SEC. The SEC maintains a web site on the Internet that contains reports, proxy statements and other information about public companies, including Farmers Capital. The address of that site is http://www.sec.gov. You may also read and copy any materials filed with the SEC by Farmers Capital at the SEC’s Public Reference Room at Room 1580, 100 F. Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

Farmers Capital has filed a registration statement on Form S-4 with the SEC that registers the Farmers Capital common stock to be issued in the merger. This proxy statement-prospectus is a part of that registration statement and constitutes a prospectus of Farmers Capital and a proxy statement of Citizens for the special meeting.

This proxy statement-prospectus does not contain all of the information in the registration statement. Please refer to the registration statement for further information about Farmers Capital and the Farmers Capital common stock to be issued in the merger. Statements contained in this proxy statement-prospectus concerning the provisions of certain documents included in the registration statement are not necessarily complete. A complete copy of each document is filed as an exhibit to the registration statement. You may obtain copies of all or any part of the registration statement, including exhibits thereto, upon payment of the prescribed fees, at the offices of the SEC listed above.

Farmers Capital has supplied all of the information contained in this proxy statement-prospectus relating to Farmers Capital and its subsidiaries. Citizens has supplied all of the information relating to Citizens and its subsidiaries.

This proxy statement-prospectus incorporates by reference important business and financial information about Farmers Capital that is not included in or delivered with the proxy statement-prospectus. That information is available without charge upon your request to:

Farmers Capital Bank Corporation
Attn: C. Douglas Carpenter, CFO
P.O. Box 309
202 W. Main St.
Frankfort, KY 40602
(502) 227-1686

You should make your request before                                , 2005 in order to receive the information prior to the special meeting.

APPENDIX A

AGREEMENT AND PLAN OF MERGER

DATED JULY 1, 2005

BY AND AMONG

CITIZENS BANCORP, INC.

CITIZENS ACQUISITION SUBSIDIARY CORP.

AND

FARMERS CAPITAL BANK CORPORATION

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (the “Agreement”) is made and entered into as of the 1st day of July, 2005, by and among (i) CITIZENS BANCORP, INC., a Kentucky corporation with its principal executive offices located at 103 Churchill Drive, Newport, Kentucky 41071 (“Citizens”), (ii) CITIZENS ACQUISITION SUBSIDIARY CORP., a Kentucky corporation with its principal executive offices located at 202 West Main Street, Frankfort, Kentucky 40601 (“Merger Subsidiary”) and (iii) FARMERS CAPITAL BANK CORPORATION, a Kentucky corporation with its principal executive offices located at 202 West Main Street, Frankfort, Kentucky 40601 (“Company”).

PREAMBLE

The Boards of Directors of the Company, Citizens and Merger Subsidiary are of the opinion that the transactions described herein are in the best interests of the Parties and their respective shareholders. This Agreement and the Plan of Merger attached hereto and incorporated by reference at Exhibit A provide for the acquisition of Citizens by the Company pursuant to the merger of Citizens with and into Merger Subsidiary. At the Effective Time, the outstanding shares of the common stock of Citizens shall be converted into the right to receive cash and shares of Company Common Stock (except as otherwise provided herein) and certain outstanding options respecting the common stock of Citizens shall be converted into the right to receive cash. As a result, the shareholders of Citizens shall become shareholders of the Company and Merger Subsidiary (as the Surviving Corporation) shall continue to conduct its business and operations as a wholly-owned subsidiary of the Company. The transactions described in this Agreement are subject to the approvals of the FRB, the Office and other applicable federal and state regulatory authorities, and the satisfaction of certain other conditions described in this Agreement. It is the intention of the Parties that this Agreement for federal income tax purposes shall constitute a plan of merger and the Merger shall qualify as a “reorganization” within the meaning of Section 368(a)(1)(A) of the Code.

NOW THEREFORE, in consideration of the premises and the mutual and dependent covenants and undertakings contained in this Agreement, and for other good and valuable consideration, the mutuality, receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the parties hereby agree as follows:

ARTICLE 1
DEFINITIONS

1.1 Certain Defined Terms. The words listed in this Article 1 when used and capitalized in this Agreement shall have the meanings set forth for each by this Article 1. Certain other capitalized terms when used in this Agreement shall have the meanings ascribed to them when first encountered elsewhere in this Agreement:

(a) “Acquisition Proposal” shall mean with respect to any Party any bona fide written proposal or offer from any Person relating to any (i) direct or indirect acquisition or purchase of a business that constitutes 50% or more of the net revenues, net income or the Assets of such Party and its Subsidiaries, taken as a whole, (ii) direct or indirect acquisition or purchase of equity securities of such Party (or, in the case of Citizens, Citizens Bank) representing 50% or more of the combined voting power of such Party (or, as applicable, Citizens Bank), (iii) any tender offer or exchange offer that if consummated would result in any Person beneficially owning equity securities of such Party (or, in the case of Citizens, Citizens Bank) representing 50% or more of the combined voting power of such Party (or, as applicable, Citizens Bank), or (iv) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving such Party (or, in the case of Citizens, Citizens Bank), other than the transactions contemplated by this Agreement.

(b) “Adverse Consequences” shall mean all Proceedings, charges, claims, demands, injunctions, Orders, damages, dues, assessments, expenditures, outlays, awards, penalties, fines, costs, interest, amounts paid in settlement, liabilities, obligations, payments, premiums, taxes, liens, losses, reduction in value, loss of use, injuries, expenses and fees of whatever nature, including without limitation response, restoration, investigative, removal, remedial, monitoring or inspection costs and court costs and reasonable attorneys’ fees and expenses.

(c) “Affiliate” means, as applied to any Person, (i) any director, executive officer, or general partner of such Person, (ii) any other Person directly or indirectly controlling, controlled by or under common control with or by such Person or (iii) any other Person that directly or indirectly owns or controls, whether beneficially or as a trustee, guardian or other fiduciary, ten percent (10%) or more of the equity capital of such Person; provided, however, that it is the intent of the parties that neither the Company nor Merger Subsidiary shall be deemed or construed to be an Affiliate of Citizens and Citizens shall not be deemed or construed to be an Affiliate of the Company or Merger Subsidiary. For purposes of this definition, “control” (including the terms “controlling,”  “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or by Contract or otherwise.

(d) “Affiliate Agreement” shall mean an agreement substantially in the form of Exhibit B hereto to be delivered to the Company prior to the Closing by each Citizens Affiliate.

(e) “Aggregate Option Exercise Price” shall mean the cash sum equal to the sum of the products of (i) each Citizens Exercisable Stock Option multiplied by (ii) the respective option exercise price of each such Citizens Exercisable Stock Option.

(f) “Agreement” shall mean this Agreement and Plan of Merger and the Schedules, Exhibits and other certificates or documents delivered pursuant hereto.

(g) “Anticipated Closing Date” shall have the meaning assigned such term in Section 2.3 hereof.

(h) “Articles of Merger” shall mean the Articles of Merger to be executed by the Company, Merger Subsidiary and/or Citizens and filed with the Secretary of State of the Commonwealth of Kentucky relating to the Merger as contemplated by Section 2.3 hereof.

(i) “Assets” of a Person shall mean all of the assets, properties, businesses, and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise, wherever located.

(j) “Bankruptcy Event” shall mean, with respect to a Person, if such Person shall (i) discontinue business, or cease doing business for more than ten (10) days; (ii) make a general assignment for the benefit of creditors; (iii) apply for or consent to the appointment of a custodian, receiver, trustee or liquidator of all or a substantial part of its assets; (iv) be adjudicated bankrupt or insolvent; (v) file a voluntary petition in bankruptcy or file a petition or an answer seeking a composition, reorganization or an arrangement with creditors or seek to take advantage of any other Law (whether federal or state) relating to relief for debtors, or admit (by answer, default or otherwise) the material allegations of any petition filed against it in any bankruptcy, reorganization, composition, insolvency or other Proceeding (whether federal or state) relating to relief for debtors; (vi) suffer the filing of any involuntary petition in any bankruptcy, reorganization, insolvency or other Proceeding (whether federal or state), if the same is not dismissed within sixty (60) days after the date of such filing; (vii) suffer or permit to continue any judgment, decree or order entered by a court which assumes control of its business or financial affairs or approves a petition seeking a reorganization, composition or arrangement of its business or financial affairs or any other judicial modification of the rights of any of its creditors, or appoints a receiver, trustee or liquidator for it, or for all or a substantial part of any of its businesses or assets or financial affairs; (viii) be enjoined or restrained from conducting all or a material part of any of its businesses as then conducted or as hereafter conducted and the same is not dismissed and dissolved within thirty (30) days after the entry thereof; (ix) not be paying its debts generally as they become due; or (x) admits in writing its inability, or is unable, to pay its debts generally as they become due.

(k) “BHC Act” shall mean the federal Bank Holding Company Act of 1956, as amended.

(l) “Cash Consideration” shall have the meaning assigned such term in Section 4.1(c)(i)(B) hereof.

(m) “Cash Election” shall have the meaning assigned such term in Section 4.1(c)(i)(B) hereof.

(n) “Certificates” shall have the meaning assigned such term in Section 5.1(b) hereof.

(o) “Change in Control” shall mean (i) any merger, consolidation, share exchange or other reorganization or recapitalization to which a Party or any of its Subsidiaries is a party or subject, (ii) the sale, lease or exchange following the date of this Agreement (either in one (1) transaction or a series of transactions) of five percent (5%) or more of the Assets of a Party or any of its Subsidiaries within a one (1) year period, (iii) the issuance of equity interests in a Party or any of its Subsidiaries following the date of this Agreement (either in one (1) transaction or a series of transactions) which increases by five percent (5%) or more the equity of a Party or any of its Subsidiaries or (iv) the issuance of voting interests in a Party or any of its Subsidiaries following the date of this Agreement (either in one (1) transaction or a series of transactions) equal to five percent (5%) or more of the voting interests of a Party or any of its Subsidiaries prior to such issuance.

(p) “Citizens” shall mean Citizens Bancorp, Inc., a Kentucky corporation.

(q) “Citizens Adverse Recommendation Change” shall have the meaning assigned such term in Section 9.8(b) hereof.

(r) “Citizens Bank” shall mean Citizens Bank of Northern Kentucky, Inc., a Kentucky state banking corporation.

(s) “Citizens Benefit Plans” shall have the meaning assigned such term in Section 6.18(a) hereof.

(t) “Citizens Common Stock” shall mean the common stock, no par value per share, of Citizens.

(u) “Citizens Disclosure Memorandum” shall mean the written Memorandum entitled “Citizens Disclosure Memorandum” delivered to the Company by Citizens prior to the date of this Agreement describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made.

(v) “Citizens ERISA Plan” shall mean any Citizens Benefit Plan which is an “employee pension benefit plan” as defined in Section 3(2) of ERISA.

(w) “Citizens Exercisable Stock Options” shall mean all of the Citizens Stock Options which immediately prior to the Effective Time remain unexercised that, either by their express terms or by virtue of action on the part of the Board of Directors of Citizens accelerating the exercisability thereof pursuant to Section 9 of the applicable Citizens Stock Option Agreement, are at such time exercisable and have not been terminated or released pursuant to Section 7 of an Affiliate Agreement.

(x) “Citizens Financial Statements” shall have the meaning assigned such term in Section 6.5 hereof.

(y) “Citizens Indemnified Persons” shall have the meaning assigned such term in Section 12.3 hereof.

(z) “Citizens Proxy Statement” shall mean the proxy statement used by Citizens to solicit the approval of its shareholders of the transactions contemplated by this Agreement, which shall include the prospectus of the Company relating to the issuance of the Company Common Stock to holders of Citizens Common Stock.

(aa) “Citizens Shareholders’ Meeting” shall mean the meeting of the shareholders of Citizens to be held pursuant to Section 9.1 hereof, including any adjournment or adjournments thereof, at which the Merger and Plan of Merger are approved by the shareholders of Citizens.

(bb) “Citizens Stock Options” shall mean the outstanding stock options as of the date hereof with respect to the purchase of Citizens Common Stock as described in Section 6.3 of the Citizens Disclosure Memorandum.

(cc) “Citizens Subsidiaries” shall mean the Subsidiaries of Citizens, which shall include the Citizens Subsidiaries described in Section 6.4 hereof and any corporation, bank, or other Person acquired as a Subsidiary of Citizens in the future and owned by Citizens at the Effective Time.

(dd) “Claim Notice” shall have the meaning assigned such term in Section 12.4(a) hereof.

(ee) “Closing” shall mean the consummation of the Merger hereunder and the other transactions contemplated hereunder and the satisfaction of all other conditions precedent thereto as set forth hereinafter.

(ff) “Closing Date” shall mean the date on which the Closing occurs.

(gg) “Code” shall mean the Internal Revenue Code of 1986, as amended, or any successor thereto and all rulings and regulations issued pursuant thereto or any successor thereto.

(hh) “Company” shall mean Farmers Capital Bank Corporation, a Kentucky corporation.

(ii) “Company Common Stock” shall mean the $.125 par value common stock of the Company.

(jj) “Company Disclosure Memorandum” shall mean the written information entitled “Company Disclosure Memorandum” delivered prior to the date of this Agreement to Citizens by the Company describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made.

(kk) “Company Financial Statements” shall mean (i) the consolidated balance sheets (including related notes and schedules, if any) of the Company as of March 31, 2005, and as of December 31, 2004 and 2003, and the related statements of income, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) for the three months ended March 31, 2005, and for each of the three years ended December 31, 2004, 2003 and 2002, as filed by Company in SEC Documents, and (ii) the consolidated balance sheets of the Company (including related notes and schedules, if any) and related statements of income, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) included in SEC Documents filed with respect to periods ended subsequent to March 31, 2005.

(ll) “Company Indemnified Persons” shall have the meaning assigned such term in Section 12.2 hereof.

(mm) “Company Stock Price” shall mean the average of the daily closing prices of a share of Company Common Stock as reported on the NASDAQ SmallCap Market for the forty-five (45) consecutive days when the stock markets are open for trading ending on the Company Stock Price Calculation Date.

(nn) “Company Stock Price Calculation Date” shall mean the date which is the eighteenth day prior to the Anticipated Closing Date.

(oo) “Company Subsidiaries” shall mean the Subsidiaries of the Company and any Person acquired as a Subsidiary of the Company in the future and owned by Company at the Effective Time.

(pp) “Consent” shall mean any consent, approval, authorization, clearance, exemption, waiver or similar affirmation by any Person pursuant to any Contract, Law, Order or Governmental Authorization.

(qq) “Continuing Indemnified Party” shall have the meaning assigned such term in Section 9.12(a) hereof.

(rr) “Contract” shall mean any legally binding written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, obligation, plan, practice, restriction, order, permit, understanding or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its equity capital, assets or business.

(ss) “Covered Claim” shall have the meaning assigned such term in Section 12.4(a) hereof.

(tt) “Default” shall mean (i) any breach or violation of or default under any Contract, (ii) any occurrence or event that with the passage of time or the giving of notice or both would constitute a breach or violation of or default under any Contract or (iii) any occurrence or event that with or without the passage of time or the giving of notice would give rise to a right to terminate, revoke, modify, cancel, amend, change the current terms of, renegotiate, or to accelerate, increase or impose any liability under, any Contract.

(uu) “Directors Fee Compensation Plan” shall mean that certain plan dated June 22, 2000 whereunder Citizens directors receive, at their election, either cash or shares of Citizens Common Stock for their services as Citizens directors, with the current rights thereunder to receive shares of Citizens Common Stock being set forth in Section 6.3 of the Citizens Disclosure Memorandum.

(vv) “Dissenting Shares” shall mean any shares of Citizens Common Stock with respect to which the record or beneficial holder has properly perfected the holder’s rights to dissent under Subtitle 13 of Chapter 271B of the KBCA.

(ww) “Effective Time” shall have the meaning assigned such term in Section 2.3 hereof.

(xx) “Electing Share” shall have the meaning assigned such term in Section 4.1(c)(i)(A) hereof.

(yy) “Electing Shares Value” shall mean the product resulting from multiplying (i) the number of Electing Shares times (ii) the Exchange Price.

(zz) “Election Date” shall have the meaning assigned such term in Section 5.2(b) hereof.

(aaa) “Encumbrance” shall mean any claim, lien, security interest (or other security arrangement), charge, equity, mortgage, pledge, community property interest, condition, equitable interest, option, right of first refusal, conditional sale agreement, default of title, hypothecation, reservation, title retention or encumbrance of any nature whatsoever.

(bbb) “Environment” means soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life and any other environmental medium or natural resource.

(ccc) “Environmental Laws” means any Laws that require or relate to: (a) advising appropriate authorities, employees and the public of intended or actual releases of pollutants or Hazardous Materials, violations of discharge limits or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have significant impact on the Environment; (b) preventing or reducing to acceptable levels the release of pollutants or Hazardous Materials into the Environment; (c) reducing the quantities, preventing the release or minimizing the hazardous characteristics of wastes that are generated; (d) assuring that products are designed, formulated, packaged and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of; (e) protecting resources, species or ecological amenities; (f) reducing to acceptable levels the risks inherent in the transportation of Hazardous Materials or other potentially harmful substances; (g) cleaning up pollutants that have been released preventing the threat of release or paying the costs of such clean up or prevention; or (h) making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets. “Environmental Laws” shall include, without limitation, the Comprehensive Environmental Response Compensation and Liability Act, as amended, §§42 U.S.C. 9601 et seq. (“CERCLA”) or any successor law, and regulations and rules issued pursuant thereto or any successor, and the Resource Conservation and Recovery Act, as amended §§ 42 U.S.C. 6901 et seq. (“RCRA”) or any successor law, and regulations and rules issued pursuant thereto or any successor.

(ddd) “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, or any successor thereto, and regulations and rules issued pursuant thereto or any successor thereto.

(eee) “ERISA Affiliate” shall mean any trade or business, whether or not incorporated, that together with the Person under consideration would be deemed a “single employer” within the meaning of Section 4001(b) of ERISA.

(fff) “Exchange Agent” shall mean Farmers Bank & Capital Trust Company.

(ggg) “Exchange Fund” shall have the meaning assigned such term in Section 5.1(a) hereof.

(hhh) “Exchange Price” shall mean that number obtained by dividing (i) the Fully-Diluted Citizens Shares into (ii) the Formula Merger Consideration.

(iii) “Exhibits” shall mean the exhibits so marked and attached to this Agreement, which Exhibits are hereby incorporated herein by reference and made a part hereof.

(jjj) “FDIC” shall mean the Federal Deposit Insurance Corporation.

(kkk) “Form of Election” shall have the meaning assigned such term in Section 5.2(b) hereof.

(lll) “Formula Merger Consideration” shall mean the sum of (i) the Merger Consideration and (ii) the Aggregate Option Exercise Price. The Parties acknowledge that the Formula Merger Consideration is merely a mathematical device being used hereunder to determine the consideration to be received by Citizens shareholders and holders of Citizens Exercisable Stock Options under the Merger and in no event will the Company or Merger Subsidiary be obliged to deliver or fund any consideration under the Merger in excess of the Merger Consideration.

(mmm) “FRB” shall mean the Board of Governors of the Federal Reserve System.

(nnn) “Fully-Diluted Citizens Shares” shall mean the number resulting from the sum of (i) the Outstanding Citizens Shares and (ii) the Citizens Exercisable Stock Options.

(ooo) “Funded Debt” shall mean, at any date, all indebtedness for borrowed money issued, incurred, assumed or guaranteed of or by a Person which would, in accordance with GAAP, be classified as funded indebtedness, but in any event “Funded Debt” shall include all indebtedness for borrowed money, whether secured or unsecured. However, notwithstanding the foregoing, “Funded Debt” shall not include, with respect to the subject Person, any liability or obligation of the subject Person incurred in the Ordinary Course of the subject Person’s banking or trust business with respect to (i) any deposits held by the subject Person or funds collected by the subject Person; (ii) any banker’s acceptance or letter of credit issued by the subject Person; (iii) any check, note, certificate of deposit, money order, traveler’s check, draft or bill of exchange accepted or endorsed by the subject Person; (iv) any lease of real or personal property, purchase money security agreement or similar instrument not involving an obligation of the subject Person for borrowed money other than purchase money indebtedness; (v) any guarantee or similar obligation incurred by the subject Person in such circumstances as are incidental or usual in carrying on the banking or trust business; (vi) any transaction in the nature of an extension of credit, whether in the form of a commitment or otherwise, undertaken by the subject Person for the account of a third party after the application by the subject Person of the same banking considerations and legal lending limits that would otherwise be applicable if the transaction were a loan to such party; and (vii) any transaction in which the subject Person acts solely in a fiduciary or agency capacity.

(ppp) “GAAP” shall mean generally accepted accounting principles applicable to banks and bank holding companies as set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants, in statements and pronouncements of the Financial Accounting

Standards Board, or in such other statements by such other Person as may be approved by a significant segment of the accounting profession, in each case which are applicable to the circumstances as of the date of determination.

(qqq) “Governmental Authorization” shall mean any approval, Consent, license, permit, waiver, or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Law.

(rrr) “Governmental Body” shall mean any: (a) nation, state, county, city, town, village, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any self-regulatory organization, governmental agency, branch, department, official or entity and any court or other tribunal); (d) multi-national organization or body; or (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

(sss) “Hazardous Materials” shall mean any waste or other substance that is listed, defined, designated or classified as, or otherwise determined to be, hazardous, radioactive or toxic or a pollutant or a contaminant or otherwise regulated under or pursuant to any Environmental Law, including any admixture or solution thereof, and specifically including (without limitation) petroleum and all derivatives thereof or synthetic substitutes therefor, asbestos or asbestos-containing materials and polychlorinated biphenyls, substances containing polychlorinated biphenyls, nitrate, perchloroethylene, 1,1,1-trichloroethane, trichloroethylene, tetrachloroethylene, 1,1-dichloroethane, 1, 1-dichloroethene, cis-1, 2-dichloroethene, trans-1, 2-dichloroethene, copper, chromium, zinc, cadmium, lead, mercury, nickel, iron, magnesium, nitrite and aluminum.

(ttt) “Indemnified Person” shall have the meaning assigned such term in Section 12.4(a) hereof.

(uuu) “Intellectual Property” shall mean any copyrights (in both published and unpublished works), patents, trademarks (registered and unregistered), service marks, service names, fictional business names and trade names, technology rights and licenses, computer software (including any source or object codes therefore or documentation relating thereto), trade secrets, confidential information, customer lists, technical information, research and development information and records, data processing technology, plans, drawings, blueprints, franchises, know-how, inventions and discoveries (whether or not patentable), any applications for any of the foregoing and any other intellectual property rights of whatever nature.

(vvv) “KBCA” shall mean the Kentucky Business Corporation Act.

(www) “Knowledge:” a Person who is an individual will be deemed to have “Knowledge” of a particular fact or other matter if: (a) such individual is actually aware of such fact or other matter; or (b) a prudent individual would be expected to discover or otherwise become aware of such fact or other matter in the course of conducting reasonably comprehensive investigation concerning the existence of such fact or other matter. A Person (other than an individual) will be deemed to have “Knowledge” of a particular fact or other matter if any individual who is serving, or who has at any time during the eighteen (18) months prior to the Effective Time served, as a director, officer, partner, management employee, executor or trustee of such Person (or in any similar capacity) has, or at any time had, Knowledge of such fact or other matter.

(xxx) “Law” shall mean any code, law, constitution, ordinance, regulation, principle of common law, reporting or licensing requirement, rule, treaty or statute applicable to a Person or its Assets, Liabilities or business, including, without limitation, those promulgated, interpreted or enforced by any Governmental Body wherever located.

(yyy) “Letter of Intent” shall mean that certain Letter of Intent between the Company and Citizens dated as of May 5, 2005.

(zzz) “Liability” shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost, or expense (including costs of investigation, collection, and defense), claim, deficiency, guaranty, or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

(aaaa) “Material Adverse Effect” shall mean that the Adverse Consequences from an event, change, or occurrence, individually or together with any other event, change or occurrence, have had or can reasonably be expected to have a material adverse impact (financial or otherwise) on (i) the financial condition, business, results of operations or properties of the subject Person or (ii) the ability of the subject Person to perform its obligations under this Agreement or to consummate other transactions contemplated by this Agreement in accordance with applicable Law; provided that “Material Adverse Effect” shall not be deemed to include the impact of (a) changes in banking and similar Laws of general applicability or interpretations thereof by Governmental Bodies, (b) changes in GAAP or regulatory accounting principles generally applicable to banks and their holding companies, (c) actions or omissions of a Party (or any of its Subsidiaries) taken with the prior written consent of the other Parties pursuant to Section 13.4 hereof, (d) changes in economic conditions or interest rates generally affecting financial institutions, or (e) the direct effects of compliance with this Agreement on the operating performance of the Parties, including expenses incurred by the Parties in consummating the transactions contemplated by the Agreement.

(bbbb) “Merger” shall have the meaning assigned such term in Section 2.1 hereof.

(cccc) “Merger Consideration” shall mean $38,000,000 (consisting of (i) the aggregate Cash Consideration, (ii) the aggregate Stock Consideration, (iii) the Option Consideration, (iv) any cash payable in lieu of fractional shares as contemplated by Section 5.1(e) hereof payable to the holders of Citizens Common Stock and (v) the amount equal to the number of Disssenting Shares times the Exchange Price); provided, however, that in the event the product obtained by multiplying (x) the Stockholders’ Equity by (y) 2.4 is greater than $38,000,000, then the Merger Consideration shall mean the product obtained by multiplying the Stockholders’ Equity by 2.4.

(dddd) “Merger Subsidiary” shall mean Citizens Acquisition Subsidiary Corp., a wholly-owned subsidiary of the Company organized under the Laws of the Commonwealth of Kentucky.

(eeee) “Merger Subsidiary Common Stock” shall mean the no par value common stock of Merger Subsidiary.

(ffff) “NASD” shall mean the National Association of Securities Dealers, Inc.

(gggg) “NASDAQ SmallCap Market” shall mean the SmallCap Market of The NASDAQ Stock Market, Inc.

(hhhh) “1933 Act” shall mean the Securities Act of 1933, as amended.

(iiii) “1934 Act” shall mean the Securities Exchange Act of 1934, as amended.

(jjjj) “Non-Electing Share” shall have the meaning assigned such term in Section 4.1(c)(i)(B) hereof.

(kkkk) “Non-Electing Share Denominator” shall mean an amount equal to the Merger Consideration less each of (i) the Electing Shares Value, (ii) the Option Consideration, (iii) the product obtained by multiplying the number of Dissenting Shares times the Exchange Price and (iv) the amount of cash payable in lieu of delivering fractional shares of Company Common Stock in exchange for Electing Shares.

(llll) “Notice of Adverse Recommendation” shall have the meaning assigned such term in Section 9.8(b) hereof.

(mmmm) “Office” shall mean the Kentucky Office of Financial Institutions.

(nnnn) “Operating Property” shall mean any property owned (or previously owned) by the Party in question or any of its Subsidiaries or in which the Party in question or any of its Subsidiaries holds (or previously held) a security interest and, where required by Contract, include the owner or operator of the said property, but only with respect to such property.

(oooo) “Option Consideration” shall mean the aggregate of all Option Spreads.

(pppp) “Option Spread” shall mean the cash sum, with respect to any Citizens Exercisable Stock Option, equal to the difference between (i) the Exchange Price and (ii) the exercise price of the subject Citizens Exercisable Stock Option.

(qqqq) “Order” shall mean any administrative decision or award, directive, decree, judgment, order, quasi-judicial decision or award, ruling, subpoena, injunction, decision, verdict or writ of any court, arbitrator, mediator, tribunal or Governmental Body.

(rrrr) “Ordinary Course” or “Ordinary Course of Business” - an action taken by a Person will be deemed to have been taken in the “Ordinary Course” or the “Ordinary Course of Business” only if: (a) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person; (b) such action is not required to be authorized by the board of directors or the shareholders of such Person (or by any Person or group of Persons exercising similar authority); and (c) such action is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors or the shareholders (or by any Person or group of Persons exercising similar authority or shareholders), in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

(ssss) “Outstanding Citizens Shares” shall mean the number of shares of Citizens Common Stock issued and outstanding immediately prior to the Effective Time.

(tttt) “Participation Facility” shall mean any facility or property in which the Party in question or any of its Subsidiaries participates (or previously participated) in the management of such facility or property and, where required by the Contract, such term means the owner or operator of said facility or property, but only with respect to said facility or property.

(uuuu) “Party” shall mean Citizens, Merger Subsidiary or the Company and “Parties” shall mean, collectively, Citizens, Merger Subsidiary and the Company.

(vvvv) “Permit” shall mean any federal, state, local or foreign Governmental Authorization, certificate, easement, filing, franchise, license, notice, permit or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, assets or business.

(wwww) “Person” shall mean any individual, association, corporation (including without limitation any non-profit corporation) estate, general partnership, limited liability partnership, limited partnership, limited liability company, joint stock association, joint venture, firm, trust, business trust, cooperative, executor, administrator, nominee or entity in a representative capacity, group acting in concert, Governmental Body, unincorporated association or other legal entity or organization.

(xxxx) “Plan of Merger” shall mean the Plan of Merger of even date herewith entered into by the Company, Merger Subsidiary and Citizens, in the form of Exhibit A hereto.

(yyyy) “Proceeding” shall mean any action, arbitration, adjudication, case, cause of action, audit claim, litigation, suit, complaint, citation, criminal prosecution, demand letter, governmental or other examination or investigation, hearing, inquiry, notice of violation, administrative or other proceeding of whatever nature, or notice (written or oral) by any Person alleging potential Liability or requesting information relating to or affecting any Person, its business, Assets or the transactions contemplated by this Agreement, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.

(zzzz) “Real Property” shall have the meaning assigned such term in Section 6.11(b) hereof.

(aaaaa) “Registration Statement” shall mean the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, filed with the SEC by the Company under the 1933 Act with respect to the shares of Company Common Stock to be issued to the shareholders of Citizens in connection with the transactions contemplated by this Agreement.

(bbbbb) “Regulatory Authorities” shall mean, collectively, the FRB, the Office, all state regulatory agencies having jurisdiction over any of the Parties or their respective Subsidiaries, the NASD, and the SEC.

(ccccc) “Representative” shall mean any investment banker, financial advisor, attorney, accountant, consultant, or other representative of a Person.

(ddddd) “Rights” shall mean all arrangements, calls, commitments, Contracts, options, rights to subscribe to, scrip, options, purchase rights, warrants or other binding obligations of any character whatsoever by which a Person is or may be bound to issue additional shares of its capital stock or other equity interests of whatever nature or other rights, or securities or rights convertible into or exchangeable for, shares of the capital stock of a Person or other equity interests of whatever nature, or by which a Person is or may be bound to repurchase, redeem or otherwise acquire any of its outstanding shares of capital stock.

(eeeee) “Schedules” shall mean the schedules so marked and attached to this Agreement, which Schedules are hereby incorporated herein by reference and made a part hereof.

(fffff) “SEC” shall mean the Securities and Exchange Commission.

(ggggg) “SEC Documents” shall mean all forms, proxy statements, registration statements, reports, schedules, certifications, exhibits and other documents filed, or required to be filed, by a Party or any of its Subsidiaries with the SEC pursuant to the Securities Laws.

(hhhhh) “Securities Laws” shall mean the 1933 Act, the 1934 Act, the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.

(iiiii) “Shortfall Value” shall have the meaning assigned such term in Section 4.1(e)(iii) hereof.

(jjjjj) “Significant Subsidiary” shall have the meaning assigned such term in Rule 1-02(w) of Regulation S-X promulgated under the Securities Laws.

(kkkkk) “Stock Cap” shall have the meaning assigned such term in Section 4.1(e)(i) hereof.

(lllll) “Stock Consideration” shall have the meaning assigned such term in Section 4.1(c)(i)(A) hereof.

(mmmmm) “Stock Consideration Value” shall mean the product obtained by multiplying the aggregate number of shares of Company Common Stock to be issued under this Agreement, after taking into account cash to be paid to former holders of Citizens Common Stock in lieu of issuing fractional shares of Company Common Stock, times the Company Stock Price.

(nnnnn) “Stock Election” shall have the meaning assigned such term in Section 4.1(c)(i)(A) hereof.

(ooooo) “Stock Floor” shall have the meaning assigned such term in Section 4.1(e)(i) hereof.

(ppppp) “Stockholders’ Equity” shall mean the stockholders’ equity of Citizens as determined under GAAP as of the close of business the day immediately preceding the Company Stock Price Calculation Date.

(qqqqq) “Subsidiaries” shall mean all those Persons of which the entity in question owns or controls 5% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 5% or more of the outstanding equity securities is owned directly or indirectly by its parent; provided, there shall not be included any such entity acquired through foreclosure or any such entity the equity securities of which are owned or controlled in a fiduciary capacity.

(rrrrr) “Superior Proposal” shall mean an Acquisition Proposal from any Person to acquire, directly or indirectly, for consideration consisting of cash and/or securities, more than 50% of the combined voting power of Citizens or Citizens Bank then outstanding or all or substantially all of the Assets of Citizens or Citizens Bank that the Board of Directors of Citizens determines in its good faith judgment, taking into account all legal, financial, regulatory and other aspects of the proposal and the Person making the proposal (including, without limitation, any break-up fees, expense reimbursement provisions, required financing and whether conditions to consummation are reasonably capable of being completed), would be more favorable from a financial point of view to the stockholders of Citizens than the transactions contemplated by this Agreement (including any adjustment to the terms and conditions proposed by the Company in response to such Acquisition Proposal).

(sssss) “Surviving Corporation” shall have the meaning assigned such term in Section 2.1 hereof.

(ttttt) “Taxes” shall mean all taxes, charges, fees, levies, imposts or other assessments, including, without limitation, all net income, gross income, gross receipts, sales, use, goods and services, ad valorem, transfer, alternative, net worth, value added, franchise, profits, license, withholding, payroll, employment, employer health, excise, estimated, severance, stamp, occupation, real property and personal property taxes, and any other taxes, customs duties, fees, assessments or charges of any kind whatsoever, together with any interest, fines and penalties, additions to tax or additional amounts imposed by any Governmental Body and whether disputed or not.

(uuuuu) “Tax Returns” shall mean all returns and reports of or with respect to any Tax, which are required to be filed by or with respect to the applicable Person.

(vvvvv) “Termination Fee” shall mean the cash sum of $1,500,000.

ARTICLE 2
TRANSACTIONS AND TERMS OF MERGER

2.1 Merger. Subject to the terms and conditions of this Agreement and the Plan of Merger, at the Effective Time, Citizens shall be merged with and into Merger Subsidiary in accordance with the provisions of KRS 27lB.ll-010 of the KBCA, and with the effect provided in KRS 271B.ll-060 of the KBCA (the “Merger”). Merger Subsidiary shall be the surviving corporation resulting from the Merger (the “Surviving Corporation”) and shall continue to be governed by the Laws of the Commonwealth of Kentucky. The Merger shall be consummated pursuant to the terms of this Agreement and the Plan of Merger, which have been approved and adopted by the respective Boards of Directors of Citizens, the Company and Merger Subsidiary.

2.2 Time and Place of Closing. The Closing will take place at 9:00 A.M., local Frankfort, Kentucky time, on the date on which the Effective Time is to occur (or the immediately preceding day if the Effective Time is to be earlier than 9:00 A.M., local Frankfort, Kentucky time), or at such other time as the Parties, acting through their authorized officers, may mutually agree. The Closing shall be held at such place as may be mutually agreed upon by the Parties.

2.3 Effective Time. The Merger and other transactions contemplated by this Agreement shall become effective at the time the Articles of Merger reflecting the Merger shall become effective with the Secretary of State of the Commonwealth of Kentucky (the “Effective Time”). Subject to the terms and conditions hereof, unless (i) otherwise mutually agreed upon in writing by the chief executive officers of each Party or (ii) this Agreement is terminated pursuant to Article 11 hereof, the Parties shall use their reasonable efforts to cause the Effective Time to occur as soon as is reasonably practicable on the date (the “Anticipated Closing Date”) thirty (30) days following the last to occur of (i) the effective date of the last required Consent of any Regulatory Authority having authority over and approving or exempting the Merger (taking into account any requisite waiting period in respect thereto), (ii) the date on which the shareholders of Citizens approve this Agreement, and (iii) the date on which all other conditions precedent (other than those conditions which relate to actions to be taken at the Closing) to each Party’s obligations hereunder shall have been satisfied or waived (to the extent waivable by such Party).

2.4 Restructure of Transaction. The Company shall have the right with the consent of Citizens (which consent may not be unreasonably withheld, conditioned or delayed) to revise the structure of the Merger contemplated by this Agreement in order to achieve tax benefits or for any other reason which the Company may deem advisable; provided, however, that the Company shall not have the right, without the approval of the Board of Directors of Citizens and, if required by the KBCA, the holders of Citizens Common Stock, to make any revision to the structure of the Merger which: (i) changes the amount of the consideration which the holders of shares of Citizens Common Stock are entitled to receive (determined in the manner provided in Section 4.1 hereof); (ii) changes the intended tax free effects of the Merger with respect to the Stock Consideration to the Company, Citizens or the holders of shares of Citizens Common Stock; (iii) would permit the Company to pay the Stock Consideration other than by delivery of Company Common Stock registered with the SEC (in the manner described in Section 5.1 of this Agreement); (iv) would be materially adverse to the interests of Citizens or adverse to the holders of shares of Citizens Common Stock; or (v) would materially impede or delay consummation of the Merger. The Company may exercise this right of revision by giving written notice to Citizens in the manner provided in Section 13.6 hereof which notice shall be in the form of an amendment to this Agreement and the Plan of Merger or in the form of an Amended and Restated Agreement and Plan of Merger.

ARTICLE 3
TERMS OF MERGER

3.1 Articles of Incorporation. The Articles of Incorporation of Merger Subsidiary in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation until otherwise amended or repealed.

3.2 Bylaws. The Bylaws of Merger Subsidiary in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until otherwise amended or repealed.

3.3 Directors and Officers. The directors of Merger Subsidiary in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the directors of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation. The officers of Merger Subsidiary in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the officers of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation.

ARTICLE 4
MANNER OF CONVERTING SHARES

4.1 Conversion of Shares. Subject to the provisions of this Article 4 (and Article 3 of the Plan of Merger), at the Effective Time, by virtue of the Merger and without any action on the part of the Company, Merger Subsidiary, Citizens, or the shareholders of any of the foregoing, the shares and stock options of the constituent Parties shall be converted as follows:

(a) Each share of Company Common Stock (and any Rights with respect to the Company Common Stock) issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time;

(b) Each share of Merger Subsidiary Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall represent one share of the Surviving Corporation from and after the Effective Time;

(c)  (i) Subject to Sections 4.1(d) and (e) below, each issued and outstanding share of Citizens Common Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive, at the election of the holder thereof, one of the forms of consideration set forth in Subparagraph (A) or (B) below, and each Citizens Exercisable Stock Option outstanding immediately prior to the Effective Time shall be converted into the right to receive the consideration set forth in Subparagraph (C) below:

(A) for each share of Citizens Common Stock with respect to which an election to receive consideration in the form of Company Common Stock (a “Stock Election”) has been effectively made, and not revoked or lost, pursuant to Section 5.2(b) hereof (each, an “Electing Share”), the right to receive (subject to adjustment as provided in Section 4.1(e) below) that number of shares of Company Common Stock (the “Stock Consideration”) obtained by dividing (x) the Company Stock Price into (y) the Exchange Price;

(B) for each share of Citizens Common Stock other than Electing Shares and Dissenting Shares (each, a “Non-Electing Share”), the right to receive (subject to adjustment as provided in Section 4.1(e) below) that cash sum, without interest (the “Cash Consideration”) equal to the Exchange Price, and each Citizens stockholder that holds Non-Electing Shares shall be deemed to have made a cash election (a “Cash Election”) with respect to such Non-Electing Shares; and

(C) for each Citizens Exercisable Stock Option, the right to receive that cash sum, without interest, equal to the Option Spread.

(ii) As of the Effective Time, all shares of Citizens Common Stock and Citizens Exercisable Stock Options shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Citizens Common Stock or an agreement representing Citizens Exercisable Stock Options shall cease to have any rights with respect thereto, except the right to receive Merger Consideration upon surrender of such certificate or agreement in accordance with Section 5.1 hereof, without interest.

(iii) Notwithstanding the foregoing, if either (A) the Company Stock Price is less than $30.50 and the Company has not elected to terminate this Agreement pursuant to Section 11.1(d) hereof or (B) the Company Stock Price is greater than $38.75 and Citizens has not elected to terminate this Agreement pursuant to Section 11.1(e) hereof, the Company or Citizens, as applicable, shall have the right to renegotiate the Merger Consideration (the Parties expressly recognizing that no Party will in such case be under any duty to agree to a renegotiated Merger Consideration). If the Parties are unable to agree upon such renegotiated Merger Consideration within fourteen (14) calendar days following the Company Stock Price Calculation Date, then this Agreement will terminate.

(d) Dissenting Shares shall not be converted pursuant to Section 4.1(c) hereof in the Merger but, at and after the Effective Time, shall represent only the right to receive payment in accordance with Subtitle 13 of the KBCA. If a holder of Dissenting Shares becomes ineligible for payment under Subtitle 13 of the KBCA, then such holder’s Dissenting Shares shall cease to be Dissenting Shares and shall be converted in the manner set forth in Section 4.1(c) hereof effective as of the Effective Time.

(e) Notwithstanding anything in this Agreement to the contrary:

(i) In no event shall the Electing Shares Value be greater than forty-five percent (45%) (the “Stock Cap”), or less than forty and one-tenth percent (40.1%) (the “Stock Floor”), of the Merger Consideration. In the event the Electing Shares Value is neither in excess of the Stock Cap nor below the Stock Floor, then each Electing Share shall be converted into the Stock Consideration and each other share of Citizens Common Stock other than the Dissenting Shares shall be converted into the Cash Consideration.

(ii) If the Electing Shares Value exceeds the Stock Cap, then (x) each Non-Electing Share of each holder thereof shall be converted into the right to receive the Cash Consideration and (y) the Electing Shares of each holder thereof will be converted into the right to receive the Stock Consideration in respect of that number of Electing Shares equal to the product obtained by multiplying (A) the number of Electing Shares held by such holder by (B) a fraction, the numerator of which is the Stock Cap and the denominator of which is the Electing Shares Value, with the remaining number of such holder’s Electing Shares being converted into the right to receive the Cash Consideration;

(iii) If the Electing Shares Value is less than the Stock Floor (the amount by which the Electing Shares Value is less than the Stock Floor being referred to herein as the “Shortfall Value”), then (x) each Electing Share shall be converted into the right to receive the Stock Consideration and (y) the Non-Electing Shares of each holder thereof will be converted into the right to receive the Stock Consideration in respect of that number of Non-Electing Shares equal to the product obtained by multiplying (A) the number of Non-Electing Shares held by such holder by (B) a fraction, the numerator of which is the Shortfall Value and the denominator of which is the Non-Electing Share Denominator, with the remaining number of such holder’s Non-Electing Shares being converted into the right to receive the Cash Consideration; and

(iv) Notwithstanding anything in Sections 4.1(e)(i), (ii) or (iii) to the contrary, if following calculation hereunder of all consideration to be paid to former holders of Citizens Common Stock and Citizens Exercisable Stock Options, the Stock Consideration Value is less than forty percent (40%) of the Merger Consideration, then the Exchange Agent will increase the amount of Stock Consideration paid to holders of Non-Electing Shares (pro-rata, based on the number of Non-Electing Shares held by such holders) and decrease the amount of Cash Consideration paid to each holder of Non-Electing Shares (by an amount equal to the number of shares of Company Common Stock to be delivered as a result of the adjustments contemplated by this Section 4.1(e)(iv) to such holder multiplied by the Company Common Stock Price) until the Stock Consideration Value equals at least forty percent (40%) of the Merger Consideration. It is the intent of the parties that in no event will the sum of the Stock Consideration Value and all cash paid to former holders of Citizens Common Stock and Citizens Exercisable Options under this Agreement exceed the Merger Consideration and that the Stock Consideration Value will always be equal to or greater than forty percent (40%) but not more than forty-five percent (45%) of the Merger Consideration.

4.2 Exchange Ratio Adjustment. In the event the Company changes the number of shares of Company Common Stock issued and outstanding after the date of this Agreement and prior to the Effective Time as a result of a stock split, stock dividend, subdivision, reclassification, conversion or similar recapitalization with respect to such stock and the record date therefor (in the case of a stock dividend) or the effective date thereof (in the case of a stock split, subdivision, reclassification, conversion or similar recapitalization for which a record date is not established) shall be prior to the Effective Time, the Stock Consideration shall be proportionately adjusted.

4.3 Shares Held by Citizens or the Company. Each of the shares of Citizens Common Stock held by Citizens, any Citizens Subsidiary, the Company or any Company Subsidiary, in each case other than in fiduciary capacity or as a result of debts previously contracted, shall be canceled and retired at the Effective Time and no Merger Consideration shall be issued in exchange therefor.

ARTICLE 5
EXCHANGE OF SHARES;
ELECTION OF MERGER CONSIDERATION

5.1 Exchange of Certificates.

(a) Exchange Agent. As soon as practicable following the date of this Agreement and in any event not less than three days prior to dissemination of the Citizens Proxy Statement, the Company shall appoint the Exchange Agent to act as exchange agent for payment of the Merger Consideration upon surrender of certificates representing Citizens Common Stock or agreements respecting Citizens Exercisable Stock Options. The Exchange Agent shall also act as the agent for the Citizens shareholders for the purpose of receiving and holding their Forms of Election and Certificates and shall obtain no rights or interests in such shares. Promptly following the Effective Time, Company shall deposit with the Exchange Agent, for the benefit of the holders of shares of Citizens Common Stock and Citizens Exercisable Stock Options, for exchange in accordance with Article 4, through the Exchange Agent (i) certificates representing the number of shares of Company Common Stock issuable and (ii) the amount of cash consideration payable, in each case, pursuant to Section 4.1(c) in exchange for outstanding shares of Citizens Common Stock and Citizens Exercisable Stock Options (such shares of Company Common Stock and cash, together with any dividends or distributions with respect thereto, being hereinafter referred to as the “Exchange Fund”). For the purposes of such deposit, the Company shall assume that there will not be any fractional shares of Company Common Stock. The Company shall make available to the Exchange Agent, from time to time as needed, cash sufficient to pay cash in lieu of fractional shares in accordance with Section 5.1(e) hereof. The Exchange Agent shall, pursuant to irrevocable instructions, deliver Company Common Stock and cash contemplated to be issued pursuant to Section 4.1(c) out of the Exchange Fund. The Exchange Fund may not be used for any other purpose.

(b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of either (i) a certificate or certificates that immediately prior to the Effective Time represented outstanding shares of Citizens Common Stock or (ii) an agreement respecting Citizens Exercisable Stock Options (such certificates and agreements are referred to hereinafter collectively as the “Certificates”) whose shares or options were converted into the right to receive Merger Consideration pursuant to Section 4.1(c) and who did not complete a Form of Election pursuant to Section 5.2(b), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Company may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for such Person’s portion of the Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Company, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the Exchange Agent shall promptly deliver to the holder of such Certificate, in exchange therefore, the amount of cash, if any, and the number of whole shares of Company Common Stock, if any, into which the aggregate number of shares of Company Common Stock or Citizens Exercisable Stock Options previously represented by such Certificate shall have been converted pursuant to Section 4.1(c), and the Certificate so surrendered shall forthwith be canceled. Thereafter, each such holder who received any Company Common Stock shall be treated as a holder of Company Common Stock for all purposes under the KBCA and the Company’s Articles of Incorporation and Bylaws, in each case as amended. In the event of a transfer of ownership of Citizens Common Stock that is not registered in the transfer records of Citizens, payment may be made to a Person other than the Person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of the Company that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 5.1(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the portion of the Merger Consideration into which the shares of Citizens Common Stock or Citizens Exercisable Stock Options theretofore represented by such Certificate have been converted pursuant to Section 4.1(c). No interest shall be paid or accrued on any cash payable upon surrender of any Certificate.

(c) Distributions With Respect to Unexchanged Shares. No dividends or other distributions with respect to Company Common Stock with a record date on or after the Effective Time shall be paid to the holder of any Certificate formerly representing Citizens Common Stock or Citizens Exercisable Stock Options with respect to the shares of Company Common Stock issuable upon surrender thereof, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 5.1(e) hereof, until the surrender of such Certificate in accordance with this Article 5.  Subject to applicable Law, following surrender of any such Certificate, there shall be paid to the holder of the Certificate representing whole shares of Company Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Company Common Stock to which such holder is entitled pursuant to Section 5.1(e) hereof and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Company Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of Company Common Stock.

(d) No Further Ownership Rights in Citizens Common Stock or Citizens Exercisable Stock Options. The Merger Consideration paid and/or issued in accordance with the terms of this Article 5 upon conversion of any shares of Citizens Common Stock or Citizens Exercisable Stock Options shall be deemed to have been paid and/or issued in full satisfaction of all rights pertaining to such shares of Citizens Common Stock or Citizens Exercisable Stock Options, subject, however, to the Surviving Corporation’s obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time that may have been declared or made by Citizens on such shares of Citizens Common Stock in accordance with the terms of this Agreement or prior to the date of this Agreement and which remain unpaid at the Effective Time, and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of Citizens Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificates formerly representing shares of Citizens Common Stock are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article 5.

(e) No Fractional Shares.

(1) No certificates or scrip representing fractional shares of Company Common Stock shall be issued upon the conversion of Citizens Common Stock pursuant to Section 4.1 (c), and such fractional share interests shall not entitle the owner thereof to vote or to any rights of a holder of Company Common Stock. For purposes of this Section 5.1(e), all fractional shares to which a single record holder would be entitled shall be aggregated and calculations shall be rounded to three decimal places.

(2) In lieu of any such fractional shares, each holder of Citizens Common Stock who would otherwise be entitled to such fractional shares shall be entitled to an amount in cash, without interest, rounded to the nearest cent, equal to the product of (A) the amount of the fractional share interest in a share of Citizens Common Stock to which such holder is entitled under Section 4.1(c) (or would be entitled but for this Section 5.1(e)) and (B) the Company Stock Price.

(f) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Citizens Common Stock for six months after the Effective Time shall be delivered to the Company, upon demand, and any holder of Citizens Common Stock or Citizens Exercisable Stock Options who has not theretofore complied with this Article 5 shall thereafter look only to the Company and the Surviving Corporation for payment of its claim for a portion of the Merger Consideration (including any cash in lieu of fractional shares of Company Common Stock to which such Person is entitled pursuant to Section 5.1(e)) and any applicable dividends or distributions with respect to any Company Common Stock constituting Merger Consideration as provided in Section 5.1(c), in each case, without any interest thereon.

(g) No Liability. None of Citizens, the Merger Subsidiary, the Company or the Exchange Agent shall be liable to any Person in respect of any cash or any shares of Company Common Stock (or dividends or distributions with respect thereto) delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate has not been surrendered prior to five years after the Effective Time (or immediately prior to such earlier date on which Merger Consideration in respect of such Certificate would otherwise escheat to or become the property of any Governmental Body), any such cash, shares, dividends or distributions in respect of such Certificate shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

(h) Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by the Company, in direct obligations of the U.S. Treasury or otherwise with the consent of Citizens (which consent shall not be unreasonably withheld, conditioned or delayed), on a daily basis. Any interest and other income resulting from such investments shall be paid to the Company.

(i) Withholding Rights. The Company and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Citizens Common Stock pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code, or under any provision of state, local or foreign tax Law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority, the Surviving Corporation will be treated as though it withheld an appropriate amount of the type of consideration otherwise payable pursuant to this Agreement to any holder of Citizens Common Stock or Citizens Exercisable Stock Options, sold such consideration for an amount of cash equal to the fair market value of such consideration at the time of such deemed sale and paid such cash proceeds to the appropriate taxing authority.

(j) Income Tax Treatment. It is intended by the Parties that the Merger qualify as a “reorganization” within the meaning of Section 368 (a) of the Code. Subject to any revision to the structure of the transaction as provided under

Section 2.4 hereof, the Parties hereto hereby adopt this Agreement as a “plan of reorganization” within the meanings of Sections 1.368-2(g) and 1.368-3(a) of the U.S. Treasury Regulations promulgated under the Code.

5.2 Elections.

(a) Each Person who, on or prior to the Election Date referred to in Section 5.2(b) below, is a record holder of shares of Citizens Common Stock shall be entitled, with respect to all or any portion of such shares, to make an unconditional Stock Election on or prior to such Election Date, on the basis hereinafter set forth.

(b) The Company shall prepare a form of election, which form shall be subject to the reasonable approval of Citizens (the “Form of Election”) and shall be mailed with the Citizens Proxy Statement to the record holders of Citizens Common Stock as of the record date for the Citizens Shareholders’ Meeting, which Form of Election shall be used by each record holder of shares of Citizens Common Stock who wishes to elect to receive the Stock Consideration pursuant to Section 4.1(c)(i)(A) for any or all shares of Citizens Common Stock held by such holder. Citizens shall use all reasonable efforts to make the Form of Election and the Proxy Statement available to all Persons who become record holders of Citizens Common Stock during the period between such record date and the Election Date, including using reasonable efforts to mail a Form of Election to all such persons who become record holders prior to the seventh business day prior to the Election Date. Any such holder’s election to receive the Stock Consideration pursuant to Section 4.1(c)(i)(A) shall have been properly made only if the Exchange Agent shall have received at its designated office, by 5:00 p.m., EDT, on the business day immediately preceding the Closing Date (the “Election Date”), a Form of Election properly completed and signed and accompanied by Certificates for the shares of Citizens Common Stock to which such Form of Election relates, duly endorsed in blank or otherwise in form acceptable for transfer on the books of Citizens (or accompanied by an appropriate guarantee of delivery of such Certificates as set forth in such Form of Election from a firm which is a member of a registered national securities exchange or of the NASD or a commercial bank or trust company having an office or correspondent in the United States, provided such Certificates are in fact delivered to the Exchange Agent within three NASDAQ SmallCap Market trading days after the date of execution of such guarantee of delivery). Failure to deliver Certificates covered by any guarantee of delivery within three NASDAQ SmallCap Market trading days after the date of execution of such guarantee of delivery shall be deemed to invalidate any otherwise properly made Stock Election. Citizens will announce the Anticipated Closing Date and Company Stock Price through a letter to its shareholders mailed at least two weeks before such Anticipated Closing Date. If the Closing is delayed to a subsequent date, the Election Date shall be similarly delayed and the Company will promptly announce such rescheduled Election Date and Closing.

(c) Any Form of Election may be revoked by the stockholder who submitted such Form of Election to the Exchange Agent only by written notice received by the Exchange Agent (i) prior to 5:00 p.m., EDT, on the Election Date or (ii) after such time, if (and only to the extent that) the Exchange Agent is legally required to permit revocations and only if the Effective Time shall not have occurred prior to such date. In addition, all Forms of Election shall automatically be revoked if the Exchange Agent is notified in writing by the Company that this Agreement has been terminated. If a Form of Election is revoked, the Certificate or Certificates (or guarantees of delivery, as appropriate) for the shares of Citizens Common Stock to which such Form of Election relates shall be promptly returned to the shareholder submitting the same to the Exchange Agent and any such shares shall be treated as Non-Electing Shares (unless and until another duly completed Form of Election [and the Certificate or Certificates, or guarantees of delivery, as applicable, to which such Form of Election relates] has been submitted to the Exchange Agent in accordance with this Agreement).

(d) The determination of the Exchange Agent in its sole discretion shall be binding as to whether or not elections to receive the Stock Consideration pursuant to Section 4.1(c)(i)(A) have been properly made or revoked pursuant to this Section 5.2 with respect to shares of Citizens Common Stock and when elections and revocations were received by it. If no Form of Election is received with respect to shares of Citizens Common Stock, or if the Exchange Agent determines that any election to receive the Stock Consideration pursuant to Section 4.1(c)(i)(A) was not properly made with respect to shares of Citizens Common Stock, such shares shall be treated by the Exchange Agent as Non-Electing Shares at the Effective Time, and such shares shall be converted into the right to receive the Cash Consideration in accordance with Section 4.1(c)(i)(B) (subject to Section 4.1(e)). The Exchange Agent shall also make all computations as to the adjustments contemplated by Section 4.1(e), and absent manifest error any such computation shall be conclusive and binding on the holders of shares of Citizens Common Stock. The

Exchange Agent may, with the mutual agreement of the Company and Citizens, make such rules as are consistent with this Section 5.2 for the implementation of the elections provided for herein as shall be necessary or desirable fully to effect such elections.

ARTICLE 6
REPRESENTATIONS AND WARRANTIES
OF CITIZENS

Citizens hereby represents and warrants to the Company, except as set forth in the Citizens Disclosure Memorandum, as follows (which representations and warranties are made as of the date hereof and as of all times throughout the term of this Agreement):

6.1 Organization, Standing and Power. Citizens is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Kentucky and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets. Citizens is duly qualified or licensed to transact business as a foreign corporation in good standing in each of the States of the United States and in each foreign jurisdiction where the character of its assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Citizens.

6.2 Authority; No Conflict.

(a) Subject to the approval of the shareholders of Citizens, Citizens has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and all other agreements, documents or instruments contemplated hereunder and to consummate the transactions contemplated hereby and thereby. Subject to shareholder approval, the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated herein, have been duly and validly authorized by all necessary corporate action (including valid authorization and adoption of this Agreement by Citizens’ duly constituted Board of Directors) in respect thereof on the part of Citizens and this Agreement constitutes the legal, valid and binding obligation of Citizens, enforceable against Citizens in accordance with its terms. Citizens has the absolute and unrestricted right, power, authority and capacity to execute and deliver this Agreement, and to perform its obligations under this Agreement.

(b) Neither the execution and delivery of this Agreement by Citizens nor the consummation of the transactions contemplated hereby, nor compliance by Citizens with any of the provisions hereof or thereof, will (i) conflict with or result in a breach of any provision of the Articles of Incorporation or Bylaws of Citizens, (ii) constitute or result in a Default under, or require any Consent apart from necessary consents from Regulatory Authorities pursuant to, or result in the creation of any Encumbrance on any Asset of Citizens or any of the Citizens Subsidiaries under, any Contract or Governmental Authorization of or applicable to Citizens or any of the Citizens Subsidiaries, except for such Defaults and Encumbrances which will not have, and for such Consents which, if not obtained, will not have, individually or in the aggregate, a Material Adverse Effect on Citizens, or (iii) subject to receipt of the requisite Consents referred to in Section 10.1(c) hereof, violate any Law or Order applicable to Citizens or any of the Citizens Subsidiaries or any of its material Assets.

(c) Other than notice and filings with the Regulatory Authorities and the Kentucky Secretary of State, no notice to, filing with, or Consent of, any Governmental Body is necessary for the consummation by Citizens of the transactions contemplated in this Agreement.

6.3 Capital Stock. The authorized capital stock of Citizens consists solely of 1,000,000 shares, no par value per share common stock, of which 554,976 shares were issued and outstanding as of June 30, 2005. All issued and outstanding shares of Citizens Common Stock are duly and validly issued and outstanding, are fully paid and non-assessable under applicable Law and the Articles of Incorporation and Bylaws of Citizens. None of the shares of Citizens Common Stock has been issued in violation of any preemptive rights of any current or past shareholder of Citizens. There are no outstanding Rights with respect to Citizens Common Stock apart from (i) the Citizens

Stock Options and (ii) Rights outstanding pursuant to the Directors Fee Compensation Plan. Since January 1, 2003, Citizens has not directly or indirectly redeemed, purchased or otherwise acquired any of its capital stock.

6.4 Subsidiaries. Citizens has disclosed in Schedule 6.4 of the Citizens Disclosure Memorandum all of the Citizens Subsidiaries that are corporations (identifying its jurisdiction of incorporation) and all of the Citizens Subsidiaries that are general or limited partnerships or other non-corporate entities (identifying the Law under which such entity is organized, and the amount and nature of the ownership interest therein of Citizens Subsidiaries). Citizens or one of its wholly-owned Subsidiaries owns all of the issued and outstanding shares of capital stock (or other equity interests) of each of the Citizens Subsidiaries. No capital stock (or other equity interest) of any Citizens Subsidiary is or may become required to be issued (other than to another Citizens Subsidiary) by reason of any Rights, and there are no Contracts by which Citizens or any of the Citizens Subsidiaries is bound to issue (other than to Citizens or another of the Citizens Subsidiaries) additional shares of its capital stock (or other equity interests) or Rights or by which Citizens or any of the Citizens Subsidiaries is or may be bound to transfer any shares of the capital stock (or other equity interests) of any of Citizens or any of the Citizens Subsidiaries (other than to Citizens or any of the Citizens Subsidiaries). There are no Contracts relating to the rights of Citizens or any Citizens Subsidiary to vote or to dispose of any shares of the capital stock (or other equity interests) of Citizens or any Citizens Subsidiary. All of the shares of capital stock (or other equity interests) of each Citizens Subsidiary held by Citizens or any Citizens Subsidiary are fully paid and nonassessable under the applicable corporation or similar Law of the jurisdiction in which such Subsidiary is incorporated or organized and are owned by Citizens or a Citizens Subsidiary free and clear of any Encumbrances. Each Citizens Subsidiary is either a bank or a corporation, and each such Subsidiary is duly organized, validly existing, and (as to corporations) in good standing under the Laws of the jurisdiction in which it is incorporated or organized, and has the corporate power and authority necessary for it to own, lease, and operate its Assets and to carry on its business as now conducted. Each Citizens Subsidiary is duly qualified or licensed to transact business as a foreign corporation in good standing in each of the states of the United States and in each foreign jurisdiction where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Citizens. The only Citizens Subsidiary that is a depository institution is Citizens Bank. Citizens Bank is an “insured depository institution” as defined in Section 3(c)(2) of the Federal Deposit Insurance Act and applicable regulations thereunder, the deposits in which are insured by the FDIC to the maximum extent permitted by the Federal Deposit Insurance Act, as amended, and applicable regulations thereunder and Citizens Bank is a member in good standing with the FDIC. Citizens Bank is a member of the Bank Insurance Fund. The minute books and other organizational documents (and all amendments thereto) for Citizens, Citizens Bank and each other Citizens Subsidiary that would qualify as a “Significant Subsidiary” (as such term is defined in Rule 1.02(w) of Regulation S-X promulgated under the Securities Laws) of Citizens have been or will be made available to the Company for its review, and are true and complete in all material respects as in effect as of the date of this Agreement.

6.5 Financial Statements. Citizens has delivered to the Company (or will deliver, when available, with respect to periods ended after the date of this Agreement) complete copies of (i) the audited consolidated balance sheets (including related notes and schedules, if any) of Citizens as of December 31, 2004 and 2003, and the related statements of operations, stockholders’ equity, and cash flows (including related notes and schedules, if any) for the fiscal years ended December 31, 2004, 2003 and 2002, (ii) the unaudited consolidated balance sheets of Citizens (including related notes and schedules, if any) as of and for March 31, 2005, and related statements of operations, stockholders’ equity, and cash flows (including related notes and schedules, if any) for the three-months ended March 31, 2005 and 2004, (iii) the consolidated statements of financial position of Citizens (including related notes and schedules, if any) and related statements of operations, stockholders’ equity, and cash flows (including related notes and schedules, if any) with respect to any period ending subsequent to March 31, 2005, and prior to the Closing Date (audited if for a fiscal year end), and (iv) all Consolidated Reports of Condition and Income (or similar reports, regardless of name), including any amendments thereto, filed with any Regulatory Authorities by Citizens and Citizens Bank for the years ended December 31, 2004, 2003, and 2002, and for the period ended March 31, 2005, and with respect to any period ending subsequent to March 31, 2005, together with any correspondence with any Regulatory Authorities concerning any of the aforesaid financial statements and reports (collectively, the “Citizens Financial Statements”). Such Citizens Financial Statements (i) were (or will be) prepared from the records of Citizens and/or each Citizens Subsidiary; (ii) were (or will be) prepared in all material respects in accordance with GAAP (or, where applicable, regulatory accounting principles) consistently applied; (iii) accurately present (or, when prepared, will present), in all material respects, Citizens’ and each Citizens Subsidiary’s financial condition and the results of its operations, changes in stockholders’ equity and cash flows at the relevant dates thereof and for the periods covered thereby, except that the unaudited interim Financial Statements were or are subject to normal and recurring year-end adjustments which were not expected to be material in amount or effect; (iv) do contain or reflect (or, when prepared, will contain and reflect) all necessary adjustments and accruals for an accurate presentation of Citizens’ and each Citizens Subsidiary’s financial condition and the results of Citizens’ and each Citizens Subsidiary’s operations and cash flows for the periods covered by such financial statements; (v) do contain and reflect (or, when prepared, will contain and reflect) adequate provisions or allowances, as reasonably determined by Citizens management, for loan losses, for OREO reserves, and for all reasonably anticipatable liabilities and Taxes, with respect to the periods then ended; (vi) do contain and reflect (or, when prepared, will contain and reflect) adequate provisions for all reasonably anticipated liabilities for Post Retirement Benefits Other Than Pensions pursuant to SFAS Nos. 106 and 112, (vii) do not (or will not) contain any of items of special or nonrecurring income or any other income not earned in the Ordinary Course of Business and (viii) do not (or, when prepared, will not) contain any untrue statement of a material fact or omit to state a fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading.

6.6 Absence of Undisclosed Liabilities. None of Citizens or any of the Citizens Subsidiaries has any Liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Citizens, except Liabilities which are accrued or reserved against in the consolidated balance sheets of Citizens as of March 31, 2005, included in the Citizens Financial Statements made available prior to the date of this Agreement or reflected in the notes thereto. Neither Citizens nor any of the Citizens Subsidiaries has incurred or paid any Liability since March 31, 2005, except for such Liabilities (i) incurred or paid in the Ordinary Course of Business consistent with past business practice or (ii) which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Citizens.

6.7 Regulatory Reports; Corporate Records. Citizens has delivered to the Company true and complete copies of (i) any and all material reports which Citizens or the Bank has filed with any Governmental Body since January 1, 2000, (ii) the Articles of Incorporation and Bylaws of Citizens and Citizens Bank and (iii) stock transfer records and corporate minutes for the past five (5) years of Citizens and Citizens Bank. All of the foregoing are current, complete and correct in all material requests.

6.8 Loans; Allowance for Loan and Lease Losses. Each of the allowances for possible loan and lease losses and any allowance for real estate owned shown on the Citizens Financial Statements is adequate (i) to provide for all known and potential losses of Citizens and/or Citizens Bank as of the respective dates of the Financial Statements, and (ii) under the requirements of GAAP and standard banking practice to provide for possible losses, net of recoveries relating to loans and leases previously charged off, on loans outstanding, lease receivables or real estate owned by Citizens and/or Citizens Bank (including, without limitation, accrued interest receivable). All outstanding Citizens or Citizens Bank loans, discounts and lease financings (as well as those reflected on the Financial Statements) have been (a) made for good, valuable and adequate consideration in the Ordinary Course of Business and (b) evidenced by notes or other evidences of indebtedness which are true, genuine, what they purport to be and enforceable in accordance with their terms. No Citizens Bank loan, discount or lease financing is subject to any defense with respect to the enforceability of same. The signature of any party appearing on any note or instrument evidencing any Citizens Bank loan, discount or lease financing, or on any instrument evidencing any security therefor, is valid and the balances for Citizens Bank loans, discounts or lease financings, as reflected on the books and records of the Citizens Bank, are accurate. Citizens Bank is not a party to any written or oral loan agreement, note or borrowing arrangement, including any loan guaranty, that was, as of the most recent month-end (i) delinquent by more than 30 days in the payment of principal or interest, (ii) known by Citizens Bank to be otherwise in Default for more than 30 days, (iii) classified as “substandard,”  “doubtful,”  “loss,”  “other assets especially mentioned” or any comparable classification by Citizens Bank, the FDIC or the Office, or (iv) an obligation of any director, executive officer or 10% shareholder of Citizens or Citizens Bank who is subject to Regulation O of the Federal Reserve Board (12 C.F.R. Part 215), or any Person controlling, controlled by or under common control with any of the foregoing. Any Citizens Bank loan made under, or in conjunction with, any Governmental Body program (including, without limitation, the Farm Services Administration) was made, and has been serviced and administered, in compliance with any applicable requirements of Law. Any Citizens Bank loan which has been assigned by Citizens Bank (including, without limitation, Citizens Bank loans assigned to the secondary market) was made in accordance with applicable Law and in accordance with the requirements (including, without limitation, underwriting standards and documentation requirements) of the subject assignee and no such assignment is subject to any defense with respect to the enforceability of same or subject to revocation by the assignee whereby the assignee could require Citizens Bank to repurchase any subject loan. Except for such secured loans the default of which would not have, individually or in the aggregate, a Material Adverse Effect on Citizens Bank, (i) each of Citizens Bank’s secured loans is secured with the collateral and priority indicated on the books and records of Citizens Bank and (ii) each such Encumbrance is evidenced by a security agreement or mortgage that is true, genuine and enforceable in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Law affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought). There are no material uncured violations or violations with respect to which material refunds or restitution may be required with respect to Bank loans that have been cited in any compliance report to Citizens Bank as a result of examination by any Governmental Body and the loan documentation with respect to all Citizens Bank loans, discounts or lease financings, complies in all material respects with applicable Law. No borrower or obligor under any Citizens Bank loan has requested, and Citizens Bank has not allowed, any relief pursuant to the Soldiers and Sailors Civil Relief Act of 1940.

6.9 Repurchase Agreements. With respect to all repurchase agreements to which Citizens Bank is a party, (i) where Citizens Bank has the obligation to sell securities, it has a valid, perfected first Encumbrance in the government securities or other collateral securing the repurchase agreement, and the value of the collateral securing each such repurchase agreement equals or exceeds the amount of the debt secured by such collateral under such agreement, and (ii) where Citizens Bank has the obligation to buy securities, the value of the collateral securing such obligation does not materially exceed the amount of the obligation.

6.10 Absence of Changes. Since December 31, 2004, the business of Citizens and each Citizens Subsidiary has been conducted in the Ordinary Course and none of Citizens or any of the Citizens Subsidiaries has otherwise:

(a) experienced or suffered any change constituting a Material Adverse Effect or events or transactions reasonably likely to result in a Material Adverse Effect;

(b) incurred any Funded Debt or incurred, or become subject to, any other absolute or contingent obligation or liability, or guaranteed any liabilities or obligations of any other Person;

(c) created or suffered any Encumbrance with respect to its properties, business or assets;

(d) sold, pledged, transferred or otherwise disposed of, or agreed to sell, transfer or otherwise dispose of any portion of its assets, properties or rights, except in the Ordinary Course of Business and not exceeding in the aggregate $50,000;

(e) conveyed or agreed to convey any property to any Affiliate or entered into any non-arm’s length transaction with any Affiliate;

(f) experienced any general work stoppage, labor dispute or other employee disturbance;

(g) incurred or become subject to any claim or liability for any damages which could have a Material Adverse Effect on it, for negligence or any other tort, or for breach of Contract;

(h) entered into any Contract, or otherwise operated its business, other than in the Ordinary Course of Business;

(i) committed any act or omitted to do any act which would cause a Default under any Contract to which it is a party or by which it is bound on the date hereof, which Default is reasonably likely to result in a Material Adverse Effect on the Bank;

(j) issued, sold, purchased or redeemed any stock, bonds, debentures, notes, or other securities of Citizens Bank, or issued, sold or granted any Right in respect thereof;

(k) waived, released or canceled any debts owed to it, claims, rights of value or suffered any extraordinary loss, or paid any of its non-current obligations or liabilities, or written down the value of any assets or written down or off any receivable except for loan charge-offs and writedowns in other real estate owned in the Ordinary Course of Business;

(l) declared, set aside or paid any dividend or distributions on any shares of Citizens Common Stock;

(m) made any capital expenditures or capital additions or betterments (or commitment therefor) in excess of $10,000 for any single item or in excess of $20,000 in the aggregate;

(n) suffered any casualty, damage, destruction or loss to any of its assets not covered by insurance in excess of $5,000 for any one event or in excess of $10,000 in the aggregate;

(o) terminated, placed on probation, disciplined, warned, or experienced any resignation of (other than resignations for retirement) any employee;

(p) paid or obligated itself to pay any bonuses, extra compensation or extraordinary compensation to, pensions or severance pay, or made any increase (except increases in the Ordinary Course of Business) in the compensation payable (or to become payable by it) to, any present or former officer, director or employee, or entered into any contract of employment;

(q) terminated or amended or suffered the termination or amendment of (i) any lease, bids, Contracts, commitments or other agreements, or (ii) any Permits, licenses, concessions, Governmental Authorizations, franchises and similar rights granted to or held by it, which are necessary or related to its operations;

(r) received notice or had Knowledge that any of its credit or deposit customers with loans or deposit balances in the aggregate (with respect to all such customers) in excess of $2,000,000 have terminated or intend to terminate their relationships with Citizens Bank;

(s) failed to use reasonable efforts to preserve its business or preserve the goodwill of its customers and others with which it has business relations;

(t) taken (or failed to take) any action which action or failure if taken after the date of this Agreement, would represent or result in a breach or violation of Sections 8.1 or 8.2 hereof;

(u) experienced any material adverse change in Asset concentrations as to customers or industries or in the nature and source of its Liabilities or in the mix of interest-bearing versus noninterest-bearing deposits; or

(v) entered into any Contract to do any of the foregoing.

6.11 Assets. (a) Except as disclosed or reserved against in the Citizens Financial Statements made available prior to the date of this Agreement, Citizens and the Citizens Subsidiaries have good, marketable and indefeasible title, free and clear of all Encumbrances, to all of their respective Assets. All tangible properties used in the businesses of Citizens and the Citizens Subsidiaries are in good condition, reasonable wear and tear excepted, and are usable in the Ordinary Course of Business of Citizens and the Citizens Subsidiaries, except for instances in which the failure to be in such condition is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Citizens. All Assets which are material to Citizens’ business on a consolidated basis, held under leases or subleases by Citizens or any of the Citizens Subsidiaries, are held under valid Contracts enforceable in accordance with their respective terms, assuming the enforceability with respect to third parties to such Contracts, of which Citizens has no reason to believe that any such Contracts are not enforceable against any such third party thereto (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other Laws (including provisions of the U.S. and Kentucky Constitutions) affecting the enforcement of creditors’ rights generally and except that the availability of equitable remedies is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect.

(b) Schedule 6.11(b) of the Citizens Disclosure Memorandum contains a complete list of all real property, leaseholds or other interests in real property (other than mortgage interests held by Citizens Bank with respect to its borrowers) owned by Citizens or a Citizens Subsidiary (collectively, the “Real Property”). With respect to each lease of any real property or personal property to which Citizens or any Citizens Subsidiary is a party (whether as lessee or lessor), except for financing leases in which Citizens or any Citizens Subsidiary is lessor, (i) such lease is in full force and effect in accordance with its terms against Citizens or any Citizens Subsidiary; (ii) all rents and other monetary amounts that have become due and payable thereunder have been paid by Citizens or any Citizens Subsidiary; (iii) there exists no Default under such lease by Citizens or any Citizens Subsidiary; and (iv) upon receipt of the consents described in Section 6.11 of the Citizens Disclosure Memorandum, the Merger will not constitute a Default or a cause for termination or modification of such lease.

(c) The improvements on the Real Property fully comply with all (and none of Citizens or any Citizens Subsidiary has received an uncured notice from any Governmental Body respecting any violation of any) Laws including, without limitation, all applicable zoning, building, fire, health, safety, handicapped persons, environmental, pollution, and use laws, codes and ordinances and any and all requirements imposed in connection with the zoning or rezoning of the Real Property (including, without limitation, requirements with respect to on-site storm water detention or retention). Certificates of Occupancy and all other required Governmental Authorizations have been issued for each building or structure constituting a portion of the Real Property improvements and for all leased or leasable areas of such improvements and all fees and other expenses required to be paid in connection with any zoning or rezoning of the Real Property and all obligations to be performed by or on behalf of Citizens or any Citizens Subsidiary with respect to any such zoning or rezoning have been paid and performed in full. The Real Property is zoned in a manner which permits Citizens or any Citizens Subsidiary to use the Real Property for the purpose and in the manner as the Real Property is currently being used. There are no Contracts with Governmental Bodies with respect to the Real Property which would bind the Real Property following the Closing.

(d) There are no Proceedings pending or, to the Knowledge of Citizens, threatened against or relating to the Real Property (including, without limitation, any Proceeding for the taking or condemnation of all or any portion of the Real Property) which, if successful, would affect Citizens or the Real Property or restrict or prevent the continued operation of the Real Property in the same manner as that in which it is being operated and maintained as of the date hereof.

(e) There are no outstanding construction accounts payable or mechanics’ liens or rights to claim a mechanics’ lien in favor of any contractor, materialman or laborer or any other Person in connection with construction on any portion of the Real Property.

(f) The Real Property is not located within an area which has been designated by any Governmental Body as having, or being subject to, special flood hazards or wetlands restrictions.

(g) There are no encroachments from or upon property adjoining the Real Property or upon any easements located on the Real Property.

(h) The structures on the Real Property and the improvements thereon (including, without limitation, (i) the walls, ceilings and other structural elements of any improvements erected thereon and (ii) the building systems, such as heating, plumbing, ventilation, air conditioning and electrical systems, related thereto) constitute all of the real property currently used in relation to the business of Citizens and the aforesaid building systems located on such properties are in good working order, repair and operating condition, ordinary wear and tear expected.

(i) There are no items of maintenance scheduled by Citizens or any Citizens Subsidiary for completion during the past six months that have been deferred with respect to any building system located on the Real Property or with respect to the structural soundness of the improvements comprising part of such premises in excess of $20,000 in the aggregate.

(j) None of Citizens or any Citizens Subsidiary has received any notice from any insurance company or insurance broker or underwriter of any material defects or inadequacies in respect of the Real Property that could reasonably be expected to affect the insurability of such property.

6.12 Intellectual Property. All of the Intellectual Property rights of Citizens and each of the Citizens Subsidiaries are in full force and effect and, if applicable, constitute legal, valid, and binding obligations of the respective parties thereto, and there have not been, and, to the Knowledge of Citizens, there currently are not, any material Defaults thereunder by Citizens or any Citizens Subsidiary. Citizens and each Citizens Subsidiary (as applicable) owns, is the valid licensee of, or otherwise has the unrestricted right to use in the manner in which it is or has been used, all such Intellectual Property rights free and clear of all Encumbrances or claims of infringement. To the Knowledge of Citizens, none of Citizens or any of the Citizens Subsidiaries, nor any of their respective predecessors, has infringed the Intellectual Property rights of others (except to the extent any such infringement will not have a Material Adverse Effect on Citizens) and, to the Knowledge of Citizens, none of the Intellectual Property rights as used in the business conducted by Citizens or the Citizens Subsidiaries infringes upon or otherwise violates the rights of any Person, nor has any Person asserted a claim of such infringement. None of Citizens or the Citizens Subsidiaries is obligated to pay any royalties to any Person with respect to any such Intellectual Property. Citizens or a Citizens Subsidiary owns or has the valid right to use all of the Intellectual Property rights which it is presently using. To the Knowledge of Citizens, no officer, director, or employee of Citizens or the Citizens Subsidiaries is party to any Contract which requires such officer, director, or employee to assign any interest in any Intellectual Property or keep confidential any trade secrets, proprietary data, customer information, or other business information or which restricts or prohibits such officer, director, or employee from engaging in activities competitive with any Person, including Citizens or any of the Citizens Subsidiaries, except any such Contracts which are not reasonably likely to have, individually, or in the aggregate, a Material Adverse Effect on Citizens.

6.13 Insurance. Citizens and each Citizens Subsidiary currently maintains insurance pursuant to the policies disclosed on Schedule 6.13 of the Citizens Disclosure Memorandum in amounts, scope, and coverage which are adequate for the operations of Citizens and the Citizens Subsidiaries and consistent with the insurance carried by prudent Persons similarly situated. All amounts due and payable under any of such insurance policies have been paid. None of Citizens or any of the Citizens Subsidiaries is liable for any material, retroactive premium adjustments respecting any of its insurance policies. None of such insurance policies is subject to any special or unusual terms or restrictions or provides for a premium in excess of the stipulated normal rate. None of Citizens or any of the Citizens Subsidiaries has received notice from any insurance carrier that (i) any of such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be materially increased. There are presently no claims pending under any such policies of insurance and no notices have been given by Citizens or any Citizens Subsidiary under such policies. To the Knowledge of Citizens, none of Citizens or any of the Citizens Subsidiaries has failed to make a timely claim or file a timely notice with respect to any matter giving rise to a material (or potentially material) claim under its insurance policies and bonds. None of Citizens or any of the Citizens Subsidiaries has, during the past five (5) years, been denied or had revoked or rescinded any policy of insurance.

6.14 Tax Matters. All Tax Returns required to be filed by or on behalf of Citizens or any Citizens Subsidiary have been timely filed for periods ended on or before the date hereof and all such Tax Returns are true, complete and accurate in all respects. All Taxes shown on each filed Tax Return of Citizens or any Citizens Subsidiary have been paid. There is no audit examination, deficiency or refund Proceeding respecting Citizens or any Citizens Subsidiary pending (or, to the Knowledge of Citizens, threatened) with respect to any Taxes. No presently pending assessments of deficiencies in respect of Taxes have been made against Citizens or any Citizens Subsidiary or with respect to the income, receipts or net worth of Citizens or any Citizens Subsidiary, and no extensions of time are in effect for the assessment of deficiencies against Citizens or any Citizens Subsidiary. None of Citizens or any Citizens Subsidiary has executed any extension or waiver of any statute of limitations on the assessment or collection of any Tax due (excluding such statutes that relate to years currently under examination by the Internal Revenue Service or other applicable taxing authorities) that is currently in effect. Deferred Taxes of Citizens or any Citizens Subsidiary have been provided for in accordance with GAAP. Each of Citizens and each Citizens Subsidiary is in material compliance with, and the records of Citizens or any Citizens Subsidiary contain all information and documents (including properly completed Internal Revenue Service Forms W-9) necessary to comply in all respects with, all applicable information reporting and Tax withholding requirements under federal, state, and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Code. None of Citizens or any Citizens Subsidiary has made any payments, is obligated to make any payments, or is a party to any Contract that could obligate it to make any payments that would be disallowed as a deduction under Section 280G or 162(m) of the Code. There has not been an ownership change, as defined in Code Section 382(g), of Citizens or any Citizens Subsidiary that occurred during or after any taxable period in which Citizens or any Citizens Subsidiary incurred a net operating loss that carries over to any taxable period ending after December 31, 2000, except in connection with the transactions contemplated pursuant to this Agreement. None of Citizens or any Citizens Subsidiary is a party to any tax allocation or sharing agreement nor does Citizens or any Citizens Subsidiary have any material liability for taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law) as a transferee or successor or by Contract or otherwise. None of Citizens or any Citizens Subsidiary has received notice of any claim by any Governmental Body that Citizens or any Citizens Subsidiary or the income, receipts or net worth of Citizens or any Citizens Subsidiary may be subject to Taxes. All Taxes and other liabilities due with respect to completed and settled examinations or concluded Proceedings related to Tax Return and/or Taxes of Citizens or any Citizens Subsidiary have been paid. There are no Encumbrances with respect to Taxes upon any of the assets of Citizens or any Citizens Subsidiary.

6.15 Environmental Matters.

(a) Each of Citizens and each Citizens Subsidiary and their respective Participation Facilities and Operating Properties are, and have been (or, in the case of Operating Properties in which Citizens or any Citizens Subsidiary holds or has held a security interest, to Citizens’ Knowledge are and have been), in compliance with all Environmental Laws, except for violations which could not have, individually or in the aggregate, a Material Adverse Effect on Citizens or any Citizens Subsidiary.

(b) There is no Proceeding pending or threatened before any Governmental Body or other forum in which Citizens or any Citizens Subsidiary or any of their respective Operating Properties or Participation Facilities has been or, with respect to threatened Proceedings, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material, whether or not occurring at, on, under, adjacent to, or affecting (or potentially affecting) a site owned, leased, or operated by Citizens or any Citizens Subsidiary or any respective Operating Properties or Participation Facilities, except for such Proceedings pending or threatened that are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Citizens.

(c) During the period of (i) Citizens or any Citizens Subsidiary’s ownership or operation of any of their respective current properties, (ii) Citizens or any Citizens Subsidiary’s participation in the management of any Participation Facility, or (iii) Citizens or any Citizens Subsidiary’s holding of a security interest in an Operating Property, there have been (or, in the case of an Operating Property in which Citizens or any Citizens Subsidiary holds or has held a security interest, there have to the Knowledge of Citizens been) no releases of Hazardous Material in, on, under, adjacent to, or affecting (or potentially affecting) such properties, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Citizens or any Citizens Subsidiary. Prior to the period of (i) Citizens’ or any Citizens Subsidiary’s ownership or operation of any of its current properties, (ii) Citizens’ or any Citizens Subsidiary’s participation in the management of any Participation Facility or (iii) Citizens’ or any Citizens Subsidiary’s holding of a security interest in an Operating Property, there were to the Knowledge of Citizens no releases of Hazardous Material in, on, under, or affecting any such property, Participation Facility or Operating Property, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Citizens.

6.16 Compliance With Laws. Citizens is duly registered as a bank holding company under the BHC Act. Each of Citizens and each of the Citizens Subsidiaries has in effect all Permits necessary for it to own, lease or operate its Assets and to carry on its business as now conducted. None of Citizens or any of the Citizens Subsidiaries is (nor has it been) in violation of any Laws, Orders or Permits applicable to its business or employees conducting its business, except for such violations, which could not have, individually, or in the aggregate, a Material Adverse Effect on Citizens. None of Citizens or any of the Citizens Subsidiaries has received notification or communication from any Governmental Body or the staff thereof (i) asserting that Citizens or any Citizens Subsidiary is in violation of any of the Laws or Orders which such Governmental Body enforces (excluding violations which would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Citizens), (ii) threatening to revoke any Permits or (iii) requiring Citizens or any Citizens Subsidiary to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment or memorandum of understanding, or to adopt any Board of Directors resolution or similar undertaking, which restricts the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management or the payment of dividends. No event has occurred or circumstance exists that (with or without notice or lapse of time) may constitute or result in a violation by Citizens or any of the Citizens Subsidiaries of, or a failure on the part of Citizens or any of the Citizens Subsidiaries to comply with, any Laws, Orders or Governmental Authorizations, the failure with which to comply could give rise to any obligation on the part of Citizens or any of the Citizens Subsidiaries to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

6.17 Labor Relations. None of Citizens or any of the Citizens Subsidiaries is the subject of any Proceeding asserting that Citizens or any of the Citizens Subsidiaries has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state Law) or seeking to compel Citizens or any of the Citizens Subsidiaries to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving Citizens or any of the Citizens Subsidiaries pending or, to the Knowledge of Citizens, threatened, nor to the Knowledge of Citizens, is there any activity involving the employees of Citizens or any of the Citizens Subsidiaries seeking to certify a collective bargaining unit or engaging in any other collective bargaining organizational activity.

6.18 Employee Benefit Plans.

(a) Citizens has disclosed in Schedule 6.18 of the Citizens Disclosure Memorandum and has delivered or made available to the Company prior to the execution of this Agreement true and complete copies of all pension, retirement, profit sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus or other material incentive plans, all other written employee programs, arrangements or agreements, all medical, vision, dental or other health plans, all life insurance plans, and all other material employee benefit or fringe benefit plans, including “employee benefit plans” as that term is defined in Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by Citizens or any of the Citizens Subsidiaries or any ERISA Affiliate thereof for the benefit of employees, retirees, dependents, spouses, directors, independent contractors or other beneficiaries of Citizens or any of the Citizens Subsidiaries and under which employees, retirees, dependents, spouses, directors, independent contractors or other beneficiaries of Citizens or any of the Citizens Subsidiaries are eligible to participate (collectively, the “Citizens Benefit Plans”). No Citizens ERISA Plan is or has been a multiemployer plan within the meaning of Section 3(37) of ERISA.

(b) All Citizens Benefit Plans are in compliance with (and have been managed and administrated in accordance with) the applicable terms of ERISA, the Code and any other applicable Laws, apart from noncompliances not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Citizens. Each Citizens ERISA Plan that is intended to be qualified under Section 401(a) of the Code has either received a favorable determination letter from the Internal Revenue Service (and Citizens is not aware of any circumstances likely to result in revocation of any such favorable determination letter) or timely application has been made therefor. None of Citizens or any of the Citizens Subsidiaries is subject to a Tax imposed by Section 4975 of the Code or a civil penalty imposed by Section 502(i) of ERISA. Citizens has no knowledge of any fact which would adversely affect the qualification of any of the Citizens Benefit Plans, or of any threatened or pending claim against any of the Citizens Benefit Plans or their fiduciaries by any participant, beneficiary or Governmental Body.

(c) No “defined benefit plan” (as defined in Section 414(j) of the Code) or any “single-employer plan,” within the meaning of Section 4001(a)(15) of ERISA, maintained at any time by Citizens or any of the Citizens Subsidiaries, or the single-employer plan of any entity which is considered one employer with Citizens or any of the Citizens Subsidiaries under Section 4001 of ERISA or Section 414 of the Code or Section 302 of ERISA (whether or not waived) (an “ERISA Affiliate”), has an “accumulated funding deficiency” within the meaning of Section 412 of the Code or Section 302 of ERISA. None of Citizens or any of the Citizens Subsidiaries has provided, or, to Citizens’ Knowledge, is required to provide, security to any single-employer plan of an ERISA Affiliate pursuant to Section 401 (a)(29) of the Code.

(d) Within the six year period preceding the Effective Time, no liability under Subtitle C or D of Title IV of ERISA has been incurred by Citizens or any of the Citizens Subsidiaries with respect to any current, frozen, or terminated single-employer plan or the single-employer plan of any ERISA Affiliate. None of Citizens or any of the Citizens Subsidiaries has incurred any withdrawal liability with respect to a multiemployer plan under Subtitle E of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate). No notice of a “reportable event,” within the meaning of Section 4043 of ERISA for which the 30 day reporting requirement has not been waived, has been required to be filed for any Citizens Benefit Plan or by any ERISA Affiliate within the 12 month period ending on the date hereof.

(e) Each of Citizens or any of the Citizens Subsidiaries has fully complied with the notice and continuation requirements of Parts 6 and 7 of Subtitle B of Title I of ERISA and Section 4980B of the Code, and the proposed regulations thereunder, whether proposed or final. All reports, statements, returns and other information required to be furnished or filed with respect to the Citizens Benefit Plans have been timely furnished, filed or both in accordance with Sections 101 through 105 of ERISA and Sections 6057 through 6059 of the Code, and they are true, correct and complete in all material respects. Records with respect to the Citizens Benefit Plans have been maintained in material compliance with Section 107 of ERISA. None of Citizens or any of the Citizens Subsidiaries nor any other fiduciary (as that term is defined in Section 3(21) of ERISA) with respect to any of the Citizens Benefit Plans has any material liability for any breach of any fiduciary duties under Sections 404, 405 or 409 of ERISA.

(f) None of Citizens or any of the Citizens Subsidiaries has, with respect to any of the Citizens Benefit Plans, nor has any administrator of any of the Citizens Benefit Plans, the related trusts or any trustee thereof, engaged in any prohibited transaction which would subject Citizens or any of the Citizens Subsidiaries, any of the Citizens Benefit Plans, any administrator or trustee or any party dealing with any of the Citizens Benefit Plans or any such trusts, to a Tax or penalty on prohibited transactions imposed by ERISA, Section 4975 of the Code, or to any other liability under ERISA.

(g) None of Citizens or any of the Citizens Subsidiaries has any material liability for retiree health and life benefits under any of the Citizens Benefit Plans.

(h) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation or golden parachute) becoming due to any director or any employee of Citizens or any of the Citizens Subsidiaries under any Citizens Benefit Plan, (ii) materially increase any benefits otherwise payable under any Citizens Benefit Plan or (iii) result in any acceleration of the time of payment or vesting of any such benefit.

(i) The actuarial present values of all accrued deferred compensation entitlements (including entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of Citizens or any of the Citizens Subsidiaries and their respective beneficiaries, other than entitlements accrued pursuant to funded retirement plans subject to the provisions of Section 412 of the Code or Section 302 of ERISA, have been fully reflected on the Financial Statements to the extent required by and in accordance with GAAP.

6.19 Material Contracts. None of Citizens, any Citizens Subsidiary or any of their respective Assets, businesses or operations is a party to, is bound or affected by, or receives benefits under, (i) any employment, severance, termination, consulting or retirement Contract, (ii) any Contract relating to the borrowing of money by Citizens or any of the Citizens Subsidiaries or the guarantee by Citizens or any of the Citizens Subsidiaries of any such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, fully-secured repurchase agreements, Federal Home Loan Bank advances, trade payables and Contracts relating to borrowings or guarantees made in the Ordinary Course of Business), (iii) any Contracts which prohibit or restrict Citizens or any of the Citizens Subsidiaries from engaging in any business activities in any geographic area, line of business or otherwise in competition with any other Person, (iv) any exchange-traded or over-the-counter swap, forward, future, option, cap, floor, or collar financial Contract, or any other interest rate or foreign currency protection Contract which is a financial derivative Contract (including various combinations thereof), (v) any Contract not made in the Ordinary Course of Business, (vi) any Contract relating to capital expenditures and involving future payments which (either alone or when combined with other like Contracts) exceed $20,000, (vii) apart from this Agreement and that certain Letter of Intent between the Company and Citizens dated May 5, 2005, any Contract involving an Acquisition Proposal, (viii) any Contract involving Intellectual Property, (ix) any Contract involving the provision of data processing or other technical services, or (x) any Contract which (A) will not be performed within sixty (60) days of the date of this Agreement, (B) involves future payments by Citizens or any Citizens Subsidiary (whether during the term of any such Contract or in connection with its termination or expiration) in excess of $5,000 or (C) is not cancelable by Citizens or any Citizens Subsidiary without penalty on no more than 30 days’ notice. With respect to each Citizens Contract: (i) the Contract is valid and in full force and effect in accordance with its terms; (ii) none of Citizens or any Citizens Subsidiary is in Default thereunder; (iii) none of Citizens or any Citizens Subsidiary has repudiated or waived any material provision of any such Contract; (iv) no other party to any such Contract is, to the Knowledge of Citizens, in Default in any respect or has repudiated or waived any material provision thereunder; (v) no event or condition has occurred or exists (or is alleged to have occurred or existed) which constitutes (or with the lapse of time might constitute) a Default; and (vi) the Contract may be assigned by Citizens or any Citizens Subsidiary (or a Change in Control with respect to Citizens may occur) without the consent of the other party or parties thereto.

6.20 Legal Proceedings. There is no Proceeding instituted or pending, or, to the Knowledge of Citizens, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against Citizens or any Citizens Subsidiary, or against any asset, employee benefit plan, interest or right of Citizens or any Citizens Subsidiary, that could have, individually or in the aggregate, a Material Adverse Effect on Citizens, nor are there any Orders of any Governmental Body outstanding against Citizens or any Citizens Subsidiary. There is no Proceeding instituted or pending, or to the Knowledge of Citizens, threatened (or unasserted but considered probable of assertion) against any officer, director or employee of Citizens or any Citizens Subsidiary arising in connection with actions taken (or omitted to be taken) by such officer, director or employee in his capacity as an officer, director or employee. Schedule 6.20 of the Citizens Disclosure Memorandum hereto includes a summary report of all Proceedings as of the date of this Agreement to which Citizens or any Citizens Subsidiary is a party and which names Citizens or any Citizens Subsidiary as a defendant or cross-defendant.

6.21 Reports. Since January 1, 2003, Citizens and each Citizens Subsidiary has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with any Governmental Body. As of its respective date (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), each of such reports and documents, including the financial statements, exhibits and schedules thereto, complied with all applicable Laws. As of its respective date (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), none of such documents so filed contained any untrue statement of a material fact, omitted to state a material fact required to be stated therein, or intentionally omitted to state a material fact necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. Copies of all reports, correspondence, notices and other documents relating to any inspection, examination, audit, monitoring or other form of review or enforcement action by a Regulatory Authority has been made available to the Company.

6.22 Deposits. The deposit records of Citizens Bank accurately reflect Citizens Bank’s deposit accounts and are and shall be sufficient to enable the Company to conduct a banking business with respect to Citizens Bank. There are no material uncured violations or violations with respect to which material refunds or restitution may be required with respect to Citizens Bank deposit liabilities and the terms and conditions and other documentation with respect to Citizens Bank deposit liabilities comply in all material respects with all applicable Laws and have been provided to the Company. Citizens Bank deposit liabilities are insured by the FDIC to the full extent provided by Law. Citizens Bank is in material compliance with all terms and conditions and other documentation applicable to Citizens Bank deposit liabilities. To the Knowledge of Citizens, there are not (and have not been within the past three years) any “kiting” schemes associated with any of Citizens Bank’s deposit liabilities.

6.23 Books and Records. The books of account, general ledger and records of Citizens and each Citizens Subsidiary fairly and accurately in all material respects reflect the assets and liabilities of Citizens and each Citizens Subsidiary in accordance with GAAP consistently applied. The books of account, general ledger and records of Citizens and each Citizens Subsidiary (i) are maintained by each such Person substantially in accordance with applicable legal and accounting requirements and (ii) reflect only actual transactions. The records and other information provided in accordance with this Agreement by Citizens will accurately reflect in all material respects the book value of the assets and liabilities referred to therein as of their respective dates, recorded at their historical cost and depreciated or otherwise adjusted in accordance with the subject Person’s historical accounting policies, all in accordance with GAAP consistently applied.

6.24 Safe Deposit Boxes. Citizens Bank is in compliance with the terms and conditions of the applicable leases or other agreements relating to the safe deposit boxes currently offered or maintained in connection with the safe deposit business conducted by Citizens Bank.

6.25 Community Reinvestment Act. Citizens Bank has complied in all material respects with the provisions of the Community Reinvestment Act (“CRA”) and the rules and regulations thereunder, has a CRA rating of not less than “satisfactory,” has received no material criticism from regulators with respect to discriminatory lending practices, and has no Knowledge of any conditions or circumstances that are likely to result in a CRA rating of less than “satisfactory” or material criticism from regulators with respect to discriminatory lending practices.

6.26 Privacy of Customer Information. (a) Citizens Bank is the sole owner or, in the case of participated loans, a co-owner with the other participant(s), of all individually identifiable personal information (“IIPI”) relating to customers, former customers and prospective customers that will be transferred to the Company and/or Merger Subsidiary pursuant to this Agreement the Plan of Merger and the other transactions contemplated hereby. For purposes of this Section 6.26, “IIPI” shall include any information relating to an identified or identifiable natural person.

(b) The collection and use of such IIPI by Citizens Bank, the transfer of such IIPI to the Company and/or Merger Subsidiary and the use of such IIPI by the Company and/or Merger Subsidiary as contemplated by this Agreement complies with all applicable privacy policies, the Fair Credit Reporting Act, the Gramm-Leach-Bliley Act and all other applicable state, federal and foreign privacy Law, and any Contract or industry standard relating to privacy.

6.27 Technology Systems. (a) No action will be necessary as a result of the transactions contemplated by this Agreement to enable use of the electronic data processing, information, record keeping, communications, telecommunications, hardware, third party software, networks, peripherals, portfolio trading and computer systems, including, without limitation, any outsourced systems and processes, and any Intellectual Property that is used by Citizens or Citizens Bank (collectively, the “Technology Systems”), following the Effective Time.

(b) The Technology Systems (for a period of 18 months prior to the Effective Date) have not suffered unplanned disruption causing a Material Adverse Effect. Except for ongoing payments due under relevant third party agreements, the Technology Systems are free from any Encumbrances. Access to business critical parts of the Technology Systems is not shared with any third party.

(c) Details of Citizens Bank’s disaster recovery and business continuity arrangements have been provided to the Company with the Citizens Disclosure Memorandum.

(d) Citizens Bank has not received notice of or is aware of any material circumstances including, without limitation, the execution of this Agreement, that would enable any third party to terminate any agreements or arrangements relating to the Technology Systems (including maintenance and support).

6.28 Bank Secrecy Act Compliance. Citizens Bank is and has been in compliance in all material respects with the provisions of the Bank Secrecy Act of 1970, as amended (the “Bank Secrecy Act”), and all regulations promulgated thereunder including, but not limited to, those provisions of the Bank Secrecy Act that address suspicious activity reports and compliance programs. Citizens Bank has implemented a Bank Secrecy Act compliance program that adequately covers all of the required program elements as required by 12 C.F.R. § 21.21.

6.29 Statements True and Correct.

(a) Neither this Agreement, nor any Exhibit, Schedule or document delivered by Citizens to the Company in connection with this Agreement or any of the transactions contemplated hereby contains or shall contain an untrue statement of a material fact or omits or shall omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading.

(b) All of the information supplied or to be supplied by Citizens expressly for inclusion in any filing with any Governmental Body in connection with the transactions contemplated hereby will be true, correct and complete and will comply as to form in all material respects with the provisions of applicable Law.

6.30 Regulatory Matters. Citizens has no Knowledge of any fact or circumstance that is reasonably likely to materially impede or delay receipt of any Consents of Governmental Bodies referred to in Section 10.1(c) of this Agreement.

6.31 Brokers’ or Finders’ Fees. No agent, broker or other Person acting on behalf of Citizens or under its authority is or shall be entitled to any commission, broker’s or finder’s fee in connection with any of the transactions contemplated by this Agreement.

ARTICLE 7
REPRESENTATIONS AND WARRANTIES
OF THE COMPANY

The Company hereby represents and warrants to Citizens, except as set forth in the Company Disclosure Memorandum, as follows (which representations and warranties are made as of the date hereof and as of all times throughout the term of this Agreement):

7.1 Organization, Standing and Power. Each of the Company, the Company Subsidiaries and Merger Subsidiary is a corporation duly organized, validly existing, and in good standing under the Laws of the Commonwealth of Kentucky, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its assets. Each of the Company and Merger Subsidiary is duly qualified or licensed to transact business as a foreign corporation in good standing in each of the States of the United States and in each foreign jurisdiction where the character of its assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company.

7.2 Authority; No Breach by Agreement.

(a) Each of the Company and Merger Subsidiary has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement by each of the Company and Merger Subsidiary and the consummation of the transactions contemplated herein and therein, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of each of the Company and Merger Subsidiary. Subject to the receipt of all Consents required from Governmental Bodies and the expiration of all mandatory waiting periods, assuming the due authorization, execution and delivery of this Agreement by Citizens, this Agreement each represents a legal, valid and binding obligation of each of the Company and Merger Subsidiary, enforceable against each in accordance with its terms.

(b) Neither the execution and delivery of this Agreement by the Company or Merger Subsidiary, nor the consummation by Company or Merger Subsidiary of the transactions contemplated hereby or thereby, nor compliance by the Company or Merger Subsidiary with any of the provisions hereof or thereof will (i) conflict with or result in a breach of any provision of the Company’s, any Company Subsidiary’s or Merger Subsidiary’s Articles of Incorporation or Bylaws, (ii) constitute or result in a Default under, or require any Consent (excluding Consents required by Law or Order) pursuant to, or result in the creation of any Encumbrance on any material asset of the Company or any Company Subsidiary under, any Contract or Governmental Authorization of or applicable to the Company, any Company Subsidiary or Merger Subsidiary except for such Defaults and Encumbrances which will not, and for such Consents which, if not obtained, will not have, individually or in the aggregate, a Material Adverse Effect on the Company, any Company Subsidiary or Merger Subsidiary, or (iii) subject to receipt of the requisite Consents referred to in Section 10.1(c) hereof, violate any Law or Order applicable to the Company, any Company Subsidiary or Merger Subsidiary or any of their material assets.

(c) Other than (i) Consents required from Governmental Bodies, and (ii) Consents, filings or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company, no notice to, filing with, or Consent of, any Governmental Body is necessary for the consummation by the Company or Merger Subsidiary of the transactions contemplated in this Agreement.

7.3 Capital Stock. The authorized capital stock of the Company consists solely of 9,608,000 shares of Company Common Stock, of which approximately 6,777,072 shares were issued and outstanding as of May 31, 2005. All of the issued and outstanding shares of Company Common Stock are, and all of the shares of Company Common Stock to be issued in exchange for shares of Citizens Common Stock upon consummation of the Merger, when issued in exchange for shares of Citizens Common Stock upon consummation of the Merger and in accordance with the terms of this Agreement, will be, duly and validly authorized, issued and outstanding, and fully paid and nonassessable under the KBCA and the Company’s Articles of Incorporation and Bylaws. None of the outstanding shares of Company Common Stock has been, and none of the shares of Company Common Stock to be issued in exchange for shares of Company Common Stock upon consummation of the Merger will be, issued in violation of any preemptive rights of any Person.

7.4 Company Subsidiaries. The Company owns all of the issued and outstanding capital stock of Merger Subsidiary, and the Company or one of the Company Subsidiaries owns all of the issued and outstanding shares of capital stock (or other equity interests) of each of the other Company Subsidiaries which would qualify as a “Significant Subsidiary” (as such term is defined in Rule 1.02(w) of Regulation S-X promulgated under the Securities Laws) of the Company. No capital stock (or other equity interest) of any Company Subsidiary which would qualify as a Significant Subsidiary of the Company, is or may become required to be issued (other than to another Company Subsidiary) by reason of any Rights, and there are no Contracts by which the Company or any of the Company Subsidiaries which is a Significant Subsidiary of the Company, is bound to issue (other than to the Company or any of the Company Subsidiaries) additional shares of its capital stock (or other equity interests) or Rights or by which the Company or any of the Company Subsidiaries is or may be bound to transfer any shares of the capital stock (or other equity interests) of any of the Company or any of the Company Subsidiaries (other than to the Company or any of the Company Subsidiaries). There are no Contracts relating to the rights of the Company or any Company Subsidiary which is wholly-owned by the Company or which would qualify as a Significant Subsidiary of the Company, to vote or to dispose of any shares of the capital stock (or other equity interests) of any of the Company Subsidiaries. All of the shares of capital stock (or other equity interests) of each Company Subsidiary which would qualify as a Significant Subsidiary of the Company and held by the Company or any Company Subsidiary have been duly and validly authorized and issued and are fully paid and nonassessable (except pursuant to 12 U.S.C. Section 55 in the case of national banks and comparable, applicable state Law, if any, in the case of state depository institutions) under the applicable corporation or similar Law of the jurisdiction in which such Subsidiary is incorporated or organized and are owned by the Company or a Company Subsidiary free and clear of any Liens. None of the issued and outstanding shares of capital stock of Merger Subsidiary, and none of the issued and outstanding stock of any other Company Subsidiary which qualifies as a Significant Subsidiary of the Company, has been issued in violation of any preemptive rights of any Person. Each Company Subsidiary is either a bank, partnership, limited liability company or a corporation, and each such Company Subsidiary which qualifies as a Significant Subsidiary of the Company is duly organized, validly existing and (as to corporations) in good standing under the Laws of the jurisdiction in which it is incorporated or organized, and has the corporate power and authority necessary for it to own, lease, and operate its Assets and to carry on its business as now conducted. Each Company Subsidiary which qualifies as a Significant Subsidiary of the Company is duly qualified or licensed to transact business as a foreign corporation in good standing in each of the States of the United States and in each foreign jurisdiction where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company. The minute book and other organizational documents (and all amendments thereto) for each of the Company, Merger Subsidiary and each Company Subsidiary that qualifies as a Significant Subsidiary of the Company, have been made available to Citizens for its review, and are true and complete in all material respects as in effect as of the date of this Agreement. A true, accurate and complete list of each Company Subsidiary is included in Section 7.4 of the Company Disclosure Memorandum.

7.5 Financial Statements. Each of the Company Financial Statements (including, in each case, any related notes) contained in the Company SEC Documents, including any Company SEC Document filed after the date of this Agreement until the Effective Time, complied, or will comply, as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared, or will be prepared, in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim statements, as permitted by Regulation S-X promulgated under the Securities Laws), and fairly presented, or will fairly present, in all material respects the consolidated financial position of the Company and the Company Subsidiaries as at the respective dates and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect.

7.6 Absence of Certain Changes or Events. Since December 31, 2004, except as disclosed in the Company SEC Documents made available prior to the date of this Agreement, there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company.

7.7 Compliance With Laws. The Company is duly registered as a financial holding company under the BHC Act. Each of the Company and the Company Subsidiaries has in effect all Permits necessary for it to own, lease, or operate its material Assets and to carry on its business as now conducted, except where the failure to hold such permits would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company. None of the Company or any of the Company Subsidiaries:

(a) is in violation of any Laws, Orders, or Permits applicable to its business or employees conducting its business, except for such violations which would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company; or

(b) has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that the Company or any Company Subsidiary is in violation of any of the Laws or Orders which such governmental authority or Regulatory Authority enforces (excluding violations which would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company), (ii) threatening to revoke any Permits, or (iii) requiring the Company or any Company Subsidiary to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment or memorandum of understanding, or to adopt any Board resolution or similar undertaking, which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends.

7.8 Legal Proceedings. There is no Proceeding instituted or pending, or, to the Knowledge of the Company, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against the Company or any Company Subsidiary, or against any Asset, employee benefit plan, interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against the Company or any Company Subsidiary.

7.9 Brokers’ or Finders’ Fees. No agent, broker or other Person acting on behalf of the Company or under its authority is or shall be entitled to any commission, broker’s or finder’s fee in connection with any of the transactions contemplated by this Agreement.

7.10 No Citizens Common Stock Owned. None of the Company or any Company Subsidiary owns any shares of Citizens Common Stock.

7.11 Accuracy of SEC Information. None of the information supplied or to be supplied by the Company expressly for inclusion in the Registration Statement to be filed by the Company with the SEC, will, when the Registration Statement becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading. None of the information supplied or to be supplied by the Company expressly for inclusion in the Citizens Proxy Statement to be mailed to Citizens’

shareholders in connection with the Citizens Shareholders’ Meeting, and any other documents to be filed by the Company or any Company Subsidiary with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Citizens Proxy Statement, when first mailed to the shareholders of Citizens, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Citizens Proxy Statement or any amendment thereof or supplement thereto, at the time of the Citizens Shareholders’ Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement made by the Company in any earlier communication with respect to the solicitation of any proxy for the Citizens Shareholders’ Meeting. All documents that the Company or any Company Subsidiary is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

7.12 SEC Documents. The Company has been in compliance in all material respects with the Securities Laws and/or filed all SEC Documents and the Company will be in compliance in all material respects with the Securities Laws and will file all SEC Documents between the date hereof and the Effective Time.

7.13 The Company maintains disclosure controls and procedures required under the Securities Laws. Since January 1, 2003, the Company has not received notice from the SEC or any other Regulatory Authority that any of its accounting policies or practices are the subject of any review, inquiry, investigation or challenge other than comments from the SEC on Company filings which comments have either been satisfied or withdrawn by the SEC.

7.14 Statements True and Correct.

(a) Neither this Agreement, nor any Exhibit, Schedule or document delivered by the Company to Citizens in connection with this Agreement or any of the transactions contemplated hereby contains or shall contain an untrue statement of a material fact or omits or shall omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading.

(b) All of the information supplied or to be supplied by the Company expressly for inclusion in any filing with any Governmental Body in connection with the transactions contemplated hereby will be true, correct and complete and will comply as to form in all material respects with the provisions of applicable Law.

ARTICLE 8
CONDUCT OF BUSINESS PENDING CONSUMMATION

8.1 Affirmative Covenants of Citizens. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, Citizens shall (and shall cause each Citizens Subsidiary to) (i) operate its business only in the Ordinary Course, (ii) use reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises, and (iii) take no action which would (a) materially adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby, or (b) materially adversely affect the ability of any Party to perform its covenants and agreements under this Agreement.

8.2 Negative Covenants of Citizens. Except as specifically permitted by this Agreement, from the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, Citizens covenants and agrees that it will not permit, do or agree or commit to do (and covenants and agrees that it will not permit any Citizens Subsidiary to do) any of the following without the prior written consent of the chief executive officer of the Company, which consent may be withheld for any reason or no reason:

(a) amend its Articles of Incorporation, Bylaws or other governing instruments;

(b) (i) incur any Funded Debt, (ii) impose, or suffer the imposition of, on any material Asset (or Assets) any Encumbrance or permit any such Encumbrance to exist (other than in connection with deposits, repurchase agreements, bankers acceptances, “treasury tax and loan” accounts established in the Ordinary Course of Business and the satisfaction of legal requirements in the exercise of trust powers), or (iii) guarantee or become a surety or otherwise contingently liable for any obligations of others;

(c) repurchase, redeem or otherwise acquire or exchange (other than exchanges in the ordinary course under employee benefit plans), directly or indirectly, any shares of Citizens Common Stock or declare, set aside or pay any dividend or make any other distribution in respect of Citizens Common Stock;

(d) except for the issuance of shares of Citizens Common Stock (i) by virtue of the proper exercise of Citizens Stock Options and (ii) pursuant to rights granted under the Directors Fee Compensation Plan through the period ending June 30, 2005, issue, sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue capital stock, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of capital stock, or any other Right to acquire any such stock, or any security convertible into any such stock;

(e) adjust, split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of or in substitution for shares of capital stock, or sell, lease or transfer in any fashion Assets having in the aggregate a book value in excess of $5,000 other than in the Ordinary Course of Business for reasonable and adequate consideration;

(f) except for purchases of investment securities acquired in the Ordinary Course of Business consistent with past practices, purchase any securities or make any investment, either by purchase of stock or securities, contributions to capital, asset transfers, or purchase of any assets, in any Person or otherwise acquire direct or indirect control over any Person, other than in connection with (i) foreclosures in the Ordinary Course of Business, or (ii) acquisitions of control in its fiduciary capacity;

(g) grant any increase in compensation or benefits to its employees, directors or officers or pay any severance or termination pay or any bonus other than pursuant to written policies or written Contracts in effect on the date of this Agreement; enter into or amend any severance agreements with officers; grant any increase in fees or other increases in compensation or other benefits to directors; or voluntarily accelerate the vesting of any employee benefits;

(h) enter into any employment Contract with any Person;

(i) adopt any new employee benefit plan of or terminate or withdraw from, or make any material change in or to, any existing employee benefit plans, other than any such change that is required by Law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan, nor make any distributions from such employee benefit plans, except as required by Law, by the terms of such plans, or in a manner consistent with past practices with respect to the applicable plan;

(j) make any change in any Tax or accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in Tax Laws, regulatory accounting requirements or GAAP;

(k) commence any Proceeding other than in the Ordinary Course of Business or settle any Proceeding involving any Liability for material money damages or restrictions upon its operations;

(l) experience a Change in Control;

(m) encourage or solicit any Citizens Bank customer or depositor to replace or diminish his relationship with Citizens Bank including, without limitation, through entering into (or enhancing) a relationship with an Affiliate of Citizens Bank or Citizens; or

(n) except in the ordinary course consistent with past practice, enter into, modify, amend, or terminate any material Contract (excluding any loan Contract) or waive, release, compromise, or assign any material rights or claims.

8.3 Covenants of the Company. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, the Company covenants and agrees that it shall (i) continue to conduct its business and the business of the Company Subsidiaries in a manner designed in its reasonable judgment to enhance the long-term value of the Company Common Stock and the business prospects of Company and the Company Subsidiaries, (ii) take no action which would (a) materially adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentence of Section 10.1(c) of this Agreement or prevent the transactions contemplated hereby, including the Merger, from qualifying as a reorganization within the meaning of Section 368(a) of the Code, or (b) materially adversely affect the ability of any Party to perform its covenants and agreements under this Agreement and (iii) cause to be voted all of the shares of Merger Subsidiary Common Stock it owns in favor of the Merger.

8.4 Adverse Changes in Condition. Each Party agrees to give written notice promptly to the other Parties upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it which (i) could have, individually or in the aggregate, a Material Adverse Effect on it or (ii) would cause or constitute a breach of any of its representations, warranties, or covenants contained herein or which would prevent the satisfaction of the conditions precedent set forth in Article 10 of this Agreement, and to use its reasonable efforts to prevent or promptly to remedy the same.

8.5 Reports. Each Party and its Subsidiaries shall file all reports required to be filed by it with Governmental Bodies between the date of this Agreement and the Effective Time and, to the extent permitted by Law, shall deliver to the other Parties copies of all such reports promptly after the same are filed. If financial statements are contained in any such reports, such financial statements will fairly present the consolidated financial position of the Person filing such statements as of the dates indicated and the consolidated results of operations, changes in shareholders’ equity, and cash flows of such Person for the periods then ended in accordance with GAAP (subject in the case of interim financial statements to normal recurring year end adjustments that are not material). As of their respective dates, such reports will comply in all material respects with the Securities Laws and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Citizens Bank shall deliver to the Company not less than every four weeks a list of all of the Bank’s paid-off loans, loan reductions, new loans or increases in existing loans to customers setting forth the amounts of such loans, the collateral securing such loans, and any other matters or information concerning such loans as the Company shall reasonably request.

ARTICLE 9
ADDITIONAL AGREEMENTS

9.1 Registration Statement; Proxy Statement; Shareholder Approval. The Company shall prepare and file the Registration Statement, of which the Citizens Proxy Statement shall form a part, with the SEC, and use its reasonable efforts to cause the Registration Statement to become effective under the 1933 Act and take any action required to be taken under the applicable state Blue Sky or securities Laws in connection with the issuance of the shares of Company Common Stock constituting the Stock Consideration upon consummation of the Merger. Citizens shall furnish all information concerning it and the holders of its capital stock as Company may reasonably request in connection with such action. Subject to Section 9.8 hereof, Citizens shall call the Citizens Shareholders’ Meeting, to be held as soon as reasonably practicable after the Registration Statement is declared effective by the SEC, for the purpose of voting upon approval of this Agreement and the Plan of Merger and such other related matters as it deems appropriate. In connection with the Citizens Shareholders’ Meeting, (i) the Board of Directors of Citizens shall recommend (subject to Section 9.8 hereof) to its shareholders the approval of the Merger, and (ii) the

Board of Directors and officers of Citizens (subject to Section 9.8 hereof) shall use their reasonable efforts to obtain shareholder approval of the Merger.

9.2 Exchange Listing. Company shall use its reasonable efforts to list, prior to the Effective Time, on the NASDAQ SmallCap Market, subject to official notice of issuance, the shares of Company Common Stock to be issued to the holders of Citizens Common Stock pursuant to the Merger, and Company shall give all notices and make all filings with the NASDAQ SmallCap Market required in connection with the transactions contemplated herein.

9.3 Applications. Company shall prepare and file, and Citizens shall cooperate in the preparation and, where appropriate, filing of, applications with all Regulatory Authorities having jurisdiction over the transactions contemplated by this Agreement seeking the requisite Consents necessary to consummate the transactions contemplated by this Agreement. At least five days prior to each filing, Company shall provide Citizens and its counsel with copies of such applications. Each of the Parties shall deliver to each of the other Parties copies of all filings, correspondence and orders sent by such Party to and copies of all filings, correspondence and orders received by such Party from all Regulatory Authorities in connection with the transactions contemplated hereby as soon as practicable upon their becoming available.

9.4 Filings with State Offices. Upon the terms and subject to the conditions of this Agreement, the Company, Merger Subsidiary and Citizens each agree to execute if necessary and file Articles of Merger with the Secretary of State of the Commonwealth of Kentucky in connection with the Closing.

9.5 Agreement as to Efforts to Consummate. Subject to the terms and conditions of this Agreement, each Party agrees to use, and to cause its Subsidiaries to use, its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate and make effective, as soon as practicable after the date of this Agreement, the transactions contemplated by this Agreement, including, without being limited to, using its reasonable efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in Article 10 of this Agreement. Each Party shall use, and shall cause each of its Subsidiaries to use, its reasonable efforts to obtain all Consents necessary or desirable for the consummation of the transactions contemplated by this Agreement.

9.6 Investigation and Confidentiality. (a) Prior to the Effective Time, each Party shall keep the other Parties advised of all material developments relevant to its business and to consummation of the Merger and shall permit the other Parties to make or cause to be made such investigation of the business and properties of it and its Subsidiaries and of their respective financial and legal conditions as any other Party reasonably requests, provided that such investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unnecessarily with normal operations. No Party shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of such Party’s customers, jeopardize any attorney-client privilege or contravene any Law, rule, regulation, Order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The Parties will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. No investigation by a Party or its respective Representatives shall affect the representations and warranties of any other Party.

(b) Each Party will hold, and will cause its respective Affiliates and their respective officers, directors, employees, agents and Representatives to hold, in strict confidence, unless compelled to disclose by judicial or administrative process (including without limitation in connection with obtaining the necessary Consents of Regulatory Authorities) or by other requirements of Law, all confidential documents and confidential or proprietary information concerning the other Parties gathered from the other Parties, or their respective officers, directors, employees, agents or Representatives, pursuant to this Agreement, except to the extent that such documents or information can be shown to have been (a) previously lawfully known by the Party receiving such documents or information, (b) in the public domain through no fault of such receiving Party, or (c) later acquired by the receiving Party from other sources not themselves bound by, and in breach of, a confidentiality agreement. Except as provided in Sections 9.1, 9.2 and 9.3 hereof or as otherwise required by Law, no Party will disclose or otherwise provide any such confidential or proprietary documents or information to any other Person, except to the Party’s auditors, Representatives and other consultants and advisors who need such documents or information in connection with this Agreement and the transactions contemplated hereby, and the Parties agree to cause each of the foregoing to be subject to and bound by the confidentiality provisions hereof.

9.7 Press Releases. Prior to the Effective Time, Citizens and the Company shall consult with each other as to the form and substance of any press release or other public disclosure materially related to this Agreement or any other transaction contemplated hereby; provided, that nothing in this Section 9.7 shall be deemed to prohibit any Party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such Party’s disclosure obligations imposed by Law.

9.8 Acquisition Proposals. From and after the date of this Agreement, Citizens shall, and shall cause the Citizens Subsidiaries to, and it shall use its reasonable best efforts to cause any of its and their Representatives to, immediately cease and cause to be terminated immediately all existing activities, discussions and negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal. From and after the date of this Agreement until the termination hereof and except as permitted by the following provisions, Citizens shall not, and it shall cause the Citizens Subsidiaries and each of its and their respective Representatives not to, directly or indirectly, (i) solicit, initiate or knowingly encourage the making of an Acquisition Proposal, (ii) except in accordance with Section 11.1(f), enter into any Contract or letter of intent with respect to any Acquisition Proposal (other than a confidentiality agreement entered into in accordance with the provisions of this Section 9.8(a)) or (iii) other than informing Persons of the existence of the provisions contained in this Section 9.8, participate in any discussions or negotiations regarding, or furnish or disclose to any Person (other than a party to this Agreement) any non-public information with respect to Citizens or Citizens Bank in connection with any inquiries or the making of any proposal that constitutes, or is reasonably likely to lead to, any Acquisition Proposal; provided, however, that, at any time prior to the Citizens Shareholders’ Meeting, in response to an unsolicited Acquisition Proposal that the Board of Directors of Citizens determines in good faith is reasonably likely to lead to a Superior Proposal, and which Acquisition Proposal was made after the date hereof and did not result from a material breach of this Section 9.8, Citizens may (i) furnish information with respect to Citizens and its Subsidiaries to the Person making such Acquisition Proposal (and its Representatives) pursuant to a customary confidentiality agreement not less restrictive of such Person than the Letter of Intent; provided, however, that all such information has previously been, or is, in substance, provided to the Company contemporaneously as it is provided to such Person, and (ii) participate in discussions or negotiations with the Person making such Acquisition Proposal, and its officers, directors, employees, Representatives and agents regarding such Acquisition Proposal.

(b) Neither the Board of Directors of Citizens nor any committee thereof shall (i) (A) withdraw (or modify in a manner adverse to the Company), or publicly propose to withdraw (or modify in a manner adverse to the Company), the approval recommendation or declaration of advisability by such Board of Directors or any such committee thereof of this Agreement, the Merger or the other transactions contemplated by this Agreement or (B) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any Acquisition Proposal (any action described in this clause (i) being referred to as a “Citizens Adverse Recommendation Change”) or (ii) approve or recommend, or allow Citizens or any of the Citizens Subsidiaries to execute or enter into, any Contract, letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement constituting or related to any Acquisition Proposal (other than one or more of the confidentiality agreements referred to in Section 9.8(a) hereof). Notwithstanding the foregoing, if, before the Citizens Shareholders’ Meeting, (x) Citizens receives an Acquisition Proposal, (y) the Board of Directors of Citizens shall have determined in good faith after consultation with outside counsel that the failure to take such action is reasonably likely to result in a breach of its fiduciary duties under applicable Law, and (z) Citizens provides written notice (a “Notice of Adverse Recommendation”) advising the Company that the Board of Directors of Citizens has made the determination described in clause (y) above, then the Board of Directors of Citizens may take either or both of the following actions: (A) make a Citizens Adverse Recommendation Change and (B) upon termination of this Agreement in accordance with Section 11.1(f), approve and enter into a Contract relating to an Acquisition Proposal that constitutes a Superior Proposal.

(c) From and after the date of this Agreement, unless the Board of Directors of Citizens shall have determined reasonably and in good faith that taking such action is reasonably likely to result in a breach of its fiduciary duties under applicable Law, Citizens shall promptly (but in any event within twenty-four hours) advise the Company of the receipt of any inquiries, requests, proposals or offers relating to an Acquisition Proposal, or any request for nonpublic information relating to Citizens or any of its Subsidiaries by any Person that informs Citizens or any Citizens Representative that such Person is considering making, or has made, an Acquisition Proposal. Any such notice shall be made in writing, shall indicate the material terms and conditions thereof and the identity of the other party or parties involved, and shall include a copy of any such written inquiry, request, proposal or offer. Citizens agrees that it shall keep the Company informed on a current basis of the status and terms of any Acquisition Proposal.

(d) Nothing contained in this Section 9.8 shall prohibit Citizens from making any disclosure to the stockholders of Citizens if, in the good faith judgment of the Board of Directors, failure so to disclose would be reasonably likely to result in a breach of its fiduciary duties or any other obligations under applicable Law.

9.9 Tax Treatment. Each of the Parties undertakes and agrees to use its reasonable efforts to cause the Merger, and to take no action which would cause the Merger not, to qualify for treatment as a “reorganization” within the meaning of Section 368(a) of the Code for federal income tax purposes.

9.10 Agreement of Affiliates. Citizens has disclosed in Schedule 9.10 of the Citizens Disclosure Memorandum each Person whom it reasonably believes is an Affiliate of Citizens as of the date of this Agreement for purposes of Rule 145 under the 1933 Act. Citizens shall use its reasonable efforts to cause each such Person to deliver to Company not later than 30 days prior to the Effective Time, an Affiliate Agreement.

9.11 Employee Benefits and Contracts. Following the Effective Time, Company shall generally provide to officers and employees of Citizens and any Citizens Subsidiary, employee benefits under employee benefit and welfare plans of the Company or the Company Subsidiaries on terms and conditions which when taken as a whole are substantially similar to those currently provided by the Company or a Company Subsidiary to their similarly situated officers and employees. Schedule 9.11 of the Citizens Disclosure Memorandum sets forth the employee benefits for officers and employees of Citizens Bank. For purposes of participation, vesting, and benefit accrual under such employee benefit plans, the service of the employees of Citizens and any Citizens Subsidiary prior to the Effective Time shall be treated as service with Company or a Company Subsidiary participating in such employee benefit plans.

9.12 Indemnification. (a) For three years after the Effective Time, the Company shall, with respect to the present and former directors, officers, employees, and agents of Citizens or any Citizens Subsidiary (each, a “Continuing Indemnified Party”) (including any person who becomes a director, officer, employee, or agent prior to the Effective Time), (i) honor any indemnification obligation of Citizens as of the Effective Time under the Articles of Incorporation or Bylaws of Citizens and (ii) indemnify, defend and hold harmless any such Continuing Indemnified Person against all Adverse Consequences based on, or arising out of (A) the fact that such Continuing Indemnified Person is or was a director, officer, employee or agent of Citizens or any of its Subsidiaries or is or was serving at the request of Citizens or any of its Subsidiaries as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise or (B) this Agreement or any of the transactions contemplated hereby, in each case to the extent that any such Adverse Consequences pertain to any matter or fact arising, existing or occurring prior to or at the Effective Time, regardless of whether such Adverse Consequences are asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted by (i) Law (including, without limitation, under the KBCA), (ii) subject to any restrictions imposed by Law, the Citizens Articles of Incorporation or Bylaws or any (iii) subject to any restrictions imposed by Law, any indemnification agreement in effect at the date hereof, including provisions relating to advancement of expenses incurred in the defense of any such Adverse Consequences. Without limiting the foregoing, in any case in which approval by the Company is required to effectuate any indemnification, the Company shall direct, at the election of the Continuing Indemnified Party, that the determination of any such approval shall be made by independent counsel mutually agreed upon between Company and the Continuing Indemnified Party.

(b) Any Continuing Indemnified Party wishing to claim indemnification under paragraph (a) of this Section 9.12, upon learning of any such Liability or Proceeding, shall promptly notify Company thereof, provided that the failure so to notify shall not affect the obligations of Company under this Section 9.12 unless and to the extent such failure materially increases Company’s Liability under this Section 9.12. In the event of any such Proceeding (whether arising before or after the Effective Time), (i) Company or the Surviving Corporation shall have the right to assume the defense thereof and Company shall not be liable to such Continuing Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Continuing Indemnified Parties in connection with the defense thereof, except that if Company or the Surviving Corporation elects not to assume such defense or counsel for the Continuing Indemnified Parties advises that there are substantive issues which raise conflicts of interest between Company or the Surviving Corporation and the Indemnified Parties or between the Continuing Indemnified Parties, the Continuing Indemnified Parties may retain counsel satisfactory to them, and Company or the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Continuing Indemnified Parties promptly as statements therefor are received; provided, that Company shall be obligated pursuant to this paragraph (b) to pay for only one firm of counsel for all Continuing Indemnified Parties in any jurisdiction, (ii) the Continuing Indemnified Parties will cooperate in the defense of any such Litigation, and (iii) neither Company nor the Surviving Corporation shall be liable for any settlement effected without its prior written consent or have any obligation hereunder to any Continuing Indemnified Party when and if a court of competent jurisdiction shall determine, and such determination shall have become final, that the indemnification of such Continuing Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

(c) If Company or any of its successors or assigns shall consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger, or shall transfer all or substantially all of its Assets to any Person, then and in each case, proper provision shall be made so that the successors and assigns of Company shall assume the obligations set forth in this Section 9.12.

9.13 Shareholder Litigation. The Parties to this Agreement shall cooperate and consult with one another in connection with any shareholder Proceeding against any of them or any of their respective directors or officers with respect to the transactions contemplated by this Agreement. In furtherance of and without in any way limiting the foregoing, each of the Parties shall use its respective reasonable best efforts to prevail in such Proceeding so as to permit the consummation of the transactions contemplated by this Agreement in the manner contemplated by this Agreement. Notwithstanding the foregoing, Citizens agrees that it will not compromise or settle (other than compromises or settlements involving solely monetary damages) any Proceeding commenced against it or its directors and officers relating to this Agreement or the transactions contemplated hereby (including the Merger) without the Company’s prior written consent, not to be unreasonably withheld, conditioned or delayed.

ARTICLE 10
CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

10.1 Conditions to Obligations of Each Party. The respective obligations of each Party to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section 13.4 of this Agreement:

(a) Citizens Shareholder Approval. The shareholders of Citizens shall have approved this Agreement and the consummation of the transactions contemplated hereby and thereby, including the Merger, as and to the extent required by Law, or by the provisions of any governing instruments (without regard to any shares which are voted pursuant to irrevocable proxies, the validity of which has been contested by the underlying owner, unless the underlying owner has given written instructions with respect to the voting of such shares in connection with this Agreement).

(b) Merger Subsidiary Shareholder Approval. The shareholders of Merger Subsidiary shall have approved this Agreement and the consummation of the transactions contemplated hereby and thereby, including the Merger, as and to the extent required by Law, or by the provisions of any governing instruments (without regard to any shares which are voted pursuant to irrevocable proxies, the validity of which has been contested by the underlying owner, unless the underlying owner has given written instructions with respect to the voting of such shares in connection with this Agreement).

(c) Regulatory Approvals. All Consents of, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired. No Consent obtained from any Regulatory Authority which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in any manner deemed to be unreasonable by the Company.

(d) Consents and Approvals. Each Party shall have obtained any and all Consents required for consummation of the Merger (other than those referred to in Section 10.1(c)) or for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on any such Party. No Consent so obtained which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner which in the reasonable judgment of the Board of Directors of either Citizens or the Company would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement that, had such condition or requirement been known, such Party would not, in its reasonable judgment, have entered into this Agreement.

(e) Legal Proceedings. No Governmental Body of competent jurisdiction shall have enacted, issued, promulgated, enforced, or entered by Law or Order (whether temporary, preliminary, or permanent) or taken any other action which prohibits, restricts, or makes illegal consummation of the transactions contemplated by this Agreement.

(f) Registration Statement. The Registration Statement shall be effective under the 1933 Act, no stop orders suspending the effectiveness of the Registration Statement shall have been issued, no action, suit, proceeding, or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, and all necessary approvals under state securities Laws or the 1933 Act or 1934 Act relating to the issuance or trading of the shares of Company Common Stock issuable pursuant to the Merger shall have been received.

(g) NASDAQ Listing. The shares of Company Common Stock issuable pursuant to the Merger shall have been approved for listing on the NASDAQ SmallCap Market, subject to official notice of issuance.

(h) Tax Matters. Company and Citizens shall have received a written opinion of counsel from Cors & Bassett, in form and substance reasonably satisfactory to Company and Citizens, substantially to the effect that (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, (ii) Company, Merger Subsidiary and Citizens will each be “a party to a reorganization” within the meaning of Section 368(a) of the Code and (iii) the exchange in the merger of Citizens Common Stock for Company Common Stock will not give rise to gain or loss to the shareholders of Citizens with respect to such exchange (except to the extent of any cash received).

10.2 Conditions to Obligations of Company. The obligations of Company to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Company pursuant to Section 13.4(a) of this Agreement:

(a) Representations and Warranties. For purposes of this Section 10.2(a), the accuracy of the representations and warranties of Citizens set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made immediately prior to the Effective Time (provided that representations and warranties which are confined to a specific date shall speak only as of such date). The representations and warranties of Citizens set forth herein shall each be true and correct in all material respects. There shall not exist inaccuracies in the representations and warranties of Citizens set forth in this Agreement such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Material Adverse Effect on Citizens, provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to “material” or “Material Adverse Effect” or “Knowledge” shall be deemed not to include such qualifications.

(b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of Citizens to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

(c) Certificates. Citizens shall have delivered to Company (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer or treasurer, to the effect that the conditions of its obligations set forth in Sections 10.2(a) and 10.2(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by Citizens’ Board of Directors and shareholders evidencing the taking of all corporate action necessary to authorize the execution, delivery, and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as Company shall request.

(d) Consents and Approvals. Citizens shall have obtained any and all Consents required for consummation of the Merger (other than those set forth in Section 10.1(c) of this Agreement) or for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Citizens or the Company.

(e) Legal Opinion. Citizens shall have delivered to the Company an opinion of Cors & Bassett, counsel to Citizens, dated as of the Closing Date, covering those matters set forth in Exhibit C hereto.

(f) Affiliate Letters. Each of the directors and executive officers of Citizens and of Citizens Bank shall have executed an Affiliate Letter.

(g) No Material Adverse Effect. Without intending to limit in any manner the provisions of Section 10.2(a) hereof, there shall have been no events, changes or occurrences after the date of this Agreement which have had, individually or in the aggregate, a Material Adverse Effect on Citizens.

(h) Directors Fee Compensation Plan. All Rights to Citizens Common Stock under the Directors Fee Compensation Plan will have been converted to issued and outstanding shares of Citizens Common Stock and the Directors Fee Compensation Plan will have been terminated.

(i) Directors Retirement Plan. The Directors Retirement Plan of Citizens, and the right of any director as of the date of this Agreement to consideration thereunder, will have been terminated.

10.3 Conditions to Obligations of Citizens. The obligations of Citizens to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Citizens pursuant to Section 13.4(b) of this Agreement:

(a) Representations and Warranties. For purposes of this Section 10.3(a), the accuracy of the representations and warranties of Company set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made immediately prior to the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties of the Company shall be true and correct in all material respects. There shall not exist inaccuracies in the representations and warranties of Company set forth in this Agreement such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Material Adverse Effect on the Company; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to “material” or “Material Adverse Effect” or “Knowledge” shall be deemed not to include such qualifications.

(b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of the Company and/or Merger Subsidiary to be performed and complied with by the Company and/or Merger Subsidiary pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

(c) Certificates. The Company shall have delivered to Citizens (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer or treasurer, to the effect that the conditions of its obligations set forth in Sections 10.3(a) and 10.3(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by Company’s or Merger Subsidiary’s Boards of Directors evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, including, but not limited to, actions of Company as sole shareholder of Merger Subsidiary approving the Merger, all in such reasonable detail as Citizens shall request.

(d) Consents and Approvals. Company and/or Merger Subsidiary shall have obtained any and all Consents required for consummation of the Merger (other than those set forth in Section 10.1(c) of this Agreement) or for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Company.

(e)  Lega1 Opinion. Company and Merger Subsidiary shall have delivered to Citizens an opinion of Stoll, Keenon & Park, LLP, counsel to the Company, dated as of the Closing Date, covering those matters set forth in Exhibit D hereto.

(f) No Material Adverse Effect. Without intending to limit in any manner the provisions of Section 10.3(a) hereof, there shall have been no events, changes or occurrences after the date of this Agreement which have had individually or in the aggregate, a Material Adverse Effect on the Company.

ARTICLE 11
TERMINATION

11.1 Termination. Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the shareholders of Citizens, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

(a) By mutual consent of the Board of Directors of the Company and the Board of Directors of Citizens;

(b) By the Board of Directors of the Company or the Board of Directors of Citizens (provided that the terminating Party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 10.2(a) of this Agreement in the case of Citizens and Section 10.3(a) in the case of the Company or in material breach of any covenant or other agreement contained in this Agreement) in the event of an inaccuracy of any representation or warranty of the other Party contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such inaccuracy and which inaccuracy would provide the terminating Party the ability to refuse to consummate the Merger under the applicable standard set forth in Section 10.2(a) of this Agreement in the case of the Company and Section 10.3(a) of this Agreement in the case of Citizens;

(c) By the Board of Directors of the Company or the Board of Directors of Citizens (provided that the terminating Party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 10.2(a) of this Agreement in the case of Citizens and Section 10.3(a) in the case of Company or in material breach of any covenant or other agreement contained in this Agreement) in the event of a material breach by the other Party of any covenant or agreement contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach;

(d) By the Board of Directors of the Company within ten (10) days following the Company Stock Price Calculation Date if the Company Stock Price is below $30.50;

(e) By the Board of Directors of Citizens within ten (10) days following the Company Stock Price Calculation Date if the Company Stock Price is greater than $38.75;

(f) By the Board of Directors of Citizens, prior to the approval of the Merger at the Citizens Shareholders’ Meeting, in order to concurrently enter into a Contract respecting an Acquisition Proposal that (i) has been received by Citizens and the Board of Directors of Citizens in compliance with Section 9.8 hereof and (ii) the Board of Directors of Citizens has concluded in good faith, in consultation with its financial and legal advisors, is a Superior Proposal; provided, however, that this Agreement may be terminated by Citizens pursuant to this Section 11.1(f) only after the fifteenth calendar day following Citizens’ provision of written notice to the Company advising the Company that the Board of Directors is prepared to accept a Superior Proposal and setting forth the material terms and conditions of any such Superior Proposal, including the amount of consideration per share of Citizens Common Stock the stockholders of Citizens will receive (valuing any non-cash consideration at what the Board of Directors of Citizens determines in good faith, after consultation with its independent financial advisor, to be the fair value of the non-cash consideration) and only if (i) during such fifteen-calendar day period, Citizens has caused its financial and legal advisors to negotiate with the Company in good faith to make such adjustments in the terms and conditions of this Agreement such that such Acquisition Proposal would no longer constitute a Superior Proposal and (ii) the Board of Directors of Citizens has considered such adjustments in the terms and conditions of this Agreement resulting from such negotiations and has concluded in good faith, based upon consultation with its financial and legal advisers, that such Acquisition Proposal remains a Superior Proposal even after giving effect to the adjustments proposed by the Company and provided further that such termination shall not be effective until Citizens pays the Termination Fee;

(g) By the Board of Directors of the Company if, prior to the approval of the Merger at the Citizens Shareholders’ Meeting, the Board of Directors of Citizens shall have failed to make its approval recommendation of this Merger or shall have effected a Citizens Adverse Recommendation Change;

(h) By the Board of Directors of Citizens if the Company has entered into a Contract with respect to an Acquisition Proposal respecting the Company;

(i) By the Board of Directors of Company or the Board of Directors of Citizens in the event (i) any Consent of any Regulatory Authority required for consummation of the Merger and the other transactions contemplated hereby shall have been denied by final non-appealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal, or (ii) the shareholders of Citizens fail to vote their approval of this Agreement and the transactions contemplated hereby as required by the KBCA and this Agreement at the Citizens Shareholders’ Meeting where the transactions were presented to such shareholders for approval and voted upon;

(j) Pursuant to the provisions of Section 4.1(c)(iii) if the Parties are unable to reach agreement upon a renegotiated Merger Consideration as provided therein; or

(k) By the Board of Directors of Company or the Board of Directors of Citizens in the event that the Merger shall not have been consummated by November 30, 2005, if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any willful breach of this Agreement by the Party electing to terminate pursuant to this Section 11.1(k) (provided, however, that should the failure to consummate by that date be due to or arising out of Proceeding with respect to any Acquisition Proposal to which the Parties, or any of them, are a Party, then such date shall be extended until 45 days after the final termination or resolution of such Proceeding).

11.2 Effect of Termination. (a) In the event of the termination and abandonment of this Agreement pursuant to Section 11.1 of this Agreement, this Agreement and the Plan of Merger shall become void and have no effect, and, subject to Section 11.2(b) below, none of the Company, Merger Subsidiary or Citizens or any of the officers or directors of any of them shall have any liability of any nature whatsoever under this Agreement, except that (i) the provisions of this Section 11.2, Section 9.6(b), Section 9.8 and Article 12 of this Agreement shall survive any such termination and abandonment, and (ii) a termination pursuant to the terms of this Agreement shall not relieve the breaching Party from Liability for any willful breach of a representation, warranty, covenant, or agreement.

(b) If (i) an Acquisition Proposal respecting Citizens shall have been publicly announced and not withdrawn, (ii) thereafter this Agreement is terminated by either the Company or Citizens pursuant to Section 11.1(f) or (g), respectively, and at the time of such termination the Company is not in breach in any material respect of any of its representations, warranties or covenants in this Agreement and (iii) on or before March 31, 2006, Citizens or any of its Subsidiaries enters into a Contract with respect to, or consummates, any Acquisition Proposal, then Citizens shall pay the Company the Termination Fee in immediately available funds by wire-transfer to an account designated by the Company, on or prior to the earlier of the date on which the Contract with respect to the Acquisition Proposal is executed and the date on which the Acquisition Proposal is consummated. Notwithstanding anything to the contrary contained in this Agreement, any payment of the Termination Fee pursuant to this Section

11.2(b) shall represent the sole remedy for any termination of this Agreement requiring such payment and Citizens and its Subsidiaries shall have no further liability under this Agreement.

ARTICLE 12
INDEMNIFICATION

12.1 Survival. Except as expressly provided in this Agreement, all representations, warranties, covenants, agreements and indemnification obligations made and incurred hereunder or pursuant hereto or in connection with the transactions contemplated hereby shall terminate as of the Effective Time.

12.2 Company Indemnification. Citizens hereby agrees to indemnify and defend and hold harmless the Company and its Affiliates, directors, officers, employees, managers, members and agents and their successors and assigns (collectively, the “Company Indemnified Persons”) against and in respect of any and all Adverse Consequences incurred, suffered, sustained or required to be paid by a Company Indemnified Person resulting or arising from or incurred in connection with: (i) any misrepresentation, breach of warranty, breach of representation, or non-fulfillment or non-performance of any agreement, covenant or condition on the part of Citizens made herein or to be performed, complied with or fulfilled under this Agreement; or (ii) any Proceeding incident to any of the foregoing. This indemnity obligation on the part of Citizens shall survive the termination, expiration or cancellation of this Agreement for any reason whatsoever for a period of one (1) year after the Effective Time.

12.3 Citizens Indemnification. The Company hereby agrees, to indemnify and defend and hold harmless Citizens and its Affiliates, directors, officers, employees, managers, members and agents and their successors and assigns (collectively, the “Citizens Indemnified Persons”) against and in respect of any and all Adverse Consequences incurred, suffered, sustained or required to be paid by a Citizens Indemnified Person resulting or arising from or incurred in connection with: (i) any misrepresentation, breach of warranty, breach of representation, or non-fulfillment or non-performance of any agreement, covenant or condition on the part of the Company made herein or to be performed, complied with or fulfilled under this Agreement; or (ii) any Proceeding incident to any of the foregoing. This indemnity obligation on the part of Company shall survive the termination, expiration or cancellation of this Agreement for any reason whatsoever for a period of one (1) year after the Effective Time.

12.4 Indemnification Procedures.

(a) Whenever a Company Indemnified Person or Citizens Indemnified Person (an “Indemnified Person”) becomes aware that it has a claim for indemnity under Section 12.2 or 12.3 hereof or that any claim is threatened or asserted against it that would occasion the indemnification described in Section 12.2 or 12.3 (a “Covered Claim”), such Indemnified Person shall promptly provide the indemnifying Party with a notice (a “Claim Notice”) of such Covered Claim pursuant to the provisions of Section 13.6 hereof. Each Claim Notice shall describe in reasonable detail the Indemnified Person’s understanding of (and basis for) the Covered Claim, the Person threatening or asserting it, the relief sought and the basis for indemnification hereunder with respect thereto.

(b) In connection with any Covered Claim the indemnifying Party, provided that it shall have acknowledged in writing its obligation to provide indemnification in respect of such Covered Claim, shall have the right (without prejudice to the right of any Indemnified Person to participate at its expense through counsel of its own choosing) to defend or prosecute such Covered Claim at its expense and through counsel of its own choosing if it gives written notice of its intention to do so not later than twenty days following receipt by it of a Claim Notice or such shorter time period as required so that the interests of the Indemnified Person would not be materially prejudiced as a result of its failure to have received such notice; provided, however, that if the defendants in any action shall include both the indemnifying Party and an Indemnified Person and the Indemnified Person shall have reasonably concluded that counsel selected by the indemnifying Party has a conflict of interest because of the availability of different or additional defenses to the Indemnified Person, the Indemnified Person shall have the right to select separate counsel to participate in the defense of such action on its behalf, at the expense of the indemnifying Party. If the indemnifying Party does not choose to defend or prosecute any such claim asserted by a Person for which any Indemnified Person would be entitled to indemnification hereunder, then the Indemnified Person shall be entitled to recover from the indemnifying Party, on a monthly basis, all of its attorneys’ fees and other costs and expenses of litigation of any nature whatsoever incurred in the defense of such claim. If the indemnifying Party assumes the defense of any such claim, the indemnifying Party will hold the Indemnified Person harmless from and against any and all Adverse Consequences arising out of any settlement approved by indemnifying Party or any Order in connection with such Covered Claim or Proceeding. Notwithstanding the assumption of the defense of any Covered Claim by the Indemnified Person pursuant to this Section 12.4(b) the indemnifying Party shall have the right to approve the terms of any settlement of a claim (which approval shall not be unreasonably withheld). The indemnifying party shall be subrogated to the rights that the Indemnified Person has against third parties with respect to any subject Covered Claim.

(c) The indemnifying Party and the Indemnified Person shall cooperate in furnishing evidence and testimony and in any other manner which the other may reasonably request, and shall in all other respects have an obligation of good faith dealing, one to the other, so as not to unreasonably expose the other to an undue risk of loss. The Indemnified Person shall be entitled to reimbursement for out-of-pocket expenses reasonably incurred by it in connection with such cooperation. Except for Adverse Consequences for which indemnification is provided pursuant to Section 12.3 hereof, as the case may be, and as provided in the preceding sentence, each party shall bear its own fees and expenses incurred pursuant to this Section 12.4(c).

(d) It is not a condition precedent to recovery under this Article 12 for an Indemnified Person to first seek a contractual, statutory or common law remedy against any indemnifying Party in order to provide a Claim Notice. No Indemnified Person is under any obligation to pursue any claims against an indemnifying Party.

ARTICLE 13
MISCELLANEOUS

13.1 Expenses.

(a) Each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing fees and fees and expenses of its own financial or other consultants, investment bankers, accountants and counsel.

(b) Nothing contained in this Section 13.1 shall constitute or shall be deemed to constitute liquidated damages for the willful breach by a Party of the terms of this Agreement or otherwise limit the rights of the non-breaching Party.

13.2 Entire Agreement; Benefits of Agreement. This Agreement constitutes the complete and exclusive agreement between the Parties with respect to the transactions contemplated hereunder and concedes and supersedes all prior arrangements or understandings with respect thereto, written or oral, between the Parties (including, without limitation, the Letter of Intent). Nothing in this Agreement expressed or implied is intended or shall be construed to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

13.3 Amendments. To the extent permitted by Law, this Agreement may be amended, only by a subsequent writing signed by each of the Parties, upon the approval of the Board of Directors of each of the Parties, whether before or after shareholder approval (if applicable) of this Agreement has been obtained.

13.4 Waivers.

(a) Prior to or at the Effective Time, the Company, acting through its Board of Directors or Chief Executive Officer, shall have the right to waive any Default in the performance of any term of this Agreement by Citizens, to waive or extend the time for the compliance or fulfillment by Citizens of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Company under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by the chief executive officer of the Company.

(b) Prior to or at the Effective Time, Citizens, acting through the Board of Directors of Citizens, shall have the right to waive any Default in the performance of any term of this Agreement by the Company, to waive or extend the time for the compliance or fulfillment by the Company of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of the Company under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by the chief executive officer of Citizens.

(c) The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

13.5 Assignment. Neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

13.6 Notices. Any deliveries, notices or other communications required or permitted hereunder shall be deemed to have been duly made or given (i) if delivered in person, (ii) if sent by registered mail, return receipt requested, postage prepaid, (iii) if sent by a nationally recognized overnight courier or (iv) if sent by facsimile transmission, to the following addresses and numbers:

Company:	Farmers Capital Bank Corporation
G. Anthony Busseni, President
202 West Main Street
Frankfort, Kentucky 40601
Facsimile Number: (502) 227-1629

Merger Subsidiary:	Citizens Acquisition Subsidiary Corp.
G. Anthony Busseni, President
202 West Main Street
Frankfort, Kentucky 40601
Facsimile Number: (502) 227-1629

Copy to Company
And Merger
Subsidiary Counsel:	Stoll, Keenon & Park, LLP
Attn: J. David Smith, Jr.
300 West Vine Street, Suite 2100
Lexington, Kentucky 40507
Facsimile Number: (859) 246-3662

Citizens:	Citizens Bancorp, Inc.
David R. Van Horn, President
103 Churchill Drive
Newport, Kentucky 41071
Facsimile Number: (859) 572-2664

Copy to Citizens
Counsel:	Cors & Bassett, LLC
Attn: Elizabeth A. Horwitz
537 East Pete Rose Way, Suite 400
Cincinnati, Ohio 45202-3502
Facsimile Number: (513) 852-8222

or, as to each party, at such other address or number as may hereafter be designated by such party in a written notice to the other party complying as to delivery with the terms of this Section 13.6. All such notices, requests, demands and other communications shall be deemed to have been given (i) on the date received if personally delivered, (ii) two days following the date deposited in the mail if delivered by mail, (iii) on the date following the date sent by overnight courier if delivered by overnight courier or (iv) the date sent by facsimile if delivered by facsimile transmission on or before 2:30 p.m., local Frankfort, Kentucky time (if received by facsimile after 2:30 p.m., local Frankfort, Kentucky time, then the following day).

13.7 Governing Law. This Agreement shall be governed by, construed and enforced in accordance with the Laws of the Commonwealth of Kentucky, without regard to its principles of conflicts of law or choice of law.

13.8 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. Any such counterpart may be delivered through facsimile transmission provided the original thereof is promptly delivered to the Parties hereto.

13.9 Captions. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

13.10 Interpretations. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any Party, whether under any rule of construction or otherwise. No Party to this Agreement shall be considered the draftsman. The Parties acknowledge and agree that this Agreement has been reviewed, negotiated and accepted by all Parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of all Parties hereto.

13.11 Enforcement of Agreement. The Parties agree that time is of the essence in the performance of their respective obligations under this Agreement. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at Law or in equity.

13.12 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

13.13 Rights and Remedies Cumulative. The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any Party shall not preclude or waive the right to use any or all other remedies. Said rights and remedies are given in addition to any other rights the parties may have by Law, Order, or otherwise.

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

FARMERS CAPITAL BANK CORPORATION

By:	/s/ G. Anthony Busseni__________________
G. Anthony Busseni
President

CITIZENS BANCORP, INC.

By:	/s/ David R. Van Horn___________________
David R. Van Horn
President

CITIZENS ACQUISITION SUBSIDIARY CORP.

By:	/s/ G. Anthony Busseni__________________
G. Anthony Busseni
President

EXHIBIT “A”

PLAN OF MERGER
OF
CITIZENS BANCORP, INC.
WITH AND INTO
CITIZENS ACQUISITION SUBSIDIARY CORP.

Pursuant to this Plan of Merger (“Plan of Merger”), dated as of July 1, 2005, Citizens Bancorp, Inc. (“Citizens”), a corporation organized and existing under the laws of the Commonwealth of Kentucky, shall be merged with and into Citizens Acquisition Subsidiary Corp. (“Merger Subsidiary”), a corporation organized and existing under the laws of the Commonwealth of Kentucky and which is a wholly-owned subsidiary of Farmers Capital Bank Corporation (“the Company”).

Except as otherwise provided herein, the capitalized terms set forth below shall have the meanings ascribed thereto in that certain Agreement and Plan of Merger dated as of July 1, 2005 between the Company, Merger Subsidiary and Citizens (the “Agreement”), of which this Plan of Merger is Exhibit A.

ARTICLE 1
TRANSACTIONS AND TERMS OF MERGER

1.1 Merger. Subject to the terms and conditions of this Plan of Merger and the Agreement, at the Effective Time, Citizens shall be merged with and into Merger Subsidiary in accordance with the provisions of KRS 27lB.ll-010 of the KBCA, and with the effect provided in KRS 271B.ll-060 of the KBCA (the “Merger”). Merger Subsidiary shall be the surviving corporation resulting from the Merger (the “Surviving Corporation”) and shall continue to be governed by the Laws of the Commonwealth of Kentucky. The Merger shall be consummated pursuant to the terms of this Plan of Merger and the Agreement, which have been approved and adopted by the respective Boards of Directors of Citizens, the Company and Merger Subsidiary.

1.2 Time and Place of Closing. The Closing will take place at 9:00 A.M., local Frankfort, Kentucky time, on the date on which the Effective Time is to occur (or the immediately preceding day if the Effective Time is to be earlier than 9:00 A.M., local Frankfort, Kentucky time), or at such other time as the parties, acting through their authorized officers, may mutually agree. The Closing shall be held at such place as may be mutually agreed upon by the parties.

1.3 Effective Time. The Merger and other transactions contemplated by this Plan of Merger shall become effective at the time the Articles of Merger reflecting the Merger shall become effective with the Secretary of State of the Commonwealth of Kentucky (the “Effective Time”). Subject to the terms and conditions hereof, unless (i) otherwise mutually agreed upon in writing by the chief executive officers of each party or (ii) this Plan of Merger is terminated pursuant to Article 11 of the Agreement, the parties shall use their reasonable efforts to cause the Effective Time to occur as soon as is reasonably practicable on the date (the “Anticipated Closing Date”) thirty (30) days following the last to occur of (i) the effective date of the last required Consent of any Regulatory Authority having authority over and approving or exempting the Merger (taking into account any requisite waiting period in respect thereto), (ii) the date on which the shareholders of Citizens approve this Plan of Merger, and (iii) the date on which all other conditions precedent (other than those conditions which relate to actions to be taken at the Closing) to each party’s obligations hereunder shall have been satisfied or waived (to the extent waivable by such party).

1.4 Restructure of Transaction. The Company shall have the right with the consent of Citizens (which consent may not be unreasonably withheld, conditioned or delayed) to revise the structure of the Merger contemplated by this Plan of Merger in order to achieve tax benefits or for any other reason which the Company may deem advisable; provided, however, that the Company shall not have the right, without the approval of the Board of Directors of Citizens and, if required by the KBCA, the holders of the Citizens Common Stock, to make any revision to the structure of the Merger which: (i) changes the amount of the consideration which the holders of shares of Citizens Common Stock are entitled to receive (determined in the manner provided in Section 3.1 hereof);

(ii) changes the intended tax free effects of the Merger with respect to the Stock Consideration to the Company, Citizens or the holders of shares of Citizens Common Stock; (iii) would permit the Company to pay the Stock Consideration other than by delivery of Company Common Stock registered with the SEC (in the manner described in Section 4.1 hereof); (iv) would be materially adverse to the interests of Citizens or adverse to the holders of shares of Citizens Common Stock; or (v) would materially impede or delay consummation of the Merger. The Company may exercise this right of revision by giving written notice to Citizens in the manner provided in Section 13.6 of the Agreement which notice shall be in the form of an amendment to this Plan of Merger or in the form of an Amended and Restated Plan of Merger.

ARTICLE 2
TERMS OF MERGER

2.1 Articles of Incorporation. The Articles of Incorporation of Merger Subsidiary in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation until otherwise amended or repealed.

2.2 Bylaws. The Bylaws of Merger Subsidiary in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until otherwise amended or repealed.

2.3 Directors and Officers. The directors of Merger Subsidiary in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the directors of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation. The officers of Merger Subsidiary in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the officers of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation.

ARTICLE 3
MANNER OF CONVERTING SHARES

3.1 Conversion of Shares. Subject to the provisions of this Article 3 at the Effective Time, by virtue of the Merger and without any action on the part of the Company, Merger Subsidiary, Citizens, or the shareholders of any of the foregoing, the shares and stock options of the constituent Parties shall be converted as follows:

(a) Each share of Company Common Stock (and any Rights with respect to the Company Common Stock) issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time;

(b) Each share of Merger Subsidiary Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall represent one share of the Surviving Corporation from and after the Effective Time;

(c) (i) Subject to Sections 3.1(d) and (e) below, each issued and outstanding share of Citizens Common Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive, at the election of the holder thereof, one of the forms of consideration set forth in Subparagraph (A) or (B) below, and each Citizens Exercisable Stock Option outstanding immediately prior to the Effective Time shall be converted into the right to receive the consideration set forth in Subparagraph (C) below:

(A) for each share of Citizens Common Stock with respect to which an election to receive consideration in the form of Company Common Stock (a “Stock Election”) has been effectively made, and not revoked or lost, pursuant to Section 4.2(b) hereof (each, an “Electing Share”), the right to receive (subject to adjustment as provided in Section 3.1(e) below) that number of shares of Company Common Stock (the “Stock Consideration”) obtained by dividing (x) the Company Stock Price into (y) the Exchange Price;

(B) for each share of Citizens Common Stock other than Electing Shares and Dissenting Shares (each, a “Non-Electing Share”), the right to receive (subject to adjustment as provided in Section

3.1(e) below) that cash sum, without interest (the “Cash Consideration”) equal to the Exchange Price, and each Citizens stockholder that holds Non-Electing Shares shall be deemed to have made a cash election (a “Cash Election”) with respect to such Non-Electing Shares; and

(C) for each Citizens Exercisable Stock Option, the right to receive that cash sum, without interest, equal to the Option Spread.

(ii) As of the Effective Time, all shares of Citizens Common Stock and Citizens Exercisable Stock Options shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Citizens Common Stock or an agreement representing Citizens Exercisable Stock Options shall cease to have any rights with respect thereto, except the right to receive Merger Consideration upon surrender of such certificate or agreement in accordance with Section 4.1 hereof, without interest.

(iii) Notwithstanding the foregoing, if either (A) the Company Stock Price is less than $30.50 and the Company has not elected to terminate the Agreement pursuant to Section 11.1(d) thereof or (B) the Company Stock Price is greater than $38.75 and Citizens has not elected to terminate the Agreement pursuant to Section 11.1(e) thereof, the Company or Citizens, as applicable, shall have the right to renegotiate the Merger Consideration (the Parties expressly recognizing that no Party will in such case be under any duty to agree to a renegotiated Merger Consideration). If the Parties are unable to agree upon such renegotiated Merger Consideration within fourteen (14) calendar days following the Company Stock Price Calculation Date, then this Agreement will terminate.

(d) Dissenting Shares shall not be converted pursuant to Section 3.1(c) hereof in the Merger but, at and after the Effective Time, shall represent only the right to receive payment in accordance with Subtitle 13 of the KBCA. If a holder of Dissenting Shares becomes ineligible for payment under Subtitle 13 of the KBCA, then such holder’s Dissenting Shares shall cease to be Dissenting Shares and shall be converted in the manner set forth in Section 3.1(c) hereof effective as of the Effective Time.

(e) Notwithstanding anything in this Agreement to the contrary:

(i) In no event shall the Electing Shares Value be greater than forty-five percent (45%) (the “Stock Cap”), or less than forty and one-tenth percent (40.1%) (the “Stock Floor”), of the Merger Consideration. In the event the Electing Shares Value is neither in excess of the Stock Cap nor below the Stock Floor, then each Electing Share shall be converted into the Stock Consideration and all other share of Citizens Common Stock other than Dissenting Shares shall be converted into the Cash Consideration.

(ii) If the Electing Shares Value exceeds the Stock Cap, then (x) each Non-Electing Share of each holder thereof shall be converted into the right to receive the Cash Consideration and (y) the Electing Shares of each holder thereof will be converted into the right to receive the Stock Consideration in respect of that number of Electing Shares equal to the product obtained by multiplying (A) the number of Electing Shares held by such holder by (B) a fraction, the numerator of which is the Stock Cap and the denominator of which is the Electing Shares Value, with the remaining number of such holder’s Electing Shares being converted into the right to receive the Cash Consideration;

(iii) If the Electing Shares Value is less than the Stock Floor (the amount by which the Electing Shares Value is less than the Stock Floor being referred to herein as the “Shortfall Value”), then (x) each Electing Share shall be converted into the right to receive the Stock Consideration and (y) the Non-Electing Shares of each holder thereof will be converted into the right to receive the Stock Consideration in respect of that number of Non-Electing Shares equal to the product obtained by multiplying (A) the number of Non-Electing Shares held by such holder by (B) a fraction, the numerator of which is the Shortfall Value and the denominator of which is the Non-Electing Share Denominator, with the remaining number of such holder’s Non-Electing Shares being converted into the right to receive the Cash Consideration; and

(iv) Notwithstanding anything in Sections 3.1(e)(i), (ii) or (iii) to the contrary, if following calculation hereunder of all consideration to be paid to former holders of Citizens Common Stock and Citizens Exercisable Stock Options, the Stock Consideration Value is less than forty percent (40%) of the Merger

Consideration, then the Exchange Agent will increase the amount of Stock Consideration paid to holders of Non-Electing Shares (pro-rata, based on the number of Non-Electing Shares held by such holders) and decrease the amount of Cash Consideration paid to each holder of Non-Electing Shares (by an amount equal to the number of shares of Company Common Stock to be delivered as a result of the adjustments contemplated by this Section 3.1(e)(iv) to such holder multiplied by the Company Common Stock Price) until the Stock Consideration Value equals at least forty percent (40%) of the Merger Consideration. It is the intent of the parties that in no event will the sum of the Stock Consideration Value and all cash paid to former holders of Citizens Common Stock and Citizens Exercisable Options under this Agreement exceed the Merger Consideration and that the Stock Consideration Value will always be equal to or greater than forty percent (40%) but not more than forty-five percent (45%) of the Merger Consideration.

3.2 Exchange Ratio Adjustment. In the event the Company changes the number of shares of Company Common Stock issued and outstanding after the date of this Agreement and prior to the Effective Time as a result of a stock split, stock dividend, subdivision, reclassification, conversion or similar recapitalization with respect to such stock and the record date therefor (in the case of a stock dividend) or the effective date thereof (in the case of a stock split, subdivision, reclassification, conversion or similar recapitalization for which a record date is not established) shall be prior to the Effective Time, the Stock Consideration shall be proportionately adjusted.

3.3 Shares Held by Citizens or the Company. Each of the shares of Citizens Common Stock held by Citizens, any Citizens Subsidiary, the Company or any Company Subsidiary, in each case other than in fiduciary capacity or as a result of debts previously contracted, shall be canceled and retired at the Effective Time and no Merger Consideration shall be issued in exchange therefor.

ARTICLE 4
EXCHANGE OF SHARES;
ELECTION OF MERGER CONSIDERATION

4.1 Exchange of Certificates.

(a) Exchange Agent. As soon as practicable following the date of this Agreement and in any event not less than three days prior to dissemination of the Citizens Proxy Statement, the Company shall appoint the Exchange Agent to act as exchange agent for payment of the Merger Consideration upon surrender of certificates representing Citizens Common Stock or agreements respecting Citizens Exercisable Stock Options. The Exchange Agent shall also act as the agent for the Citizens shareholders for the purpose of receiving and holding their Forms of Election and Certificates and shall obtain no rights or interests in such shares. Promptly following the Effective Time, Company shall deposit with the Exchange Agent, for the benefit of the holders of shares of Citizens Common Stock and Citizens Exercisable Stock Options, for exchange in accordance with Article 3, through the Exchange Agent (i) certificates representing the number of shares of Company Common Stock issuable and (ii) the amount of cash consideration payable, in each case, pursuant to Section 3.1(c) in exchange for outstanding shares of Citizens Common Stock and Citizens Exercisable Stock Options (such shares of Company Common Stock and cash, together with any dividends or distributions with respect thereto, being hereinafter referred to as the “Exchange Fund”). For the purposes of such deposit, the Company shall assume that there will not be any fractional shares of Company Common Stock. The Company shall make available to the Exchange Agent, from time to time as needed, cash sufficient to pay cash in lieu of fractional shares in accordance with Section 4.1(e) hereof. The Exchange Agent shall, pursuant to irrevocable instructions, deliver Company Common Stock and cash contemplated to be issued pursuant to Section 3.1(c) out of the Exchange Fund. The Exchange Fund may not be used for any other purpose.

(b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of either (i) a certificate or certificates that immediately prior to the Effective Time represented outstanding shares of Citizens Common Stock or (ii) an agreement respecting Citizens Exercisable Stock Options (such certificates and agreements are referred to hereinafter collectively as the “Certificates”) whose shares or options were converted into the right to receive Merger Consideration pursuant to Section 3.1(c) and who did not complete a Form of Election pursuant to Section 4.2(b), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Company may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for such Person’s portion of the Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Company, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the Exchange Agent shall promptly deliver to the holder of such Certificate, in exchange therefore the amount of cash, if any, and the number of whole shares of Company Common Stock, if any, into which the aggregate number of shares of Company Common Stock or Citizens Exercisable Stock Options previously represented by such Certificate shall have been converted pursuant to Section 3.1(c), and the Certificate so surrendered shall forthwith be canceled. Thereafter, each such holder who received any Company Common Stock shall be treated as a holder of Company Common Stock for all purposes under the KBCA and the Company’s Articles of Incorporation and Bylaws, in each case as amended. In the event of a transfer of ownership of Citizens Common Stock that is not registered in the transfer records of Citizens, payment may be made to a Person other than the Person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of the Company that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 4.1(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the portion of the Merger Consideration into which the shares of Citizens Common Stock or Citizens Exercisable Stock Options theretofore represented by such Certificate have been converted pursuant to Section 3.1(c). No interest shall be paid or accrued on any cash payable upon surrender of any Certificate.

(c) Distributions With Respect to Unexchanged Shares. No dividends or other distributions with respect to Company Common Stock with a record date on or after the Effective Time shall be paid to the holder of any Certificate formerly representing Citizens Common Stock or Citizens Exercisable Stock Options with respect to the shares of Company Common Stock issuable upon surrender thereof, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 4.1(e) hereof, until the surrender of such Certificate in accordance with this Article 4.  Subject to applicable Law, following surrender of any such Certificate, there shall be paid to the holder of the Certificate representing whole shares of Company Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Company Common Stock to which such holder is entitled pursuant to Section 4.1(e) hereof and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Company Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of Company Common Stock.

(d) No Further Ownership Rights in Citizens Common Stock or Citizens Exercisable Stock Options. The Merger Consideration paid and/or issued in accordance with the terms of this Article 4 upon conversion of any shares of Citizens Common Stock or Citizens Exercisable Stock Options shall be deemed to have been paid and/or issued in full satisfaction of all rights pertaining to such shares of Citizens Common Stock or Citizens Exercisable Stock Options, subject, however, to the Surviving Corporation’s obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time that may have been declared or made by Citizens on such shares of Citizens Common Stock in accordance with the terms of this Agreement or prior to the date of this Agreement and which remain unpaid at the Effective Time, and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of Citizens Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificates formerly representing shares of Citizens Common Stock are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article 4.

(e) No Fractional Shares.

(1) No certificates or scrip representing fractional shares of Company Common Stock shall be issued upon the conversion of Citizens Common Stock pursuant to Section 3.1 (c), and such fractional share interests shall not entitle the owner thereof to vote or to any rights of a holder of Company Common Stock. For purposes of this

Section 3.1(e), all fractional shares to which a single record holder would be entitled shall be aggregated and calculations shall be rounded to three decimal places.

(2) In lieu of any such fractional shares, each holder of Citizens Common Stock who would otherwise be entitled to such fractional shares shall be entitled to an amount in cash, without interest, rounded to the nearest cent, equal to the product of (A) the amount of the fractional share interest in a share of Citizens Common Stock to which such holder is entitled under Section 3.1(c) (or would be entitled but for this Section 4.1(e)) and (B) the Company Stock Price.

(f) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Citizens Common Stock for six months after the Effective Time shall be delivered to the Company, upon demand, and any holder of Citizens Common Stock or Citizens Exercisable Stock Options who has not theretofore complied with this Article 4 shall thereafter look only to the Company and the Surviving Corporation for payment of its claim for a portion of the Merger Consideration (including any cash in lieu of fractional shares of Company Common Stock to which such Person is entitled pursuant to Section 4.1(e)) and any applicable dividends or distributions with respect to any Company Common Stock constituting Merger Consideration as provided in Section 4.1(c), in each case, without any interest thereon.

(g) No Liability. None of Citizens, the Merger Subsidiary, the Company or the Exchange Agent shall be liable to any Person in respect of any cash or any shares of Company Common Stock (or dividends or distributions with respect thereto) delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate has not been surrendered prior to five years after the Effective Time (or immediately prior to such earlier date on which Merger Consideration in respect of such Certificate would otherwise escheat to or become the property of any Governmental Body), any such cash, shares, dividends or distributions in respect of such Certificate shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

(h) Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by the Company, in direct obligations of the U.S. Treasury or otherwise with the consent of Citizens (which consent shall not be unreasonably withheld, conditioned or delayed), on a daily basis. Any interest and other income resulting from such investments shall be paid to the Company.

(i) Withholding Rights. The Company and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Citizens Common Stock pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code, or under any provision of state, local or foreign tax Law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority, the Surviving Corporation will be treated as though it withheld an appropriate amount of the type of consideration otherwise payable pursuant to this Agreement to any holder of Citizens Common Stock or Citizens Exercisable Stock Options, sold such consideration for an amount of cash equal to the fair market value of such consideration at the time of such deemed sale and paid such cash proceeds to the appropriate taxing authority.

(j) Income Tax Treatment. It is intended by the Parties that the Merger qualify as a “reorganization” within the meaning of Section 368 (a) of the Code. Subject to any revision to the structure of the transaction as provided under Section 2.4 of the Agreement, the Parties hereto hereby adopt this Agreement as a “plan of reorganization” within the meanings of Sections 1.368-2(g) and 1.368-3(a) of the U.S. Treasury Regulations promulgated under the Code.

4.2 Elections.

(a) Each Person who, on or prior to the Election Date referred to in Section 5.2(b) below, is a record holder of shares of Citizens Common Stock shall be entitled, with respect to all or any portion of such shares, to make an unconditional Stock Election on or prior to such Election Date, on the basis hereinafter set forth.

(b) The Company shall prepare a form of election, which form shall be subject to the reasonable approval of Citizens (the “Form of Election”) and shall be mailed with the Citizens Proxy Statement to the record holders of Citizens Common Stock as of the record date for the Citizens Shareholders’ Meeting, which Form of Election shall be used by each record holder of shares of Citizens Common Stock who wishes to elect to receive the Stock Consideration pursuant to Section 3.1(c)(i)(A) for any or all shares of Citizens Common Stock held by such holder. Citizens shall use all reasonable efforts to make the Form of Election and the Proxy Statement available to all Persons who become record holders of Citizens Common Stock during the period between such record date and the Election Date, including using reasonable efforts to mail a Form of Election to all such persons who become record holders prior to the seventh business day prior to the Election Date. Any such holder’s election to receive the Stock Consideration pursuant to Section 3.1(c)(i)(A) shall have been properly made only if the Exchange Agent shall have received at its designated office, by 5:00 p.m., EDT, on the business day immediately preceding the Closing Date (the “Election Date”), a Form of Election properly completed and signed and accompanied by Certificates for the shares of Citizens Common Stock to which such Form of Election relates, duly endorsed in blank or otherwise in form acceptable for transfer on the books of Citizens (or accompanied by an appropriate guarantee of delivery of such Certificates as set forth in such Form of Election from a firm which is a member of a registered national securities exchange or of the NASD or a commercial bank or trust company having an office or correspondent in the United States, provided such Certificates are in fact delivered to the Exchange Agent within three NASDAQ SmallCap Market trading days after the date of execution of such guarantee of delivery). Failure to deliver Certificates covered by any guarantee of delivery within three NASDAQ SmallCap Market trading days after the date of execution of such guarantee of delivery shall be deemed to invalidate any otherwise properly made Stock Election. Citizens will announce the Anticipated Closing Date and Company Stock Price through a letter to its shareholders mailed at least two weeks before such Anticipated Closing Date. If the Closing is delayed to a subsequent date, the Election Date shall be similarly delayed and the Company will promptly announce such rescheduled Election Date and Closing.

(c) Any Form of Election may be revoked by the stockholder who submitted such Form of Election to the Exchange Agent only by written notice received by the Exchange Agent (i) prior to 5:00 p.m., EDT, on the Election Date or (ii) after such time, if (and only to the extent that) the Exchange Agent is legally required to permit revocations and only if the Effective Time shall not have occurred prior to such date. In addition, all Forms of Election shall automatically be revoked if the Exchange Agent is notified in writing by the Company that this Agreement has been terminated. If a Form of Election is revoked, the Certificate or Certificates (or guarantees of delivery, as appropriate) for the shares of Citizens Common Stock to which such Form of Election relates shall be promptly returned to the shareholder submitting the same to the Exchange Agent and any such shares shall be treated as Non-Electing Shares (unless and until another duly completed Form of Election [and the Certificate or Certificates, or guarantees of delivery, as applicable, to which such Form of Election relates] has been submitted to the Exchange Agent in accordance with this Agreement).

(d) The determination of the Exchange Agent in its sole discretion shall be binding as to whether or not elections to receive the Stock Consideration pursuant to Section 3.1(c)(i)(A) have been properly made or revoked pursuant to this Section 4.2 with respect to shares of Citizens Common Stock and when elections and revocations were received by it. If no Form of Election is received with respect to shares of Citizens Common Stock, or if the Exchange Agent determines that any election to receive the Stock Consideration pursuant to Section 3.1(c)(i)(A) was not properly made with respect to shares of Citizens Common Stock, such shares shall be treated by the Exchange Agent as Non-Electing Shares at the Effective Time, and such shares shall be converted into the right to receive the Cash Consideration in accordance with Section 3.1(c)(i)(B) (subject to Section 3.1(e)). The Exchange Agent shall also make all computations as to the adjustments contemplated by Section 3.1(e), and absent manifest error any such computation shall be conclusive and binding on the holders of shares of Citizens Common Stock. The Exchange Agent may, with the mutual agreement of the Company and Citizens, make such rules as are consistent with this Section 4.2 for the implementation of the elections provided for herein as shall be necessary or desirable fully to effect such elections.

ARTICLE 5
MISCELLANEOUS

5.1 Conditions Precedent. Consummation of the Merger by Merger Subsidiary shall be conditioned on the satisfaction of or waiver by the Company of the conditions precedent to the Merger set forth in Sections 10.1 and 10.2 of the Agreement. Consummation of the Merger by Citizens shall be conditioned on the satisfaction of, or waiver by Citizens of, of the conditions precedent to the Merger set forth in Sections 10.1 and 10.3 of the Agreement.

5.2 Termination. This Plan of Merger may be terminated at any time prior to the Effective Time by the parties hereto as provided in Article 11 of the Agreement.

5.3 Amendments. To the extent permitted by Law, this Plan of Merger may be amended by a subsequent writing signed by each of the parties upon the approval of the Boards of Directors of each of the parties, whether before or after shareholder approval of the Agreement and this Plan of Merger has been obtained; provided, that after any such approval by the holders of Citizens Common Stock, there shall be made no amendment that modifies in any material respect the consideration to be received by the Citizens shareholders.

5.4 Assignment. Except as expressly contemplated hereby, neither this Plan of Merger nor the Agreement, nor any of the rights, interests, or obligations hereunder or thereunder shall be assigned by any party hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, the Agreement and this Plan of Merger will be binding upon, inure to the benefit of and be enforceable by, the parties and their respective successors and assigns.

5.5 Governing. This Plan of Merger shall be governed by and construed in accordance with the Laws of the Commonwealth of Kentucky, without regard to any applicable conflicts of Laws.

5.6 Counterparts. This Plan of Merger may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same document.

5.7 Captions. The captions contained in this Plan of Merger are for reference purposes only and are not part of this Plan of Merger.

IN WITNESS WHEREOF, each of the parties hereto has duly executed and delivered this Plan of Merger or has caused this Plan of Merger to be executed and delivered in its name and on its behalf by its representative thereunto duly authorized, all as of the date first written above.

FARMERS CAPITAL BANK CORPORATION

By: ____________________________________
                      G. Anthony Busseni
       President

CITIZENS BANCORP, INC.

By: ____________________________________
                      David R. Van Horn
       President

CITIZENS ACQUISITION SUBSIDIARY CORP.

By: ____________________________________
                      G. Anthony Busseni
                      President

EXHIBIT “B”

AFFILIATE AGREEMENT

Farmers Capital Bank Corporation
Attention: G. Anthony Busseni, President
202 West Main Street
Frankfort, Kentucky 40601

Dear Mr. Busseni:

The undersigned is a shareholder of Citizens Bancorp, Inc. (“Citizens”), a Kentucky corporation which is a bank holding company by virtue of its ownership of Citizens Bank of Northern Kentucky, Inc., a state banking corporation organized under the laws of the Commonwealth of Kentucky. The undersigned will become a shareholder of Farmers Capital Bank Corporation (the “Company”) pursuant to the transactions described in the Agreement and Plan of Reorganization, dated as of June ___,  2005 (the “Agreement”), by and between Citizens, the Company and Citizens Acquisition Subsidiary Corp. (the “Merger Subsidiary”). Under the terms of the Agreement, Citizens will be merged into and with the Merger Subsidiary (the “Merger”), and the shares of the no par value common stock of Citizens (“Citizens Common Stock”) will be converted into and exchanged for cash and shares of the $.125 par value common stock of the Company (“Company Common Stock”). This Affiliate Agreement represents an agreement between the undersigned and the Company regarding certain rights and obligations of the undersigned in connection with the shares of Company Common Stock to be received by the undersigned as a result of the Merger.

In consideration of the benefits the undersigned will receive as a shareholder of Citizens and the mutual covenants contained herein, the undersigned and the Company hereby agree as follows:

1. Vote on the Merger. The undersigned agrees to vote all shares of Citizens Common Stock that the undersigned owns beneficially or of record in favor of approving the Agreement, unless the Company is then in breach or default in any material respect as regards any covenant, agreement, representation or warranty as to it contained in the Agreement; provided, however, that nothing in this sentence shall be deemed to require the undersigned to vote any shares of Citizens Common Stock over which he has or shares voting power solely in a fiduciary capacity on behalf of any person other than Citizens, if the undersigned determines, in good faith after consultation and receipt of an opinion of counsel, that such a vote would cause a breach of fiduciary duty to such other person.

2. Restriction on Transfer. The undersigned further agrees that he will not, without the prior written consent of the Company (which consent may be withheld for any reason or no reason), transfer any shares of Citizens Common Stock prior to the Effective Date, except by operation of law, by will, or under the laws of descent and distribution.

3. Affiliate Status. The undersigned understands and agrees that as to Citizens the undersigned is an “affiliate” under Rule 145(c) as defined in Rule 405 of the Rules and Regulations of the SEC under the 1933 Act, and the undersigned anticipates that the undersigned will be such an “affiliate” at the time of the Merger.

4. Covenants and Warranties of Undersigned. The undersigned represents, warrants and agrees that the Company has informed the undersigned that any distribution by the undersigned of Company Common Stock has not been registered under the 1933 Act and that shares of Company Common Stock received pursuant to the Merger can, for a period of one (1) year after the Effective Time, only be sold by the undersigned (i) following registration under the 1933 Act, (ii) in conformity with the volume and other requirements of Rule 145(d) promulgated by the SEC as the same now exist or may hereafter be amended or (iii) to the extent some other exemption from registration under the 1933 Act might be available. The undersigned understands that the Company is under no obligation to file a registration statement with the SEC covering the disposition of the shares of Company Common Stock received by the undersigned pursuant to the Merger.

5. Understanding of Restrictions on Dispositions. The undersigned has carefully read the Agreement and this Affiliate Agreement and discussed their requirements and impact upon his ability to sell, transfer or otherwise dispose of the shares of Company Common Stock received by the undersigned in connection with the Merger, to the extent he believes necessary, with his counsel or counsel for Citizens.

6. Filing of Reports by the Company. The Company agrees, for a period of two years after the Effective Time, to file on a timely basis all reports required to be filed by it pursuant to Section 13 of the 1934 Act, so that the public information provisions of Rule 145(d) promulgated by the SEC as the same are presently in effect will be available to the undersigned in the event the undersigned desires to transfer any shares of Company Common Stock issued to the undersigned pursuant to the Merger.

7. Adequacy of Consideration. The undersigned holds certain Rights with respect to shares of Citizens Common Stock in the form of options to acquire ____ shares of Citizens Common Stock (the “Options”), which Options as of the date hereof are not vested and hence are unexercisable. The undersigned hereby relinquishes and assigns all Rights associated with said Options to the Company in exchange for the consideration being received by the undersigned in connection with the Merger, including, without limitation, the acceleration of those unvested shares that would have vested on January 1, 2006 and the portion of the Merger Consideration being received by the undersigned in exchange for the undersigned’s shares of Citizens Common Stock.

8. Miscellaneous. This Affiliate Agreement is the complete agreement between the Company and the undersigned concerning the subject matter hereof. Any notice required to be sent to any party hereunder shall be sent by registered or certified mail, return receipt requested, using the addresses set forth herein or such other address as shall be furnished in writing by the parties. This Affiliate Agreement shall be governed by the laws of the Commonwealth of Kentucky.

9. Capitalized Terms. All capitalized terms in this Affiliate Agreement shall have the same meaning as given such terms under the Agreement.

This Affiliate Agreement is executed as of the __ day of __________, 2005.

Very truly yours,

____________________________
Signature

____________________________
Printed Name

____________________________
Address

____________________________
Telephone Number

AGREED TO AND ACCEPTED as of

_____________ __, 2005

FARMERS CAPITAL BANK CORPORATION

By: ______________________________
       G. Anthony Busseni
       President

EXHIBIT “C”

MATTERS AS TO WHICH
CORS & BASSETT WILL OPINE

Capitalized terms used in this Exhibit shall have the respective meanings set forth in the Agreement.

1. Citizens is a bank holding company existing and in good standing under the Laws of the Commonwealth of Kentucky with corporate power and authority to conduct its business and to own and use its Assets. Citizens Bank is a state banking corporation existing and in good standing under the Laws of the Commonwealth of Kentucky with corporate power and authority to conduct its business and to own and use its Assets.

2. Citizens’ authorized capital stock consists of 1,000,000 shares of Citizens Common Stock, of which, to our Knowledge, __ shares were outstanding as of the Closing Date. To our Knowledge, the outstanding shares of Citizens Common Stock have been duly authorized and validly issued, were not issued in violation of any statutory preemptive rights of shareholders, and are fully paid and nonassessable. To our Knowledge, there are no Rights obligating Citizens to issue or acquire any of its equity securities.

3. Citizens Bank’s authorized capital stock consists of ___________ shares of Citizens Bank common stock, of which, to our Knowledge, __ shares were outstanding as of the Closing Date. To our Knowledge, the outstanding shares of Citizens Bank common stock have been duly authorized and validly issued, were not issued in violation of any statutory preemptive rights of shareholders, and are fully paid and nonassessable. To our Knowledge, there are no Rights obligating Citizens Bank to issue or acquire any of its equity securities.

4. The execution and delivery by Citizens of the Agreement do not, and if Citizens were now to perform its obligations under the Agreement, such performance would not, violate or contravene any provision of the Articles of Incorporation or Bylaws of Citizens or, to our Knowledge, result in any material breach of, or default or acceleration under, any Contract or Order to which Citizens or any Citizens Subsidiary is a party or by which any of such Persons is bound.

5. The Agreement has been duly and validly executed and delivered by Citizens and assuming valid authorization, execution and delivery of the Agreement by the Company and Merger Subsidiary, constitutes a valid and binding agreement of Citizens, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally; provided, however, that we express no opinion as to the availability of the equitable remedy of specific performance.

EXHIBIT “D”

MATTERS AS TO WHICH
STOLL, KEENON & PARK, LLP WILL OPINE

Capitalized terms used in this Exhibit shall have the respective meanings set forth in the Agreement.

1. The Company is a bank holding company existing and in good standing under the Laws of the Commonwealth of Kentucky with corporate power and authority to conduct its business and to own and use its Assets. Merger Subsidiary is a company existing and in good standing under the Laws of the Commonwealth of Kentucky with the corporate power and authority to conduct its business and to own and use its Assets.

2. The Company’s authorized capital stock consists of 9,608,000 shares of Company Common Stock, of which, to our Knowledge, ____ shares were outstanding as of the Closing Date. To our Knowledge, the outstanding shares of Company Common Stock have been duly authorized and validly issued, were not issued in violation of any statutory preemptive rights of shareholders and are fully paid and nonassessable.

3. The execution and delivery by the Company and Merger Subsidiary of the Agreement do not, and if the Company and Merger Subsidiary were now to perform their respective obligations under the Agreement such performance would not, violate or contravene any provision of the Articles of Incorporation or Bylaws of the Company or Merger Subsidiary or, to our Knowledge, result in any material breach of, or default or acceleration under, any Contract or Order to which Company, Merger Subsidiary or any Company Subsidiary is a party or by any of such Persons is bound.

4. The Agreement has been duly and validly executed and delivered by the Company and Merger Subsidiary, and, assuming valid authorization, execution and delivery of the Agreement by Citizens, constitutes a valid and binding agreement of the Company and Merger Subsidiary enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally; provided, however, that we express no opinion as to the availability of the equitable remedy of specific performance.

5. The shares of Company Common Stock to be issued to the shareholders of Citizens as contemplated in the Agreement have been registered under the 1933 Act, and when issued and delivered following consummation of the Merger will be fully paid and nonassessable under the KBCA.

APPENDIX B

FULL TEXT OF
SUBTITLE 13 OF THE KENTUCKY BUSINESS CORPORATION ACT

RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES

§ 271B.13-010. Definitions for subtitle

As used in this subtitle:

(1) “Corporation” means the issuer of the shares held by a dissenter, except that in the case of a merger where the issuing corporation is not the surviving corporation, then, after consummation of the merger, “corporation” shall mean the surviving corporation.

(2) “Dissenter” means a shareholder who is entitled to dissent from corporate action under KRS 271B.13-020 and who exercises that right when and in the manner required by KRS 271B.13-200 to 271B.13-280.

(3) “Fair value,” with respect to a dissenter’s shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable. In any transaction subject to the requirements of KRS 271B.12-210 or exempted by KRS 271B.12-220(2), “fair value” shall be at least an amount required to be paid under KRS 271B.12-220(2) in order to be exempt from the requirements of KRS 271B.12-210.

(4) “Interest” means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

(5) “Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

(6) “Beneficial shareholder” means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

(7) “Shareholder” means the record shareholder or the beneficial shareholder.

§ 271B.13-020. Right to dissent

(1) A shareholder shall be entitled to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

(a) Consummation of a plan of merger to which the corporation is a party:

1. If shareholder approval is required for the merger by KRS 271B.11-030 or the articles of incorporation and the shareholder is entitled to vote on the merger; or
2. If the corporation is a subsidiary that is merged with its parent under KRS 271B.11-040;

(b) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

(c) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one (1) year after the date of sale;

(d) An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter’s shares because it:

1. Alters or abolishes a preferential right of the shares to a distribution or in dissolution;

2. Creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;

3. Excludes or limits the right of the shares to vote on any matter other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or

4. Reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under KRS 271B.6-040;

(e) Any transaction subject to the requirements of KRS 271B.12-210 or exempted by KRS 271B.12-220(2); or

(f) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

(2) A shareholder entitled to dissent and obtain payment for his shares under this chapter shall not challenge the corporate action creating his entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

§ 271B.13-030. Dissent by nominees and beneficial owners

(1) A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in his name only if he shall dissent with respect to all shares beneficially owned by any one (1) person and notify the corporation in writing of the name and address of each person on whose behalf he asserts dissenters’ rights. The rights of a partial dissenter under this subsection shall be determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

(2) A beneficial shareholder may assert dissenters’ rights as to shares held on his behalf only if:

(a) He submits to the corporation the record shareholder’s written consent to the dissent not later than the time the beneficial shareholder asserts dissenters’ rights; and

(b) He does so with respect to all shares of which he is the beneficial shareholder or over which he has power to direct the vote.

§ 271B.13-200. Notice of dissenters’ rights

(1) If proposed corporate action creating dissenters’ rights under KRS 271B.13-020 is submitted to a vote at a shareholders’ meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters’ rights under this subtitle and the corporation shall undertake to provide a copy of this subtitle to any shareholder entitled to vote at the shareholders’ meeting upon request of that shareholder.

(2) If corporate action creating dissenters’ rights under KRS 271B.13-020 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters’ rights that the action was taken and send them the dissenters’ notice described in KRS 271B.13-220.

§ 271B.13-210. Notice of intent to demand payment

(1) If proposed corporate action creating dissenters’ rights under KRS 271B.13-020 is submitted to a vote at a shareholders’ meeting, a shareholder who wishes to assert dissenters’ rights:

(a) Shall deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

(b) Shall not vote his shares in favor of the proposed action.

(2) A shareholder who does not satisfy the requirements of subsection (1) of this section shall not be entitled to payment for his shares under this chapter.

§ 271B.13-220. Dissenters’ notice

(1) If proposed corporate action creating dissenters’ rights under KRS 271B.13-020 is authorized at a shareholders’ meeting, the corporation shall deliver a written dissenters’ notice to all shareholders who satisfied the requirements of KRS 271B.13-210.

(2) The dissenters’ notice shall be sent no later than ten (10) days after the date the proposed corporate action was authorized by the shareholders, or, if no shareholder authorization was obtained, by the board of directors, and shall:

(a) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

(b) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

(c) Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters’ rights certify whether or not he acquired beneficial ownership of the shares before that date;

(d) Set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty (30), nor more than sixty (60) days after the date the notice provided in subsection (1) of this section is delivered; and

(e) Be accompanied by a copy of this subtitle.

§ 271B.13-230. Duty to demand payment

(1) A shareholder who is sent a dissenters’ notice described in KRS 271B.13-220 shall demand payment, certify whether he acquired beneficial ownership of the shares before the date required to be set forth in the dissenters’ notice pursuant to subsection (2)(c) of KRS 271B.13-220, and deposit his certificates in accordance with the terms of the notice.

(2) The shareholder who demands payment and deposits his share certificates under subsection (1) of this section shall retain all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

(3) A shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters’ notice, shall not be entitled to payment for his shares under this subtitle.

§ 271B.13-240. Share restrictions

(1) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under KRS 271B.13-260.

(2) The person for whom dissenters’ rights are asserted as to uncertificated shares shall retain all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

§ 271B.13-250. Payment

(1) Except as provided in KRS 271B.13-270, as soon as the proposed corporate action is taken, or upon receipt of a payment demand, the corporation shall pay each dissenter who complied with KRS 271B.13-230 the amount the corporation estimates to be the fair value of his shares, plus accrued interest.

(2) The payment shall be accompanied by:

(a) The corporation’s balance sheet as of the end of a fiscal year ending not more than sixteen (16) months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

(b) A statement of the corporation’s estimate of the fair value of the shares;

(c) An explanation of how the interest was calculated; and

(d) A statement of the dissenter’s right to demand payment under KRS 271B.13-280.

§ 271B.13-260. Failure to take action

(1) If the corporation does not take the proposed action within sixty (60) days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

(2) If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it shall send a new dissenters’ notice under KRS 271B.13-220 and repeat the payment demand procedure.

§ 271B.13-270. After-acquired shares

(1) A corporation may elect to withhold payment required by KRS 271B.13-250 from a dissenter unless he was the beneficial owner of the shares before the date set forth in the dissenters’ notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

(2) To the extent the corporation elects to withhold payment under subsection (1) of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter’s right to demand payment under KRS 271B.13-280.

§ 271B.13-280. Procedure if shareholder dissatisfied with payment or offer

(1) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate (less any payment under KRS 271B.13-250), or reject the corporation’s offer under KRS 271B.13-270 and demand payment of the fair value of his shares and interest due, if:

(a) The dissenter believes that the amount paid under KRS 271B.13-250 or offered under KRS 271B.13-270 is less than the fair value of his shares or that the interest due is incorrectly calculated;

(b) The corporation fails to make payment under KRS 271B.13-250 within sixty (60) days after the date set for demanding payment; or

(c) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty (60) days after the date set for demanding payment.

(2) A dissenter waives his right to demand payment under this section unless he shall notify the corporation of his demand in writing under subsection (1) of this section within thirty (30) days after the corporation made or offered payment for his shares.

§ 271B.13-300. Court action

(1) If a demand for payment under KRS 271B.13-280 remains unsettled, the corporation shall commence a proceeding within sixty (60) days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty (60) day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

(2) The corporation shall commence the proceeding in the Circuit Court of the county where a corporation’s principal office (or, if none in this state, its registered office) is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

(3) The corporation shall make all dissenters (whether or not residents of this state) whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties shall be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

(4) The jurisdiction of the court in which the proceeding is commenced under subsection (2) of this section shall be plenary and exclusive. The court may appoint one (1) or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters shall be entitled to the same discovery rights as parties in other civil proceedings.

(5) Each dissenter made a party to the proceeding shall be entitled to judgment:

(a) For the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the corporation; or

(b) For the fair value, plus accrued interest, of his after-acquired shares for which the corporation elected to withhold payment under KRS 271B.13-270.

§ 271B.13-310. Court costs and counsel fees

(1) The court in an appraisal proceeding commenced under KRS 271B.13-300 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under KRS 271B.13-280.

(2) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

(a) Against the corporation and in favor of any or all dissenters, if the court finds the corporation did not substantially comply with the requirements of KRS 271B.13-200 to 271B.13-280; or

(b) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this subtitle.

(3) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

Indemnification of corporate directors and officers is governed by Sections 271B.8-500 through 271B.8-580 of the Kentucky Act. Under the Kentucky Act, a person may be indemnified by a corporation against judgments, fines, amounts paid in settlement and reasonable expenses (included attorneys' fees) actually and necessarily incurred by him in connection with any threatened or pending suit or proceeding or any appeal thereof (other than an action by or in the right of the corporation), whether civil or criminal, by reason of the fact that he is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director or officer, employee or agent of another corporation of any type or kind, domestic or foreign, if such director or officer acted in good faith for a purpose which he reasonably believed to be in the best interest of the corporation and, in criminal actions or proceedings only, in addition, had no reasonable cause to believe that his conduct was unlawful. A Kentucky corporation may indemnify a director or officer thereof in a suit by or in the right of the corporation against amounts paid in settlement and reasonable expenses, including attorneys' fees, actually and necessarily incurred as a result of such suit if such director or officer acted in good faith for a purpose which he reasonably believed to be in the best interests of the corporation. A Kentucky corporation may purchase and maintain liability insurance on behalf of the directors and officers for claims asserted against them or incurred by them in their capacity or arising out of their status as director or officer. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers or persons controlling registrant pursuant to the foregoing provisions, registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Article VIII entitled INDEMNIFICATION, of the registrant's Bylaws provides as follows:

ARTICLE VIII

Indemnification

8.1 Definitions. As used in this Article VIII:

(a) “Proceeding” means any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, and whether formal or informal;

(b) “Party” includes a person who was, is or is threatened to be made a named defendant or respondent in a Proceeding;

(c) “Expenses” include attorneys fees;

(d) “Officer” means any person serving as Chairman of the Board of Directors, President, Vice President, Treasurer, Secretary, Financial Officer, General Counsel or any other officer of the Corporation; and

(e) “Director” means an individual who is or was a director of the Corporation or an individual who, while a director of the Corporation, is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. A Director shall be considered serving an employee benefit plan at the request of the Corporation if his or her duties to the Corporation also impose duties on, or otherwise involve services by, him or her to the plan or to participants in or beneficiaries of the plan. “Director” includes, unless the context requires otherwise, the estate or personal representative of a director.

8.2 Indemnification by Corporation.

(a) The Corporation shall indemnify any Officer or Director who is made a Party to any Proceeding by reason of the fact that such person is or was an Officer or Director if:

(1) Such Officer or Director conducted himself in good faith; and

(2) Such Officer or Director reasonably believed:

(i) In the case of conduct in his official capacity with the Corporation, that his conduct was in the best interests of the Corporation; and

(ii) In all other cases, that his conduct was at least not opposed to the best interests of the Corporation; and

(3) In the case of any criminal Proceeding, he had no reasonable cause to believe his conduct was unlawful.

(b) A Director’s conduct with respect to an employee benefit plan for a purpose he or she reasonably believes to be in the interest of the participants in and beneficiaries of the plan shall be conduct that satisfies the requirement of Section 8.2 (a)(2)(ii) of these By-Laws.

(c) Indemnification shall be made against judgments, penalties, fines, settlements and reasonable Expenses, including legal Expenses, actually incurred by such Officer or Director in connection with the Proceeding, except that if the Proceeding was (1) by or in the right of the Corporation, indemnification shall be made only against such reasonable Expenses and shall not be made in respect of any Proceeding in which the Officer or Director shall have been adjudged to be liable to the Corporation. The termination of any Proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, by itself, be determinative that the Officer or Director did not meet the requisite standard of conduct set forth in this Section 8.2.

(d) (1) Reasonable Expenses incurred by an Officer or Director as a Party to a Proceeding with respect to which indemnity is to be provided under this Section 8.2 shall be paid or reimbursed by the Corporation in advance of the final disposition of such Proceeding provided:

(i) The Corporation receives (I) a written affirmation by the Officer or Director of his or her good faith belief that he or she has met the requisite standard of conduct set forth in this Section 8.2, and (II) the Corporation receives a written undertaking by or on behalf of the Officer or Director to repay such amount if it shall ultimately be determined that he or she has not met such standard of conduct; and

(ii) The Corporation’s Board of Directors (or other appropriate decisionmaker for the Corporation) determines that the facts then known to the Board of Directors (or decisionmaker) would not preclude indemnification under Kentucky law.

(2) The undertaking required herein shall be an unlimited general obligation of the Officer or Director but shall not require any security and shall be accepted without reference to the financial ability of the Officer or Director to make repayment..

(3) Determinations and authorizations of payments under this Section 8.2(d) shall be made in the manner specified in Section 8.2(e) of these By-Laws.

(e) (1) The Corporation shall not indemnify an Officer or Director under this Section 8.2 unless authorized in the specific case after a determination has been made that indemnification of the Officer or Director is permissible in the circumstances because he or she has met the standard of conduct set forth in this Section 8.2.

(2) Such determination shall be made:

(i) By the Corporation’s Board of Directors by majority vote of a quorum consisting of directors not at the time Parties to the Proceeding;

(ii) If a quorum cannot be obtained under Section 8.2(e)(2)(i) of these By-Laws, by majority vote of a committee duly designated by the Corporation’s Board of Directors (in which designation directors who are Parties may participate), consisting solely of two (2) or more directors not at the time Parties to the Proceeding; or

(iii) By special legal counsel:

(I) Selected by the Corporation’s Board of Directors or its committee in the manner prescribed in Sections 8.2(e)(2)(i) and (ii) of these By-laws; or

(II) If a quorum of the Board of Directors cannot be obtained under Section 8.2(e)(2)(i) of these By-laws and a committee cannot be designated under Section 8.2(e)(2)(ii) of these By-laws, selected by a majority vote of the full Board of Directors (in which selection directors who are Parties may participate); or

(iv) By the shareholders, provided that shares owned by or voted under the control of Directors who are at the time parties to the Proceeding shall not be voted on the determination.

(3) Authorization of indemnification and evaluation as to reasonableness of Expenses shall be made in the same manner as the determination that indemnification is permissible, except that if the determination is made by special legal counsel, authorization of indemnification and evaluation as to reasonableness of Expenses shall be made by those entitled under Section 8.2(e)(2)(iii) of these By-laws to select counsel.

8.3 Further Indemnification. Notwithstanding any limitation imposed by Section 8.2 of these By-laws or elsewhere and in addition to the indemnification set forth in Section 8.2 of these By-laws, the Corporation, to the full extent permitted by law, may agree by contract or otherwise to indemnify any Officer or Director and hold him or her harmless against any judgments, penalties, fines, settlements and reasonable Expenses actually incurred or reasonably anticipated in connection with any Proceeding in which any Officer or Director is a Party, provided the Officer or Director was made a Party to such Proceeding by reason of the fact that he or she is or was an Officer or Director of the Corporation or by reason of any inaction, nondisclosure, action or statement made, taken or omitted by or on behalf of the Officer or Director with respect to the Corporation or by or on behalf of the Officer or Director in his or her capacity as an Officer or Director.

8.4 Insurance. The Corporation may, in the discretion of the Board of Directors, purchase and maintain or cause to be purchased and maintained insurance on behalf of all Officers and Directors against any liability asserted against them or incurred by them in their capacity or arising out of their status as an Officer or Director, to the extent such insurance is reasonably available. Such insurance shall provide such coverage for the Officers and Directors as the Board of Directors may deem appropriate.

The registrant maintains directors and officers insurance covering registrant’s and its subsidiaries’ directors and officers.

Item 21. Exhibits and Financial Statement Schedules.

(a) Exhibits.

Exhibit Number	Description of Exhibit

2
Agreement and Plan of Merger, dated July 1, 2005, by and among Citizens Bancorp, Inc., Citizens Acquisition Subsidiary Corp. and Farmers Capital Bank Corporation (filed as Appendix A to the Proxy Statement/Prospectus included in this Registration Statement).

4.1
Restated Articles of Incorporation of Farmers Capital Bank Corporation, dated- December 14, 1982, Articles of Amendment to Articles of Incorporation of Farmers Capital Bank Corporation, dated April 8, 1986, Articles of Amendment to Articles of Incorporation of Farmers Capital Bank Corporation, dated May 12, 1987 and Articles of Amendment to Articles of Incorporation of Farmers Capital Bank Corporation, dated May 9, 1989, and Articles of Amendment to Articles of Incorporation of Farmers Capital Bank Corporation, dated June 3, 1998 (incorporated by reference to Exhibit 3i to the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1998).

4.2	Amended and Restated By-Laws of Farmers Capital Bank Corporation (incorporated by reference to Exhibit 3(ii) to the Registrants Annual Report on Form 10-K for the fiscal year ended December 31, 1997).

4.3	Amendments to By-Laws of Farmers Capital Bank Corporation (incorporated by reference to Exhibit 3iia to Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2003)

5	Opinion of Stoll, Keenon & Park, LLP regarding the legality of securities being registered

8*	Opinion of Cors & Bassett LLC related to tax matters*

23.1	Consent of Independent Registered Public Accounting Firm (Crowe Chizek and Company LLC)

23.2	Consent of Independent Registered Public Accounting Firm (KPMG LLP)

23.3	Independent Accountants Consent (Crowe Chizek and Company LLC)

23.4	Consent of Stoll, Keenon & Park, LLP (included as part of Exhibit 5)

23.5	Consent of Cors & Bassett LLC (to be included as part of Exhibit 8)

24	Powers of attorney are contained on the signature page of the Registration Statement.

99.1	Citizens Bancorp, Inc. Proxy

99.2*	Form of Election for Stock Consideration

* to be filed by amendment

(b) Financial Statement Schedules.

No financial statements schedules are required to be filed as part of this
Registration Statement.

Item 22. Undertakings

(a) Undertaking required by Regulation S-K, Item 512(b):

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b) Undertaking required by Regulation S-K, Item 512(e):

The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(c) Undertaking required by Regulation S-K, Item 512(g):

(1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(2) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (h)(1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to (§230.415 of this chapter), will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d) Undertakings required by Form S-4, Item 22 (b) and (c):

(1) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(2) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Frankfort, Kentucky, on September 6, 2005.

FARMERS CAPITAL BANK CORPORATION

By: /s/ G. Anthony Busseni
G. Anthony Busseni
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints G. Anthony Busseni and C. Douglas Carpenter, each with the power to act without the other, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her, and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the date indicated.

Name	Title	Date

/s/ G. Anthony Busseni	President, Chief Executive Officer	September 6, 2005
G. Anthony Busseni	and Director (principal executive
officer of the Registrant)

/s/ C. Douglas Carpenter	Vice President, Secretary and CFO	September 6, 2005
C. Douglas Carpenter	(principal financial and accounting
officer)

/s/ Frank W. Sower, Jr.	Chairman of the Board and Director	September 6, 2005
Frank W. Sower, Jr.

/s/ Frank R. Hamilton, Jr.	Director	September 6, 2005
Frank R. Hamilton, Jr.

/s/ Lloyd C. Hillard, Jr.	Director	September 7, 2005
Lloyd C. Hillard, Jr.

/s/ Cecil D. Bell, Jr.	Director	September 6, 2005
Cecil D. Bell, Jr.

/s/ Shelley S. Sweeney	Director	September 8, 2005
Shelley S. Sweeney

/s/ Dr. Donald Mullineaux	Director	September 6, 2005
Dr. Donald J. Mullineaux

/s/ Harold G. Mays	Director	September 6, 2005
Harold G. Mays

/s/ John D. Sutterlin	Director	September 6, 2005
John D. Sutterlin

/s/ Michael M. Sullivan	Director	September 8, 2005
Michael M. Sullivan

/s/ J. Barry Banker	Director	September 7, 2005
J. Barry Banker

/s/ Robert Roach, Jr.	Director	September 6, 2005
Robert Roach, Jr.

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

2
Agreement and Plan of Merger, dated July 1, 2005, by and among Citizens Bancorp, Inc., Citizens Acquisition Subsidiary Corp. and Farmers Capital Bank Corporation (filed as Appendix A to the Proxy Statement/Prospectus included in this Registration Statement).

4.1
Restated Articles of Incorporation of Farmers Capital Bank Corporation, dated- December 14, 1982, Articles of Amendment to Articles of Incorporation of Farmers Capital Bank Corporation, dated April 8, 1986, Articles of Amendment to Articles of Incorporation of Farmers Capital Bank Corporation, dated May 12, 1987 and Articles of Amendment to Articles of Incorporation of Farmers Capital Bank Corporation, dated May 9, 1989, and Articles of Amendment to Articles of Incorporation of Farmers Capital Bank Corporation, dated June 3, 1998 (incorporated by reference to Exhibit 3i to the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1998).

4.2	Amended and Restated By-Laws of Farmers Capital Bank Corporation (incorporated by reference to Exhibit 3(ii) to the Registrants Annual Report on Form 10-K for the fiscal year ended December 31, 1997).

4.3	Amendments to By-Laws of Farmers Capital Bank Corporation (incorporated by reference to Exhibit 3iia to Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2003).

5	Opinion of Stoll, Keenon & Park, LLP regarding the legality of securities being registered

8*	Opinion of Cors & Bassett LLC related to tax matters*

23.1	Consent of Independent Registered Public Accounting Firm (Crowe Chizek and Company LLC)

23.2	Consent of Independent Registered Public Accounting Firm (KPMG LLP)

23.3	Independent Accountants Consent (Crowe Chizek and Company LLC)

23.4	Consent of Stoll, Keenon & Park, LLP (included as part of Exhibit 5)

23.5	Consent of Cors & Bassett LLC (to be included as part of Exhibit 8)

24	Powers of attorney are contained on the signature page of the Registration Statement.

99.1	Citizens Bancorp, Inc. Proxy

99.2*	Form of Election for Stock Consideration

* to be filed by amendment